As filed with the Securities and Exchange Commission on November 1, 2021

Registration No. 333-259991

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Canadian Pacific Railway Limited

(Exact name of registrant as specified in its charter)

Canada	4011	98-0355078
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

7550 Ogden Dale Road S.E., Calgary, Alberta,

Canada, T2C 4X9

(403) 319-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With copies to:

Jeffrey J. Ellis Canadian Pacific Railway Limited 7550 Ogden Dale Road S.E. Calgary, Alberta, Canada T2C 4X9 (403) 319-7000	Francis J. Aquila C. Andrew Gerlach Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Adam Godderz Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 (816) 983-1303	Steven A. Rosenblum Elina Tetelbaum Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effectiveness of this registration statement and upon completion of the transaction described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

U.S. Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
U.S. Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company   ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 1, 2021

PROXY STATEMENT OF KANSAS CITY SOUTHERN	PROSPECTUS OF CANADIAN PACIFIC RAILWAY LIMITED

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Kansas City Southern:

On September 15, 2021, Kansas City Southern (which we refer to as “KCS”), Canadian Pacific Railway Limited (which we refer to as “CPRL”), Cygnus Merger Sub 1 Corporation, a direct wholly owned subsidiary of CPRL (which we refer to as “surviving merger sub”) and Cygnus Merger Sub 2 Corporation, a direct wholly owned subsidiary of surviving merger sub (which we refer to as “first merger sub” and, together with surviving merger sub, the “merger subs”), entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “merger agreement”) that provides for the acquisition of KCS by CPRL. On the terms and subject to the conditions set forth in the merger agreement, (1) first merger sub will merge with and into KCS (which we refer to as the “first merger”) with KCS surviving the first merger as a wholly owned subsidiary of surviving merger sub, and (2) immediately following the effective time of the first merger (which we refer to as the “effective time”), KCS will merge with and into surviving merger sub (which we refer to as the “second merger,” and, together with the first merger, the “transaction”) with surviving merger sub surviving the second merger as a direct wholly owned subsidiary of CPRL.

At the effective time, each share of common stock, par value $0.01 per share, of KCS (which we refer to as “KCS common stock”) issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) that you own will be converted into the right to receive (a) 2.884 (which number we refer to as the “exchange ratio”) CPRL common shares (which we refer to as the “CPRL common shares”) and (b) $90.00 in cash, without interest (which we refer to, collectively, as the “merger consideration”), and each share of 4% noncumulative preferred stock of KCS, par value $25.00 (which we refer to as the “KCS preferred stock,” and, together with the KCS common stock, the “KCS voting stock”), issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) that you own will be converted into the right to receive $37.50 per share in cash, without interest (which we refer to as the “preferred merger consideration”).

The exchange ratio is fixed and will not be adjusted to reflect changes in the price of KCS common stock or CPRL common shares prior to the effective time. The CPRL common shares issued in connection with the transaction will be listed on the New York Stock Exchange (which we refer to as the “NYSE”) and the Toronto Stock Exchange (which we refer to as the “TSX”). Based on the number of shares of KCS common stock and CPRL common shares outstanding on October 29, 2021, upon completion of the transaction, we expect that former holders of KCS common stock and KCS preferred stock (who we collectively refer to as “KCS stockholders”) would own approximately 28% of the outstanding CPRL common shares immediately after the first merger, persons who were CPRL shareholders immediately prior to the transaction would own approximately 72% of the outstanding CPRL common shares. CPRL common shares are traded on the NYSE and the TSX under the symbol “CP.” KCS common stock and KCS preferred stock are traded on the NYSE under the symbols “KSU” and “KSU-P,” respectively. We encourage you to obtain current quotes for the KCS common stock and CPRL common shares.

Because the exchange ratio is fixed, the market value of the merger consideration to holders of KCS common stock will fluctuate with the market price of the CPRL common shares and will not be known at the time that KCS stockholders vote on the transaction. Based on the closing price of CPRL common shares of $72.71 on the NYSE on August 9, 2021, the last full trading day prior to that on which CPRL submitted a revised offer to acquire KCS, the implied value of the merger consideration to holders of KCS common stock was approximately $299.70 per share of KCS common stock. On October 29, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of CPRL common shares on the NYSE was $77.40 per share, resulting in an implied value of the merger consideration to holders of KCS common stock of $313.22 per share of KCS common stock.

At the special meeting of KCS’s stockholders to be held on December 10, 2021 (which we refer to as the “KCS special meeting”), KCS stockholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement (which we refer to as the “KCS merger proposal”), (2) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transaction and (3) a proposal to adjourn the KCS special meeting if there are insufficient votes to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders (which we collectively refer to as the “KCS proposals”). The board of directors of KCS (which we refer to as the “KCS board”) unanimously recommends that KCS stockholders vote “FOR” each of the KCS proposals at the KCS special meeting.

We cannot complete the transaction unless the KCS merger proposal is approved by KCS stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend the KCS special meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or call the toll-free telephone number or use the internet as described in the instructions included with your proxy card in order to authorize the individuals named on your proxy card to vote your shares at the KCS special meeting.

This proxy statement/prospectus provides you with important information about the KCS special meeting, the transaction and each of the KCS proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section on page 22 for a discussion of risks relevant to the transaction.

We look forward to the successful completion of the transaction.

As noted above, the KCS board unanimously recommends that KCS stockholders vote “FOR” the KCS merger proposal and each of the other KCS proposals.

Sincerely,	Sincerely,

Patrick J. Ottensmeyer President and Chief Executive Officer Kansas City Southern	Keith Creel President and Chief Executive Officer Canadian Pacific Railway Limited

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this proxy statement/prospectus is [—], 2021, and it is first being mailed to KCS stockholders on or about [—], 2021.

ADDITIONAL INFORMATION

KCS and CPRL file annual, quarterly and other reports, proxy statements and other information with the U.S. Securities and Exchange Commission (which we also refer to as the “SEC”). This proxy statement/prospectus incorporates by reference important business and financial information about KCS and CPRL from documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information,” on page 230. You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC’s website at www.sec.gov or on the System for Electronic Document Analysis and Retrieval (which we refer to as “SEDAR”), of the Canadian Securities Administrators, the Canadian equivalent of the SEC’s system, at www.sedar.com.

You may also obtain copies of documents filed by KCS with the SEC from KCS’s website at www.investors.kcsouthern.com under the tab “Financial Information” and then under the headings “Annual Reports & Proxy Statements” and “SEC Filings” and copies of documents filed by CPRL with the SEC and SEDAR from CPRL’s website at investor.cpr.ca under the tab “Financials” and then under the headings “Annual Reports” and “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, KCS, CPRL or any other entity or any other website into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

You can also request copies of such documents incorporated by reference into this proxy statement/prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 Attention: Corporate Secretary Telephone: 1-888-800-3690	Canadian Pacific Railway Limited 7550 Ogden Dale Road S.E. Calgary, Alberta, T2C 4X9 Attention: Office of the Corporate Secretary Telephone: 1-403-319-7000

In addition, if you have questions about the transaction or the KCS special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact MacKenzie Partners, Inc., KCS’s proxy solicitor, at the following address and telephone numbers:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York

10018 1-800-322-2885 (Toll-Free)

1-212-929-5500

proxy@mackenziepartners.com

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by December 3, 2021 (which is five business days before the date of the KCS special meeting) in order to receive them before the KCS special meeting.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. 333-259991) filed with the SEC by CPRL, constitutes a prospectus of CPRL under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”), with respect to the CPRL common shares to be issued to holders of KCS common stock (which we refer to as “KCS common stockholders”) pursuant to the Agreement and Plan of Merger, dated as of September 15, 2021, by and among CPRL, Cygnus Merger Sub 1 Corporation, Cygnus Merger Sub 2 Corporation and KCS, as it may be amended.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of KCS under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “U.S. Exchange Act”), with respect to the KCS special meeting, at which KCS stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [—], 2021. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to KCS stockholders nor the issuance by CPRL of common shares under the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning CPRL and the merger subs contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by CPRL, and information concerning KCS contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by KCS.

Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

CPRL intends to mail to CPRL shareholders a management information circular relating to the special meeting of CPRL’s shareholders to be held for the purpose of obtaining the approval of a majority of the votes cast by the holders of outstanding CPRL common shares represented in person or by proxy and entitled to vote on such matter in favor of the issuance of CPRL common shares in connection with the first merger. A copy of such circular will be made available on the website maintained by CPRL (investor.cpr.ca) and filed on SEDAR (www.sedar.com). The web address of CPRL has been included as an inactive textual reference only. The CPRL management information circular and website are not incorporated by reference into, and do not form a part of, this proxy statement/prospectus.

CURRENCY EXCHANGE RATE DATA

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate, as reported by the Bank of Canada. Such exchange rate on October 29, 2021 was C$1.2384 = US$1.00.

All references in this proxy statement/prospectus to “$” or “US$” are to U.S. dollars, unless otherwise indicated. All references in this proxy statement/prospectus to “C$” are to Canadian dollars. The rates set forth below may differ from the actual rates used in CP’s accounting processes and in the preparation of CP’s consolidated financial statements or the unaudited pro forma financial information presented herein.

	Period End	Average	Low	High
Year ended (C$ per US$)
2020(1)	1.2732	1.3415	1.2718	1.4496
2019(2)	1.2988	1.3269	1.2988	1.36
2018(3)	1.3642	1.2957	1.2288	1.3642
2017(4)	1.2545	1.2986	1.2128	1.3743
2016(5)	1.3427	1.3248	1.2544	1.4589

Month ended (C$ per US$)
October 2021 (through October 29, 2021)			1.2329	1.2654
September 2021			1.2518	1.2828
August 2021			1.2497	1.2856
July 2021			1.2343	1.2759
June 2021			1.204	1.2419
May 2021			1.2051	1.2315
April 2021			1.2285	1.2617
March 2021			1.2455	1.2668
February 2021			1.2530	1.2828
January 2021			1.2627	1.2810
December 2020			1.2718	1.2952
November 2020			1.2965	1.3257

(1)	From January 2, 2020 through December 31, 2020
(2)	From January 2, 2019 through December 31, 2019
(3)	From January 2, 2018 through December 31, 2018
(4)	From January 3, 2017 through December 29, 2017
(5)	From January 4, 2016 through December 30, 2016

NOTICE OF SPECIAL MEETING OF KCS STOCKHOLDERS TO BE HELD ON DECEMBER 10, 2021

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Kansas City Southern:

Notice is hereby given that Kansas City Southern (which we refer to as “KCS”) will hold a special meeting of its stockholders (which we refer to as the “KCS special meeting”) virtually via the internet on December 10, 2021, beginning at 9:00 a.m., Central Time.

In light of the ongoing COVID-19 (coronavirus) pandemic, the KCS special meeting will be held in a virtual meeting format only, via live audio webcast, and there will not be a physical meeting location. You will be able to attend the KCS special meeting online and to vote your shares electronically at the meeting by visiting https://meetnow.global/MXZ6AKV (which we refer to as the “special meeting website”).

The KCS special meeting will be held for the following purposes:

•

to consider and vote on a proposal (which we refer to as the “KCS merger proposal”) to adopt the Agreement and Plan of Merger, dated as of September 15, 2021 (which, as it may be amended from time to time, we refer to as the “merger agreement”), by and among Canadian Pacific Railway Limited (which we refer to as “CPRL”), Cygnus Merger Sub 1 Corporation, a Delaware corporation and direct wholly owned subsidiary of CPRL (which we refer to as “surviving merger sub”), Cygnus Merger Sub 2 Corporation, a Delaware corporation and direct wholly owned subsidiary of surviving merger sub (which we refer to as “first merger sub” and, together with surviving merger sub, the “merger subs”) and KCS;

•

to consider and vote on a proposal (which we refer to as the “KCS compensation proposal”) to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement; and

•

to consider and vote on a proposal (which we refer to as the “KCS adjournment proposal”) to adjourn the KCS special meeting to solicit additional proxies if there are not sufficient votes at the time of the KCS special meeting to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders.

KCS will transact no other business at the KCS special meeting, except, subject to obtaining the prior written consent of CPRL, such business as may properly be brought before the KCS special meeting or any adjournment or postponement thereof. The accompanying proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

KCS stockholders of record at the close of business on October 14, 2021 (which we refer to as the “record date”) will be entitled to notice of and to vote at the KCS special meeting or any adjournment of the KCS special meeting.

The board of directors of KCS (which we refer to as the “KCS board”) has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including (1) the merger of first merger sub with and into KCS (which we refer to as the “first merger”) and (2) the merger of KCS with and into surviving merger sub (which we refer to as the “second merger” and, together with the first merger, the “transaction”) on the terms and subject to the conditions set forth in the merger agreement. The KCS board unanimously recommends that KCS stockholders vote “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal.

Your vote is very important, regardless of the number of shares that you own. The parties cannot complete the transactions contemplated by the merger agreement, including the transaction, without approval of the KCS merger proposal. Assuming a quorum is present, the approval of the KCS merger proposal requires the affirmative vote of at least a majority of the outstanding shares of KCS voting stock, which includes the common stock of KCS, par value $0.01 per share, and 4% noncumulative preferred stock of KCS, par value $25.00 per share, voting together as a single class.

Whether or not you plan to attend the KCS special meeting via the special meeting website, KCS urges you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope, which requires no postage if mailed in the United States, or to submit your votes electronically by calling the toll-free telephone number or using the internet as described in the instructions included with the accompanying proxy card, so that your shares may be represented and voted at the KCS special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder), please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of KCS stockholders entitled to vote at the KCS special meeting will be available at our headquarters for examination by any KCS stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the KCS special meeting. If you would like to examine the list of KCS stockholders of record, please contact KCS’s Corporate Secretary at 1-888-800-3690 to schedule an appointment or request access. If our headquarters are closed for health and safety reasons related to the coronavirus pandemic during such period, the list of stockholders will be made available for examination electronically upon request to our Corporate Secretary, subject to our satisfactory verification of stockholder status. The list of KCS stockholders entitled to vote at the KCS special meeting will also be available for examination by any KCS stockholder during the KCS special meeting via the special meeting website at https://meetnow.global/MXZ6AKV.

If you have any questions about the transaction, please contact KCS at 1-888-800-3690 or write to Kansas City Southern, 427 West 12th Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

If you have any questions about how to vote or direct a vote in respect of your shares of KCS voting stock, you may contact KCS’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885. Banks and brokers may call collect at 1-212-929-5500.

By Order of the Board of Directors,

Adam J. Godderz

Senior Vice President – Chief Legal Officer and Corporate Secretary

Kansas City, Missouri

Dated: [—], 2021

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FREQUENTLY USED TERMS

Certain terms that are defined in and frequently used throughout this proxy statement/prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

•

“alternative proposal” refers to any proposal, offer or indication of intent made by any third party relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving CPRL or KCS, as applicable, in each case, as a result of which the shareholders or stockholders of CPRL or KCS, as applicable, immediately prior to such transaction would cease to own at least 75% of the total voting power of CPRL or KCS, as applicable, or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any third party of more than 25% of the net revenues, net income or total assets of CPRL or KCS, as applicable, and its subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any third party of more than 25% of the outstanding CPRL common shares or shares of KCS common stock, as applicable.

•	“ARTF” refers to the Mexican Agencia Reguladora del Transporte Ferroviario (the Regulatory Agency of Rail Transportation of Mexico).

•	“BofA Securities” refers to BofA Securities, Inc., financial advisor to KCS in connection with the transaction.

•	“bridge facility” refers to the unsecured 364-day bridge facility in an aggregate principal amount of $8.5 billion contemplated under the commitment letter.

•	“business day” refers to any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Calgary, Canada, are authorized by law or executive order to be closed.

•	“Canadian tax act” refers to the Income Tax Act (Canada), R.S.C., 1985, c.1 (5th Supp.) and the regulations thereunder.

•	“cash consideration” refers to $90.00 in cash, without interest, per share of KCS common stock.

•	“CBCA” refers to the Canada Business Corporations Act, R.S.C., 1985, c. C-44, as amended.

•	“CFIUS” refers to the Committee on Foreign Investment in the United States.

•	“closing” refers to the closing of the transaction.

•	“closing date” refers to the date on which the closing of the transaction actually occurs.

•	“CN” refers to Canadian National Railway Company, a Canadian corporation.

•	“CN agreement” refers to the Agreement and Plan of Merger, dated as of May 21, 2021, among CN, Brooklyn Merger Sub, Inc. and KCS, which was terminated by KCS on September 15, 2021.

•	“CN agreement termination payment” refers to the Company Termination Fee (as defined in the CN agreement) paid by KCS to CN.

•	“CN proposal” refers to the unsolicited written proposal KCS received from CN on April 20, 2021 to acquire KCS for 1.059 CN common shares and $200.00 in cash per share of KCS common stock.

•	“CN refund” refers to the CP Termination Fee Refund (as defined in the CN agreement) paid by KCS to an affiliate of CN.

•	“CN termination amount refund” refers to $700.0 million in cash in return of such amount remitted by CPRL to KCS in connection with KCS’s payment to CN of the CN agreement termination payment.

•	“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.

•	“COFECE” refers to the Comisión Federal de Competencia Económica (the Mexican Antitrust Commission).

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•

“commitment letter” refers to the Commitment Letter, dated as of September 15, 2021, by and among GS Lending, BMO, CPRL and CPRC, as modified by that certain joinder letter dated September 29, 2021, in respect of an unsecured 364-day bridge facility in an aggregate principal amount of $8.5 billion.

•

“completion of the CFIUS Process” means: (a) CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement, and KCS and CPRL have received written notice from CFIUS that action under Section 721 has been concluded; (b) KCS and CPRL have received written notice from CFIUS that the transactions contemplated under the merger agreement are not “covered transactions” pursuant to Section 721; or (c) CFIUS has sent a report to the President of the U.S. requesting the decision of the President of the U.S. with respect to the transactions contemplated under the merger agreement and (i) the period under Section 721 during which the President of the U.S. may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (ii) the President of the U.S. has announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated by the merger agreement.

•	“concession” refers to the Mexican government’s 50-year concession to KCSM, through which KCSM operates a key commercial corridor of the Mexican railroad system.

•

“control date” refers to the date on which CPRL (through an indirect wholly owned subsidiary) is lawfully permitted to assume control over KCS’s railroad operations pursuant to the STB final approval and following completion of the CFIUS process.

•	“CP” refers to CPRL together with its subsidiaries.

•	“CP termination payment” refers to the Company Termination Fee (as defined in the prior CP merger agreement).

•	“CPRL” refers to Canadian Pacific Railway Limited, a Canadian corporation.

•

“CPRL approvals” refers to (i) the filing of the certificates of merger in respect of the first merger and the second merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the STB, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the FCC, (iv) compliance with any applicable requirements of any antitrust laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, COFECE and the IFT, (vi) the filing of notices with ARTF and SCT, (vii) compliance with the applicable requirements of the U.S. Securities Act, the U.S. Exchange Act and any applicable Canadian provincial or territorial securities laws, including the filing with the SEC of the Form F-4 (of which this proxy statement/prospectus forms a part) and the filing of a management information circular by CPRL with the Alberta Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada, (viii) compliance with the rules and regulations of the NYSE and the TSX, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on the CPRL disclosure schedules, in each case as required in connection with the transactions contemplated by the merger agreement.

•	“CPRL board” refers to the board of directors of CPRL.

•	“CPRL common shares” refers to common shares in the capital of CPRL.

•	“CPRL disclosure schedules” refers to the disclosure schedules to the merger agreement provided by CPRL.

•

“CPRL shareholder approval” refers to the affirmative vote of a majority of the votes cast by the holders of outstanding CPRL common shares represented in person or by proxy and entitled to vote on such matter in favor of the issuance of CPRL common shares in connection with the first merger at the CPRL special meeting, or any adjournment or postponement thereof, in accordance with the rules and policies of the TSX.

•	“CPRL shareholders” refers to the holders of CPRL common shares.

•	“CPRL special meeting” refers to the special meeting of CPRL shareholders to be held on December 8, 2021 and any adjournments or postponements thereof.

•	“debt commitment letters” refers to the debt commitment letters delivered at signing of the merger agreement, including the commitment letter.

•	“DGCL” refers to the Delaware General Corporation Law.

•

“dissenting shares” refers to the shares of KCS common stock and KCS preferred stock held by KCS stockholders who do not vote for adoption of the merger agreement and who otherwise properly exercise and perfect appraisal rights for their shares in accordance with the DGCL.

•	“effective time” refers to the effective time of the first merger.

•

“end date” refers to February 21, 2022; provided, that to the extent the condition to obtain the authorizations required to be obtained from COFECE and the IFT with respect to the transactions contemplated by the merger agreement has not been satisfied or waived on or prior to February 21, 2022, but all other conditions to closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing), the end date will be automatically extended to May 21, 2022.

•

“excepted shareholder” refers to a KCS stockholder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) of CPRL following the transaction who does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 or does not comply with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain.

•	“exchange ratio” refers to 2.884 validly issued, fully paid and non-assessable CPRL common shares for each share of KCS common stock.

•	“FCC” refers to the Federal Communications Commission.

•	“first merger” refers to the proposed merger of first merger sub with and into KCS, resulting in KCS surviving as a direct, wholly owned subsidiary of surviving merger sub.

•	“first merger sub” refers to Cygnus Merger Sub 2 Corporation, a Delaware corporation and a direct wholly owned subsidiary of surviving merger sub.

•

“first surviving corporation” refers to KCS as the company that, under the merger agreement, survives the first merger under Delaware law as a direct wholly owned subsidiary of surviving merger sub at the effective time.

•

“Form F-4” refers to the registration statement on Form F-4 pursuant to which the offer and sale of CPRL common shares in connection with the first merger will be registered pursuant to the U.S. Securities Act and in which this proxy statement/prospectus is included, together with any supplements thereto.

•

“fractional share cash amount” refers to the amount (rounded down to the nearest cent) representing the proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all holders of fractional shares of KCS common stock, of the aggregated number of fractional CPRL common shares that would otherwise have been issuable to such holders as part of the merger consideration.

•	“IFT” refers to the Instituto Federal de Telecomunicaciones (the Mexican Federal Telecommunications Institute).

•

“intervening event” refers to an event, change, occurrence, or development that is unknown and not reasonably foreseeable to the applicable party’s board of directors, as of the date of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date of the merger agreement); provided, that the receipt, existence or terms of an alternative proposal will not be deemed to be an intervening event under the merger agreement.

•	“IRS” refers to the U.S. Internal Revenue Service.

•	“KCS” refers to Kansas City Southern, a Delaware corporation.

•

“KCS adjournment proposal” refers to the proposal to adjourn the KCS special meeting to solicit additional proxies if there are not sufficient votes at the time of the KCS special meeting to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders.

•

“KCS approvals” refers to (i) the filing of the certificates of merger in respect of the first merger and the second merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the STB, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the FCC, (iv) compliance with any applicable requirements of any antitrust laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the U.S. Securities Act and the U.S. Exchange Act, including the filing with the SEC of the Form F-4 (of which this proxy statement/prospectus forms a part), (viii) compliance with the rules and regulations of the NYSE, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on the KCS disclosure schedules, in each case, as required in connection with the transactions contemplated by the merger agreement.

•	“KCS board” refers to the board of directors of KCS.

•	“KCS common stock” refers to shares of common stock of KCS, par value $0.01 per share.

•	“KCS common stockholders” refers to the holders of KCS common stock.

•

“KCS compensation proposal” refers to the proposal that KCS stockholders will vote on at the KCS special meeting to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement.

•	“KCS director deferred stock” refers to an award of director deferred stock that corresponds to shares of KCS common stock.

•	“KCS equity awards” collectively refers to the KCS stock options, KCS restricted share awards, KCS performance share awards and KCS director deferred stock.

•	“KCS merger proposal” refers to the proposal to adopt the merger agreement that KCS stockholders will vote on at the KCS special meeting.

•	“KCS performance share award” refers to an award of performance shares that corresponds to shares of KCS common stock.

•	“KCS preferred stock” refers to the 4% noncumulative preferred stock of KCS, par value $25.00 per share.

•	“KCS proposals” collectively refers to the KCS merger proposal, the KCS compensation proposal and the KCS adjournment proposal.

•	“KCS restricted share award” refers to an award of shares of KCS common stock granted subject to any vesting, forfeiture or other lapse restrictions.

•	“KCS special meeting” refers to the special meeting of KCS stockholders to be held on December 10, 2021.

•	“KCS stock option” refers to an award of options to purchase shares of KCS common stock.

•	“KCS stockholder approval” refers to the affirmative vote of the holders of a majority of the outstanding shares of KCS voting stock in favor of the adoption of the merger agreement.

•	“KCS stockholders” collectively refers to the holders of KCS common stock and KCS preferred stock.

•	“KCS voting stock” refers collectively to KCS common stock and KCS preferred stock, as a single class.

•	“KCSM” refers to Kansas City Southern de México, S.A. de C.V., a wholly owned subsidiary of KCS.

•	“KCSR” refers to The Kansas City Southern Railway Company, a wholly owned subsidiary of KCS.

•	“MacKenzie” refers to MacKenzie Partners, Inc., a proxy solicitation firm retained by KCS to assist in the solicitation of proxies for the KCS special meeting.

•

“material adverse effect” refers to, under the merger agreement and with respect to KCS or CPRL, as applicable, an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of such party and its subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability (i) in the case of KCS, KCS, and (ii) in the case of CPRL, CPRL or either merger sub, to consummate the transactions contemplated by the merger agreement or, in the case of CPRL, to obtain the debt financing, but, solely in the case of clause (x), will not include events, changes, occurrences, effects or developments relating to or resulting from;

•	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

•

any decline in the market price or trading volume of such party’s shares, or any change in the credit rating of such party or any of its securities (provided that the facts and circumstances underlying such decline or change may be taken into account in determining whether a material adverse effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof);

•	changes or developments in the industries in which such party or its subsidiaries operate;

•	changes in law or the interpretation or enforcement thereof after the date of the merger agreement;

•

the execution, delivery or performance of the merger agreement or the public announcement or pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities;

•	in the case of KCS, the identity of CPRL or any of its affiliates as the acquiror of KCS;

•

compliance with the terms of, or the taking or omission of any action required by, the merger agreement or consented to (after disclosure to the other party of all material and relevant facts and information) or requested by such party in writing;

•

any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada, the U.S. or any other governmental entity or the declaration by any governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the merger agreement;

•	any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events;

•	any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events;

•	changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of the merger agreement;

•	any litigation relating to or resulting from the merger agreement or the transactions contemplated thereby; or

•	any failure of such party to meet internal or published projections, forecasts, guidance or revenue or earning predictions; provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a material adverse effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof;

except, with respect to the first, third, eighth, ninth, tenth, and eleventh bullets above, if the impact thereof is materially and disproportionately adverse to such party and its subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a material adverse effect in respect of such party.

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of September 15, 2021, among CPRL, surviving merger sub, first merger sub, and KCS, as it may be amended from time to time.

•	“merger consideration” collectively refers to the share consideration and the cash consideration.

•	“merger holdco” refers to Cygnus Holding Corp., a Delaware corporation and an indirect wholly owned subsidiary of CPRL.

•	“merger subs” collectively refers to first merger sub and surviving merger sub.

•	“Mexican antitrust authorities” collectively refers to the COFECE and the IFT.

•	“Morgan Stanley” refers to Morgan Stanley & Co. LLC, financial advisor to KCS in connection with the transaction.

•	“NYSE” refers to the New York Stock Exchange.

•	“preferred merger consideration” refers to $37.50 in cash, without interest, per share of KCS preferred stock.

•

“prior CP merger agreement” refers to the Agreement and Plan of Merger, dated as of March 21, 2021, among CPRL, surviving merger sub, first merger sub, and KCS, which was terminated by KCS on May 21, 2021.

•

“qualifying transaction” refers to an alternative proposal in respect of KCS or CPRL (as applicable) (for these purposes, substituting in the definition of alternative proposal “50%” for “25%” and for “75%” in each place each such phrase appears) that is publicly proposed or publicly disclosed after the date of the merger agreement and prior to the KCS special meeting or CPRL special meeting (as applicable), and is not publicly withdrawn at least two business days prior to the KCS special meeting or CPRL special meeting (as applicable).

•	“record date” refers to October 14, 2021.

•	“representatives” refers to the officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of a given party.

•	“SCT” refers to the Secretaría de Comunicaciones y Transportes (the Secretary of Communications and Transportation of Mexico).

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“SEC’s website” refers to www.sec.gov.

•	“second effective time” refers to the effective time of the second merger.

•

“second merger” refers to the merger of KCS (as the surviving entity of the first merger) with and into surviving merger sub, to occur immediately after the first merger, resulting in surviving merger sub surviving as a direct wholly owned subsidiary of CPRL.

•

“second surviving corporation” refers, following the second merger, to surviving merger sub as the entity surviving the second merger as a direct wholly owned subsidiary of CPRL at the second effective time.

•	“Section 721” refers to Section 721 of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder.

•	“SEDAR” refers to the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

•	“share consideration” refers to 2.884 validly issued, fully paid and non-assessable CPRL common shares, for each share of KCS common stock.

•

“special meeting website” refers to the website located at https://meetnow.global/MXZ6AKV, where KCS stockholders will be able to attend the KCS special meeting online and vote their shares electronically.

•	“STB” refers to the U.S. Surface Transportation Board.

•

“STB denial” means that either (i) the STB final approval has not been obtained by December 31, 2023 or (ii) the STB has, by a final and non-appealable order, refused to provide the STB final approval.

•	“STB final approval” refers to the final and non-appealable approval or exemption by the STB of the transactions contemplated by the merger agreement pursuant to 49 U.S.C. § 11323 et seq.

•	“STB May 6 decision” refers to Decision No. 5 (Docket No. FD 36500) of the STB.

•	“STB voting trust approval” refers to the approval or authorization of the STB to consummate the voting trust transaction.

•

“superior proposal” refers to an unsolicited, bona fide written alternative proposal, made after the date of the merger agreement, substituting in the definition of alternative proposal “50%” for “25%” and for “75%” in each place each such phrase appears, made after September 15, 2021, that the applicable party’s board of directors determines in good faith, after consultation with the applicable party’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to such party’s shareholders or stockholders, as applicable from a financial point of view than the transactions contemplated by the merger agreement and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by such party’s board of directors.

•	“surviving merger sub” refers to Cygnus Merger Sub 1 Corporation, a Delaware corporation and a direct wholly owned subsidiary of CPRL.

•

“total purchase consideration” collectively refers to the merger consideration, the preferred merger consideration, cash amounts payable at the effective time in respect of all KCS equity awards, amounts remitted by CPRL to KCS in connection with the CN agreement termination payment and CN refund, and other amounts as defined as consideration by the acquisition method of accounting.

•	“transaction” collectively refers to the first merger and the second merger.

•	“Treasury Regulations” refers to U.S. Treasury regulations promulgated under the Code.

•	“trust stock” refers to all outstanding shares of the capital stock of the second surviving corporation at any time delivered to the trustee of the voting trust pursuant to the voting trust agreement.

•	“trustee” refers to the person who will act as trustee of the voting trust established pursuant to the voting trust agreement, expected to be Mr. David L. Starling.

•	“TSX” refers to the Toronto Stock Exchange.

•	“U.S.” refers to the United States of America.

•	“U.S. Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•	“U.S. Securities Act” refers to the U.S. Securities Act of 1933, as amended.

•	“voting trust” refers to the independent, irrevocable voting trust to be established pursuant to the voting trust agreement.

•	“voting trust agreement” refers to the voting trust agreement to be entered into by and among CPRL, merger holdco and the trustee following the second effective time.

•

“voting trust transaction” refers to the deposit of all of the outstanding shares of capital stock of the second surviving corporation into an independent, irrevocable voting trust following the transaction.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following are brief answers to certain questions that you, as a stockholder of KCS, may have regarding the transaction and the other matters being considered at the KCS special meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Please refer to the section entitled “Summary” on page 1 for a summary of important information regarding the merger agreement and the transactions contemplated thereby. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find Additional Information,” on page 230.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because KCS has agreed to be acquired by CPRL through (1) a merger of first merger sub with and into KCS, with KCS surviving as a wholly owned subsidiary of surviving merger sub, and (2) immediately thereafter, a merger of KCS with and into surviving merger sub, with surviving merger sub surviving the second merger as a direct wholly owned subsidiary of CPRL (which we refer to as the “second surviving corporation” following the second merger). The merger agreement, which governs the terms and conditions of the transaction, is attached to this proxy statement/prospectus as Annex A.

Your vote is required in connection with the transaction. KCS is sending these materials to KCS stockholders to help them decide how to vote their shares with respect to the adoption of the merger agreement, among other important matters.

Q:	What matters am I being asked to vote on?

A:

In order to complete the transaction, among other things, KCS stockholders must approve the proposal to adopt the merger agreement in accordance with the DGCL (which proposal we refer to as the “KCS merger proposal”).

KCS is holding the KCS special meeting to obtain approval of the KCS merger proposal. At the KCS special meeting, KCS stockholders will also be asked to consider and vote on:

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (which proposal we refer to as the “KCS compensation proposal”); and

•

a proposal to adjourn the KCS special meeting to solicit additional proxies if there are not sufficient votes at the time of the KCS special meeting to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders (which proposal we refer to as the “KCS adjournment proposal”).

Your vote is very important, regardless of the number of shares that you own. The approval of the KCS merger proposal is a condition to the obligations of the parties to complete the transaction. Neither the approval of the KCS compensation proposal nor the approval of the KCS adjournment proposal is a condition to the obligations of the parties to complete the transaction.

Q:	When and where will the KCS special meeting take place?

A:

The KCS special meeting will be held virtually via the internet on December 10, 2021, beginning at 9:00 a.m., Central Time. The KCS special meeting will be held solely via live audio webcast and there will not be a physical meeting location. KCS stockholders will be able to attend the KCS special meeting online and vote their shares electronically during the meeting by visiting https://meetnow.global/MXZ6AKV (which we refer to as the “special meeting website”). If you choose to attend the KCS special meeting and vote your shares during the KCS special meeting, you will need the control number located on your proxy card as described in the section entitled “The KCS Special Meeting— Date, Time and Place of the KCS Special Meeting” on page 41.

Even if you plan to attend the KCS special meeting, KCS recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the KCS special meeting.

If you hold your shares in “street name”, you must register in advance to attend the special meeting. To register you must submit proof of your proxy power (legal proxy) reflecting your holdings of our stock, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 9:00 a.m., Central Time, on December 8, 2021. You will receive a confirmation email from Computershare of your registration. Requests for registration should be directed to Computershare at the following:

•	By Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

Q:	Does my vote matter?

A:

Yes, your vote is very important, regardless of the number of shares that you own. The transaction cannot be completed unless, among other things, the KCS merger proposal is approved by KCS stockholders.

A failure to return or submit your proxy or to vote at the KCS special meeting as provided in this proxy statement/prospectus will have the same effect as a vote “AGAINST” the KCS merger proposal. The failure to return or submit your proxy and to attend the KCS special meeting will have no effect on the KCS compensation proposal (assuming a quorum is present) or the KCS adjournment proposal, but the failure of any shares present or represented by proxy at the KCS special meeting to vote on the proposal will have the same effect as a vote “AGAINST” the KCS compensation proposal and “AGAINST” the KCS adjournment proposal, as applicable. The KCS board unanimously recommends that you vote “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal.

Q:	What will KCS stockholders receive for their shares if the transaction is completed?

A:

Under the merger agreement, at the effective time, each share of common stock of KCS, par value $0.01 per share (which we refer to as “KCS common stock”), issued and outstanding immediately prior to the effective time of the first merger (which we refer to as the “effective time”) (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive (1) the “exchange ratio” of 2.884 validly issued, fully paid and non-assessable CPRL common shares (which we refer to as the “share consideration”) and (2) $90.00 in cash, without interest (which we refer to as the “cash consideration” and, together with the share consideration, as the “merger consideration”), and each share of 4% noncumulative preferred stock of KCS, par value $25.00 per share (which we refer to as “KCS preferred stock”), issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement), will be converted into the right to receive $37.50 in cash, without interest (which we refer to as the “preferred merger consideration”). Each holder of KCS common stock will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional CPRL common shares that such stockholder would otherwise receive as merger consideration in the transaction. Any cash amounts to be received by holders of KCS common stock in lieu of any fractional CPRL common shares will be rounded down to the nearest cent.

The exchange ratio is fixed and will not be adjusted to reflect changes in the price of KCS common stock or CPRL common shares prior to the effective time. The CPRL common shares issued in connection with the transaction will be listed on the New York Stock Exchange (which we refer to as the “NYSE”) and the

Toronto Stock Exchange (which we refer to as the “TSX”) under the symbol “CP.” Based on the number of shares of KCS common stock and CPRL common shares outstanding on October 29, 2021, upon completion of the transaction, we expect that former holders of KCS common stock would own approximately 28% of the outstanding common shares of CPRL, and holders of CPRL common shares (whom we refer to as “CPRL shareholders”) immediately prior to the transaction would own approximately 72% of the outstanding common shares of CPRL. KCS common stock and KCS preferred stock are traded on the NYSE under the symbols “KSU” and “KSU-P,” respectively. We encourage you to obtain current quotes for the CPRL common shares and the KCS common stock.

Because CPRL will issue a fixed number of CPRL common shares in exchange for each share of KCS common stock, the value of the merger consideration that holders of KCS common stock will receive in the transaction will depend on the market price of CPRL common shares at the effective time and will not be known at the time that KCS stockholders vote on the transaction. The market price of CPRL common shares that holders of KCS common stock receive at the effective time could be greater than, less than or the same as the market price of CPRL common shares on the date of this proxy statement/prospectus or at the time of the KCS special meeting. Accordingly, you should obtain current market quotations for CPRL common shares and KCS common stock before deciding how to vote with respect to the KCS merger proposal. Based on the closing price of CPRL common shares of $72.71 on the NYSE on August 9, 2021, the last full trading day prior to that on which CPRL submitted a revised offer to acquire KCS, the implied value of the merger consideration to holders of KCS common stock was approximately $299.70 per share of KCS common stock. On October 29, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of CPRL common shares on the NYSE was $77.40 per share, resulting in an implied value of the merger consideration to holders of KCS common stock of $313.22 per share of KCS common stock.

For more information regarding the merger consideration to be received by KCS stockholders if the transaction is completed, see the section entitled “The Merger Agreement—Merger Consideration” on page 139.

Q:	How does the KCS board recommend that I vote at the KCS special meeting?

A:	The KCS board unanimously recommends that you vote “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal.

In considering the recommendations of the KCS board, KCS stockholders should be aware that KCS directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally. These interests may include the treatment of outstanding KCS stock options, KCS restricted share awards, KCS performance share awards and KCS director deferred stock (which we collectively refer to as “KCS equity awards”) under the merger agreement, the potential payment of severance benefits and acceleration of outstanding KCS equity awards upon certain terminations of employment, retention awards and rights to ongoing indemnification and insurance coverage. For a more complete description of these interests, see the information provided in the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction” on page 102.

Q:	If my KCS stock is represented by physical stock certificates, should I send my stock certificates now?

A:

No. After the transaction is completed, you will receive a transmittal form from the exchange agent with instructions for the surrender of your KCS stock certificates. Please do not send your stock certificates with your proxy card.

Q:	Who may vote at the KCS special meeting?

A:

All holders of record of shares of KCS voting stock who held shares at the close of business on October 14, 2021 (which we refer to as the “record date”) are entitled to receive notice of, and to vote at, the KCS special meeting. Shares held through the KCS 401(k) Plan must be voted prior to the meeting and by

9:00 a.m. Central Time on December 8, 2021. Each such holder of KCS voting stock is entitled to cast one vote on each matter properly brought before the KCS special meeting for each share of KCS voting stock that such holder owned of record as of the record date. Attendance at the KCS special meeting is not required to vote. See below and the section entitled “The KCS Special Meeting—Voting by Proxy or in Person” on page 44 for instructions on how to vote your shares without attending the KCS special meeting.

Q:	What is a proxy?

A:

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of KCS voting stock is referred to as a “proxy card.”

Q:	How many votes does each share of KCS voting stock have?

A:

Each KCS stockholder is entitled to one vote for each share of KCS voting stock held of record as of the record date. As of the record date, there were 91,194,982 outstanding shares of KCS voting stock.

Q:	How many votes must be present to hold the KCS special meeting?

A:

A quorum is the minimum number of shares required to be represented, either by the appearance of the stockholder in person (including virtually) or through representation by proxy, to hold a valid meeting.

Holders of a majority of the aggregate voting power of the KCS capital stock issued and outstanding and entitled to vote must be present via the special meeting website or represented by proxy at the KCS special meeting in order to constitute a quorum.

If a quorum is not present, the KCS special meeting may be adjourned or postponed until the holders of the number of shares of KCS voting stock required to constitute a quorum attend.

Q:	Where will the CPRL common shares that I receive in the transaction be publicly traded?

A:	The CPRL common shares to be issued to holders of KCS common stock in the transaction will be listed for trading on the NYSE and TSX under the symbol “CP.”

Q:	What happens if the transaction is not completed?

A:

If the KCS merger proposal is not approved by KCS stockholders, or if the transaction is not completed for any other reason, KCS stockholders will not receive the merger consideration, the preferred merger consideration or any other consideration in connection with the transaction, and their shares of KCS stock will remain outstanding.

If the transaction is not completed, CPRL and KCS will each remain public companies independent of one another, the KCS common stock will continue to be listed and traded on the NYSE under the symbol “KSU” and the KCS preferred stock will continue to be listed and traded on the NYSE under the symbol “KSU-P.”

In the event that the transaction is completed, but STB final approval is not obtained and CPRL is not permitted to acquire control over KCS’s railroad operations, KCS stockholders will retain the merger consideration, the preferred merger consideration and any other consideration received in connection with the transaction, and thus will continue to hold any CPRL common shares issued in connection with the transaction.

If the merger agreement is terminated under specified circumstances, KCS may be required to pay CPRL a termination payment of $700.0 million and/or the CN termination amount refund of $700.0 million. If the merger agreement is terminated under specified circumstances, CPRL may be required to pay KCS a termination payment of either $700.0 million or $1.0 billion, depending on the reason for termination. See the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement” on page 164 for a more detailed discussion of the termination payments.

Q:	What is a “broker non-vote”?

A:

Under the NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the KCS proposals are “non-routine” matters under NYSE rules.

A “broker non-vote” occurs on an item when (1) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (2) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the KCS proposals are non-routine matters under NYSE rules for which brokers do not have discretionary authority to vote, KCS does not expect there to be any broker non-votes at the KCS special meeting.

Q:	What stockholder vote is required for the approval of each proposal at the KCS special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the KCS special meeting?

A:

Proposal 1: KCS Merger Proposal. Assuming a quorum is present at the KCS special meeting, approval of the KCS merger proposal requires the affirmative vote of at least a majority of the outstanding shares of KCS voting stock entitled to vote on the KCS merger proposal. Accordingly, a KCS stockholder’s abstention from voting or the failure of any KCS stockholder to vote (including the failure of a KCS stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the KCS merger proposal) will have the same effect as a vote “AGAINST” the KCS merger proposal.

Proposal 2: KCS Compensation Proposal. Assuming a quorum is present at the KCS special meeting, approval of the advisory KCS compensation proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS compensation proposal. Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS compensation proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for the KCS compensation proposal (assuming a quorum is present).

Proposal 3: KCS Adjournment Proposal. Approval of the KCS adjournment proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS adjournment proposal (whether or not a quorum is present). Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS adjournment proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the compensation that may be paid or become payable to KCS’s named executive officers (i.e., the KCS compensation proposal)?

A:

Under SEC rules, KCS is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement.

Q:

What happens if KCS stockholders do not approve, by non-binding, advisory vote, the compensation that may be paid or become payable to KCS’s named executive officers (i.e., the KCS compensation proposal)?

A:

Because the vote to approve the KCS compensation proposal is advisory in nature, the outcome of the vote will not be binding upon KCS or the combined company, and the completion of the transaction is not conditioned or dependent upon the approval of the KCS compensation proposal. Accordingly, the compensation that is subject to the vote, which is described in the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction” on page 102 of this proxy statement/prospectus, may be paid to KCS’s named executive officers even if KCS’s stockholders do not approve the KCS compensation proposal.

Q:	How can I vote my shares at the KCS special meeting?

A:

Shares held directly in your name as the stockholder of record of KCS may be voted during the KCS special meeting via the special meeting website. If you choose to vote your shares during the virtual meeting, you will need the control number included on your proxy card in order to access the special meeting website and to vote as described in the section entitled “The KCS Special Meeting—Voting by Proxy or in Person” on page 44.

If you hold your shares held in “street name”, you must register in advance to attend the special meeting. To register you must submit proof of your proxy power (legal proxy) reflecting your holdings of our stock, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 9:00 a.m., Central Time, on December 8, 2021. You will receive a confirmation email from Computershare of your registration. Requests for registration should be directed to Computershare at the following:

•	By Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

Even if you plan to attend the KCS special meeting, KCS recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the KCS special meeting.

Additional information on attending the KCS special meeting can be found under the section entitled “The KCS Special Meeting” on page 41.

Q:	How do participants in the KCS 401(k) Plan vote?

A:

If you participate in the KCS 401(k) and Profit Sharing Plan (the “KCS 401(k) Plan”) and own shares of KCS common stock in your account, you should have received a full set of printed proxy materials, including a voting instruction form to instruct the trustee of the KCS 401(k) Plan how to vote the shares of KCS common stock held on your behalf. The trustee is required under the trust agreement to vote the shares in accordance with the instructions given on the voting instruction form. Voting instructions may also be given by Internet or telephone by participants in the KCS 401(k) Plan. The voting instruction form contains the Internet address and toll-free number. If voting instructions are not received from a participant, the trustee must vote those shares, as well as any unallocated shares, in the same proportions as the shares for which voting instructions were received from plan participants. Voting instructions by Internet or telephone must be given by 9:00 a.m., Central Time, on December 8, 2021. Unless you give voting instructions by Internet or telephone, the voting instruction form should be returned in the envelope provided to Computershare. The voting instruction form should not be returned to us. KCS 401(k) Plan participants who wish to revoke their voting instructions must contact the trustee and follow its procedures.

Q:	Are the votes of participants in the KCS 401(k) Plan confidential?

A:

Under the terms of the KCS 401(k) Plan, the trustee is required to establish procedures to ensure that the instructions received from participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the participants’ free exercise of their voting rights.

Q:	How can I vote my shares without attending the KCS special meeting?

A:

Whether you hold your shares directly as the stockholder of record of KCS or beneficially in “street name,” you may direct your vote by proxy without attending the KCS special meeting via the special meeting website. If you are a stockholder of record, you can vote by proxy over the internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The KCS Special Meeting” on page 41.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares of KCS voting stock are registered directly in your name with Computershare, the transfer agent for KCS, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote your shares directly at the KCS special meeting. You may also grant a proxy for your vote directly to KCS or to a third party to vote your shares at the KCS special meeting.

If your shares of KCS voting stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares and you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the internet.

Q:	If my shares of KCS voting stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your shares of KCS voting stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under NYSE rules, banks, brokers and other nominees who hold shares of KCS voting stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the KCS proposals. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

Since there are no items on the agenda that your broker has discretionary authority to vote upon, your shares will not be counted as present at the KCS special meeting for the purposes of determining a quorum if you fail to instruct your broker on how to vote on the KCS proposals. If you fail to submit any instruction to your bank, broker or other nominee, it will have no effect on the KCS compensation proposal, assuming that a quorum is otherwise present, and it will have no effect on the KCS adjournment proposal. However, failure to instruct your bank, broker or other nominee on how to vote will have the same effect as a vote “AGAINST” the KCS merger proposal.

Q:	What should I do if I receive more than one set of voting materials for the KCS special meeting?

A:

If you hold shares of KCS voting stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of KCS voting stock in more than one brokerage account, you may receive more than one set of voting materials relating to the KCS special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or via the internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of KCS voting stock held directly by you are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to make sure that you vote all of your shares held in “street name.”

Q:	If a stockholder gives a proxy, how are the shares of KCS voting stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of KCS voting stock in the way that you indicate. For each item before the KCS special meeting, you may specify whether your shares of KCS voting stock should be voted for or against, or should abstain from voting.

Q:	How will my shares of KCS voting stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your shares of KCS voting stock to be voted, then your shares of KCS voting stock will be voted in accordance with the recommendations of the KCS board: “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any KCS stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the KCS special meeting by doing any of the following:

•

subsequently submitting a new proxy (including by submitting a proxy via the internet or telephone) for the KCS special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to KCS’s Corporate Secretary; or

•	voting at the KCS special meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the KCS special meeting and vote thereat. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Kansas City Southern

427 West 12th Street,

Kansas City, Missouri 64105

1-888-800-3690

Attention: Corporate Secretary

For more information, see the section entitled “The KCS Special Meeting—Revocability of Proxies and Changes to a KCS Stockholder’s Vote” on page 45.

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the KCS special meeting?

A:

The preliminary voting results for the KCS special meeting are expected to be announced at the KCS special meeting. In addition, within four business days following certification of the final voting results KCS will file the final voting results of the KCS special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Do KCS stockholders have dissenters’ or appraisal rights?

A:

Yes. If a KCS stockholder wants to exercise appraisal rights and receive the fair value of shares of KCS common stock or KCS preferred stock in cash instead of the merger consideration or preferred merger consideration, as applicable, then you must file a written objection with KCS prior to the KCS special meeting stating, among other things, that you will exercise your right to dissent if the transaction is completed. Also, you may not vote in favor of the KCS merger proposal and must follow other procedures, both before and after the KCS special meeting, as described in Annex D to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the KCS merger proposal, then your shares will automatically be voted in favor of the KCS merger proposal and you will lose all appraisal rights available under Delaware law. A summary of these provisions can be found under “The Merger Agreement—Shares Subject to Properly Exercised Appraisal Rights” on page 139. Due to the complexity of the procedures for exercising the right to seek appraisal, KCS stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Delaware law provisions will result in the loss of the right of appraisal.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the KCS merger proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” on page 22. You also should read and carefully consider the risk factors with respect to KCS and CPRL that are contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What happens if I sell my shares of KCS voting stock after the record date but before the KCS special meeting?

A:

The record date is earlier than the date of the KCS special meeting. If you sell or otherwise transfer your shares of KCS voting stock after the record date but before the KCS special meeting, you will, unless special arrangements are made, retain your right to vote at the KCS special meeting.

Q:	Who is paying for the KCS special meeting and this proxy solicitation?

A:

KCS has engaged MacKenzie Partners, Inc. (which we refer to as “MacKenzie”) to assist in the solicitation of proxies for the KCS special meeting. KCS estimates that it will pay MacKenzie a fee of approximately $175,000, plus reimbursement for certain out-of-pocket fees and expenses. KCS has agreed to indemnify MacKenzie against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

KCS also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of KCS voting stock. KCS’s directors, officers and employees and CPRL’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	When is CPRL’s acquisition of KCS expected to be completed?

A:

CPRL’s acquisition of control over KCS’s railroad operations will be completed in two stages. First, the transaction will occur and, following the post-closing contributions described in this proxy statement/prospectus, all of the outstanding shares of capital stock of the second surviving corporation, as successor to KCS, will be deposited by Cygnus Holding Corp., a Delaware corporation and an indirect wholly owned subsidiary of CPRL (which we refer to as “merger holdco”) into an independent, irrevocable voting trust (which we refer to as the “voting trust”) under a voting trust agreement (which we refer to as the “voting trust agreement”) to be entered into by and among CPRL, merger holdco and the trustee, expected to be Mr. David L. Starling (whom we refer to as the “trustee”), pending receipt of the final and non-appealable approval or exemption by the U.S. Surface Transportation Board (which we refer to as the “STB”) of the transactions contemplated by the merger agreement pursuant to 49 U.S.C. § 11323 et seq. (which we refer to as “STB final approval”).

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur” on page 141, including approval of the KCS merger proposal by KCS stockholders, the transaction is expected to be completed by the first quarter of 2022. However, neither KCS nor CPRL can predict the actual date on which the transaction will be completed, or if the transaction will be completed at all, because completion of the transaction is subject to conditions and factors outside the control of both companies, including the receipt of certain required regulatory approvals. The merger agreement requires the first step of CPRL’s acquisition of KCS to be completed by the end date of February 21, 2022 (provided, that to the extent the condition to obtain the authorizations required to be obtained from COFECE and the IFT with respect to the transactions contemplated by the merger agreement has not been satisfied or waived on or prior to February 21, 2022, but all other conditions to closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing), the end date will be automatically extended to May 21, 2022).

Following completion of the first step of CPRL’s acquisition of KCS through the transaction and pending receipt of STB final approval and approval from other applicable regulatory authorities in order to complete the combination of CPRL and KCS, all outstanding shares of capital stock of the second surviving corporation will be held in the voting trust. STB review of the transaction is expected to be completed in the second half of 2022. If STB final approval and approval from other applicable regulatory authorities is obtained, the voting trust would be terminated and CPRL (through its indirect wholly owned subsidiary, merger holdco) would acquire control over KCS’s railroad operations. For more information on the required regulatory approvals, the applicable regulatory processes and the conditions to the completion of CPRL’s acquisition of KCS, see the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” on page 110.

Q:	What equity stake will KCS stockholders hold in CPRL immediately following the transaction?

A:

Based on the number of CPRL common shares and shares of KCS common stock outstanding on October 29, 2021, at the effective time, former holders of KCS common stock are expected to own approximately 28% of the outstanding CPRL common shares, and persons who were CPRL shareholders immediately prior to the transaction are expected to own approximately 72% of the outstanding CPRL common shares. The relative ownership interests of CPRL shareholders and former holders of KCS common stock in CPRL immediately following the transaction will depend on the number of CPRL common shares and shares of KCS common stock issued and outstanding immediately prior to the transaction.

Q:	If I am a holder of KCS common stock or KCS preferred stock, how will I receive the merger consideration or preferred merger consideration to which I am entitled?

A:

If you hold your shares of KCS common stock or KCS preferred stock in book-entry form, whether through The Depository Trust Company or otherwise, you will not be required to take any specific actions to exchange your shares for CPRL common shares and the cash consideration. Your shares of KCS common stock or KCS preferred stock will, at the effective time, be automatically exchanged for, as applicable, the CPRL common shares and cash (including any cash in lieu of any fractional CPRL common shares) to which you are entitled. If you instead hold your shares of KCS common stock or KCS preferred stock in certificated form, then, after receiving the proper and completed documentation from you following the completion of the transaction, Computershare Investor Services Inc. or a bank or trust company or similar institution selected by CPRL with KCS’s prior approval (which we refer to as the “exchange agent”) will deliver to you the CPRL common shares and cash (including any cash in lieu of any fractional CPRL common shares) to which you are entitled as merger consideration or preferred merger consideration, as applicable. More information may be found in the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—No Fractional Shares” on pages 139 and 139, respectively.

Q:	Will the CPRL common shares to be issued to holders of KCS common stock at the effective time be traded on an exchange?

A:

Yes. It is a condition to the completion of the transaction that the CPRL common shares to be issued in connection with the first merger be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions. All CPRL common shares received by holders of KCS common stock in connection with the transaction will be listed on the NYSE and the TSX under the symbol “CP” and may be traded on the exchanges by stockholders.

CPRL common shares to be issued to KCS common stockholders in connection with the transaction will be freely transferable, except for CPRL common shares issued to any stockholder deemed to be an “affiliate” of CPRL for purposes of United States (which we refer to as the “U.S.”) federal securities law. CPRL common shares to be issued to KCS common stockholders in connection with the transaction will not be legended and may be resold in Canada through registered dealers provided that (i) the trade is not a “control distribution” as defined in National Instrument 45-102—Resale of Securities of the Canadian securities administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the CPRL common shares, (iii) no extraordinary commission or consideration is paid to a person in respect of such sale, and (iv) if the selling security holder is an insider or officer of CPRL, as the case may be, the selling security holder has no reasonable grounds to believe that CPRL is in default of applicable Canadian securities law. For more information, see the section entitled “The KCS Merger Proposal—Restrictions on Resales of CPRL Common Shares Received in the Transaction” on page 119.

Q:	What are the material U.S. federal income tax consequences of the transaction?

A:

CPRL and KCS intend that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by holders of KCS common stock that exchange their shares of KCS common stock for the merger consideration (other than any such holder of KCS common stock who would be treated as a “five-percent transferee shareholder” (within the meaning of Section 1.367(a)-3(c)(5)(ii) of the U.S. Treasury regulations promulgated under the Code, which we refer to as the “Treasury Regulations”) of CPRL following the transaction who does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 or does not comply with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain, which we refer to as an “excepted shareholder”). The obligation of KCS to complete the transaction is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to KCS, or another nationally recognized tax counsel, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the transaction will not result in gain recognition under Section 367(a)(1) of the Code by holders of KCS common stock (other than any excepted shareholder).

Accordingly, on the basis of such opinion that the transaction will qualify as a reorganization and that Section 367(a) does not apply to require gain recognition, a U.S. holder (other than an excepted shareholder) that exchanges shares of KCS common stock for the merger consideration in the transaction will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the cash consideration (excluding cash received in lieu of fractional CPRL common shares, if any) received by such U.S. holder in the transaction; and (ii) the excess, if any, of (a) the sum of the cash consideration (excluding cash received in lieu of fractional CPRL common shares, if any) plus the fair market value of the share consideration (including any fractional CPRL common shares deemed received) received by such U.S. holder in exchange for its shares of KCS common stock in the transaction, over (b) such U.S. holder’s tax basis in its shares of KCS common stock exchanged. In addition, a U.S. holder of KCS common stock generally will recognize gain or loss with respect to any cash received in lieu of fractional CPRL common shares.

The exchange of KCS preferred stock for cash pursuant to the transaction generally will be a taxable transaction for U.S. federal income tax purposes. U.S. holders of KCS preferred stock will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of KCS preferred stock pursuant to the transaction and their adjusted tax basis in such shares.

For the definition of “U.S. holder” and a more detailed discussion of the material U.S. federal income tax consequences of the transaction to U.S. holders, see the section entitled “The KCS Merger Proposal—Certain U.S. Federal Income Tax Consequences” on page 120.

The U.S. federal income tax consequences described above may not apply to all KCS stockholders. The tax consequences to KCS stockholders will depend on their individual situations. Accordingly, all KCS stockholders are urged to consult their own tax advisors for a full understanding of the particular tax consequences of the transaction to them.

Q:	What are the material Canadian federal income tax consequences of the transaction?

A:

A Canadian resident holder (as defined in the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 125) who disposes of their KCS common stock for CPRL common shares and cash consideration (including cash received in lieu of a fractional CPRL common share) in connection with the first merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the sum of the aggregate of the fair market value of the CPRL common shares and cash consideration received exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s KCS common stock determined immediately before the disposition and any reasonable costs of disposition.

A Canadian resident holder who disposes of their KCS preferred stock for cash consideration in connection with the first merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the cash consideration received exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s KCS preferred stock determined immediately before the disposition and any reasonable costs of disposition.

A non-Canadian resident holder (as defined in the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 125) will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of KCS common stock or KCS preferred stock, as the case may be, in connection with the first merger, or on a subsequent disposition of a CPRL common share acquired as result of the first merger, as applicable, unless the relevant share is “taxable Canadian property,” and is not “treaty-protected property” (as those terms are defined in the Canadian tax act) of the non-Canadian resident holder, at the time of the disposition.

For more information, see the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 125.

Q:	Is the exchange ratio subject to adjustment based on changes in the prices of KCS common stock or CPRL common shares? Can it be adjusted for any other reason?

A:

For the share consideration portion of the merger consideration, for each share of KCS common stock, you will receive a fixed number of CPRL common shares equal to the exchange ratio of 2.884, not a number of shares that will be determined based on a fixed market value. The market value of CPRL common shares and the market value of KCS common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the KCS special meeting. Stock price changes may result from a variety of factors, including changes in CPRL’s or KCS’s respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of CPRL common shares or the market value of KCS common stock. Therefore, the aggregate market value of the CPRL common shares that you are entitled to receive at the effective time could vary significantly from the value of such shares on the date of this proxy statement/prospectus or the date of the KCS special meeting. See the risk factor entitled “Because the exchange ratio is fixed and the market price of shares of CPRL common shares has fluctuated and will continue to fluctuate, KCS stockholders cannot be sure of the value of the merger consideration they will receive in the transaction prior to the closing of the transaction,” on page 22.

However, the merger consideration will be equitably adjusted to provide you and CPRL with the same economic effect as contemplated by the merger agreement in the event of any further reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction involving KCS common stock or CPRL common shares prior to the effective time.

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	How can I find more information about KCS or CPRL?

A:	You can find more information about KCS or CPRL from various sources described in the section entitled “Where You Can Find Additional Information,” on page 230 of this proxy statement/prospectus.

Q:	Whom do I call if I have questions about the KCS special meeting or the transaction?

A:	If you have questions about the KCS special meeting or the transaction, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

MacKenzie Partners, Inc.

KCS Stockholders call toll-free from the U.S. and Canada

at 1-800-322-2885

or direct at 1-212-929-5500 from other locations

Banks and brokers may call collect at 1-212-929-5500

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that might be important to you. KCS and CPRL urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, the documents incorporated by reference into this proxy statement/prospectus and the other documents to which KCS and CPRL have referred you. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” on page 230. Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (page 134)

Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E.

Calgary, Alberta T2C 4X9

1-403-319-7000

CPRL, together with its subsidiaries (which we collectively refer to as “CP”), owns and operates a transcontinental freight railway in Canada and the United States. CP provides rail and intermodal transportation services over a network of approximately 13,000 miles, connecting the Atlantic coast to the Pacific coast across six Canadian provinces and 11 U.S. states. CP’s railway network feeds directly into the U.S. heartland from the East and West coasts. Agreements with other carriers extend CP’s market reach in Canada, through the U.S. and into Mexico. CP transports bulk commodities, merchandise freight and intermodal traffic.

CPRL was incorporated on June 22, 2001, under the CBCA, and controls and owns all of the common shares of Canadian Pacific Railway Company (which we refer to as “CPRC”), which was incorporated in 1881 by Letters Patent pursuant to an Act of the Parliament of Canada and is governed by the CBCA. CPRL’s registered, executive and corporate head office is located at 7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9. CPRL common shares are listed on the NYSE and the TSX under the symbol “CP.”

Additional information about CPRL can be found on its website at www.cpr.ca. The information contained in, or that can be accessed through, CPRL’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about CPRL, see the section entitled “Where You Can Find Additional Information” on page 230.

Cygnus Merger Sub 1 Corporation

120 South 6th Street

Suite 800

Minneapolis, MN 55402

1-888-333-6370

Surviving merger sub, a Delaware corporation and a direct wholly owned subsidiary of CPRL, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Surviving merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the second merger, KCS will merge with and into surviving merger sub. As a result, immediately following the second merger, surviving merger sub will survive as a direct wholly owned subsidiary of CPRL.

Following the closing of the transaction (which we refer to as the “closing”), all of the outstanding shares of capital stock of the second surviving corporation, as successor to KCS, will be deposited by merger holdco into the voting trust subject to the voting trust agreement, pending receipt of STB final approval.

Surviving merger sub’s principal executive offices are located at 120 South 6th Street, Suite 800, Minneapolis, MN 55402, and its telephone number is 1-888-333-6370.

Cygnus Merger Sub 2 Corporation

120 South 6th Street

Suite 800

Minneapolis, MN 55402

1-888-333-6370

First merger sub, a Delaware corporation and a direct wholly owned subsidiary of surviving merger sub, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. First merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transaction. By operation of the first merger, first merger sub will merge with and into KCS. As a result, KCS will survive as a direct wholly owned subsidiary of surviving merger sub, before immediately merging with and into surviving merger sub. Upon completion of the first merger, first merger sub will cease to exist as a separate entity.

First merger sub’s principal executive offices are located at 120 South 6th Street, Suite 800, Minneapolis, MN 55402, and its telephone number is 1-888-333-6370.

Kansas City Southern

427 West 12th Street

Kansas City, MO 64105

1-816-983-1303

KCS, a Delaware corporation, is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central U.S. with major industrial cities in Mexico. As used below, “Kansas City Southern” may refer to KCS or, as the context requires, to one or more subsidiaries of KCS.

Kansas City Southern controls and owns all of the stock of The Kansas City Southern Railway Company (which we refer to as “KCSR”), a U.S. Class 1 railroad founded in 1887. KCSR serves a ten-state region in the Midwest and Southeast regions of the U.S. and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi and Texas.

Kansas City Southern controls and owns all of the stock of Kansas City Southern de México, S.A. de C.V. (which we refer to as “KCSM”). Through its 50-year concession from the Mexican government (which we refer to as the “concession”), which could expire in 2047 unless extended, KCSM operates a key commercial corridor of the Mexican railroad system and has as its core route the most strategic portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. Laredo is a principal international gateway through which a substantial portion of rail and truck traffic between the U.S. and Mexico crosses the border. KCSM serves most of Mexico’s principal industrial cities and three of its major seaports. KCSM’s rail lines provide exclusive rail access to the U.S. and Mexico border crossing at Nuevo Laredo, Tamaulipas. Under the concession, KCSM has the right to use and operate the southern half of the rail bridge at Laredo, Texas, which spans the Rio Grande River between the U.S. and Mexico. KCS owns the northern half of this bridge through its ownership of Mexrail, Inc. (which we refer to as “Mexrail”).

KCSM also provides exclusive rail access to the port of Lazaro Cardenas on the Pacific Ocean. The Mexican government developed the port at Lazaro Cardenas principally to serve Mexican markets and as an alternative to the U.S. west coast ports for Asian and South American traffic bound for North America.

Kansas City Southern wholly owns Mexrail which, in turn, wholly owns The Texas Mexican Railway Company (which we refer to as “Tex-Mex”). Tex-Mex owns a 160-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM.

The Kansas City Southern coordinated rail network (KCSR, KCSM and Tex-Mex, including trackage rights) comprises approximately 7,100 route miles extending from the Midwest and Southeast regions of the U.S. south into Mexico and connects with all other Class 1 railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the Southeast and Southwest U.S. through alternate interchange hubs.

Panama Canal Railway Company (which we refer to as “PCRC”), an unconsolidated joint venture company owned equally by Kansas City Southern and Mi-Jack Products, Inc. (which we refer to as “Mi-Jack”), was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railroad located adjacent to the Panama Canal that provides international container shipping companies with a railway transportation alternative to the Panama Canal. The concession was awarded in 1998 for an initial term of 25 years with an automatic renewal for an additional 25-year term. The Panama Canal Railway is a north-south railroad traversing the isthmus of Panama between the Atlantic and Pacific oceans.

Other subsidiaries and affiliates of Kansas City Southern include the following:

•

Meridian Speedway, LLC, a 70% owned consolidated affiliate that owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is the portion of the rail line between Dallas, Texas and Meridian known as the “Meridian Speedway.” Norfolk Southern Corporation, through its wholly owned subsidiary, The Alabama Great Southern Railroad Company, owns the remaining 30% of MSLLC;

•	TFCM, S. de R.L. de C.V., a 45% owned unconsolidated affiliate that operates a bulk liquid terminal in San Luis Potosí, Mexico;

•	Ferrocarril y Terminal del Valle de México, S.A. de C.V., a 25% owned unconsolidated affiliate that provides railroad services as well as ancillary services in the greater Mexico City area; and

•	PTC-220, LLC, a 14% owned unconsolidated affiliate that holds the licenses to large blocks of radio spectrum and other assets for positive train control.

KCS is a public company. KCS common stock and KCS preferred stock are traded on the NYSE under the symbols “KSU” and “KSU-P,” respectively. KCS’s principal executive offices are located at 427 West 12th Street, Kansas City, MO 64105, and its telephone number is 1-816-983-1303.

Additional information about KCS can be found on its website at www.kcsouthern.com. The information contained in, or that can be accessed through, KCS’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about KCS, see the section entitled “Where You Can Find Additional Information,” on page 230.

Risk Factors (page 22)

The transactions contemplated by the merger agreement involve risks, some of which are related to the transaction. In considering the transaction, including whether to vote for the KCS merger proposal, the KCS compensation proposal and the KCS adjournment proposal, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors” on page 22, together with the other information included or incorporated by reference in this proxy statement/prospectus.

Transaction Structure (page 48)

The merger agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, (i) at the effective time, first merger sub will merge with and into KCS, with KCS surviving the first merger as a direct, wholly owned subsidiary of surviving merger sub, and (ii) immediately following the first merger at the effective time of the second merger (which we refer to as the “second effective time”), KCS will merge with and into surviving merger sub, with surviving merger sub surviving the second merger as a direct, wholly owned subsidiary of CPRL.

Immediately following the second merger and immediately prior to the deposit of all of the outstanding shares of capital stock of the second surviving corporation into the independent, irrevocable voting trust (which we refer to as the “voting trust transaction”), CPRL and certain subsidiaries of CPRL will be involved in an internal reorganization that will result in the second surviving corporation becoming an indirect wholly owned subsidiary of CPRL. See the section entitled “The KCS Merger Proposal—Transaction Structure,” on page 48 for a description of each step involved in the internal reorganization.

The terms and conditions of the transaction are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the transaction are qualified in their entirety by reference to the full text of the merger agreement. For a summary of the merger agreement, see the section entitled “The Merger Agreement,” on page 137.

Merger Consideration (page 49)

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of KCS common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted automatically into the right to receive the merger consideration, being the share consideration of 2.884 validly issued, fully paid and non-assessable CPRL common shares and the cash consideration of $90.00 in cash, without interest, and each share of KCS preferred stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive the preferred merger consideration of $37.50 in cash, without interest.

The merger consideration and/or the preferred merger consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving KCS common stock, KCS preferred stock or CPRL common shares prior to the effective time, to proportionally reflect such change.

For a full description of the treatment of KCS equity awards in the transaction, see the sections entitled “The Merger Agreement—Treatment of KCS Equity Awards” and “The Merger Agreement—Merger Consideration,” on pages  141 and 139, respectively.

KCS Board of Directors’ Recommendation (page 65)

The KCS board unanimously recommends that you vote “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal. For a description of some of the factors considered by the KCS board in reaching its decision to approve the merger agreement and additional information on the recommendation of the KCS board that KCS stockholders vote to adopt the merger agreement, see the section entitled “The KCS Merger Proposal—Recommendation of the KCS Board; KCS’s Reasons for the Transaction,” on page 65.

The Voting Trust (page 169)

Certain activities of CPRL, KCS and their subsidiaries are regulated by the STB. STB approval or exemption is required for, among other things, CPRL’s or merger holdco’s acquisition of control of KCS. Upon consummation of the transaction, merger holdco will establish the voting trust. Following the transaction and pending STB final approval or exemption of the transaction pursuant to 49 U.S.C. § 11323 et seq., all of the outstanding shares of capital stock of the second surviving corporation will be deposited by merger holdco into the voting trust in accordance with the terms and conditions of the voting trust agreement. The trustee will agree to act as voting trustee in respect of the voting trust; in such capacity, the trustee will vote all shares of the capital stock of the second surviving corporation at any time delivered to the trustee of the voting trust pursuant to the voting trust agreement (which shares we refer to as “trust stock”). Although merger holdco will remain the beneficial owner of the trust stock, both it and CPRL will be unable to exercise control over KCS while the trust stock is held by the trustee. The deposit of the outstanding shares of capital stock of the second surviving corporation into the voting trust by merger holdco will insulate the second surviving corporation from control by CPRL or merger holdco until STB final approval has been either obtained (or is otherwise no longer required by law) or denied. The management and board of directors of KCS will continue to manage the second surviving corporation while its outstanding shares of capital stock are held in the voting trust, pursuing its independent business plan and growth strategies. For a summary of the terms of the voting trust, see the section entitled “The Voting Trust,” on page 169.

Comparative Per Share Market Price Information (page 39)

The following table presents the closing price per share of CPRL common shares on the TSX and the NYSE and of KCS common stock on the NYSE on (a) March 19, 2021, the last full trading day prior to the public announcement of the signing of the prior CP merger agreement, (b) August 9, 2021, the last full trading day prior to that on which CPRL submitted a revised offer to acquire KCS, (c) September 14, 2021, the last full trading day prior to the public announcement of the signing of the merger agreement, and (d) October 29, 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of KCS common stock, which was calculated by multiplying the closing price of CPRL common shares on the NYSE on those dates by the exchange ratio and adding $90.00 in respect of the cash consideration.

Date	CPRL common shares TSX(2)		CPRL common shares NYSE(2)		KCS common stock NYSE(2)	Equivalent value of merger consideration per share of KCS stock based on price of CPRL common shares on NYSE
	(C$)		(US$)		(US$)	(US$)
March 19, 2021	94.85	(1)	75.70	(1)	224.16	308.31
August 9, 2021	91.50		72.71		269.60	299.70
September 14, 2021	86.48		68.14		280.00	286.52
October 29, 2021	95.79		77.40		310.25	313.22

(1)

On May 13, 2021, CPRL effected a five-for-one share split of the issued and outstanding CPRL common shares (the “share split”). The per share amount listed herein has been retrospectively adjusted to reflect the share split.

(2)	Share prices are based on closing prices.

Opinions of KCS’s Financial Advisors (page 72)

Opinion of Morgan Stanley

Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) was retained by the KCS board to act as its financial advisor in connection with the transaction. On September 15, 2021, Morgan Stanley rendered its oral opinion, which was confirmed by delivery of a written opinion dated September 15, 2021, to the KCS board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of shares of KCS common stock, other than shares held in treasury or held by CPRL, the merger subs or KCS (in each case, other than shares held on behalf of third parties) or shares with respect to which the holders thereof have not voted in favor of the adoption of the merger agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (collectively, “excluded shares”), under the merger agreement was fair from a financial point of view to such holders of KCS common stock.

The full text of Morgan Stanley’s written opinion to the KCS board, dated September 15, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference herein in its entirety. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the KCS board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the transaction. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the shareholders of KCS or CPRL should vote at the shareholders’ meetings to be held in connection with the transaction.

Opinion of BofA Securities

On September 15, 2021, at a meeting of the KCS board held to evaluate the transaction, BofA Securities, Inc. (“BofA Securities”), KCS’s financial advisor, delivered to the KCS board an oral opinion, which was confirmed by delivery of a written opinion dated September 15, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in BofA Securities’ written opinion, the merger consideration to be received in the transaction by holders of KCS common stock (other than excluded shares) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the KCS board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of BofA Securities’ opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of BofA Securities’ written opinion. BofA Securities delivered its opinion to the KCS board for the benefit and use of the KCS board (in its capacity as such) in connection with and for purposes of its evaluation of the transaction. BofA Securities’ opinion does not address any other terms or other aspects or implications of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to KCS or in which KCS might engage or as to the underlying business decision of KCS to proceed with or effect the transaction. BofA Securities’ opinion does not address any other aspect of the transaction and does not express any opinion or recommendation as to how any stockholder should vote or act in connection with the transaction or any related matter. See the section entitled “The KCS Merger Proposal—Opinions of KCS’s Financial Advisors—Opinion of BofA Securities,” on page 85.

The KCS Special Meeting (page 41)

Date, Time and Place of the KCS Special Meeting

The KCS special meeting will be held virtually via the internet on December 10, 2021 at 9:00 a.m, Central Time. In light of ongoing developments related to the COVID-19 (coronavirus) pandemic, KCS has elected to hold the KCS special meeting solely by means of remote communication via the internet. The KCS special meeting will be held solely via live audio webcast and there will not be a physical meeting location. KCS stockholders will be able to attend the KCS special meeting online and vote their shares electronically during the meeting by visiting the special meeting website at https://meetnow.global/MXZ6AKV.

Record Date and Outstanding Shares of KCS Voting Stock

Only holders of record of shares of KCS voting stock outstanding as of the close of business on October 14, 2021, the record date for the KCS special meeting, are entitled to notice of, and to vote at, the KCS special meeting or any adjournment or postponement of the KCS special meeting. KCS stockholders may cast one vote for each share of KCS voting stock that KCS stockholders own of record as of that record date.

Quorum

A quorum of KCS stockholders is necessary to transact business at the KCS special meeting. A quorum will exist at the KCS special meeting if holders of a majority of the aggregate voting power of the KCS capital stock issued and outstanding and entitled to vote are present in person (including virtually) or represented by proxy. All shares of KCS voting stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. All of the KCS proposals are considered “non-routine” matters under the NYSE rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the KCS special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the beneficial owner provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the KCS special meeting.

Required Vote to Approve the KCS Merger Proposal

Assuming a quorum is present at the KCS special meeting, approval of the KCS merger proposal requires the affirmative vote of at least a majority of the outstanding shares of KCS voting stock entitled to vote on the KCS merger proposal. Accordingly, a KCS stockholder’s abstention from voting or the failure of any KCS stockholder to vote (including the failure of a KCS stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the KCS merger proposal) will have the same effect as a vote “AGAINST” the KCS merger proposal.

Required Vote to Approve the KCS Compensation Proposal

Assuming a quorum is present at the KCS special meeting, approval of the KCS compensation proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS compensation proposal. Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS compensation proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for the KCS compensation proposal (assuming a quorum is present).

Required Vote to Approve the KCS Adjournment Proposal

Approval of the KCS adjournment proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS adjournment proposal (whether or not a quorum is present). Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS adjournment proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Voting by Directors and Executive Officers

As of the record date, KCS directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately 0.44% of the total outstanding shares of KCS common stock and 0.0% of the total outstanding shares of KCS preferred stock. Although no KCS director or executive officer has entered into any agreement obligating them to do so, KCS currently expects that all of its directors and executive officers will vote their shares “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal. See the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction” on page 102 and the arrangements described in Part III of KCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, KCS’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 and KCS’s Definitive Proxy Statement on Schedule 14A for KCS’s 2021 annual meeting of stockholders filed with the SEC on April 9, 2021, all of which are incorporated into this proxy statement/prospectus by reference.

The CPRL Special Meeting and Shareholder Approval (page 108)

Under Section 611(c) of the TSX Company Manual, security holder approval is required if the number of securities issued or issuable by a listed issuer in payment of the purchase price for an acquisition, exceeds 25% of the number of securities of the listed issuer which are outstanding, on a pre-acquisition, non-diluted basis. Under the terms of the merger agreement, CPRL has agreed to issue 2.884 CPRL common shares and $90.00 in cash, without interest, in exchange for each share of KCS common stock issued and outstanding immediately prior to the effective time. Issuances by KCS of shares of KCS common stock are restricted under the terms of the merger agreement, subject to certain limited exceptions or the prior written consent of CPRL. As a result, the actual number of CPRL common shares that will be issued at the effective time will depend on the number of shares of KCS common stock, KCS restricted share awards and KCS director deferred stock outstanding at such time.

CPRL shareholders will be required to approve the issuance of such number of CPRL common shares as is necessary under the merger agreement to issue the share consideration. As described in the TSX listing application filed by CPRL, based on the number of shares of KCS common stock outstanding as of September 9, 2021, CPRL anticipates up to 277,960,197 CPRL common shares to be issuable to KCS common stockholders under the terms of the merger agreement, which represents approximately 42% of the issued and outstanding CPRL common shares as of September 9, 2021 (which we refer to as the “CPRL common share issuance”). Accordingly, the TSX requires that the share issuance resolution be approved by an ordinary resolution of CPRL shareholders (i.e., a majority of the votes cast by holders of outstanding CPRL common shares represented in person or by proxy and entitled to vote at the CPRL special meeting). Despite the fact that CPRL shareholders are being asked to approve the issuance of up to 277,960,197 CPRL common shares, based on the number of shares of KCS common stock outstanding as of September 9, 2021, CPRL expects that it would issue (at the direction of surviving merger sub and on behalf of surviving merger sub) up to approximately 264,723,997 CPRL common shares in the first merger and is seeking CPRL shareholder approval for the issuance of up to 13,236,200 additional CPRL common shares to accommodate the effects of rounding and for other administrative purposes in accordance with the policies of the TSX.

The actual number of CPRL common shares to be issued or reserved for issuance under the merger agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of KCS common stock outstanding at such time and the number of KCS restricted share awards and KCS director deferred stock outstanding at such time.

CPRL will be holding the special meeting of CPRL shareholders on December 8, 2021 (which we refer to, including any adjournments or postponements thereof, as the “CPRL special meeting”) to vote on the resolutions necessary to complete the transaction and other matters to be considered by the CPRL shareholders at such special meeting. In addition to the above-mentioned resolution approving the CPRL common share issuance, at the CPRL special meeting, CPRL shareholders entitled to vote at the CPRL special meeting will be asked to approve a special resolution authorizing and approving an amendment to the articles of CPRL to change its name to “Canadian Pacific Kansas City,” which amendment is conditional upon completion of the combination of CPRL and KCS following receipt of STB final approval. CPRL will separately prepare the management information circular in accordance with applicable Canadian securities and corporate laws and distribute such management information circular to its shareholders in connection with the CPRL special meeting.

Listing of CPRL Common Shares (page 101)

The completion of the transaction is conditional upon the approval for listing of CPRL common shares issuable under the merger agreement on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions, prior to the effective time.

The TSX has conditionally approved the listing of the CPRL common shares to be issued to KCS common stockholders under the merger agreement, which CPRL common shares will be registered in the U.S. pursuant to the Form F-4. Listing of such CPRL common shares is subject to CPRL fulfilling all of the requirements of the TSX on or before the business day following the closing date. CPRL is required under the terms of the merger agreement to apply to the NYSE to list the CPRL common shares to be issued to KCS common stockholders under the merger agreement on the NYSE, which CPRL common shares will be registered in the U.S. pursuant to the Form F-4. Listing will be subject to CPRL fulfilling all the listing requirements of the NYSE. There can be no assurance that the CPRL common shares will be accepted for listing on the TSX or the NYSE.

Delisting and Deregistration of KCS Common Stock (page 102)

If the transaction is completed, KCS common stock will be delisted from the NYSE and deregistered under the U.S. Exchange Act, and KCS will no longer be required to file periodic reports with the SEC with respect to KCS common stock.

KCS has agreed to cooperate with CPRL and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the SEC to delist the KCS common stock from the NYSE and to terminate its registration under the U.S. Exchange Act as promptly as practicable after the effective time.

Debt Financing (page 119)

As of September 30, 2021, CP had total long-term debt of approximately C$10.0 billion (U.S.$7.8 billion converted at the Bank of Canada exchange rate on September 30, 2021) and KCS had total long-term debt of approximately U.S.$3.8 billion.

Under the Commitment Letter, dated as of September 15, 2021, by and among Goldman Sachs Lending Partners LLC (which we refer to as “GS Lending”), the Bank of Montreal (which we refer to as “BMO”), CPRL and CPRC, as modified by that certain joinder letter, dated September 29, 2021 (which we refer to as the “commitment letter”), BMO, GS Lending and the other financial institutions party to the commitment letter have committed to provide an unsecured 364-day bridge facility (the “bridge facility”) in an aggregate principal amount of U.S.$8.5 billion to bridge the debt financing required to fund a portion of the cash consideration and preferred merger consideration, and transaction fees and expenses associated with, the transaction. CPRL expects to reduce the commitments under the bridge facility with an offering of debt securities before the closing of the transaction into the voting trust.

Effective as of April 9, 2021, CPRL amended its existing revolving credit facility to modify certain provisions relating to the calculation of the financial covenant ratio in its credit facility. In addition, effective as of September 24, 2021, CPRL entered into an amendment to extend the two-year tranche and the five-year tranche of its existing revolving credit facility to September 27, 2023 and September 27, 2026, respectively. Effective as of September 29, 2021, CPRL entered into a further amendment to its existing revolving credit facility in order to provide financial covenant flexibility for the anticipated acquisition financing pertaining to the transaction, which is in place for a two-year period from the date the transaction closes.

In addition, pursuant to the credit agreement, dated as of September 15, 2021, by and among CPRL and CPRC, BMO, the other lenders and financial institutions party thereto and BMO, as administrative agent, CPRC borrowed the aggregate amount of U.S.$500 million in unsecured term loans, which have an initial six-month maturity. Borrowings under such credit facility, together with commercial paper issuance and cash on hand were used to enable CPRL to make certain remittances in connection with the payments made by KCS in connection with the termination of the CN agreement.

Effective September 30, 2021, KCS obtained consent from the lenders under its existing revolving credit facility to permit closing into the voting trust and to provide a limited waiver for a period of time after CPRL acquires control of KCS following receipt of STB final approval.

Certain U.S. Federal Income Tax Consequences (page 120)

CPRL and KCS intend that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by holders of KCS common stock that exchange their shares of KCS common stock for the merger consideration (other than any excepted shareholder). The obligation of KCS to complete the transaction is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to KCS, or another nationally recognized tax counsel, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the transaction will not result in gain recognition under Section 367(a)(1) of the Code by holders of KCS common stock (other than any excepted shareholder).

Accordingly, on the basis of such opinion that the transaction will qualify as a reorganization and that Section 367(a) does not apply to require gain recognition, a U.S. holder (other than an excepted shareholder) that exchanges shares of KCS common stock for the merger consideration in the transaction will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the cash consideration (excluding cash received in lieu of fractional CPRL common shares, if any) received by such U.S. holder in the transaction; and (ii) the excess, if any, of (a) the sum of the cash consideration (excluding cash received in lieu of fractional CPRL common shares, if any) plus the fair market value of the share consideration (including any fractional CPRL common shares deemed received) received by such U.S. holder in exchange for its shares of KCS common stock in the transaction, over (b) such U.S. holder’s tax basis in its shares of KCS common stock exchanged. In addition, a U.S. holder of KCS common stock generally will recognize gain or loss with respect to any cash received in lieu of fractional CPRL common shares.

The exchange of KCS preferred stock for cash pursuant to the transaction generally will be a taxable transaction for U.S. federal income tax purposes. U.S. holders of KCS preferred stock will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of KCS preferred stock pursuant to the transaction and their adjusted tax basis in such shares.

For the definition of “U.S. holder” and a more detailed discussion of the material U.S. federal income tax consequences of the transaction to U.S. holders, see the section entitled “The KCS Merger Proposal—Certain U.S. Federal Income Tax Consequences,” on page 120.

The U.S. federal income tax consequences described above may not apply to all KCS stockholders. The tax consequences to KCS stockholders will depend on their individual situations. Accordingly, all KCS stockholders are urged to consult their own tax advisors for a full understanding of the particular tax consequences of the transaction to them.

Certain Canadian Federal Income Tax Consequences (page 125)

A Canadian resident holder (as defined in the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 125) who disposes of their KCS common stock for CPRL common shares and cash consideration (including cash received in lieu of a fractional CPRL common share) in connection with the first merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the sum of the aggregate of the fair market value of the CPRL common shares and cash consideration received exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s KCS common stock determined immediately before the disposition and any reasonable costs of disposition.

A Canadian resident holder who disposes of their KCS preferred stock for cash consideration in connection with the first merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the cash consideration received exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s KCS preferred stock determined immediately before the disposition and any reasonable costs of disposition.

A non-Canadian resident holder (as defined in the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 125) will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of KCS common stock or KCS preferred stock, as the case may be, in connection with the first merger, or on a subsequent disposition of a CPRL common share acquired as a result of the first merger, as applicable, unless the relevant share is “taxable Canadian property,” and is not “treaty-protected property” (as those terms are defined in the Canadian tax act) of the non-Canadian resident holder, at the time of the disposition.

For more information, see the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 125.

Accounting Treatment of the Transaction (page 109)

In accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”), CP will account for the transaction using the acquisition method of accounting for business combinations.

Upon the closing, and only for the period that the outstanding shares of capital stock of the second surviving corporation (as successor to KCS) are held in the voting trust, CPRL will account for its indirect 100% equity ownership of the second surviving corporation using the equity method of accounting. Once the STB has completed its review of the transaction and approved CPRL’s acquisition of control of KCS, CPRL will consolidate KCS prospectively, and the equity method investment will be remeasured to fair value immediately before the consolidation occurs, with the resulting gain or loss recognized in net income. As the ultimate outcome of the transaction, assuming receipt of STB final approval, will be a business combination, the unaudited Pro Forma Financial Statements presented in this proxy statement/prospectus have been prepared on a consolidated basis on the basis of a business combination.

For a more detailed discussion of the accounting treatment of the transaction, see the section entitled “The KCS Merger Proposal—Accounting Treatment of the Transaction,” on page 109.

Regulatory Approvals Required for the Transaction (page 109)

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, KCS and CPRL have agreed to promptly obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods and make all necessary registrations, notices, notifications, petitions, applications, reports and other filings and take all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity (collectively, “consents”).

KCS and CPRL are not currently aware of any material consents or other filings that are required prior to the combination of CPRL and KCS other than those described in this proxy statement/prospectus.

Although CPRL and KCS believe that they will receive the required authorizations and approvals described herein to complete the transactions contemplated by the merger agreement, there can be no assurance as to the timing of these consents and approvals, CPRL’s or KCS’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose. For more information regarding factors that could impact the closing of the transaction, see the section entitled “Risk Factors,” on page 22.

For a more detailed discussion of the regulatory approvals required to close the transaction see the sections of this proxy statement/prospectus entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur” and “The Merger Agreement—Regulatory Filings and Efforts; Other Actions,” on pages 141 and 160, respectively.

STB

The transactions contemplated by the merger agreement are subject to review by the STB pursuant to 49 U.S.C. 11323 et seq., which prohibits the acquisition of control of two or more U.S. rail carriers subject to the jurisdiction of the STB by a person that is not a carrier and the acquisition or control of a U.S. rail carrier by a person that is not a carrier but that controls any number of carriers. STB approval or exemption is required for, among other things, CPRL’s acquisition of control of KCS.

On April 23, 2021, the STB issued a decision finding that the waiver provision under 49 C.F.R. § 1180.0(b) applies to the CP/KCS transaction, and that the transaction will therefore be subject to the regulations set forth at 49 C.F.R. part 1180 (2000) rather than the 2001 version of those rules. Under the pre-2001 rules that govern the transaction, no formal STB approval is required for use of a voting trust. In March 2021, the parties agreed to seek, and sought, a written informal advisory opinion of the STB Staff to the effect that the proposed deposit of all outstanding shares of capital stock of the second surviving corporation into the independent, irrevocable voting trust immediately following the completion of the post-closing contributions, subject to the voting trust agreement, would preclude unlawful control of KCS by CPRL and its affiliates and would not result in a violation of 49 U.S.C. 11323 (which we refer to as the “STB voting trust opinion”).

On May 6, 2021, the STB issued a decision indicating that it had conducted a full review of the voting trust submitted to the STB Staff in March 2021 and granted approval for the use of the voting trust to consummate the transaction, subject to the condition that the voting trust agreement be modified to prohibit the trustee from owning securities of CPRL or its affiliates during the existence of the voting trust. CP made the requisite modification. The voting trust agreement proposed for use with the transaction is unchanged from that modified in response to the STB’s May 6 decision.

On September 15, 2021, CPRL and KCS filed with the STB an Amended Notice of Intent indicating that they had entered a new agreement providing for CPRL’s acquisition of KCS, that they would file an application seeking STB control approval on or shortly after October 20, 2021, and that CPRL intended to indirectly acquire the shares of KCS prior to receiving control approval via the use of a voting trust that was substantially identical to that reviewed and approved by the STB in its May 6 decision.

On September 30, 2021, the STB issued a decision confirming that the transaction described in the September 15 Amended Notice of Intent was the “same transaction” that had been noticed in March 2021 and that the STB’s May 6, 2021 approval for CPRL’s proposed use of a voting trust to acquire KCS applies to the voting trust proposed for use with the transaction agreed to on September 15.

On October 29, 2021, CPRL and KCS filed their application seeking STB final approval for CPRL to control KCS and its U.S. rail carrier subsidiaries.

Under the merger agreement, CPRL and KCS must use reasonable best efforts to prosecute all filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB, and take all such further action as in the reasonable judgment of CPRL and KCS may facilitate obtaining STB final approval.

CFIUS

The transactions contemplated by the merger agreement are subject to review by the Committee on Foreign Investment in the United States (which we refer to as “CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder (which we refer to as “Section 721”). Under the terms of the merger agreement, CPRL may not assume control over KCS’s railroad operations until: (a) CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement, and the parties have received written notice from CFIUS that action under Section 721 has been concluded; (b) the parties have received written notice from CFIUS that the transactions contemplated by the merger agreement are not “covered transactions” pursuant to Section 721; or (c) CFIUS has sent a report to the President of the U.S. requesting the decision of the President of the U.S. with respect to the transactions contemplated by the merger agreement and (i) the period under Section 721 during which the President of the U.S. may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (ii) the President of the U.S. has announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated by the merger agreement (which we collectively refer to as “completion of the CFIUS Process”).

The merger agreement provides for CPRL and KCS to cooperate regarding the preparation and filing with CFIUS of a declaration and/or a joint voluntary notification in connection with the transactions contemplated by the merger agreement. Please refer to the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction,” on page 110 for additional detail regarding CFIUS.

COFECE and the IFT

Pursuant to the Mexican Federal Economic Competition Law and the Federal Telecommunications and Broadcasting Law, consummation of the transactions contemplated by the merger agreement requires the approval of the Comisión Federal de Competencia Económica (the Mexican Antitrust Commission) (which we refer to as “COFECE”) and the Instituto Federal de Telecomunicaciones (the Mexican Federal Telecommunications Institute) (which we refer to as the “IFT,” and, together with COFECE, the “Mexican antitrust authorities”), autonomous constitutional entities responsible for enforcing the Federal Economic Competition Law in the sectors of their respective jurisdiction, including reviewing and authorizing concentrations, when applicable. Such notifications may be submitted in parallel, and the procedures follow the same rules and legal time frame.

The merger agreement provides that KCS, CPRL, first merger sub and surviving merger sub were obligated to promptly, but in any event no later than 30 business days after the date of the merger agreement, file any and all notifications and report forms to the Mexican antitrust authorities, in each case as required under applicable law with respect to the transactions contemplated by the merger agreement, and take all other actions necessary to cause the expiration or termination of the process under applicable law as soon as practicable after the date of the merger agreement (i.e., September 15, 2021).

Notifications of the transaction were submitted to the IFT on October 4, 2021 and to COFECE on October 5, 2021. The Mexican antitrust authorities will each have 60 business days to review the transaction and issue a resolution (as such period is calculated and may be extended under Mexican law, as described in the Section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction,” on page 110). If the Mexican antitrust authorities do not issue a resolution within the relevant review period (including any extension, if applicable), the transaction will be deemed approved. Failure to obtain clearance from the Mexican antitrust authorities precludes the parties from closing the transaction in Mexico.

ARTF and SCT

KCS and CPRL (through KCSM) have filed notices with the Mexican Agencia Reguladora del Transporte Ferroviario (the Regulatory Agency of Rail Transportation of Mexico) (which we refer to as “ARTF”) and the Secretaría de Comunicaciones y Transportes (the Secretary of Communications and Transportation of Mexico) (which we refer to as “SCT”), which are responsible for regulating railroad services in Mexico, prior to the effective time. The notice process is for informational purposes only, and no approval is required from either ARTF or SCT to consummate the transaction.

Mexican Rail Union

KCS has provided an informal notification to the Mexican rail union; no approval on the part of the Mexican rail union is required in order to consummate the transaction.

FCC

KCS is subject to regulation by the Federal Communications Commission (which we refer to as the “FCC”) under the Communications Act of 1934, as amended. FCC approval of the transfer of KCS’s FCC licenses will be required. Failure to receive FCC approval prior to transferring control of the FCC licenses could result in civil fines, revocation of the subject licenses, and/or other remedial actions by the FCC. Initial approval from the FCC is expected before closing into the voting trust.

In October 2021, CPRL and KCS filed the required applications for FCC consent to the transfer of control of the subject licenses held by KCS from KCS to the voting trust. In November 2021, CPRL and KCS anticipate that applications to transfer control of KCS as lessee or sublessee of certain FCC licenses will be filed. While CPRL and KCS believe that FCC approval will ultimately be obtained, this approval is not assured.

Additionally, if the transaction is consummated, then the FCC will also preside over a similar post-closing approval process. CPRL and KCS anticipate, but cannot guarantee, that the FCC will ultimately approve this post-closing transfer of control of the FCC licenses. CPRL and KCS are not aware of any cases where FCC approval did not follow STB approval.

For a more detailed discussion of the regulatory approvals required for the transaction, see the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction,” on page 110.

Treatment of KCS Equity Awards (page 141)

KCS Stock Options

Each option to purchase shares of KCS common stock (which we refer to as a “KCS stock option”), whether vested or unvested, that is outstanding as of immediately prior to the effective time will, at the effective time, become fully vested and be converted into the right to receive an amount of cash equal to (i) the excess, if any of (A) the value of the merger consideration over (B) the per share exercise price of such option multiplied by (ii) the total number of shares of KCS common stock subject to such option as of immediately prior to the effective time, less applicable tax withholding.

KCS Restricted Share Awards

Each award of shares of KCS common stock granted subject to any vesting, forfeiture or other lapse restrictions (which we refer to as a “KCS restricted share award”) that is outstanding as of immediately prior to the effective time and was granted prior to March 21, 2021, will, at the effective time, become fully vested and be converted into the right to receive (i) the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award as of immediately prior to the effective time and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, less applicable tax withholding.

Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted on or after March 21, 2021, will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive (i) an amount in cash equal to the value of the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award. Each such cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS restricted share award, except that such award will vest in full upon a qualifying termination.

KCS Performance Share Awards

Each award of performance shares that corresponds to shares of KCS common stock (which we refer to as a “KCS performance share award”) that is outstanding as of immediately prior to the effective time will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the value of the merger consideration multiplied by 200% of the target number of shares of KCS common stock covered by the KCS performance share award as of immediately prior to the effective time. Each such cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS performance share award, except that performance-based vesting conditions will no longer apply and the award will vest in full upon a qualifying termination.

KCS Director Deferred Stock

Each share of director deferred stock of KCS that is outstanding as of immediately prior to the effective time, will, at the effective time, be converted into the right to receive the merger consideration, less applicable tax withholding.

Appraisal or Dissenters’ Rights (page 114)

If the transaction is completed, KCS stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder and obtain payment in cash for the fair value of their shares of KCS, subject to certain limitations under the DGCL. Any shares of KCS voting stock that are held by a KCS stockholder on the date of making an appraisal demand, who continues to own such shares through the effective time, who has not voted in favor of the adoption of the merger agreement and who has properly demanded appraisal for such shares in accordance with the DGCL will not be converted into the right to receive the merger consideration or preferred merger consideration, as applicable, and a KCS stockholder who holds such shares will have the right to obtain payment in cash for the fair value of their shares of KCS in lieu of the merger consideration or preferred merger consideration, as applicable, unless such KCS stockholder fails to perfect, effectively withdraws, waives or otherwise loses such stockholder’s appraisal rights under the DGCL. If, after the effective time, such holder of KCS voting stock fails to perfect, effectively withdraws, waives or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the effective time into a right to receive the merger consideration or preferred merger consideration, as applicable, without any interest thereon. Due to the complexity of the procedures for exercising your appraisal rights, KCS stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled “The KCS Merger Proposal—Appraisal or Dissenters’ Rights,” on page 114, for additional information and the text of Section 262 of the DGCL, which is included as Annex D to this proxy statement/prospectus, which you are encouraged to read carefully and in their entirety.

Conditions that Must be Satisfied or Waived for the Transaction to Occur (page 141)

Mutual Conditions to Completion

The respective obligations of each party to effect the transaction are subject to the satisfaction or waiver at or prior to the closing of the transaction of each the following conditions:

•

obtaining the affirmative vote of the holders of a majority of the outstanding shares of KCS voting stock in favor of the adoption of the merger agreement (which we refer to as the “KCS stockholder approval”);

•

obtaining the affirmative vote in favor of the CPRL common share issuance by a majority of the votes cast by the holders of outstanding CPRL common shares represented in person or by proxy and entitled to vote on such matter at the CPRL special meeting or any adjournment or postponement thereof (which we refer to as the “CPRL shareholder approval”);

•

effectiveness of the Form F-4 (of which this proxy statement/prospectus forms a part) in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced;

•

no injunction or similar order by any court or other governmental entity of competent jurisdiction having been entered and continuing to be in effect that prohibits or makes illegal the consummation of the transaction or the voting trust transaction;

•	the authorizations required to be obtained from COFECE and the IFT with respect to the transactions contemplated by the merger agreement having been obtained; and

•	the CPRL common shares to be issued in the first merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

Conditions to the Obligations of KCS

The obligation of KCS to effect the transaction is also subject to the satisfaction or waiver by KCS, at or prior to the closing of the transaction, of the following conditions:

•

the representations and warranties of CPRL and each merger sub contained in the merger agreement being true and correct as of the date of the merger agreement and as of the date on which the closing occurs (which we refer to as the “closing date”) as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), subject to the materiality standards provided in the merger agreement;

•

CPRL and each merger sub having performed in all material respects the obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the closing;

•	since September 15, 2021, no event, change, occurrence, effect or development having occurred that has had, or is reasonably likely to have, a material adverse effect on CPRL;

•	KCS’s receipt of a certificate of the chief executive officer or another senior officer of CPRL, certifying that the conditions set forth in the bullets directly above have been satisfied; and

•

KCS’s receipt of an opinion of Wachtell, Lipton, Rosen & Katz, or, if Wachtell, Lipton, Rosen & Katz is unable to provide such opinion, another nationally recognized tax counsel dated as of the closing date, to the effect that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the transaction will not result in gain recognition under Section 367(a)(1) of the Code by persons who are stockholders of KCS immediately prior to the effective time (with certain exceptions).

Conditions to the Obligations of CPRL and the Merger Subs

The obligations of CPRL and the merger subs to effect the transaction are also subject to the satisfaction or waiver by CPRL, at or prior to the closing of the transaction, of the following conditions:

•

the representations and warranties of KCS contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), subject to the materiality standards provided in the merger agreement;

•

KCS having performed in all material respects the obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it at or prior to the closing;

•	since September 15, 2021, no event, change, occurrence, effect or development having occurred that has had, or is reasonably likely to have, a material adverse effect on KCS; and

•	CPRL’s receipt of a certificate of the chief executive officer or another senior officer of KCS, certifying that the conditions set forth in the bullets directly above have been satisfied.

No Solicitation (page 151)

The merger agreement generally restricts the ability of CPRL, KCS and their respective subsidiaries, directors and officers to: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an alternative proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any person regarding an alternative proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an alternative proposal (except to notify such person that the provisions of the merger agreement prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to such party or its subsidiaries in connection with or for the purpose of facilitating an alternative proposal or any inquiry, proposal, offer or indication of intent that would reasonably be expected to lead to, or result in, an alternative proposal, (iv) recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an alternative proposal, or (v) approve, authorize or agree to do any of the actions outlined in clauses (i)-(iv) above or otherwise knowingly facilitate any effort or attempt to make an alternative proposal.

However, prior to the time, but not after, in the case of KCS, the KCS stockholder approval is obtained or, in the case of CPRL, the CPRL shareholder approval is obtained, if such party receives a superior proposal or the relevant party’s board of directors has determined in good faith after consultation with its outside legal and financial advisors that such proposal could reasonably be expected to lead to a superior proposal, such party may take various actions, including providing information in response to a request therefor (including non-public information) to the third party who made such alternative proposal (including its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, which we collectively refer to as “representatives,” and prospective equity and debt financing sources) (subject to the terms and conditions of the merger agreement) and engaging or participating in discussions or negotiations with any such third party (including its representatives) regarding such alternative proposal.

CPRL and KCS are each required to promptly give notice to the other party if it or any of its representatives receives (i) any inquiries, proposals or offers with respect to an alternative proposal or (ii) any request for information that, to the knowledge of such party, has been or is reasonably likely to have been made in connection with any alternative proposal. CPRL or KCS, as applicable, will be required to thereafter keep the other party reasonably informed, on a reasonably current basis, of any material developments regarding any alternative proposal or any material change to the terms of any such alternative proposal and any material change to the status of any such discussions or negotiations with respect thereto.

For more detailed information, see the section entitled “The Merger Agreement—No Solicitation,” on page 151.

Financing (page 155)

CPRL has agreed to use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts to obtain funds sufficient, together with cash and other sources of funds immediately available to CPRL on the closing date, for the satisfaction of CPRL’s and its affiliates’ obligations under the merger agreement and the debt commitment letters delivered at signing of the merger agreement, including the commitment letter (the “debt commitment letters”), including payment of the cash consideration and preferred merger consideration and any fees and expenses of or payable by CPRL, the merger subs, or CPRL’s affiliates, and for any repayment or refinancing of any outstanding indebtedness of KCS and/or its subsidiaries contemplated by, or required in connection with the transaction (the “financing amounts”), including using reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the financing contemplated by the debt commitment letters. Other than the commitment letter in respect of the bridge facility, all debt commitment letters have been terminated.

In the event any portion of the debt financing contemplated by the debt commitment letters becomes unavailable regardless of the reason therefor, (A) CPRL will promptly notify KCS in writing of such unavailability and the reason therefor and (B) CPRL will use its reasonable best efforts, and will cause each of its subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “alternative financing”) in an amount sufficient, when taken together with cash and the other sources of immediately available funds to CPRL at the closing to pay the financing amounts and that do not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the debt commitment letters. To the extent requested in writing by KCS from time to time, CPRL will keep KCS informed on a reasonably current basis of the status of its efforts to arrange and consummate the debt financing. CPRL will promptly notify KCS in writing if there exists any actual or threatened material breach, default, repudiation, cancellation or termination by any party to the debt commitment letters or any definitive agreement and a copy of any written notice or other written communication from any financing party with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the debt commitment letters or any definitive agreement or any provision thereof.

KCS has agreed to use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, and each of them will use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by CPRL in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any debt financing or alternative financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of KCS and its affiliates and is otherwise subject to certain specified limitations).

For more detailed information, see the section entitled “The Merger Agreement—Financing,” on page 155.

Termination or Abandonment of the Merger Agreement (page 164)

Subject to conditions and circumstances described in the merger agreement, the merger agreement may be terminated and abandoned at any time prior to the effective time whether before or after any approval by the KCS stockholders or CPRL shareholders of the matters presented in connection with the transaction:

•	by mutual written consent of KCS and CPRL;

•	by either KCS or CPRL, if:

•

the effective time has not occurred on or before the end date; provided, that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the transaction on or before such date;

•

any governmental entity of competent jurisdiction has issued or entered an injunction or similar order that prohibits or makes illegal the consummation of the transaction or the voting trust transaction, and such injunction or similar order has become final and non-appealable; provided, that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in a manner that has been the primary cause of such injunction or order;

•	the KCS stockholder approval is not obtained at the KCS special meeting or at any adjournment or postponement thereof; or

•	the CPRL shareholder approval is not obtained at the CPRL special meeting or at any adjournment or postponement thereof;

•	by KCS:

•

if there has been a breach or failure to perform in any material respect by CPRL or the merger subs of any representation, warranty, covenant or agreement set forth in the merger agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable by the end date, or if curable by the end date, has not been cured within 45 business days after the giving of notice thereof by KCS; however, the right to terminate the merger agreement due to such a breach or failure will not be available to KCS if KCS is in material breach of any representation, warranty, agreement or covenant contained in the merger agreement;

•	prior to receipt of the KCS stockholder approval, in order to enter into a definitive agreement providing for a KCS superior proposal; or

•	prior to receipt of the CPRL shareholder approval if the board of directors of CPRL (which we refer to as the “CPRL board”) has effected a change of recommendation; or

•	by CPRL:

•

if there has been a breach or failure to perform in any material respect by KCS of any representation, warranty, covenant or agreement set forth in the merger agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable by the end date, or if curable by the end date, has not been cured within 45 business days after the giving of notice thereof by CPRL; however, the right to terminate the merger agreement due to such a breach or failure will not be available to CPRL if CPRL or any merger sub is in material breach of any representation, warranty, agreement or covenant contained in the merger agreement; or

•	prior to receipt of the KCS stockholder approval, if the KCS board has effected a change of recommendation.

For a more detailed explanation of the termination provisions of the merger agreement, as well as a discussion of the effect of termination and potential termination payments, see the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement,” on page 164.

Your Rights as a CPRL Shareholder Will Be Different from Your Rights as a KCS Stockholder (page 195)

At the effective time, each eligible share of KCS common stock will be converted into the right to receive the merger consideration, consisting of (1) 2.884 CPRL common shares and (2) $90.00 in cash, without interest. As a result, holders of KCS common stock will have different rights once they become CPRL shareholders due to differences between the organizational documents of CPRL and KCS and differences between Delaware law, where KCS is incorporated, and the laws of Canada, where CPRL is incorporated. For a summary of the material differences between the rights of CPRL shareholders and the existing rights of holders of KCS common stock, see the section entitled “Comparison of Rights of CPRL Shareholders and KCS Stockholders,” on page 195.

Interests of KCS’s Directors and Executive Officers in the Transaction (page 102)

In considering the recommendation of the KCS board to adopt the merger agreement, KCS stockholders should be aware that KCS’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of KCS stockholders generally, including potential severance benefits, treatment of outstanding KCS equity awards in connection with the transaction, potential transaction bonuses, tax gross-ups with respect to taxes imposed under Section 4999 of the Code, and rights to ongoing indemnification and insurance coverage. The KCS board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, and in recommending to KCS stockholders that the merger agreement be approved.

These interests are discussed in more detail in the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 102. The KCS board was aware of the different or additional interests described herein and considered these interests along with other matters in approving and adopting the merger agreement.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the KCS merger proposal, the KCS compensation proposal and the KCS adjournment proposal. As CPRL shareholders following the effective time, holders of KCS common stock will be subject to all risks inherent in the business of CPRL in addition to the risks relating to KCS. The market value of CPRL common shares will reflect the performance of the business relative to, among other things, that of the competitors of CPRL and KCS and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss.

In addition, KCS’s and CPRL’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of KCS, in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and in the case of CPRL, in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, each of which is incorporated by reference into this proxy statement/prospectus. For more information, please see the section entitled “Where You Can Find Additional Information” on page 230.

Risks Relating to the Transaction

Because the exchange ratio is fixed and the market price of shares of CPRL common shares has fluctuated and will continue to fluctuate, KCS stockholders cannot be sure of the value of the merger consideration they will receive in the transaction prior to the closing of the transaction.

At the effective time, each share of KCS common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive 2.884 CPRL common shares and $90.00 in cash, without interest. Because the exchange ratio is fixed, the value of the share consideration will depend on the market price of CPRL common shares at the effective time. The market price of CPRL common shares has fluctuated since the date of the announcement of the transaction and is expected to continue to fluctuate from the date of this proxy statement/prospectus until the closing date, which could occur a considerable amount of time after the date hereof. Changes in the price of CPRL common shares may result from a variety of factors, including, among others, general market and economic conditions, changes in CPRL’s and KCS’s respective businesses, operations and prospects, risks inherent in their respective businesses, changes in market assessments of the likelihood that the proposed acquisition will be completed and/or the value that may be generated by the proposed acquisition and changes with respect to expectations regarding the timing of the proposed acquisition and regulatory considerations. Many of these factors are beyond KCS’s and CPRL’s control.

The CPRL common shares to be received by holders of KCS common stock at the effective time will have different rights from shares of KCS common stock.

At the effective time, holders of KCS common stock will no longer be stockholders of KCS but will instead become shareholders of CPRL. The rights of former holders of KCS common stock as stockholders will then be governed by Canadian law and by the terms of CPRL’s articles of incorporation and by-laws, which are in some respects materially different than the terms of KCS’s certificate of incorporation and by-laws, which currently govern the rights of KCS stockholders. See the section of this proxy statement/prospectus entitled “Comparison of Rights of CPRL Shareholders and KCS Stockholders,” on page 195 for a discussion of the different rights associated with CPRL common shares and KCS common stock.

The transaction is subject to various closing conditions, including regulatory and stockholder/shareholder approvals as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.

Closing of the transaction is subject to the satisfaction or waiver of a number of conditions specified in the merger agreement, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the transaction. These conditions include, among other things: (1) receipt of the KCS stockholder approval; (2) receipt of the CPRL shareholder approval; (3) effectiveness of the Form F-4 (of which this proxy statement/prospectus forms a part) in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced; (4) the absence of any injunction or similar order prohibiting or making illegal the consummation of the transaction or the voting trust transaction; (5) approval by COFECE and the IFT of the transactions contemplated by the merger agreement; (6) the CPRL common shares issuable in the first merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements; (7) the accuracy of each party’s representations and warranties, subject to certain materiality standards set forth in the merger agreement; (8) compliance by each party in all material respects with such party’s obligations under the merger agreement; and (9) with respect to CPRL, the absence of a Company Material Adverse Effect, and with respect to KCS, the absence of a Parent Material Adverse Effect (as such terms are defined in the merger agreement).

The governmental authorities from which authorizations are required have broad discretion in administering the governing laws and regulations, and may take into account various facts and circumstances in their consideration of the transactions contemplated by the merger agreement. These governmental authorities may initiate proceedings or otherwise seek to prevent the transaction. As a condition to authorization of the transactions contemplated by the merger agreement, these governmental authorities also may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of CPRL’s business after the combination of CPRL and KCS following receipt of STB final approval.

We cannot provide any assurance that all required consents and approvals will be obtained or that all closing conditions will otherwise be satisfied (or waived, if applicable), and, if all required consents and approvals are obtained and all closing conditions are satisfied (or waived, if applicable), we cannot provide any assurance as to the terms, conditions and timing of such consents and approvals or the timing of the completion of the transaction. Many of the conditions to completion of the transaction are not within either KCS’s or CPRL’s control, and neither company can predict when or if these conditions will be satisfied (or waived, if applicable). Any delay in completing the transaction could cause KCS and/or CPRL not to realize some or all of the benefits that each expects to achieve if the transaction is successfully completed within the expected timeframe.

In order to complete the transaction, CPRL and KCS must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, completion of the transaction may be delayed, jeopardized or prevented and the anticipated benefits of the transaction could be reduced.

No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the transaction will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of KCS and CPRL or may impose requirements, limitations or costs or place restrictions on the conduct of KCS’s or CPRL’s business, and if such consents, orders and approvals require an extended period of time to be obtained, such extended period of time could increase the chance that an adverse event occurs with respect to KCS or CPRL. Such extended period of time also may increase the chance that other adverse effects with respect to KCS or CPRL could occur, such as the loss of key personnel. Even if all necessary approvals are obtained, no assurance can be given as to the terms, conditions and timing of such approvals. For more information, see the sections entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” and “The Merger Agreement—Conditions that Must be Satisfied or Waived for the Transaction to Occur,” on pages 110 and 141, respectively.

The KCS special meeting may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the KCS merger proposal is approved by KCS stockholders, KCS may not be required to seek further approval of KCS stockholders.

After CPRL’s combination with KCS following receipt of STB approval, CPRL may fail to realize projected benefits and cost savings of the combination, which could adversely affect the value of CPRL common shares.

CPRL and KCS have operated and, until the receipt of STB final approval, will continue to operate (even while the voting trust is in effect), independently. The success of CPRL’s combination with KCS will depend, in part, on CPRL’s ability to realize the anticipated benefits and synergies from combining the businesses of KCS and CPRL following the (which we refer to as the “control date”), including operational and other synergies that we believe the combined company will achieve. The anticipated benefits and synergies of CPRL’s combination with KCS may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that we do not currently foresee. Some of the assumptions that we have made, such as the achievement of operating synergies, may not be realized. The integration process may, for KCS and CPRL, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the transaction that were not discovered in the course of performing due diligence. Coordinating certain aspects of the operations and personnel of CPRL with KCS after the combination of CPRL and KCS following receipt of STB final approval will involve complex operational, technological and personnel-related challenges, which may be made more difficult in light of the COVID-19 pandemic. Additionally, the integration will require significant time and focus from management following the combination which may disrupt the business of the combined company.

The announcement and pendency of the transaction could adversely affect each of KCS’s and CPRL’s business, results of operations and financial condition.

The announcement and pendency of the transaction could cause disruptions in and create uncertainty surrounding KCS’s and CPRL’s business, including affecting KCS’s and CPRL’s relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on KCS’s or CPRL’s business, results of operations and financial condition, regardless of whether the transaction is completed. In particular, KCS and CPRL could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the transaction. KCS and CPRL could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. The attention of KCS’s and CPRL’s respective management may be directed towards closing the transaction, including obtaining regulatory approvals and other transaction-related considerations and may be diverted from the day-to-day business operations of KCS and CPRL and matters related to the transaction may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to KCS and CPRL. Additionally, the merger agreement requires each party to obtain the other party’s consent prior to taking certain specified actions while the transaction is pending. These restrictions may prevent CPRL and KCS from pursuing otherwise attractive business opportunities prior to the closing of the transaction, and in some cases for KCS, completion of the combination. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of CPRL and the market value of CPRL common shares.

If the transaction does not close, the prices of KCS common stock and CPRL common shares may fall to the extent that the current prices of KCS common stock and CPRL common shares reflect a market assumption that the transaction will close. In addition, the failure to close the transaction may result in negative publicity or a negative impression of KCS in the investment community and may affect KCS’s and CPRL’s relationship with employees, customers, suppliers and other partners in the business community.

KCS and CPRL will incur substantial transaction fees and costs in connection with the transaction.

KCS and CPRL have incurred and expect to incur additional material non-recurring expenses in connection with the transactions contemplated by the merger agreement, including costs relating to obtaining required approvals and, in the case of KCS, compensation payments to its executives triggered by the change in control of KCS as a result of the transaction. KCS and CPRL have incurred significant financial services, accounting, tax and legal fees in connection with the process of negotiating and evaluating the terms of the transaction. Additional significant unanticipated costs may be incurred in the course of coordinating and combining the businesses of KCS and CPRL following receipt of STB final approval. Even if the transaction does not close, KCS and CPRL will need to pay certain costs relating to the transaction incurred prior to the date the transaction was abandoned, such as financial advisory, accounting, tax, legal, filing and printing fees. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. In addition to its own fees and expenses, if the merger agreement is terminated under specified circumstances, KCS will be required to pay to CPRL a $700.0 million termination payment and/or the $700.0 million CN termination amount refund. In addition to its own fees and expenses, if the merger agreement is terminated under specified circumstances, CPRL may be required to pay either $700.0 million or $1.0 billion to KCS, depending on the reason for the termination. For more information, see the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement,” on page 164.

Significant demands will be placed on CPRL and KCS as a result of the combination of the two companies.

As a result of the combination of CPRL and KCS following receipt of STB final approval, significant demands will be placed on the managerial, operational and financial personnel and systems of CPRL and KCS. CPRL and KCS cannot assure you that their respective systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the combination of the two companies. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the transaction.

The unaudited pro forma condensed consolidated financial information of KCS and CPRL is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the combination of CPRL and KCS following receipt of STB final approval.

The unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of CPRL and KCS, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company after the combination of CPRL and KCS following receipt of STB final approval. In addition, the unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the transaction. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the combination of CPRL and KCS following receipt of STB final approval. Accordingly, the historical information incorporated by reference in this proxy statement/prospectus and unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had KCS and CPRL operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition after the combination of CPRL and KCS following receipt of STB final approval. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

In preparing the unaudited pro forma condensed consolidated financial information contained in this proxy statement/prospectus, CPRL has given effect to, among other items, the combination of CPRL and KCS following receipt of STB final approval, the payment of the merger consideration and the preferred merger consideration and the indebtedness of CPRL on a consolidated basis after giving effect to the combination of CPRL and KCS following receipt of STB final approval, including the indebtedness of KCS. The unaudited pro forma condensed consolidated financial information may not reflect all of the costs that are expected to be incurred by KCS and CPRL in connection with the transaction. For more information, see the section entitled

“Unaudited Pro Forma Condensed Consolidated Financial Information,” on page 171, including the notes thereto.

The substantial additional indebtedness that CP will incur in connection with the transaction could adversely affect CP’s (and after the combination of CPRL and KCS following receipt of STB final approval, the combined company’s) financial position, including by decreasing its business flexibility, ability to satisfy its debt obligations and credit ratings.

After the combination of CPRL and KCS following receipt of STB final approval, the combined company will have substantially increased borrowings compared to CP’s historical level of borrowings. CP’s consolidated borrowings were approximately C$10.0 billion (U.S.$7.8 billion converted at the Bank of Canada exchange rate on September 30, 2021) as at September 30, 2021. The combined company’s pro forma borrowings as at September 30, 2021, if the acquisition of KCS had been completed on that same date, would have been approximately U.S.$20.1 billion, of which U.S.$9.0 billion would have been at variable rates of interest when assuming borrowings for the transaction are made under the bridge facility.

CP expects to incur approximately U.S.$12.3 billion of additional debt in connection with the transaction relative to debt balances outstanding as at September 30, 2021, as a result of obtaining financing to complete the transaction and refinancing of debt assumed in the transaction as required. Also, in connection with the transaction, the existing indebtedness of KCS is expected to remain outstanding to the extent the transaction closes into the voting trust. This increased level of borrowings could have the effect, among other things, of reducing CP’s liquidity and the combined company’s flexibility to respond to changing business and economic conditions. Also, the combined company’s ability to make payments of principal and interest on its indebtedness will depend upon its future performance, which will be subject to general economic, financial and business conditions, sufficient cash flow from KCS during the period in which it is in the voting trust, the implementation of the integration with KCS and other factors affecting its operations, many of which will be beyond the combined company’s control.

Accordingly, the amount of cash required to service the combined company’s increased borrowing levels and increased aggregate dividends after the combination of CPRL and KCS following receipt of STB final approval, and thus the demands on the combined company’s cash resources, will be greater than the amount of cash flows required to service CP’s borrowings and pay dividends prior to the combination. If CP completes the acquisition of KCS and obtains control of KCS but CP does not achieve the expected benefits and cost savings from the acquisition, or if the financial performance of the combined company does not meet current expectations, then CP’s ability to service CP’s indebtedness may be adversely impacted. The increased levels of borrowings and dividends after the combination of CPRL and KCS following receipt of STB final approval could also reduce funds available for the combined company’s investments in research and development and capital expenditures and other activities and may create competitive disadvantages for the combined company relative to other companies with lower debt levels.

The agreements that will govern CP’s indebtedness that would be incurred in connection with the acquisition of KCS may contain various affirmative and negative covenants that may, subject to certain customary exceptions, restrict the combined company’s ability to, among other things, create liens over its property, change its line of business and/or merge or consolidate with any other person or sell or convey certain of its assets to another person. In addition, some of the agreements that will govern the combined company’s new debt financings may contain financial covenants that will require it to maintain certain financial ratios. Various risks, uncertainties and events beyond the combined company’s control could affect its ability to comply with these covenants and failure to comply with them could result in an event of default, which, if not cured or waived, could accelerate repayment obligations. Under these circumstances, the combined company may not have sufficient funds or other resources to satisfy all of its obligations.

CP’s credit ratings impact the cost and availability of future borrowings and, accordingly, CP’s cost of capital. CP’s credit ratings reflect each credit rating organization’s opinion of CP’s financial and business strength, operating performance and ability to meet CP’s debt obligations. If any of CP’s credit ratings are reduced, CP may not be able to sell additional debt securities, borrow money, refinance the transaction facilities if drawn or establish alternatives to the transaction facilities in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if CP’s current credit ratings are maintained.

In addition, future borrowings under circumstances in which the combined company’s debt is rated below investment grade may contain further restrictions that impose significant restrictions on the way the combined company operates after the combination of CPRL and KCS following receipt of STB final approval.

CPRL or KCS may waive one or more of the closing conditions without re-soliciting shareholder approval or stockholder approval, respectively.

Certain conditions to CPRL’s and KCS’s obligations, respectively, to close the transaction may be waived, in whole or in part, to the extent legally permissible, either unilaterally or by agreement of CPRL and KCS. In the event that any such waiver does not require re-solicitation of CPRL’s shareholders or an amendment of this proxy statement/prospectus or any re-solicitation of proxies or voting cards, as applicable, the parties will have the discretion to close the transaction without seeking further approval of CPRL shareholders or KCS stockholders, as applicable.

The opinions of KCS’s financial advisors rendered to the KCS board do not reflect changes in circumstances between the signing of the merger agreement and the closing of the transaction.

The KCS board has received opinions from Morgan Stanley and BofA Securities, KCS’s financial advisors, dated September 15, 2021, to the effect that, as of the date of the opinions and based on and subject to assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by each financial advisor as described in the written opinions, the merger consideration to be received pursuant to the merger agreement by holders of KCS common stock (other than excluded shares) was fair, from a financial point of view, to such holders, but has not obtained updated opinions as of the date of this proxy statement/prospectus. Changes in the operations and prospects of CPRL or KCS, general market and economic conditions and other factors that may be beyond the control of CPRL or KCS, and on which the forecasts and assumptions used by KCS’s financial advisors in connection with rendering their respective opinions may have been based, may significantly alter the value of CPRL or KCS or the prices of the CPRL common shares or of the shares of KCS common stock by the time the transaction is completed. Each opinion did not speak as of the time the transaction will be completed or as of any date other than the date of such opinion and the KCS board does not anticipate asking its financial advisors to update their respective opinions. The KCS board’s recommendation that KCS stockholders vote “FOR” approval of the KCS merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the KCS adjournment proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinions that the KCS board received from its financial advisors, see the sections entitled “The KCS Merger Proposal—Opinion of BofA Securities” and “The KCS Merger Proposal—Opinion of Morgan Stanley” on pages 85 and 72, respectively. Copies of the opinions of Morgan Stanley and BofA Securities are attached as Annexes B and C to this proxy statement/prospectus and are incorporated by reference herein in its entirety.

While the transaction is pending and during the pendency of the voting trust, KCS is subject to business uncertainties and contractual restrictions that could materially adversely affect KCS’s operating results, financial position and/or cash flows or result in a loss of employees, suppliers, vendors or customers.

The merger agreement generally requires KCS to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course prior to the earlier of the termination of the merger agreement and the control date. In addition, the merger agreement includes a variety of specified restrictions on the conduct of

KCS’s business, which, in the event the merger agreement is not earlier terminated, expire either on the closing date or the control date. Among other things and subject to the other terms of the merger agreement and certain other exceptions and limitations, KCS may not, outside of the ordinary course of business, incur additional indebtedness, issue additional shares of KCS’s common stock outside of its equity incentive plans, repurchase common stock, pay dividends, acquire assets, securities or property, dispose of businesses or assets, enter into certain material contracts or make certain additional capital expenditures. KCS may find that these and other contractual restrictions in the merger agreement delay or prevent KCS from making certain changes, or limit its ability to make certain changes, during such period, even if KCS’s management believes that making certain changes may be advisable. The pendency of the transaction may also divert management’s attention and KCS’s resources from ongoing business and operations.

During the period in which KCS is in the voting trust, its existing revolving credit agreement will remain in place, which includes certain limitations on dividends and distributions to its shareholders, including CPRL at such time. Such limitations may restrict the combined company from receiving the full benefit of the cash generated by KCS during such period.

KCS’s employees, suppliers, vendors or customers may experience uncertainties about the effects of the transaction. It is possible that some employees, suppliers, vendors or customers and other parties with whom KCS has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with KCS as a result of the proposed acquisition. Similarly, current and prospective employees may experience uncertainty about their future roles with KCS following completion of the transaction, which may materially and adversely affect KCS’s ability to attract and retain key employees. If any of these effects were to occur, it could materially and adversely impact KCS’s operating results, financial position, cash flows and/or stock price.

CP expects to refinance its credit facility entered into for the purpose of the transaction but cannot guarantee that it will be able to obtain new financing on terms acceptable to it or at all.

CP anticipates that the funds needed to consummate the transaction will be derived from a combination of some or all of: (i) cash on hand; (ii) borrowings under the credit facility which will be entered into for the purpose of the transaction, its existing credit facilities and/or new credit facilities; and (iii) the proceeds from the sale of new debt securities and the issuance of any commercial paper. While CP intends to refinance the credit facility for which it has obtained commitments for the purpose of the transaction, CP’s ability to obtain any new debt financing will depend on, among other factors, prevailing market conditions and other factors beyond CP’s control. CP cannot assure you that it will be able to obtain new debt financing on terms acceptable to it or at all on or before the maturity date of its credit facilities, and therefore any such failure to refinance could materially adversely affect its operations and financial condition.

In particular, CP has entered into the commitment letter to backstop permanent debt financings to fund a portion of the cash consideration and preferred merger consideration and transaction expenses. However, CP has not entered into definitive agreements for such debt financing, and the obligation of the lenders to provide the debt financing under the commitment letter is subject to a number of customary conditions. There can be no assurance that CP will be able to obtain the debt financing under the commitment letter. In the event that the debt financing contemplated above is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If CP is unable to obtain debt financing, the transaction may be delayed or not be completed. CPRL’s obligation to complete the transaction is not conditioned upon the receipt of any financing.

CPRL’s combination with KCS is subject to final approval by the STB, and there can be no assurance as to whether and when it may be approved or if such approval will be granted with conditions applicable to the parties; accordingly, CPRL’s combination with KCS may be delayed, jeopardized or prevented entirely and the anticipated benefits of the combination could be reduced.

Although the STB has approved the proposed voting trust agreement, there can be no assurance that third parties will not ask the STB to reconsider that approval. The STB also has the authority to impose conditions on its approval of a control transaction to alleviate competitive or other concerns, and, if such conditions are imposed, the anticipated benefits of the combination of CPRL and KCS might be reduced. There is no assurance that STB final approval will be obtained or obtained on terms acceptable to CPRL.

In addition, under existing law, railroad competitors of CPRL and KCS and other interested parties may intervene to oppose the STB application or seek protective conditions in the event approval by the STB is granted, which might delay the approval process or reduce the anticipated benefits of the combination of CPRL and KCS. Furthermore, if the STB does not provide STB final approval or imposes conditions on its approval in a final order, and CPRL and KCS decide to appeal such final order from the STB, any such appeal might not be resolved for a substantial period of time after the entry of such order by the STB.

If either (i) STB final approval has not been obtained by December 31, 2023 or (ii) the STB has, by a final and non-appealable order, refused to provide STB final approval (which we refer to collectively as an “STB denial”), CPRL would be required to dispose of its initial investment in KCS. Similarly, if the STB imposes onerous conditions on STB final approval, CPRL may choose to dispose of its initial investment in KCS rather than agreeing to the conditions imposed by the STB. In either case, CPRL would be obligated under the voting trust agreement to directly or indirectly divest of the trust stock in a manner that is acceptable to the STB. CPRL and KCS expect that, in case of a divestiture, the market and divestiture alternatives for the trust stock might be limited, and such a disposition could cause CPRL to incur significant losses and expenses in connection with the transaction, which could have a significant adverse impact on the business and financial condition of CPRL.

Failure by KCS to successfully execute its business strategy and objectives may materially adversely affect the future results of the combined company and, consequently, the market value of CPRL common shares.

The success of the combination of CPRL and KCS will depend, in part, on the ability of KCS to successfully execute its business strategy, including making deliveries in a safe and reliable manner, minimizing service interruptions and investing in its infrastructure to maintain its rail system and serve its customer base. These objectives are capital intensive. Furthermore, KCS’s business strategy, operations and plans for growth and expansion rely significantly on agreements with other railroads and third parties, including joint ventures and other strategic alliances, as well as interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties that enable KCS to exchange traffic and utilize trackage that it does not own. KCS’s ability to provide comprehensive rail service to its customers depends in large part upon its ability to maintain these agreements with other railroads and third parties, and upon the performance of the obligations under the agreements by the other railroads and third parties. The termination of, or the failure to renew, these agreements could have a material adverse effect on KCS’s consolidated financial statements and interfere with its business strategy, operations and plans for growth. If KCS is not able to achieve its business strategy, is not able to achieve its business strategy on a timely basis, or otherwise fails to perform in accordance with CPRL’s expectations, the anticipated benefits of the combination of CPRL and KCS may not be realized fully or at all, and the combination may materially adversely affect the results of operations, financial condition and prospects of the combined company and, consequently, the market value of CPRL common shares.

Failure to complete the transactions contemplated by the merger agreement could negatively impact the price of KCS voting stock, and future business and financial results.

If the transactions contemplated by the merger agreement are not completed for any reason, including as a result of the failure to obtain the KCS stockholder approval or the CPRL shareholder approval, KCS’s ongoing business may be materially and adversely affected and KCS would be subject to a number of risks, including the following:

•

KCS may experience negative reactions from the financial markets, including negative impacts on trading prices of KCS common stock, and from KCS’s employees, suppliers, vendors, regulators or customers;

•

KCS will be required to pay CPRL a termination payment of $700.0 million, in consideration for the disposition by CPRL of its contractual rights under the merger agreement, if the merger agreement is terminated in certain circumstances, including because the KCS board has changed its recommendation in favor of the transaction or in certain circumstances where, after the date of the merger agreement, KCS enters into an agreement providing for an alternative proposal (for these purposes, substituting in the definition of alternative proposal “50%” for “25%” and for “75%” in each place each such phrase appears, and such proposal, a “qualifying transaction”) in respect of KCS that is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two business days prior to, the KCS special meeting following termination of the merger agreement;

•

KCS will be required to pay to CPRL the $700.0 million CN termination amount refund if the merger agreement is terminated in certain circumstances, including (i) by KCS prior to receipt of the KCS stockholder approval, in order to enter into a definitive agreement providing for a superior proposal in respect of KCS; (ii) by CPRL on the basis of a breach by KCS of its representations, warranties, covenants or other agreements contained in the merger agreement; or (iii) by CPRL because the KCS board has effected a change of recommendation;

•

the merger agreement places certain restrictions on the conduct of KCS’s business, and such restrictions, the waiver of which is subject to the consent of CPRL, may prevent KCS from making certain material acquisitions, entering into or amending certain contracts, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the transaction or, with respect to certain actions, prior to the control date, that KCS would have made, taken or pursued if these restrictions were not in place; and

•

matters relating to the transaction (including integration planning) will require substantial commitments of time and resources by KCS’s management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to KCS as an independent company.

In addition, KCS could be subject to litigation related to any failure to complete the acquisition or related to any proceeding to specifically enforce KCS’s performance obligations under the merger agreement.

If any of these risks materialize, they may materially and adversely affect KCS’s business, financial condition, financial results and stock prices.

Directors and executive officers of KCS have interests in the transaction that may differ from the interests of KCS stockholders generally, including, if the transaction is completed, the receipt of financial and other benefits.

In considering the recommendations of the KCS board, KCS stockholders should be aware that KCS’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally. These interests may include, among others, the treatment of outstanding KCS equity awards under the merger agreement, the potential payment of severance benefits and acceleration of outstanding KCS equity awards upon certain terminations of employment, retention awards and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 102.

Except in specified circumstances, if the effective time has not occurred by the end date, either KCS or CPRL may choose not to proceed with the transaction.

Either KCS or CPRL may terminate the merger agreement if the effective time has not occurred by February 21, 2022 (i.e., the end date); provided, that to the extent the condition to obtain the authorizations required to be obtained from COFECE and the IFT with respect to the transactions contemplated by the merger agreement has not been satisfied or waived on or prior to February 21, 2022, but all other conditions to closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing), the end date will be automatically extended to May 21, 2022. However, this right to terminate the merger agreement will not be available to KCS or CPRL if such party has breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the transaction on or before the end date. For more information, see the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement,” on page 164.

There may be less publicly available information concerning CPRL than there is for issuers that are not foreign private issuers because, as a foreign private issuer, CPRL is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and CPRL, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of NYSE, subject to certain exceptions.

For so long as CPRL remains a foreign private issuer under the U.S. Exchange Act, CPRL is exempt from certain rules under the U.S. Exchange Act. Although CPRL has chosen to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC, CPRL is currently not required to do so. CPRL is also not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. In addition, CPRL is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the U.S. Exchange Act. The members of the CPRL board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Accordingly, there may be less publicly available information concerning CPRL than there is for companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by CPRL in accordance with Canadian law, which may differ in substance or timing from such disclosure requirements under the U.S. Exchange Act. For example, disclosure with respect to CPRL annual meetings of shareholders will be governed by Canadian law. Further, as a foreign private issuer, under NYSE rules CPRL is subject to less stringent corporate governance requirements, although CPRL’s current corporate governance practices are consistent with all applicable Canadian and U.S. regulatory guidelines and standards. Subject to certain exceptions, the rules of NYSE permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of NYSE, including, for example, certain internal controls as well as board, committee and director independence requirements. CPRL is required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NYSE listing standards in its annual report filed with the SEC or on its website. Accordingly, CPRL shareholders may not have the same protections afforded to shareholders of companies that are required to comply with all of the NYSE corporate governance requirements.

CPRL is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the U.S. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the U.S. against CPRL, its officers, or members of the CPRL board.

CPRL is organized under the laws of Canada. A substantial portion of CPRL’s assets are located outside the U.S., and many of CPRL’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the U.S. and the assets of such persons may be located outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon CPRL and those directors, officers and experts, or to enforce judgments obtained in U.S. courts against CPRL or such persons either inside or outside of the U.S., or to enforce in U.S. courts judgments obtained against CPRL or such persons in courts in jurisdictions outside the U.S., in any action predicated upon the civil liability provisions of the federal securities laws of the U.S.

There is no certainty that civil liabilities predicated solely upon the federal securities laws of the U.S. can be enforced in Canada, whether by original action or by seeking to enforce a judgment of U.S. courts. In addition, punitive damages awards in actions brought in the U.S. or elsewhere may be unenforceable in Canada.

Resales of CPRL common shares following the transaction may cause the market value of CPRL common shares to decline.

Based on the number of shares of KCS common stock, KCS restricted share awards and KCS director deferred stock outstanding as of October 29, 2021, CPRL expects to issue (at the direction of surviving merger sub and on behalf of surviving merger sub) up to approximately 262,637,917 CPRL common shares at the effective time in connection with the transaction. The issuance of these new CPRL common shares could have the effect of depressing the market value for CPRL common shares. The increase in the number of CPRL common shares may lead to sales of such CPRL common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, CPRL common shares.

The market value of CPRL common shares may decline as a result of the combination of CPRL and KCS following receipt of STB final approval.

The market value of CPRL common shares may decline as a result of the combination of CPRL and KCS following receipt of STB final approval if, among other things, the combined company is unable to achieve the expected growth in revenues and earnings, or if the operational cost savings estimates in connection with the integration of KCS’s and CPRL’s businesses are not realized or if the transaction costs related to the transaction are greater than expected. The market value of CPRL common shares also may decline if the combined company does not achieve the perceived benefits of the combination as rapidly or to the extent anticipated by the market or if the effect of the combination on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. In addition, some KCS common stockholders may decide not to continue to hold the CPRL common shares they receive as a result of the transaction, and any such sales of CPRL common shares could have the effect of depressing their market price. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, CPRL common shares, regardless of CPRL’s actual operating performance after the combination of CPRL and KCS following receipt of STB final approval.

Current CPRL shareholders and KCS common stockholders will have a reduced ownership and voting interest after the transaction and will exercise less influence over the management of the combined company.

Based on the number of shares of KCS common stock, KCS restricted share awards and KCS director deferred stock outstanding as of October 29, 2021, at the effective time, CPRL expects to issue (at the direction of surviving merger sub and on behalf of surviving merger sub) up to approximately 262,637,917 CPRL common shares at the effective time in connection with the transaction. As a result, it is expected that, immediately after the effective time, former KCS common stockholders would own approximately 28% of the outstanding CPRL common shares. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Treatment of KCS Equity Awards,” on page 141 for a more detailed explanation. Consequently, current CPRL shareholders in the aggregate will have less influence over the management and policies of the combined company than they currently have over the management and policies of CPRL, and KCS common stockholders in the aggregate will have significantly less influence over the management and policies of the combined company than they currently have over the management and policies of KCS.

KCS and CPRL may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the transaction, then that injunction may delay or prevent the transaction from being completed.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of CPRL’s business and KCS’s business following receipt of STB final approval. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

If the transaction is not treated as a “reorganization” for U.S. federal income tax purposes, or if the requirements of Section 367(a) of the Code are not met, holders of KCS common stock may be required to recognize a greater amount of gain for U.S. federal income tax purposes upon their exchange shares of KCS common stock for the merger consideration.

Although KCS’s obligation to complete the transaction is conditioned on its receipt of an opinion from external counsel, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not generally apply to cause the transaction to result in gain recognition to holders of KCS common stock (other than excepted shareholders), neither CPRL nor KCS has applied for, or expects to obtain, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of the transaction. Accordingly, no assurance can be given that the IRS will agree with the conclusions reached in such opinion or that it will not challenge the intended U.S. federal income tax consequences of the transaction. If the transaction were to fail to qualify as a reorganization for U.S. federal income tax purposes, U.S. holders (as defined below in the section entitled “The KCS Merger Proposal—Certain U.S. Federal Income Tax Consequences,” on page 120) of KCS common stock would recognize gain or loss on their exchange of KCS common stock for the merger consideration. If the transaction qualified as a reorganization but were to fail to satisfy the requirements of Section 367(a)(1) of the Code, U.S. holders of KCS common stock would be required to recognize the full amount of any gain, but not loss, on their exchange of KCS common stock for the merger consideration.

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction to U.S. holders, see the section entitled “The KCS Merger Proposal—Certain U.S. Federal Income Tax Consequences,” on page 120.

The IRS may not agree that CPRL should be treated as a foreign corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the U.S. or under the law of the U.S. or of any State. Accordingly, under generally applicable U.S. federal income tax rules, CPRL, which is organized under the laws of Canada, would generally be classified as a foreign corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules that may cause a foreign corporation to be treated as a U.S. corporation for U.S. federal income tax purposes (or to be subject to certain other adverse tax consequences). CPRL believes that it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code immediately following the transaction. There can be no assurance, however, that the IRS will not take a contrary position or that the relevant U.S. federal income tax law will not be changed (possibly with retroactive effect) in a manner that would result in a contrary conclusion. If it were determined that CPRL is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, CPRL could be subject to substantial U.S. tax liability and its non-U.S. shareholders could be subject to U.S. withholding tax on any dividends.

CPRL and KCS may have difficulty attracting, motivating and retaining executives and other key employees in light of the combination of CPRL and KCS.

Uncertainty about the effect of the transaction on CPRL and KCS employees may have an adverse effect on each of CPRL and KCS separately and consequently the combined company. This uncertainty may impair CPRL’s and/or KCS’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the transaction, as employees of CPRL and KCS may experience uncertainty about their future roles in the combined company.

Additionally, KCS’s officers and employees may hold shares of KCS voting stock, and, if the transaction closes, these officers and employees may be entitled to the merger consideration or preferred merger consideration, as applicable, in respect of such shares of KCS voting stock. Under agreements between KCS and certain of its key employees, such employees could potentially resign from employment on or after the effective time following specified circumstances constituting good reason or constructive termination (as set forth in the applicable agreement) that could result in severance payments to such employees and accelerated vesting of their equity awards. These payments and accelerated vesting benefits, individually or in the aggregate, could make retention of KCS key employees more difficult.

Furthermore, if key employees of CPRL or KCS depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined company, CPRL may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the combined company’s ability to realize the anticipated benefits of the transaction may be materially and adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees to the same extent that CP and KCS have been able to attract or retain employees in the past.

Following the control date, it is expected that the board of directors of the combined company and the Management Resources and Compensation Committee of the combined company (or such other committee(s) with responsibility for compensation matters) will meet to determine and oversee the compensation of the independent Board Chair and the President and Chief Executive Officer of the combined company and the director and executive compensation structure and policies of the combined company. These are anticipated to generally be consistent with the existing executive compensation structure and policies of CPRL and may include long-term performance based equity awards such as PSUs and/or stock options tied to the expected synergies of the combined company. To assess and determine the executive and director compensation structure and policies of the combined company, the board of directors of the combined company and the combined company’s Management Resources and Compensation Committee may retain and use reports prepared by independent compensation advisors or consultants.

The merger agreement contains provisions that make it more difficult for CPRL and KCS to pursue alternatives to the transaction and may discourage other companies from trying to acquire KCS for greater consideration than what CPRL has agreed to pay.

The merger agreement contains provisions that make it more difficult for KCS to sell its business to a party other than CPRL, or for CPRL to sell its business. These provisions include a general prohibition on each party soliciting any alternative proposal. Further, there are only limited circumstances in which KCS may terminate the merger agreement to accept an alternative proposal and limited exceptions to each party’s agreement that its board of directors will not withdraw or modify in a manner adverse to the other party the recommendation of its board of directors in favor of the adoption of the merger agreement. In the event that the KCS board makes an adverse recommendation change, then KCS may be required to pay to CPRL a termination payment of $700.0 million and the CN termination amount refund of $700.0 million. In the event that the CPRL board makes an adverse recommendation change, then CPRL may be required to pay to KCS a termination payment of $700.0 million. See “The Merger Agreement—No Solicitation” and “The Merger Agreement—Termination or Abandonment of the Merger Agreement,” on pages 151 and 164, respectively, of this proxy statement/prospectus.

The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of either KCS or CPRL from considering or proposing an alternative proposal.

If an alternative proposal to acquire KCS is made, consummation of the transaction may be delayed.

If an alternative proposal to acquire KCS is made, the attention of KCS’s and CPRL’s respective management may be diverted away from the transaction, which may delay or impede consummation of the transaction. Matters related to such alternative proposal, including any potential related litigation, may require commitments of time and resources of both parties and their respective representatives, which could otherwise have been devoted to the transaction.

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the sections entitled “The KCS Merger Proposal—KCS Unaudited Prospective Financial Information” on page 97 were based on assumptions of, and information available to, the management team of KCS when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond the control of KCS and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The financial estimates set forth in the forecasts included under the sections entitled “The KCS Merger Proposal—KCS Unaudited Prospective Financial Information” on page 97 were based on assumptions that were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and KCS and CPRL do not undertake any obligation, other than as required by applicable law, to update the financial estimates in this proxy statement/prospectus to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, KCS’s management. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. See “The KCS Merger Proposal—KCS Unaudited Prospective Financial Information” on page 97 for more information. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to KCS’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Exchange rate fluctuations may adversely affect the foreign currency value of CPRL common shares and any dividends.

CPRL common shares are quoted in Canadian dollars on the TSX and U.S. dollars on the NYSE. Dividends in respect of CPRL common shares, if any, are anticipated to be declared in Canadian dollars, consistent with CPRL’s current dividend practice. CPRL’s financial statements are prepared in Canadian dollars. Fluctuations in the exchange rate between the U.S. dollar and Canadian dollar will affect, among other matters, the U.S. dollar value of CPRL common shares and of any dividends in respect of such shares.

Risks Related to KCS’s Business

You should read and consider the risk factors specific to KCS’s business that will also affect the combined company following receipt of STB final approval. These risks are described in KCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information,” on page 230 for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Related to CPRL’s Business

You should read and consider the risk factors specific to CPRL’s business that will also affect the combined company following receipt of STB final approval. These risks are described in CPRL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information,” on page 230 for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

From time to time, CPRL and KCS make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, may contain certain forward-looking statements and forward-looking information (which we refer to as “FLI”) to provide CPRL and KCS shareholders and potential investors with information about CPRL, KCS and their respective subsidiaries and affiliates, including each company’s management’s respective assessment of CPRL, KCS and their respective subsidiaries’ future plans and operations, which FLI may not be appropriate for other purposes. FLI is typically identified by words such as “anticipate,” “expect,” “project,” “estimate,” “forecast,” “plan,” “intend,” “target,” “believe,” “likely” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI.

Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to, the following: the timing and completion of the transaction, including receipt of regulatory and shareholder approvals and the satisfaction of other conditions precedent; interloper risk; the realization of anticipated benefits and synergies of the transaction and the timing thereof; the success of integration plans; the focus of management time and attention on the transaction and other disruptions arising from the transaction; changes in business strategy and strategic opportunities; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favorable terms or at all; cost of debt and equity capital; potential changes in the CPRL share price which may negatively impact the value of consideration offered to KCS shareholders; the ability of management of CPRL, its subsidiaries and affiliates to execute key priorities, including those in connection with the transaction; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labor disputes; changes in labor costs and labor difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; ability to achieve commitments and aspirations relating to reducing greenhouse gas emissions and other climate-related objectives; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, shareholder, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of KCSM’s concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short- and long-term financing; and the pandemic created by the outbreak of COVID-19 and its variants, and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains.

We caution that the foregoing list of factors is not exhaustive and is made as of the date hereof. Additional information about these and other assumptions, risks and uncertainties can be found in reports and filings by CPRL and KCS with Canadian and U.S. securities regulators, including any proxy statement, prospectus, material change report, management information circular or registration statement to be filed in connection with the transaction. Reference should be made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements” in CPRL’s and KCS’s annual and interim reports on Form 10-K and 10-Q. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this proxy statement/prospectus is expressly qualified in its entirety by these cautionary statements.

For additional information about factors that could cause CPRL’s and KCS’s results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors,” on page 22 as well as in the reports that KCS and CPRL have filed with the SEC and SEDAR, as applicable, described in the section entitled “Where You Can Find Additional Information,” on page 230.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

CPRL common shares are currently listed on the TSX and the NYSE under the symbol “CP” and KCS common stock is currently listed on the NYSE under the symbol “KSU.”

The table below sets forth, for the periods indicated, the per share high and low sales prices for CPRL common shares as reported on the TSX and the NYSE and for KCS common stock as reported on the NYSE.

	CPRL Common Shares TSX				CPRL Common Shares NYSE				KCS Common Stock NYSE
	High(2)		Low(2)		High(2)		Low(2)		High(2)	Low(2)
	(in C$)				(in US$)				(in US$)
Annual information for the past five calendar years
2020	89.11	(1)	52.70	(1)	69.80	(1)	36.27	(1)	204.13	100.54
2019	67.30	(1)	47.10	(1)	51.43	(1)	34.88	(1)	155.10	92.87
2018	57.74	(1)	43.20	(1)	44.56	(1)	33.68	(1)	119.88	90.84
2017	46.45	(1)	37.95	(1)	36.70	(1)	28.29	(1)	113.44	80.82
2016	41.37	(1)	29.97	(1)	31.26	(1)	20.83	(1)	99.47	64.35
Quarterly information for the past two years and subsequent quarters
2021
Fourth Quarter (through October 29, 2021)	95.79		83.53		77.40		66.32		310.25	276.49
Third Quarter	96.79		82.68		77.57		64.64		295.92	261.05
Second Quarter	99.32	(1)	88.80	(1)	82.65	(1)	71.02	(1)	313.45	256.40
First Quarter	96.16	(1)	84.63	(1)	76.75	(1)	66.06	(1)	263.92	200.98
2020
Fourth Quarter	89.11	(1)	79.44	(1)	69.80	(1)	59.59	(1)	204.13	173.26
Third Quarter	81.44	(1)	68.45	(1)	61.56	(1)	50.71	(1)	193.78	142.84
Second Quarter	71.49	(1)	59.66	(1)	53.15	(1)	41.88	(1)	162.56	121.00
First Quarter	72.57	(1)	52.70	(1)	54.71	(1)	36.27	(1)	177.20	100.54
2019
Fourth Quarter	67.3	(1)	55.45	(1)	51.43	(1)	41.59	(1)	155.10	126.58
Third Quarter	64.45	(1)	58.37	(1)	49.25	(1)	43.98	(1)	133.25	115.79
Second Quarter	63.46	(1)	55.20	(1)	48.07	(1)	41.38	(1)	125.25	112.05
First Quarter	55.24	(1)	47.10	(1)	41.75	(1)	34.88	(1)	116.51	92.87

(1)	The per share amount listed herein has been retrospectively adjusted to reflect the share split.
(2)	Share prices are based on closing prices.

The above table shows only historical data. The data may not provide meaningful information to KCS stockholders in determining whether to adopt the merger agreement. KCS stockholders are urged to obtain current market quotations for KCS common stock and CPRL common shares and to review carefully the other information contained in, or incorporated by reference into, this proxy statement/prospectus, when considering whether to adopt the merger agreement. For more information, see the section entitled “Where You Can Find Additional Information,” on page 230.

The following table presents the closing price per share of CPRL common shares on the TSX and the NYSE and of KCS common stock on the NYSE on (a) March 19, 2021, the last full trading day prior to the public announcement of the signing of the prior CP merger agreement, (b) August 9, 2021, the last full trading day prior to that on which CPRL submitted a revised offer to acquire KCS, (c) September 14, 2021, the last full trading day prior to the public announcement of the signing of the merger agreement, and (d) October 29, 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of KCS common stock, which was calculated by multiplying the closing price of CPRL common shares on the NYSE on those dates by the exchange ratio and adding $90.00 in respect of the cash consideration.

Date	CPRL common shares TSX		CPRL common shares NYSE		KCS common stock NYSE	Equivalent value of merger consideration per share of KCS stock based on price of CPRL common shares on NYSE
	(C$)		(US$)		(US$)	(US$)
March 19, 2021	94.85	(1)	75.70	(1)	224.16	308.31
August 9, 2021	91.50		72.71		269.60	299.70
September 14, 2021	86.48		68.14		280.00	286.52
October 29, 2021	95.79		77.40		310.25	313.22

(1)	The per share amount of dividends listed herein has been retrospectively adjusted to reflect the share split.

KCS common stockholders will not receive the merger consideration until the effective time, which may occur a substantial period of time after the KCS special meeting, or not at all. There can be no assurance as to the trading prices of KCS common stock or CPRL common shares at the effective time. The market prices of KCS common stock and CPRL common shares are likely to fluctuate prior to the effective time and cannot be predicted. We urge you to obtain current market quotations for both KCS common stock and CPRL common shares.

The table below sets forth the dividends declared per CPRL common share and the dividends declared per share of KCS common stock for the periods indicated.

	CPRL		CPRL		KCS
	(C$)		(US$)*		(US$)
Nine Months Ended September 30, 2021	0.57(1)		0.46(1)		1.62
Year Ended December 31,
2020	0.71	(1)	0.53	(1)	1.64
2019	0.63	(1)	0.47	(1)	1.48
2018	0.50	(1)	0.39	(1)	1.44
2017	0.44	(1)	0.34	(1)	1.38
2016	0.37	(1)	0.28	(1)	1.32

*

Based on CPRL annual dividend converted to US$ at the Canadian dollar/U.S. dollar annual exchange rate, as reported by the Bank of Canada; CPRL dividend for nine months ended September 30, 2021 converted to US$ at the average Canadian dollar/U.S. dollar exchange rate from January 1, 2021 to September 30, 2021.

(1)	The per share amount listed herein has been retrospectively adjusted to reflect the share split.

THE KCS SPECIAL MEETING

This proxy statement/prospectus is being provided to KCS stockholders in connection with the solicitation of proxies by the KCS board for use at the KCS special meeting and at any adjournments or postponements of the KCS special meeting. KCS stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the KCS Special Meeting

The KCS special meeting is scheduled to be held virtually via the internet at https://meetnow.global/MXZ6AKV, on December 10, 2021, beginning at 9:00 a.m., Central Time, unless postponed to a later date.

In light of ongoing developments with respect to the COVID-19 (coronavirus) pandemic, KCS has elected to hold the KCS special meeting solely by means of remote communication (via the internet). The KCS special meeting will be held solely via live audio webcast and there will not be a physical meeting location. KCS stockholders will be able to attend the KCS special meeting online and vote their shares electronically by visiting the special meeting website at https://meetnow.global/MXZ6AKV. KCS stockholders will need the control number found on their proxy card in order to access the special meeting website.

KCS will entertain questions at the KCS special meeting in accordance with the rules of conduct for the meeting to the extent that the question posed by a stockholder are relevant to the KCS special meeting and the proposals presented. Any questions or comments that are unrelated to the business of the KCS special meeting will not be addressed at the meeting.

Purpose of the KCS Special Meeting

At the KCS special meeting, KCS stockholders will be asked to consider and vote on the following proposals, which we collectively refer to as the “KCS proposals”:

•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the KCS merger proposal;

•

Proposal 2: Approval, on an Advisory (Non-Binding) Basis, of Certain Merger-Related Compensatory Arrangements with KCS’s Named Executive Officers. To consider and vote on the advisory KCS compensation proposal; and

•	Proposal 3: Adjournment of the KCS Special Meeting. To consider and vote on the KCS adjournment proposal.

Recommendation of the KCS Board

The KCS board unanimously recommends that KCS stockholders vote:

•	Proposal 1: “FOR” the KCS merger proposal;

•	Proposal 2: “FOR” the KCS compensation proposal; and

•	Proposal 3: “FOR” the KCS adjournment proposal.

At a special meeting of the KCS board held on September 12, 2021, the KCS board unanimously: (1) determined that it was in the best interests of KCS and its stockholders, and declared it advisable, to enter into the merger agreement; (2) approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement; (3) recommended that the stockholders of KCS adopt the merger agreement; and (4) directed that the merger agreement be submitted to a vote at a meeting of KCS’s stockholders.

See also the section entitled “The KCS Merger Proposal—KCS’s Reasons for the Transaction; Recommendation of the KCS Board,” on page 65.

Record Date and Outstanding Shares of KCS Voting Stock

The record date to determine stockholders who are entitled to receive notice of and to vote at the KCS special meeting or any adjournments or postponements thereof is October 14, 2021. As of the record date, there were 90,980,440 shares of KCS common stock and 214,542 shares of KCS preferred stock, issued and outstanding, for a total of 91,194,982 shares of KCS voting stock eligible to vote at the KCS special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of KCS stockholders is necessary to conduct the KCS special meeting. The presence (including virtually) or representation by proxy, of the holders of a majority of the aggregate voting power of the KCS capital stock issued and entitled to vote at the KCS special meeting will constitute a quorum. Shares of KCS voting stock represented at the KCS special meeting by attendance via the special meeting website or represented by proxy and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the KCS proposals are considered “non-routine” matters under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the KCS special meeting. If a quorum is not present, the KCS special meeting may be adjourned or postponed until the holders of the number of shares of KCS voting stock required to constitute a quorum attend.

Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules, as applicable, are “non-routine.” This can result in a “broker non-vote”, which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the KCS proposals are considered “non-routine” matters under the NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, KCS does not expect any broker non-votes at the KCS special meeting and, if you hold your shares of KCS voting stock in “street name”, your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the KCS proposals unless they have received voting instructions from the beneficial owners.

Required Vote

Except for the KCS adjournment proposal, the vote required to approve each of the KCS proposals listed below assumes the presence of a quorum at the KCS special meeting. As described above, KCS does not expect there to be any broker non-votes at the KCS special meeting.

Proposal	Required Vote	Effect of Certain Actions
Proposal 1: KCS Merger Proposal	Approval requires the affirmative vote of at least a majority of the shares of KCS voting stock outstanding as of the record date and entitled to vote on the KCS merger proposal (assuming a quorum is present).	Shares of KCS voting stock not present at the KCS special meeting, shares that are present and not voted on the KCS merger proposal, including due to the failure of any KCS stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the KCS merger proposal, and abstentions will have the same effect as a vote “AGAINST” the KCS merger proposal.

Proposal 2: KCS Compensation Proposal	Approval requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS compensation proposal (assuming a quorum is present).

Shares of KCS voting stock that are present and not voted on the KCS compensation proposal and abstentions will have the same effect as a vote “AGAINST” the KCS compensation proposal.

Shares of KCS voting stock not present at the KCS special meeting will have no effect on the vote count for the KCS compensation proposal.

Proposal 3: KCS Adjournment Proposal	Approval requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS adjournment proposal (whether or not a quorum is present).	Shares of KCS voting stock that are present and not voted on the KCS adjournment proposal and abstentions will have the same effect as a vote “AGAINST” the KCS adjournment proposal. Shares of KCS voting stock not present at the KCS special meeting, including due to the failure of any KCS stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the KCS adjournment proposal, will have no effect on the a vote count for the KCS adjournment proposal.

Adjournment and Postponement

If a quorum is present at the KCS special meeting but there are not sufficient votes at the time of the KCS special meeting to approve the KCS merger proposal, then KCS stockholders may be asked to vote on the KCS adjournment proposal.

At any subsequent reconvening of the KCS special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the KCS special meeting, except for any proxies that have been effectively revoked prior to the time the proxy is voted at the reconvened meeting.

Voting by Directors and Executive Officers

As of the record date, KCS directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately 0.44% of the total outstanding shares of KCS common stock and 0.0% of the total outstanding shares of KCS preferred stock, for a total of 0.44% of the total outstanding shares of KCS voting stock. Although no KCS director or executive officer has entered into any agreement obligating them to do so, KCS currently expects that all of its directors and executive officers will vote their shares “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal. See the section entitled “Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 102 and the arrangements described in Part III of KCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, KCS’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and KCS’s Definitive Proxy Statement on Schedule 14A for KCS’s 2021 annual meeting of stockholders filed with the SEC on April 9, 2021, each of which are incorporated into this proxy statement/prospectus by reference.

Voting by Proxy or in Person

Voting and Submitting a Proxy for KCS Voting Stock Held by Holders of Record

If you are a KCS stockholder of record, you may vote at the KCS special meeting by proxy through the internet, by telephone or by mail, or by attending the KCS special meeting and voting via the special meeting website, as described below.

•	By Internet: By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.

•	By Telephone: By calling the number located on the proxy card and following the recorded instructions.

•

By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided to you with your proxy materials.

•

Via the Special Meeting Website: All stockholders of record may vote at the KCS special meeting by attending the meeting via the special meeting website. Stockholders who plan to attend the KCS special meeting will need the control number included on their proxy card in order to access the special meeting website and to attend and vote thereat.

Shares held through the KCS 401(k) Plan must be voted prior to the meeting and by 9:00 a.m. Central Time on December 8, 2021.

Unless properly and timely revoked in one of the manners set forth in the section entitled “The KCS Special Meeting—Revocability of Proxies and Changes to a KCS Stockholder’s Vote,” on page 45, all duly executed proxies representing shares of KCS voting stock entitled to vote will be voted at the KCS special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions with respect to any proposal, then the KCS officers identified on the proxy will vote your shares consistent with the recommendation of the KCS board on such proposal. If you are a stockholder of record, proxies submitted over the internet or by telephone as described above must be received by 9:00 a.m. Central Time, on December 10, 2021. To reduce administrative costs and help the environment by conserving natural resources, KCS asks that you vote through the internet or by telephone.

By executing and delivering a proxy in connection with the KCS special meeting, you designate certain KCS directors identified therein as your proxies at the KCS special meeting. If you deliver an executed proxy, but do not specify a choice with respect to any proposal properly brought before the KCS special meeting, such proxies will vote your underlying shares of KCS voting stock on such uninstructed proposal in accordance with the recommendation of the KCS board. KCS does not expect that any matter other than the KCS proposals will be brought before the KCS special meeting and the KCS by-laws provide that the only business that may be conducted at the KCS special meeting are those proposals brought before the meeting by or at the direction of the KCS board.

Voting and Submitting a Proxy for KCS Voting Stock Held in “Street Name”

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of KCS voting stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the KCS proposals; see the section entitled “The KCS Special Meeting—Quorum; Abstentions and Broker Non-Votes,” on page 42.

If your are shares held in “street name”, you must register in advance to attend the special meeting. To register you must submit proof of your proxy power (legal proxy) reflecting your holdings of our stock, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 9:00 a.m., Central Time, on December 8, 2021. You will receive a confirmation email from Computershare of your registration. Requests for registration should be directed to Computershare at the following:

•	By Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

Revocability of Proxies and Changes to a KCS Stockholder’s Vote

Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the KCS special meeting. If you are a KCS stockholder of record, you may revoke your proxy by any of the following actions:

•	by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at 9:00, Central Time, on December 10, 2021;

•	by sending a signed written notice of revocation to KCS’s Corporate Secretary, provided such statement is received no later than December 9, 2021;

•	by submitting a properly signed and dated proxy card with a later date that is received by KCS no later than the close of business on December 9, 2021; or

•	by attending the KCS special meeting via the special meeting website and requesting that your proxy be revoked or voting via the website as described above.

Only your last submitted proxy card will be considered.

Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the KCS special meeting and vote thereat.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Kansas City Southern

427 West 12th Street,

Kansas City, Missouri 64105

1-888-800-3690

Attention: Corporate Secretary

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by voting at the meeting. You may attend and vote at the meeting by submitting proof of your proxy power (legal proxy) reflecting your holdings of our stock, along with your name and email address to Computershare. Requests must be labeled as “Legal Proxy” and be received no later than 9:00 a.m., Central Time, on December 8, 2021. You will receive a confirmation email from Computershare. Requests should be directed to Computershare at the following:

•	By Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

Tabulation of Votes

The KCS board will appoint an independent inspector of elections for the KCS special meeting. The inspector of elections will, among other matters, determine the number of shares of KCS voting stock represented at the KCS special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to KCS stockholders at the KCS special meeting.

Solicitation of Proxies; Expenses of Solicitation

KCS is soliciting proxies to provide an opportunity to all KCS stockholders to vote on agenda items at the KCS special meeting, whether or not the stockholders are able to attend the KCS special meeting or any adjournment or postponement thereof. KCS will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, KCS will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of KCS voting stock and secure their voting instructions, if necessary. KCS may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

KCS has also retained MacKenzie to assist in soliciting proxies and in communicating with KCS stockholders and estimates that it will pay them a fee of approximately $175,000 plus reimbursement for certain out-of-pocket fees and expenses. KCS also has agreed to indemnify MacKenzie against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of KCS or by KCS directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the internet or by other means of communication, including electronic communication. Directors, officers and employees of KCS will not be paid any additional amounts for their services or solicitation in this regard.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. KCS and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or KCS that they or KCS will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or KCS if you hold shares directly in your name. Written requests should be made to Kansas City Southern, 427 West 12th Street, Kansas City, Missouri 64105, Attention: Corporate Secretary, and oral requests may be made by calling KCS’s Corporate Secretary’s Office at 1-888-800-3690.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the KCS special meeting, please contact MacKenzie, KCS’s proxy solicitor for the KCS special meeting:

MacKenzie Partners, Inc.

Shareholders call toll-free from the U.S. and Canada at 1-800-322-2885 or direct at 1-212-929-5500 from other locations

Banks and brokers may call collect at 1-212-929-5500.

KCS STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE TRANSACTION. IN PARTICULAR, KCS STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

THE KCS MERGER PROPOSAL

This section of this proxy statement/prospectus describes the various aspects of the transaction and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the transaction. In addition, important business and financial information about each of KCS and CPRL is included in or incorporated by reference into this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information” on page 230.

The approval by KCS stockholders of the KCS merger proposal is required by Section 251 of the DGCL and is a condition to the closing of the transaction.

Approval of the merger proposal requires the affirmative vote of a majority of the shares of KCS voting stock outstanding as of the close of business on the record date and entitled to vote. Abstentions will have the same effect as a vote “AGAINST” the proposal.

IF YOU ARE A KCS STOCKHOLDER, THE KCS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE KCS MERGER PROPOSAL (PROPOSAL 1).

Transaction Structure

The merger agreement provides, among other things, that, subject to the terms and conditions set forth therein of the merger agreement, (i) at the effective time, first merger sub will merge with and into KCS with the separate corporate existence of first merger sub ceasing and KCS surviving as a direct wholly owned subsidiary of surviving merger sub (the first merger), and (ii) immediately following the first merger, KCS, as the entity surviving the first merger, will merge with and into surviving merger sub, with the separate corporate existence of KCS ceasing and surviving merger sub surviving as a direct wholly owned subsidiary of CPRL (the second merger). Immediately following the second merger, the following internal transactions will take place in sequential order: (i) CPRL will transfer all of the outstanding shares of capital stock of the second surviving corporation to CPRC as a capital contribution; (ii) CPRC will immediately thereafter transfer all of the outstanding shares of capital stock of the second surviving corporation to merger holdco as a capital contribution; (iii) merger holdco will immediately thereafter assume any indebtedness of the second surviving corporation owing to CPRC or its affiliates (being the amount borrowed by surviving merger sub to pay the cash consideration and preferred merger consideration) in consideration for a non-interest bearing promissory note issued by second surviving corporation to merger holdco, which promissory note will immediately thereafter be transferred to second surviving corporation as a capital contribution and the promissory note will accordingly be extinguished; and (iv) CPRC will immediately thereafter transfer all of the capital stock of merger holdco to Cygnus Canadian Holding Company Ltd., a corporation incorporated under the CBCA by CPRC and an indirect wholly owned subsidiary of CPRL (which we refer to as “Canadian holdco”) as a capital contribution (which we collectively refer to as the “post-closing contributions”). Immediately following the post-closing contributions, CPRL will directly own CPRC which will, in turn, own Canadian holdco, which will, in turn, own merger holdco, which will, in turn, own the second surviving corporation. Immediately following the post-closing contributions, all of the outstanding shares of capital stock of the second surviving corporation, as successor to KCS, will be deposited by merger holdco into an independent, irrevocable voting trust subject to the terms and conditions of a voting trust agreement, by and among CPRL, merger holdco (a Delaware corporation and direct wholly owned subsidiary of Canadian holdco) and the trustee, substantially in the form attached to this proxy statement/prospectus as Exhibit A of the merger agreement attached to this proxy statement/prospectus as Annex A, pending receipt of STB final approval.

The terms and conditions of the transaction are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the transaction are qualified in their entirety by reference to the full text of the merger agreement.

Merger Consideration

Under the merger agreement, at the effective time, each share of KCS common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted automatically into the right to receive the share consideration, being 2.884 validly issued, fully paid and non-assessable CPRL common shares and the cash consideration, being $90.00 in cash, without interest, and each share of KCS preferred stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive the preferred merger consideration, being $37.50 in cash, without interest.

The merger consideration and/or the preferred merger consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving KCS common stock, KCS preferred stock or CPRL common shares prior to the effective time, to proportionally reflect such change.

As used in this proxy statement/prospectus, the term “total purchase consideration” collectively refers to the merger consideration, the preferred merger consideration, cash amounts payable at the effective time in respect of all KCS equity awards, amounts remitted by CPRL to KCS in connection with the CN agreement termination payment and CN refund, and other amounts as defined as consideration by the acquisition method of accounting.

Based on the number of shares of KCS common stock, KCS restricted share awards and KCS director deferred shares outstanding as of October 29, 2021, CPRL expects to issue (at the direction of surviving merger sub and on behalf of surviving merger sub) up to approximately 262,637,917 CPRL common shares to KCS common stockholders at the effective time under the merger agreement. The actual number of CPRL common shares to be issued under the merger agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of KCS common stock outstanding at such time and the number of KCS restricted share awards and KCS director deferred shares. Based on the number of shares of KCS common stock, KCS restricted share awards and KCS director deferred shares outstanding as of October 29, 2021, and the number of CPRL common shares outstanding as of October 29, 2021, immediately after the first merger, former KCS common stockholders are expected to own approximately 28% of the issued and outstanding CPRL common shares.

Based on the closing price of CPRL common shares of $72.71 on the NYSE on August 9, 2021, the last full trading day prior to that on which CPRL submitted a revised offer to acquire KCS, the implied value of the merger consideration to holders of KCS common stock was approximately $299.70 per share of KCS common stock. The merger consideration provides a premium to KCS stockholders of approximately 34%, based on closing share price of CPRL common shares on August 9, 2021, and the unaffected closing price of KCS common stock on March 19, 2021, the last full trading day before the public announcement of the prior CP merger agreement. The implied value of the merger consideration will fluctuate, however, as the market price of CPRL common shares fluctuates, because the merger consideration that is payable per share of KCS common stock is a fixed fraction of a CPRL common share. As a result, the value of the merger consideration that KCS common stockholders will receive upon the closing of the transaction could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the KCS special meeting. Accordingly, you are encouraged to obtain current share price quotations for KCS common stock and CPRL common shares before deciding how to vote with respect to the approval of the merger agreement. KCS common stock trades on the NYSE under the symbol “KSU” and CPRL common shares trade on the NYSE and the TSX under the symbol “CP.” The price of CPRL common shares on the NYSE is reported in U.S. dollars, while the price of CPRL common shares on the TSX is reported in Canadian dollars.

Background of the Transaction

The KCS board and senior management team periodically review and evaluate KCS’s long-term strategy and the range of strategic opportunities that might be available to it to strengthen KCS’s business and to enhance stockholder value. As part of this ongoing evaluation, management maintains a long-range plan (the “KCS long-range plan”), which is periodically updated and reviewed with the KCS board, that reflects management’s financial and business outlook for KCS over a ten-year period. In addition, the KCS board and management team have, from time to time in the past, discussed and considered the possibility of entering into strategic transactions with other parties.

On July 29, 2020, Patrick Ottensmeyer, President and Chief Executive Officer of KCS, and Keith Creel, President and Chief Executive Officer of CPRL, had a lunch meeting at which they discussed a variety of industry topics. During this meeting, Mr. Creel raised whether KCS would be amenable to discussing a business combination of CPRL and KCS. No further actions were taken by the KCS management team or board at the time with respect to Mr. Creel’s inquiry.

Beginning on July 31, 2020, several financial media outlets reported that an investor consortium was considering making a takeover proposal for KCS. Following these reports, the KCS board and senior management reached out to its financial advisor, Morgan Stanley, and its outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), to discuss the reports and the question of how KCS should respond if a proposal were made.

On August 11, 2020, the KCS board met, together with members of senior management and representatives of Morgan Stanley and Wachtell Lipton, to discuss the financial media reports and the possibility of a proposal, including the KCS board’s fiduciary duties under Delaware law and preliminary perspectives on valuation for KCS based on the KCS long-range plan and Wall Street research analyst forecasts. Thereafter, KCS reached out to BofA Securities to join Morgan Stanley as KCS’s and the KCS board’s financial advisor. KCS and the KCS board determined to engage both Morgan Stanley and BofA based on, among other things, each firm’s overall reputation and experience as an investment banking firm, each firm’s substantial experience in the transportation sector, and the belief that having the benefit of both firms’ advice would be in the best interests of KCS and its stockholders.

On August 17, 2020, Robert Druten, the Chairman of the KCS board, and Mr. Ottensmeyer received an unsolicited written proposal from an investor consortium (“Party A”) to acquire KCS for $195.00 per share in cash. The proposal indicated that Party A intended to finance the acquisition through a combination of equity financing and $6.5 billion in debt financing, and that Party A anticipated obtaining all regulatory approvals within four to six months of signing a definitive agreement. Messrs. Druten and Ottensmeyer notified the KCS board of the receipt of Party A’s proposal and, later that day, Mr. Ottensmeyer and Michael Upchurch, the Executive Vice President and Chief Financial Officer of KCS, participated in a conversation with representatives of Party A to discuss the terms of the proposal.

A special meeting of the KCS board was convened on August 18, 2020, with members of senior management, and representatives of Morgan Stanley and Wachtell Lipton, to discuss Party A’s proposal and potential next steps. Representatives of Morgan Stanley shared their perspectives on the financial terms of Party A’s proposal. Members of management also reviewed the KCS long-range plan and the opportunities and risks associated with executing on KCS’s long-term strategy. The KCS board discussed these considerations and perspectives and concluded that KCS should remain focused on its long-term strategic plans and should not pursue Party A’s proposal. Messrs. Ottensmeyer and Upchurch subsequently conveyed the KCS board’s conclusion to representatives of Party A.

On August 21, 2020, Mr. Creel called Mr. Ottensmeyer to propose that CPRL and KCS consider entering into a merger-of-equals transaction in which KCS stockholders would receive consideration consisting solely of CPRL common shares, in an at-market transaction. Mr. Creel expressed his view that, relative to the other Class 1 railroad companies, a transaction involving CPRL and KCS would likely face the least amount of regulatory uncertainty given the companies’ status as the two smallest Class 1 railroad companies in North America and their lack of geographic overlap. During the same week, a representative of Party A contacted Mr. Ottensmeyer to request a meeting to further discuss the possibility of a transaction.

During the following week, Jean-Jacques Ruest, President and Chief Executive Officer of CN, contacted Mr. Ottensmeyer telephonically to note the financial media reports regarding a possible takeover proposal. Mr. Ruest stated that, if KCS was interested in a sale, CN would be interested in discussing such a transaction. No further actions were taken by the KCS management team or board to engage with CN at the time.

On August 28, 2020, the KCS board met with members of senior management and a representative of Wachtell Lipton. The KCS board discussed Party A’s request for a meeting and instructed Mr. Ottensmeyer to accept the request. Representatives of KCS management then reviewed possible exchange ratios implied by the historical trading prices of KCS common stock and CPRL common shares, as well as possible exchange ratios implied by the relative contributions of various financial metrics of KCS and CPRL. The KCS board discussed potential responses and determined not to take action with respect to CPRL’s proposal at the time, pending Mr. Ottensmeyer’s discussion with Party A and Party A’s response. Mr. Ottensmeyer also described his conversation with Mr. Ruest of CN. In the days following the KCS board meeting, Messrs. Ottensmeyer and Upchurch had a discussion with representatives of Party A with respect to Party A’s interest in a possible transaction.

On August 31, 2020, Party A submitted an updated, unsolicited written proposal to acquire KCS for $208.00 per share in cash, subject otherwise to the same terms and conditions set forth in Party A’s August 17th proposal. The next day, Messrs. Ottensmeyer and Upchurch participated in a conversation with representatives of Party A to discuss the updated proposal.

A meeting of the KCS board was held on September 2, 2020, with members of senior management and representatives of Morgan Stanley, BofA Securities and Wachtell Lipton. Representatives of Morgan Stanley and BofA Securities discussed the terms of Party A’s proposal and CPRL’s proposal and presented preliminary perspectives on valuation for KCS based on the KCS long-range plan. After consideration of these and other factors, the KCS board again concluded that KCS should remain focused on its long-term strategic plans and determined that KCS should not pursue either Party A’s proposal or CPRL’s proposal. The KCS board did, however, believe that KCS should engage in discussions with CPRL about possible commercial opportunities or arrangements that could be in both companies’ interests. Thereafter, Mr. Ottensmeyer communicated the KCS board’s conclusions to representatives of Party A and to Mr. Creel.

From September to November 2020, the KCS board continued to discuss and review KCS’s long-term strategic plan and strategic opportunities in consultation with senior management and KCS’s external advisors. In addition, representatives of KCS and CPRL met on September 14 and 15, 2020 to discuss possible commercial opportunities or arrangements outside the context of a combination. The representatives of CPRL also provided their views on a potential at-market combination of KCS and CPRL.

On September 23, 2020, the KCS board met with members of management to further analyze and consider KCS’s financial and business outlook and strategic options, including KCS’s outlook as an independent company and an analysis of combinations with various other railroads. The KCS board also discussed the investor feedback received by KCS management following the publication of a September 9th financial media report that KCS had rejected the acquisition proposal that had reportedly been made for $208.00 per share in cash.

On October 20, 2020, the KCS board convened a meeting for informational purposes with members of management and representatives of Morgan Stanley, BofA Securities and Wachtell Lipton to discuss various strategic alternatives that might be available to the Company. This included a discussion led by representatives of Morgan Stanley and BofA Securities regarding illustrative buyout and ability-to-pay analyses with respect to Party A and various railroads who could be potential buyers.

On November 11, 2020, Mr. Ottensmeyer and Mr. Creel had a telephonic discussion on which they agreed that, given the political uncertainties following the recent U.S. election and the fact that KCS and CPRL were each focused on closing the fiscal year and preparing for the upcoming earnings season, KCS and CPRL would discontinue their discussions regarding potential commercial opportunities at such time and potentially revisit the idea of a strategic combination of the two companies in the future.

On November 17, 2020, Mr. Ottensmeyer received a call from a representative of another Class 1 railroad company expressing interest in a potential acquisition of a portion of KCS’s assets. Mr. Ottensmeyer reported this conversation to the KCS board, but no further actions were taken by the KCS management team or KCS board to engage with such railroad company.

On November 23, 2020, representatives of Party A contacted Mr. Ottensmeyer to inform him that Party A intended to submit a revised proposal to acquire KCS for $230.00 per share in cash, which Party A submitted later that day. The revised proposal noted that Party A had high confidence that it would be able to obtain firm commitments from its equity partners and lenders once the parameters of a transaction had been agreed upon.

The KCS board met on December 2, 2020, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to discuss Party A’s revised proposal and potential next steps. Mr. Upchurch discussed the KCS long-range plan and KCS’s general strategic positioning. Representatives of Morgan Stanley and BofA Securities provided their preliminary perspectives on valuation for KCS based on the KCS long-range plan. The KCS board discussed the terms of Party A’s proposal and the possibility of contacting CPRL, and potentially other Class 1 railroads, to determine their interest in submitting a proposal to acquire KCS. The KCS board reviewed potential synergy estimates and the possible merger consideration such parties could offer to KCS stockholders. The KCS board also discussed the timing and certainty of consummating a transaction with a Class 1 railroad company in light of the regulatory framework for such a transaction. Among other things, the KCS board and management team discussed the possibility of addressing potential uncertainties by employing a voting trust structure in which an acquiring Class 1 railroad would close the acquisition and immediately deposit the shares of KCS into an independent voting trust, with KCS stockholders receiving their merger consideration at that time and prior to the acquiror’s receipt of final control approval from the STB.

After deliberation, the KCS board determined that Party A’s proposal was not at a value that the KCS board was prepared to accept, but authorized management to begin providing Party A with due diligence materials, subject to the execution of a mutually acceptable confidentiality agreement, so that Party A could have an opportunity to submit an improved proposal. The KCS board also directed Mr. Ottensmeyer to notify Mr. Creel that KCS was now considering a potential transaction and would be willing to consider an acquisition proposal from CPRL that contemplated a significant control premium and a voting trust structure to address timing and regulatory issues. After consideration of the risks associated with a broader outreach effort, the KCS board determined not to contact other parties at the time and to revisit the question of reaching out to additional parties at a later date. After the KCS board meeting, Mr. Ottensmeyer reached out to Party A and to Mr. Creel with the messages determined by the KCS board.

On December 4, 2020, KCS entered into a confidentiality agreement with Party A, which contained customary standstill restrictions on Party A (which restrictions would terminate in the event any person acquired or became the owner of, or entered into a definitive agreement to acquire or become the owner of, more than 50% of the outstanding voting securities of KCS or assets of KCS representing more than 50% of its consolidated earning power).

On December 8, 2020, KCS entered into formal engagement letters with Morgan Stanley and with BofA Securities to provide advice to KCS and the KCS board with respect to KCS’s strategic alternatives.

On December 9, 2020, CPRL submitted a written proposal to acquire KCS for 0.469 of a CPRL common share (equivalent to 2.345 shares after giving effect to the share split) and $77.00 in cash per share of KCS common stock (equal to approximately $235.00 per share of KCS common stock based on the market price of CPRL common shares at the time). The proposal also contemplated that a transaction would be effectuated using a voting trust structure, which CPRL anticipated consummating within four months of signing a definitive agreement, with CPRL taking control of KCS following STB final approval within eight to twelve months thereafter. Mr. Ottensmeyer and other members of management subsequently participated in a call with Mr. Creel and other members of CPRL management to discuss the terms of CPRL’s proposal. On December 9, 2020, KCS entered into a mutual confidentiality agreement with CPRL, which contained customary standstill restrictions on CPRL (which restrictions would terminate in the event any person acquired or became the owner of, or entered into a definitive agreement to acquire or become the owner of, more than 50% of the outstanding voting securities of KCS or assets of KCS representing more than 50% of its consolidated earning power).

On December 10, 2020, senior executives of each of CPRL and KCS (including Mr. Creel and Mr. Ottensmeyer) met, and CPRL presented the terms of its December 9 proposal.

The KCS board held a meeting on December 14, 2020 at which it discussed CPRL’s proposal and the substance of the management team’s conversation with CPRL. The KCS board then determined that CPRL’s proposal was not at a value that the KCS board was prepared to accept, but authorized management to begin providing CPRL with due diligence materials under the mutual confidentiality agreement, so that CPRL could have an opportunity to submit an improved proposal.

Through December 2020, KCS provided Party A and CPRL with access to a virtual data room and various business and legal due diligence materials, including a copy of the KCS long-range plan and hosted management presentations and diligence sessions for the benefit of Party A and CPRL. CPRL also provided KCS with access to a virtual data room and various reverse diligence materials.

On December 22, 2020, the KCS board held a special meeting, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. Mr. Upchurch presented an update to the KCS long-range plan, which had been adjusted upwards to reflect management’s more optimistic financial and operational outlook for KCS as a result of the expected recovery from the COVID-19 pandemic and a lower cost structure resulting from an acceleration of Precision Scheduled Railroading initiatives. Members of management then provided an update regarding the status of Party A’s and CPRL’s ongoing diligence efforts, as well as internal discussions regarding the regulatory process and potential issues associated with a strategic transaction. Representatives of Morgan Stanley and BofA Securities also shared their perspectives on the financial terms of Party A’s and CPRL’s latest proposals and refreshed their perspectives on valuation for KCS to reflect the new financial terms of those proposals and the updated KCS long-range plan.

On December 28, 2020, Party A sent an updated written proposal to Messrs. Ottensmeyer and Upchurch to acquire KCS for $235.00 per share in cash. The proposal noted that, pursuant to the restrictions in its confidentiality agreement with KCS, Party A had not informed its equity partners or lenders of its recent conversations with KCS, but that Party A remained highly confident of the availability of financing for a transaction.

On December 30, 2020, Mr. Ottensmeyer reached out to Mr. Creel to alert him that KCS would need CPRL to promptly provide a revised offer if CPRL was still interested in pursuing a potential transaction, so that KCS could determine whether it would be willing to move towards a deal with CPRL or with a competing bidder.

On December 31, 2020, CPRL submitted an updated written proposal to acquire KCS for 0.489 of a CPRL common share (equivalent to 2.445 CPRL common shares after giving effect to the share split) and $78.00 in cash per share of KCS common stock (equal to approximately $248.00 per share of KCS common stock based on the market price of CPRL common shares at the time).

The KCS board met on January 7, 2021, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. Mr. Ottensmeyer provided an update on the status of KCS’s discussions with Party A and with CPRL and outlined potential next steps. Mr. Ottensmeyer offered his perspective that a potential combination with CPRL would be attractive for KCS and its stockholders and his expectation that CPRL could further increase its purchase price given potential synergies. Members of the KCS board and management also entered into a discussion regarding the updated KCS long-range plan and a range of potential synergies for a combination with CPRL. Representatives of Morgan Stanley and BofA Securities provided their perspectives on the latest proposals received from Party A and from CPRL. The Company’s Chief Legal Officer then described the expected regulatory approval process and potential timeline in the event KCS pursued a transaction with a Class 1 railroad company. After discussion, the KCS board determined not to accept either of the proposals that had been most recently submitted by Party A and by CPRL. The KCS board directed Mr. Ottensmeyer to communicate to representatives of each party that the KCS board was not prepared to proceed with a transaction at its proposed purchase price, but that the KCS board was willing to allow each party to complete its confirmatory due diligence (and, in the case of Party A, to reengage with its financing partners) with the expectation that the parties would complete diligence efforts by early-to-mid February and revert with their best and final offers. In addition, the KCS board again discussed the possibility of reaching out to other parties to ascertain their potential interest in a transaction, but, for the same reasons considered at its previous meeting on December 2, 2020, determined not to do so at the time and to revisit the question again in the future.

In the days following the meeting, Mr. Ottensmeyer communicated the KCS board’s decisions to representatives of Party A and CPRL. Through the course of January and February 2021, members of KCS management, together with representatives of KCS’s legal and financial advisors, continued to engage with and to address due diligence requests from Party A and from CPRL. Members of the KCS board also periodically met and consulted with members of management regarding the status of the process and to discuss transaction-related issues. On January 22 and 23, 2021, representatives of KCS, including Messrs. Druten and Ottensmeyer, met with representatives of CPRL to discuss CPRL’s views on regulatory considerations and other issues relating to a potential combination with CPRL.

Following a meeting of the CPRL board on January 25, 2021, Mr. Creel contacted Mr. Ottensmeyer to discuss the potential transaction and the timeline to announcing a transaction. Mr. Ottensmeyer informed Mr. Creel that KCS expected to receive a revised offer from a competing bidder by mid-February and noted that the competing bidder’s offer would not have the regulatory complexity and need for a voting trust structure that would exist in a transaction with CPRL. Mr. Ottensmeyer explained that KCS remained committed to evaluating offers from both CPRL and the competing bidder and continuing to hold working sessions with CPRL and its representatives to determine whether there was a path to a potential transaction with CPRL. Mr. Creel conveyed to Mr. Ottensmeyer that CPRL would be committed to engaging with KCS to complete its diligence and finalize the transaction structure and the terms of the merger agreement over the coming weeks, and that CPRL would be prepared to provide its final offer on value and price by mid-February, such that CPRL and KCS would be in a position to announce a transaction by the end of February 2021 should KCS choose to move forward with CPRL.

On January 26, 2021, the KCS board held a meeting with members of management and its legal advisors to specifically discuss potential regulatory considerations and issues relating to a strategic combination, including an assessment of the process for a voting trust transaction and obtaining final regulatory approval for the potential merger. The KCS board also convened meetings on February 4, 2021 and February 15, 2021, at which the KCS board reviewed the status of KCS’s discussions with Party A and CPRL and discussed potential next steps.

On February 16, 2021, Mr. Creel called Mr. Ottensmeyer to inform him that CPRL would not be submitting a revised proposal until KCS confirmed that it had also received a revised competing proposal from the competing bidder. Mr. Ottensmeyer subsequently had separate discussions with both Mr. Creel and representatives of Party A regarding the status and timing with respect to the submission of revised bids.

On March 3, 2021, KCS received updated acquisition proposals from Party A and from CPRL. Party A’s proposal contemplated an all-cash purchase price of $245.00 per share. The proposal indicated that Party A had re-engaged with its equity partners and that it was highly confident that the equity partners would be able to secure final internal approvals upon confirmation of the key transaction terms over a two- to three-week period. The proposal also noted that Party A believed the credit committee approvals that its lenders had received in August 2020 remained valid, although it had not engaged in any recent discussions with its lenders in light of the restrictions in its confidentiality agreement with KCS. CPRL’s proposal contemplated a purchase price of 0.489 of a CPRL common share (equivalent to 2.445 CPRL common shares after giving effect to the share split) and $81.00 in cash per share of KCS common stock (equal to approximately $260.00 per share of KCS common stock based on the market price of CPRL common shares at the time). The proposal indicated that CPRL anticipated consummating the voting trust transaction within four to six months after the signing of the merger agreement, with the acquisition of control within eight to twelve months thereafter. CPRL’s proposal also contemplated a $400.0 million reverse termination fee payable to KCS in the event the merger agreement was terminated due to the inability to complete the voting trust transaction as a result of STB regulatory issues. Furthermore, CPRL’s proposal contemplated the renaming of the combined company to “Canadian Pacific Kansas City”, with the U.S. headquarters of the combined company to be located in Kansas City, and indicated that CPRL would be open to considering KCS director representation on its board following consummation of the voting trust transaction.

In the subsequent days, with the authorization of the KCS board, members of KCS management circulated a draft merger agreement to representatives of CPRL. The draft included, among other terms, a customary “fiduciary out” provision that would permit the KCS board to terminate its existing agreement with an acquirer in order to accept an alternative acquisition proposal from a third party under certain circumstances. In addition, the draft merger agreement provided to CPRL contemplated a reverse termination fee representing 7.0% of the transaction consideration (or approximately $1.7 billion based on CPRL’s then proposed purchase price) and a one-way exchange ratio collar in which KCS stockholders would receive a fixed dollar amount of stock consideration in the event the acquirer’s stock price fell below a specified threshold, up to a maximum number of shares.

On March 5, 2021, Mr. Ottensmeyer had a discussion with Mr. Creel regarding the key issues in the draft merger agreement received from KCS the prior day, including with respect to the transaction structure and regulatory termination fee size and structure as proposed in KCS’s draft, as well as the one-way exchange ratio collar.

On March 6, 2021, the KCS board convened a meeting to discuss the updated proposals submitted by CPRL and Party A. Mr. Ottensmeyer reviewed the terms of each proposal and again expressed his views on the strategic options available to the Company. Representatives of Morgan Stanley and BofA Securities also shared their perspectives on the financial terms of the proposals. The directors discussed with members of management and representatives of the financial advisors the potential synergies from a transaction involving CPRL and the possible benefits and risks associated with accepting merger consideration that included an acquirer’s common stock. Among other things, the KCS board discussed various mechanisms to protect against a potential decline in an acquirer’s stock price, including the one-way exchange ratio collar proposed in the draft merger agreement provided to CPRL. The KCS board discussed again with the Company’s legal advisors the regulatory uncertainties and timeline for a strategic combination. The KCS board then directed management and the financial advisors to ask Party A and CPRL to submit final proposals and merger agreement markups by no later than March 15, and to inform Party A that it could reach out to its lending sources to confirm financing. The KCS board also again considered whether or not to reach out to other parties. After considering, among other factors, the various risks associated with further opening up the process, and the “fiduciary out” provisions included in the proposed merger agreement, the KCS board determined to focus its efforts on negotiating a transaction with either Party A or CPRL and not to reach out to other potential counterparties at the time.

Following the KCS board meeting, representatives of KCS and their advisors sent a letter to representatives of each of Party A and CPRL outlining the process and request for final proposals. In addition, representatives of KCS sent a draft merger agreement to representatives of Party A. Similar to the draft merger agreement provided to CPRL, the draft merger agreement contemplated a customary “fiduciary out” provision that would permit the

KCS board to terminate its existing agreement with an acquirer in order to accept an alternative acquisition proposal under certain circumstances. It also included a reverse termination fee representing 7.0% of the transaction consideration (or approximately $1.6 billion based on Party A’s then proposed purchase price) in the event the transaction did not close due to the failure to obtain financing.

On March 9, 2021, the finance committee of the KCS board held a meeting for the purpose of further analyzing and discussing the possible benefits and risks associated with accepting merger consideration that included an acquirer’s common stock. At the meeting, representatives of Morgan Stanley and BofA Securities reviewed the mechanics of the one-way exchange ratio collar proposed in the draft merger agreement provided to CPRL and a range of other mechanisms that could be used to protect against a potential decline in an acquirer’s stock price, together with a summary of the frequency with which such mechanisms had been employed or not employed in recent M&A transactions.

On March 10, 2021, KCS and CPRL executed a clean team agreement to facilitate the sharing of certain sensitive diligence materials. Also on March 10, 2021, representatives of the CPRL management team held a reverse due diligence call with representatives of KCS.

On March 11, 2021, Wachtell Lipton sent to Sullivan & Cromwell LLP, CPRL’s outside counsel (“Sullivan & Cromwell”), an initial draft of the KCS disclosure schedules to the merger agreement.

On March 15, 2021, Party A and CPRL submitted revised acquisition proposals, including markups of the forms of merger agreement previously provided by KCS. Party A’s proposal contemplated an all-cash purchase price of $250.00 per share, which it noted was its “final proposal.” The proposal indicated that Party A’s lenders had received full credit committee approvals to increase the overall debt financing to $10.3 billion and that all but one of Party A’s equity partners had received the required internal approvals to fund the transaction (Party A informed KCS subsequently that this final approval had been obtained). CPRL’s proposal contemplated merger consideration of 0.489 of a CPRL common share (equivalent to 2.445 CPRL common shares after giving effect to the share split), without any provision for a collar, and $86.00 in cash per share of KCS common stock (equal to approximately $268.00 per share of KCS common stock based on the market price of CPRL common shares at the time). CPRL’s proposal also contemplated, among other things, an increased $800.0 million reverse termination fee and the elimination of the right of the KCS board to terminate the merger agreement in order to accept a superior proposal in certain circumstances.

On March 16, 2021, the KCS board met, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to review the proposals received from Party A and CPRL. Representatives of Morgan Stanley and BofA Securities reviewed the history of KCS’s discussions with Party A and with CPRL, including the financial terms of the proposals that each party had submitted since August 2020. Representatives of Wachtell Lipton also provided an overview of the merger agreement markups delivered by Party A and CPRL. The KCS board entered into a discussion with members of management and representatives of the Company’s financial advisors regarding Party A’s proposed financing structure and its potential capacity to further increase its purchase price. It was the view of the KCS board based on this discussion, as well as Party A’s statement that it had made its “final proposal”, that Party A would have minimal room to further increase its offer. The KCS board considered these facts and perspectives, as well as the facts and perspectives previously discussed and reviewed at prior meetings, and determined to focus its efforts on negotiating a transaction with CPRL, subject to CPRL agreeing to specific improvements to the terms of its proposal. To that end, the KCS board directed Mr. Ottensmeyer to communicate to Mr. Creel that the KCS board would be willing to proceed with a transaction if CPRL were to improve its proposal by, among other things, increasing its contemplated exchange ratio from 0.489 to 0.5 of a CPRL common share, increasing the amount of the reverse termination fee from $800.0 million to $1.3 billion, and accepting the KCS board’s right to terminate the merger agreement in order to accept a superior proposal in certain circumstances. A member of management and representatives of KCS’s outside compensation advisor also reviewed the terms of a proposed retention program and severance arrangements proposed to be submitted for approval by the KCS board were it to approve a transaction with CPRL. The KCS board discussed the terms of and reasons for the proposed retention program and severance arrangements.

Later that day, Mr. Ottensmeyer called Mr. Creel to communicate the KCS board’s requests. Mr. Creel said that he would need to consult with members of the CPRL board. Mr. Creel subsequently responded by stating that CPRL was prepared to offer an increased merger consideration of $90 in cash and 0.489 of a CPRL common share (equivalent to 2.445 shares after giving effect to the share split) for each share of KCS common stock (equal to approximately $272 per share of KCS common stock based on the market price of CPRL common shares at the time), to increase the reverse termination fee to $1 billion, and to agree to the right of the KCS board to terminate the merger agreement to accept a superior proposal from a third party in certain circumstances. The following day, CPRL submitted a revised written proposal reflecting these terms. Mr. Ottensmeyer informed the KCS board of the terms of CPRL’s proposal, and at the direction of the KCS board and management, representatives of Wachtell Lipton proceeded to negotiate final terms of the transaction documents with representatives of Sullivan & Cromwell, with the goal of announcing a signed merger agreement no later than the morning of March 21, 2021. From March 17 through March 20, 2021, representatives of Wachtell Lipton and Sullivan & Cromwell exchanged further revised drafts of the merger agreement and participated in calls to resolve the remaining open issues.

On March 20, 2021, the KCS board held a meeting, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. A representative of Wachtell Lipton again discussed with the board its fiduciary duties under Delaware law. Thereafter, representatives of each of the financial advisors presented to the KCS board their respective financial analyses and each financial advisor rendered to the KCS board its oral opinion, which was subsequently confirmed in writing on the same date, to the effect that, as of such date and based upon and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as set forth in each financial advisor’s respective written opinion, the consideration to be received in the transaction by holders of KCS common stock (other than certain excluded shares as described in the merger agreement) was fair, from a financial point of view, to such holders. The Wachtell Lipton representative then summarized the terms of the merger agreement compared to the terms previously reviewed. After further discussion and deliberation, the KCS board unanimously approved the merger agreement and resolved to recommend that the stockholders of KCS adopt the merger agreement. The KCS board also approved the proposed retention and severance arrangements previously discussed.

Following the completion of the KCS board meeting, representatives of Wachtell Lipton and Sullivan & Cromwell finalized the merger agreement, and in the early morning of March 21, 2021, KCS and CPRL executed the prior CP merger agreement. KCS and CPRL issued a joint press release announcing the transaction in the morning of March 21, 2021.

On March 22, 2021, representatives of CPRL submitted a letter to STB Staff requesting an informal opinion that CPRL’s proposed voting trust agreement comported with the standards set forth in 49 C.F.R. § 1013.3(a).

On April 20, 2021, KCS received an unsolicited written proposal from CN (the “CN proposal”) to acquire KCS for 1.059 common shares of CN and $200.00 in cash per share of KCS common stock (valued at $325.00 per share of KCS common stock based on the market price of CN common shares at the time). The proposal contemplated that CN and KCS would enter into a merger agreement with substantially similar terms to those of the prior CP merger agreement, including the use of a voting trust arrangement and a commitment to obtain regulatory approvals on the same terms as in the prior CP merger agreement.

The KCS board met on April 20, 2021, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, for a preliminary review of the CN proposal. Representatives of Morgan Stanley and BofA Securities reviewed and discussed their preliminary perspectives on the financial terms of the CN proposal in comparison to the financial terms of the prior CP merger agreement. The KCS board also reviewed potential synergy estimates for a combination with CN relative to the synergies estimated for the transaction with CPRL.

On April 23, 2021, the STB announced a decision that the waiver provision under 49 C.F.R. § 1180.0(b) applied to the proposed transaction between CPRL and KCS and stated that the agency’s review of the transaction would be governed by the regulations set forth at 49 C.F.R. part 1180 (2000).

On April 24, 2021, the KCS board held a meeting, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. Representatives of Morgan Stanley and BofA Securities again shared their perspectives on the financial terms of the CN proposal in comparison to the financial terms of the prior CP merger agreement. The KCS board reviewed the potential synergies for a combination with each of CPRL and CN and discussed with the advisors the likely capacity of each party to further increase its purchase price and other enhancements that could be requested of CPRL and CN with respect to the terms of a transaction. The KCS board also discussed the regulatory considerations and issues relating to a combination with CN relative to CPRL, including an assessment of the process for approval of the proposed voting trust and for obtaining final regulatory approval for the potential combination. After consideration of these facts and perspectives, as well as the facts and perspectives previously discussed and reviewed at the KCS board’s April 20th meeting, the KCS board determined that the CN proposal could reasonably be expected to lead to a “Company Superior Proposal”, as defined in the prior CP merger agreement (which we refer to as a “company superior proposal”). Accordingly, the KCS board determined that KCS should provide information to CN, and engage in discussions and negotiations with CN, with respect to the CN proposal. KCS management subsequently notified representatives of CN and CPRL of the KCS board’s determination, after which KCS issued a press release announcing its decision and intent to engage in discussions with CN. On the evening of April 24, 2021, representatives of Cravath, Swaine & Moore LLP (which we refer to as “Cravath”), CN’s outside counsel, sent to Wachtell Lipton proposed forms of a merger agreement and a voting trust agreement reflecting the terms described in the CN proposal.

On April 26, 2021, representatives of CN submitted an application to the STB requesting approval of CN’s proposed voting trust agreement, pursuant to 49 C.F.R. § 1180.4(b)(4)(iv) (and not under the waiver provision under 49 C.F.R. § 1180.0(b)). Also on April 26, 2021, KCS entered into a confidentiality agreement and clean team agreement with CN in substantially the same forms as the confidentiality agreements entered into with CPRL and Party A, other than the absence of standstill provisions and other immaterial changes. Through the subsequent weeks, KCS provided CN with access to a virtual data room and various business and legal due diligence materials, including a copy of the KCS long-range plan. Representatives of CN participated in management presentations and diligence sessions hosted by KCS. In addition, CN provided KCS with access to a virtual data room and various reverse diligence materials.

On May 6, 2021, the STB announced a decision finding that the voting trust agreement proposed by CPRL was acceptable, subject to certain modifications.

On May 8, 2021, the KCS board convened a meeting with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors to discuss KCS’s ongoing engagement with CN and potential next steps. Members of management and representatives of Wachtell Lipton reviewed the terms of CN’s draft merger agreement and presented a proposed list of enhancements to request from CN with respect to the CN proposal, including (1) increasing the exchange ratio from 1.059 shares so that the transaction could qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (2) increasing the reverse termination fee payable to KCS in the event the merger agreement was terminated due to the inability of the parties to complete the voting trust transaction as a result of STB regulatory issues from $1.0 billion to $2.0 billion, (3) requiring CN to reimburse KCS upon payment of the $700.0 million termination fee by KCS to CPRL in the event KCS terminated the prior CP merger agreement to enter into a merger agreement with CN and (4) enhancing the flexibility of KCS to undertake certain actions following the execution of a merger agreement with CN without CN’s prior written consent, including with respect to the terms of KCS’s retention program and severance arrangements. The KCS board also reviewed a proposed timeline for soliciting a revised proposal from CN. The KCS board then directed management, together with KCS’s legal advisors, to seek the enhancements to the CN proposal discussed with the KCS board and to request that CN submit a revised binding proposal so that the KCS board could be in a position to make a determination as to whether such revised proposal constituted a company superior proposal at a meeting scheduled for May 13, 2021. The KCS board also directed management to notify CPRL of the KCS board’s intention to make a determination with respect to the CN proposal at its next meeting and to suggest that CPRL submit any revisions with respect to the prior CP merger agreement before such time.

Following the meeting, Mr. Ottensmeyer communicated the KCS board’s requests to Mr. Ruest and to Mr. Creel. Representatives of Wachtell Lipton also reached out to Cravath to review the requested enhancements with respect to the CN proposal.

On May 11, 2021, representatives of Cravath contacted Wachtell Lipton to convey CN’s responses to KCS’s requested enhancements. The representatives of Cravath expressed that CN was prepared to accept several of KCS’s requests for enhanced flexibility during the pendency of the transaction, including with respect to the terms of KCS’s retention program and severance arrangements. The representatives of Cravath also expressed that CN was prepared to accept KCS’s proposal that CN (or an affiliate of CN) reimburse KCS for the $700.0 million termination fee that would be payable by KCS to CPRL in connection with the termination of the prior CP merger agreement, subject to KCS refunding such reimbursement in the event (i) KCS terminated the merger agreement with CN in order to accept a superior proposal, (ii) CN terminated the merger agreement upon a change of recommendation by the KCS board, (iii) CN terminated the merger agreement on the basis of a breach by KCS of its representations, warranties or covenants in a manner that would entitle CN not to consummate the merger or (iv) CN terminated the merger agreement on the basis of the occurrence of a material adverse effect on the business and operations of KCS. The Cravath representatives indicated that CN was unwilling to increase the exchange ratio or the reverse termination fee.

On May 12, 2021, Mr. Ottensmeyer called Mr. Ruest to request that CN increase its exchange ratio so as to restore the $325.00 per share valuation of the CN proposal based on the current market price of CN common shares. Mr. Ottensmeyer further requested that CN consider increasing the amount of the reverse termination fee payable to KCS in the event the merger agreement was terminated due to the inability of the parties to complete the voting trust transaction as a result of STB regulatory issues. Mr. Ottensmeyer also spoke with Mr. Creel and encouraged CPRL to submit any proposed revisions to the prior CP merger agreement before the KCS board’s next meeting.

On the morning of May 13, 2021, representatives of Cravath sent to representatives of Wachtell Lipton a proposed form of offer letter and revised drafts of the merger agreement and other transaction documents. CN’s revised proposal contemplated an increase in the exchange ratio to 1.129 shares of CN common shares while maintaining the $200.00 per share cash component of the proposed consideration (restoring the $325.00 per share valuation of the CN proposal based on the closing price of CN common shares on May 12, 2021), an obligation by an affiliate of CN to reimburse KCS for the $700.0 million termination fee payable to CPRL (subject to KCS refunding such reimbursement in the event (i) KCS terminated the merger agreement with CN in order to accept a superior proposal, (ii) CN terminated the merger agreement upon a change of recommendation by the KCS board or (iii) CN terminated the merger agreement on the basis of a breach by KCS of its representations, warranties or covenants in a manner that would entitle CN not to consummate the merger), and enhanced flexibility on the part of KCS to undertake certain actions without CN’s prior written consent during the pendency of the transaction, including with respect to the terms of KCS’s retention program and severance arrangements. Through the morning and early afternoon, representatives of Wachtell Lipton and Cravath discussed various minor revisions to the transaction documents. Representatives of Cravath then submitted a binding offer letter on behalf of CN, together with proposed final and binding forms of merger agreement and schedules (collectively, the “revised CN proposal”). The offer letter indicated that the revised CN proposal could be accepted by KCS at any time prior to 5:00 pm Eastern Time on May 21, 2021.

On the afternoon of May 13, 2021, the KCS board met, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to discuss the revised CN proposal. The KCS board reviewed the terms of the revised CN proposal relative to the terms of the prior CP merger agreement and discussed various regulatory considerations relating to a combination with CN and with CPRL, including the STB’s decision to apply the waiver provision under 49 C.F.R. § 1180.0(b) to the potential CPRL transaction and CPRL’s receipt of STB voting trust approval. The KCS board discussed potential next steps and the requirements of the prior CP merger agreement with respect to any further engagement with CN. Among other things, the KCS board considered the fact that, in the event the KCS board determined that the revised CN proposal constituted a company superior proposal, KCS would be required to provide CPRL the opportunity for at least five business days to attempt to match the terms of the revised CN proposal prior to terminating the prior CP merger agreement and entering into a definitive agreement with CN. Representatives of Morgan Stanley and BofA Securities also provided to the KCS board their respective financial analyses. The representatives stated that they had each reviewed the terms of the revised CN proposal with their respective fairness committees and that, absent any material developments following the conclusion of the meeting, the financial advisors stood ready to deliver customary fairness opinions with respect to the revised CN proposal at such time as the KCS board were to consider terminating the prior CP merger agreement and entering into a merger agreement in relation to the revised CN proposal. The KCS board determined that the revised CN proposal constituted a company superior proposal and directed management to notify CPRL of the KCS board’s intention to terminate the prior CP merger agreement and to enter into a definitive agreement with respect to the revised CN proposal unless, at the end of the five business day period following the notice, the KCS board determined that the revised CN proposal no longer constituted a company superior proposal. Members of KCS management communicated the KCS board’s determination to representatives of CN and CPRL after the end of the meeting, and later on the evening of May 13, 2021, KCS issued a press release announcing the KCS board’s determination.

On May 17, 2021, the STB announced a decision finding that application of the waiver provision under 49 C.F.R. § 1180.0(b) to a potential transaction between CN and KCS was not warranted and stated that the agency’s review of the transaction would be governed by the regulations set forth at 49 C.F.R. part 1180, as adopted in Major Rail Consolidation Procedures, 5 S.T.B. 539 (2001). The STB also denied CN’s motion to approve its proposed voting trust agreement as incomplete, without prejudice to filing a new motion.

On the morning of May 20, 2021, Mr. Creel contacted Mr. Ottensmeyer to notify him that CPRL did not intend to propose revisions to the prior CP merger agreement, explaining that, in CPRL’s view, it would be destructive to CPRL’s and KCS’s mutual interests to engage in a bidding war with CN. Shortly thereafter, Mr. Creel publicly announced CPRL’s intention not to increase its offer. Later that afternoon, the KCS board convened a meeting to discuss next steps with respect to the revised CN proposal. The KCS board reviewed again with KCS’s financial and legal advisors the financial terms of the revised CN proposal in comparison to the financial terms of the prior CP merger agreement. The KCS board also discussed the regulatory considerations associated with pursuing a transaction with CN and CPRL, including the STB’s determinations with respect to CN’s and CPRL’s proposed voting trust agreements, and considered the possibility of seeking additional enhancements to CN’s proposal. The KCS board then directed management to reach out to CN to request a further increase in the exchange ratio so as to restore the $325.00 per share valuation of the CN proposal based on the current market price of CN common shares and a revised “escalating” reverse termination fee that would increase by $100.0 million per month in the event CN were unable to obtain STB voting trust approval within three months of the execution of a merger agreement with KCS.

Following the meeting, Mr. Ottensmeyer contacted Mr. Ruest to convey the requests from the KCS board. Later that evening, Mr. Ruest reached out to Mr. Ottensmeyer to indicate that CN was not willing to make any further changes to the revised CN proposal.

On the morning of May 21, 2021, the KCS board met again. Mr. Ottensmeyer updated the KCS board as to his conversations with Mr. Ruest, after which a discussion followed among the directors as to potential next steps. A representative of Wachtell Lipton discussed with the board its fiduciary duties under Delaware law. Thereafter, representatives of each of the financial advisors presented to the KCS board their respective financial analyses and each financial advisor rendered to the KCS board its oral opinion, which was subsequently confirmed in writing on the same date, to the effect that, as of such date and based upon and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as set forth in each financial advisor’s respective written opinion, the consideration to be received in the transaction with CN by holders of KCS common stock (other than certain excluded shares as described in the merger agreement) was fair, from a financial point of view, to such holders. After further discussion and deliberation, the KCS board unanimously determined that the revised CN proposal continued to constitute a company superior proposal and approved the termination of the prior CP merger agreement, KCS’s payment of the $700.0 million CP termination payment to CPRL pursuant to the terms of the prior CP merger agreement and KCS’s entry into the merger agreement with CN. The KCS board also approved the updated retention and severance arrangements set forth in the revised CN proposal.

Following the completion of the KCS board meeting, KCS management notified CPRL of the KCS board’s determination, after which KCS terminated the prior CP merger agreement and paid the $700.0 million CP termination payment to CPRL. Shortly thereafter, KCS delivered an executed signature page to the CN agreement, which had already been executed by CN, and KCS and CN issued a joint press release announcing the transaction. Following execution of the CN agreement, an affiliate of CN reimbursed KCS for the $700.0 million CP termination payment paid to CPRL.

On May 26, 2021, representatives of KCS and CN jointly filed with the STB a renewed motion for approval of CN’s proposed voting trust agreement. The motion included, among other things, a commitment by CN to divest KCS’s 70-mile line between New Orleans and Baton Rouge following the consummation of a transaction and STB final approval.

On June 8, 2021, the STB issued a timetable for reviewing CN’s proposed voting trust agreement. The STB directed KCS and CN to file certain additional materials relating to the financial condition of CN with the STB by June 14, 2021 and requested public comments on CN’s proposed voting trust on June 28, 2021 and KCS’s and CN’s replies on July 6, 2021.

On June 22, 2021, CN filed with the SEC a preliminary Form F-4 registration statement with respect to the CN common shares issuable in the proposed merger with KCS. The registration statement included a preliminary proxy statement of KCS relating to the KCS stockholder meeting proposed to be convened to vote on the CN merger (the “KCS-CN merger approval stockholder meeting”).

On July 2, 2021, KCS fixed and announced August 19, 2021 as the date for the KCS-CN merger approval stockholder meeting.

On July 7, 2021, CN filed with the SEC a final prospectus with respect to the CN common shares issuable in the proposed merger with KCS and KCS filed a definitive proxy statement with respect to KCS-CN merger approval stockholder meeting.

On July 29, 2021, CPRL filed with the SEC a preliminary proxy statement in connection with the solicitation of votes against the CN merger at the KCS-CN merger approval stockholder meeting. On August 9, 2021, CPRL filed with the SEC a definitive proxy statement in connection with the solicitation of votes against the CN merger at the KCS-CN merger approval stockholder meeting.

On the morning of August 10, 2021, KCS received an unsolicited written proposal from CPRL (the “revised CPRL proposal”) to acquire KCS for 2.884 CPRL common shares and $90.00 in cash per share of KCS common stock (valued at $300.00 per share of KCS common stock based on the market price of CPRL common shares at the time). The revised CPRL proposal contemplated that CPRL and KCS would enter into a merger agreement with substantially similar terms to those of the CN agreement and included proposed forms of a merger agreement and a voting trust agreement. The revised CPRL proposal indicated that, in connection with KCS’s termination of the CN agreement, CPRL would remit $1.4 billion to KCS to reimburse KCS for the payment of the $700.0 million termination payment that would be due to CN and the $700.0 million refund that would be due to an affiliate of CN with respect to the CN affiliate’s reimbursement of the CP termination payment previously paid by KCS to CPRL. The revised CPRL proposal contemplated that KCS would be required to refund the full amount of the reimbursement in connection with the termination of a merger agreement under specified circumstances. In the afternoon of August 10, 2021, the STB announced that it expected to issue a decision on CN’s proposed voting trust no later than August 31, 2021. The KCS board convened a meeting on the same day, together with members of senior management and representatives of KCS’s legal advisors for a preliminary review of the revised CPRL proposal and to discuss the STB’s announcement and potential next steps. The KCS board instructed Mr. Ottensmeyer to reach out to Mr. Ruest to inquire as to whether CN would be willing to increase its purchase price or otherwise improve the terms of its proposed merger in light of the receipt of the revised CPRL proposal and the STB’s recent announcement.

On August 11, 2021, Mr. Ottensmeyer contacted Mr. Ruest to communicate the KCS board’s inquiry. Later that day, Mr. Ruest indicated that CN was not prepared to increase its proposed purchase price or otherwise modify the terms of the proposed transaction, but that CN would support a decision by the KCS board (if the KCS board so decided) to adjourn the KCS-CN merger approval stockholder meeting to take place after the STB’s announcement of a final ruling on the CN voting trust.

On August 12, 2021, the KCS board held a meeting, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. Representatives of Morgan Stanley and BofA Securities shared their perspectives on the financial terms of the revised CPRL proposal in comparison to the financial terms of the CN agreement. The KCS board reviewed the potential synergies for a combination with each of CN and CPRL and discussed with management and the advisors the potential capacity of each party to further enhance the terms of a transaction, including the feedback Mr. Ottensmeyer had received from Mr. Ruest regarding CN’s unwillingness to improve the terms of its proposal. The KCS board also discussed the feedback received from investors and the potential paths available to KCS and reviewed again the regulatory considerations and issues relating to a combination with CPRL relative to CN. The KCS board then determined that the revised CPRL proposal did not constitute, and could not reasonably be expected to lead to, a “Company Superior Proposal”, as defined in the CN agreement (which, for purposes of the remainder of this section of this proxy statement/prospectus, we refer to as a “company superior proposal”). The KCS board also determined to adjourn the KCS-CN merger approval stockholder meeting in the event the STB did not release a public decision on the CN voting trust by August 17, 2021, at 6:00 p.m., Central Time. Shortly thereafter, KCS issued a press release announcing its decision. Because the STB had not yet released its decision on the CN voting trust, on August 19, 2021, KCS convened and adjourned the KCS-CN merger approval stockholder meeting until September 3, 2021.

On August 31, 2021, the STB announced a unanimous decision rejecting the use of a voting trust agreement in connection with the proposed transaction between KCS and CN. Later that day, Mr. Creel called Mr. Ottensmeyer to renew and reaffirm the terms of the revised CPRL proposal, which Mr. Creel conveyed in writing to Mr. Ottensmeyer shortly after the conclusion of their call, together with proposed forms of a merger agreement and a voting trust agreement. The letter indicated that the revised CPRL proposal would expire at 11:59 p.m., Eastern Time, on September 12, 2021, if KCS did not deliver evidence to CPRL by that time that KCS had delivered to CN notice of its intention to terminate the CN agreement and enter into a merger agreement with CPRL. At 8:00 p.m., Eastern Time, the KCS board convened a meeting, with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to discuss the developments of the day. After deliberation, in light of these developments, the KCS board determined to further adjourn the KCS-CN merger approval stockholder meeting.

On September 3, 2021, KCS convened and adjourned the KCS-CN merger approval stockholder meeting until September 24, 2021.

On the morning of September 4, 2021, the KCS board held a meeting, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to discuss the revised CPRL proposal and potential next steps. Representatives of Morgan Stanley and BofA Securities again provided their perspectives on the financial terms of the revised CPRL proposal in comparison to the financial terms of the CN agreement. The KCS board reviewed an illustrative expected value comparison with respect to the CN and CPRL offers weighted, respectively, by a range of probabilities of consummating a voting trust transaction in connection with each offer. Mr. Ottensmeyer also informed the KCS board that Mr. Ruest had indicated that CN would be willing to join KCS in an appeal of the STB ruling denying approval of the CN voting trust, and would be willing to explore the possibility of pursuing a combination of KCS and CN without a voting trust, but that CN would not be willing to increase the merger consideration or the reverse termination fee that would be payable to KCS if regulatory approval were not obtained.

The KCS board then discussed a proposed list of potential enhancements to request from CN and CPRL. These included, with respect to CN, requests to appeal the STB decision and increase the proposed purchase price and reverse termination fee due to KCS (notwithstanding Mr. Ruest’s statements to Mr. Ottensmeyer), and with respect to CPRL, requests to increase the proposed purchase price, reduce the amount of the reimbursement that would be refundable by KCS under certain circumstances from $1.4 billion to $700.0 million, permit KCS to pay a one-time special dividend to KCS stockholders prior to closing, revise the contemplated transaction structure so that the transaction could qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as was contemplated in the prior CP merger agreement) and enhance the flexibility of KCS to undertake certain actions following the execution of a merger agreement with CPRL without CPRL’s prior written consent (such as with respect to the terms of KCS’s retention program and severance arrangements). The KCS board also reviewed a proposed timeline for soliciting revised proposals from CN and CPRL. After consideration of these perspectives, together with analysis of the STB’s ruling on the CN voting trust and the other events of the week, the KCS board determined that the revised CPRL proposal could reasonably be expected to lead to a company superior proposal. Accordingly, the KCS board determined that KCS should provide information to CPRL, and engage in discussions and negotiations with CPRL, with respect to the revised CPRL proposal. The KCS board then directed management, together with KCS’s legal advisors, to seek from CN and CPRL the enhancements discussed with the KCS board. KCS management subsequently notified representatives of CN and CPRL of the KCS board’s determination, after which KCS issued a press release announcing its decision and intent to engage in discussions with CPRL.

Over the following week, KCS provided CPRL with renewed access to a virtual data room and various business and legal due diligence materials, including a copy of the KCS long-range plan, and responded to diligence requests and questions from CPRL. In addition, CPRL provided KCS with renewed access to a virtual data room and various reverse diligence materials, including a copy of CPRL’s internal five-year financial forecast (the “CPRL five-year plan”). Additionally, during this time, members of KCS management and representatives of KCS’s legal advisors discussed with their counterparts at CN and CPRL the proposed enhancements sought by the KCS board with respect to their respective proposals. On September 5, 2021, representatives of Wachtell Lipton sent to representatives of Sullivan & Cromwell a revised draft of the merger agreement reflecting these requested enhancements.

On September 6, 2021, Mr. Creel reached out to Mr. Ottensmeyer to express that CPRL was prepared to reduce the amount of the reimbursement that would be refundable by KCS under certain circumstances from $1.4 billion to $700.0 million, revise the contemplated transaction structure so that the transaction could qualify as a “reorganization” within the meaning of Section 368(a) of the Code and accept several of KCS’s requests for enhanced flexibility during the pendency of the transaction, including with respect to the terms of KCS’s retention program and severance arrangements. Mr. Creel indicated that CPRL was unwilling to accept KCS’s other requests, including the request for any additional merger consideration and the ability to pay a one-time special dividend to KCS stockholders. On the next day, representatives of Sullivan & Cromwell sent to representatives of Wachtell Lipton revised drafts of the transaction documents reflecting the positions communicated by Mr. Creel. Representatives of Wachtell Lipton and Sullivan & Cromwell subsequently discussed various minor revisions to the transaction documents.

On September 9, 2021, Mr. Ruest reiterated CN’s position that CN would be willing to pursue an appeal of the STB ruling and to explore the possibility of pursuing a combination of KCS and CN without a voting trust, but that CN would not be willing to increase its merger consideration or reverse termination fee.

On the night of September 11, 2021, representatives of Sullivan & Cromwell sent to representatives of Wachtell Lipton a binding offer letter, dated September 12, 2021, and final forms of merger agreement and other transaction documents (collectively, the “final CPRL proposal”). The binding offer letter indicated that the final CPRL proposal could be accepted at any time prior to 5:00 p.m. Eastern Time on September 20, 2021, assuming that the KCS board determined that the final CPRL proposal constituted a company superior proposal and KCS delivered to CN, no later than 11:59 p.m. Eastern Time on September 12, 2021, notice of KCS’s intention to terminate the CN agreement and enter into a merger agreement with CPRL.

On the morning of September 12, 2021, the KCS board met, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to discuss the final CPRL proposal. The KCS board reviewed the terms of the final CPRL proposal relative to the terms of the CN agreement and discussed potential next steps and the requirements of the CN agreement with respect to any further engagement with CPRL, including the obligation of KCS to provide CN the opportunity for at least five business days to attempt to match the terms of the final CPRL proposal in the event the KCS board determined that the final CPRL proposal constituted a company superior proposal. Representatives of Morgan Stanley and BofA Securities also provided to the KCS board their respective financial analyses. The representatives stated that they had each reviewed the terms of the final CPRL proposal with their respective fairness committees and that, absent any material developments following the conclusion of the meeting, the financial advisors stood ready to deliver customary fairness opinions with respect to the final CPRL proposal at such time as the KCS board were to consider terminating the CN agreement and accept the final CPRL proposal.

Following these presentations and discussions, the KCS board determined that the final CPRL proposal constituted a company superior proposal and directed management to notify CN of the KCS board’s intention to terminate the CN agreement and to enter into a definitive agreement with respect to the final CPRL proposal unless, at the end of the five business day period following the notice, the KCS board determined that the final CPRL proposal no longer constituted a company superior proposal. After the end of the meeting, members of KCS management communicated the KCS board’s determination to representatives of CN and CPRL and KCS issued a press release announcing the KCS board’s determination.

On September 13, 2021, members of KCS and CN management and representatives of their respective legal advisors began discussing the possibility of entering into a waiver letter agreement pursuant to which CN would agree to waive the five business day match period under the CN agreement. Representatives of CN reiterated the position that CN was unwilling to offer any additional merger consideration or increase the amount of the reverse termination fee contemplated by CN’s proposed transaction with KCS. On September 14, 2021, representatives of CN communicated to KCS that CN was prepared to enter into the waiver letter agreement. Shortly thereafter, representatives of KCS notified CPRL of CN’s intention to waive the five business day match period under the CN agreement and that, as such, the KCS board would convene a meeting the next morning to make a final determination as to whether or not to terminate the CN agreement and accept the final CPRL proposal.

On the morning of September 15, 2021, the KCS board held a meeting. A representative of Wachtell Lipton discussed with the board its fiduciary duties under Delaware law. Thereafter, representatives of each of the financial advisors presented to the KCS board their respective financial analyses and each financial advisor rendered to the KCS board its oral opinion, which was confirmed by delivery of its written opinion dated September 15, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by such financial advisor, as set forth in such financial advisor’s written opinion, the consideration to be received by holders of KCS common stock (other than certain excluded shares as described in the merger agreement) in the transaction with CPRL was fair, from a financial point of view, to such holders. The full text of the written opinion of each of Morgan Stanley and BofA Securities is attached to this proxy statement as Annexes B and C, respectively, and is incorporated by reference in this proxy statement in its entirety. See also the sections entitled

“The KCS Merger Proposal—Opinion of Morgan Stanley” and “The KCS Merger Proposal—Opinion of BofA Securities” on pages 72 and 85, respectively. After further discussion and deliberation, the KCS board unanimously determined that the final CPRL proposal continued to constitute a company superior proposal and approved the proposed waiver letter agreement with CN, termination of the CN merger agreement, KCS’s payment of the $700.0 million CN agreement termination payment and the $700.0 million CN refund owed to CN (or its affiliates) under the terms of the CN agreement, and KCS’s entry into the merger agreement with CPRL. The KCS board also approved the updated retention and severance arrangements set forth in the final CPRL proposal.

Following the completion of the KCS board meeting, KCS management notified CN of the KCS board’s determination, after which KCS and CN entered into the waiver letter agreement and KCS terminated the CN agreement and paid the $700.0 million CN agreement termination payment. Shortly thereafter, KCS delivered an executed signature page to the merger agreement with CPRL, which had already been executed by CPRL, and KCS and CPRL issued a joint press release announcing the transaction. Following execution of the merger agreement, CPRL remitted to KCS $700.0 million in connection with the payment of the CN agreement termination payment made by KCS to CN, KCS paid the $700.0 million CN refund to an affiliate of CN, and CPRL remitted to KCS $700.0 million in connection with the payment of the CN refund made by KCS to an affiliate of CN.

Recommendation of the KCS Board; KCS’s Reasons for the Transaction

At a special meeting held on September 15, 2021, the KCS board unanimously: (1) determined that it was in the best interests of KCS and its stockholders, and declared it advisable, to enter into the merger agreement with CPRL; (2) approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement (including the merger); (3) recommended that the stockholders of KCS adopt the merger agreement; and (4) directed that the merger agreement be submitted to a vote at a meeting of KCS’s stockholders. The KCS board unanimously recommends that KCS stockholders vote “FOR” the merger proposal.

In evaluating the transaction and in reaching its determinations and making its recommendations with respect to the merger agreement, the KCS board consulted with KCS senior management and outside legal and financial advisors over the course of several meetings, and considered a number of factors, including the following material factors that weighed in favor of the transaction.

Strategic Considerations and Synergies:

•

The KCS board believes the transaction will create the first rail network connecting the U.S., Mexico and Canada, with the ability to deliver dramatically expanded market reach for KCS and CPRL customers, provide new competitive transportation options, provide infrastructure, public safety and environmental benefits through truck to rail conversion opportunities, and support North American economic growth;

•	The KCS board believes CPRL and KCS are the fastest growing Class 1 railroads, with significant success in the transformation to Precision Scheduled Railroading;

•

The KCS board considered a synergy analysis (based on CPRL’s synergies analysis) showing annualized EBITDA synergies for the combined company of approximately $990 million (plus $20 million of capital expenditure and depreciation and amortization synergies) expected to be realized within the first three years after the transaction, primarily by executing the combined growth strategies of KCS and CPRL with new efficiencies for customers and improved on-time performance under their respective PSR programs; the KCS board also considered a more conservative synergy analysis prepared by KCS management showing EBITDA synergies of approximately $377 million (plus

$23 million of capital expenditure and depreciation and amortization synergies) over three years, and assessed both synergy analyses in making its decision, as further described in the section entitled “KCS Unaudited Prospective Financial Information”;

•

The KCS board believes that the combined company will have the scale, balance sheet strength, financial flexibility, and free cash flow to fund future growth, and improved ability to access the capital markets on more favorable terms than available to KCS as an independent company, which would allow the combined company to be more competitive in capturing strategic opportunities;

•

The KCS board received information from and had discussions with KCS’s management, in consultation with outside financial advisors, regarding CPRL’s business, results of operations, financial and market position, KCS management’s expectations concerning the combined company’s business and financial prospects, and historical and current trading prices of CPRL common shares;

Attractive Value and Mix of Consideration

•	The KCS board considered the aggregate value and nature of the consideration to be received in the transaction by KCS stockholders, including:

•

that the merger consideration had an implied value per share of KCS common stock of $300, based on the closing price of CPRL common shares on the NYSE as of August 9, 2021 (the last full trading day prior to the date on which CPRL submitted the revised CPRL proposal), which represented a premium of approximately 34% to KCS stockholders based on the unaffected closing price of KCS common stock on March 19, 2021 (the last trading day before the KCS board’s approval of and the announcement of the prior CP merger agreement);

•

that based on CPRL’s market price on September 13, 2021, approximately 69% of the merger consideration consists of CPRL common shares, with the CPRL common shares to be issued to KCS common stockholders constituting approximately 28% of the outstanding shares of CPRL common shares following the transaction, offering KCS common stockholders the opportunity for meaningful ownership participation in the future earnings, dividends, synergies and growth of the combined company, a company which the KCS board considers to be an attractive investment for the reasons discussed above in the section entitled “Strategic Considerations and Synergies”;

•

that based on CPRL’s market price on September 13, 2021, approximately 31% of the merger consideration consists of cash, which provides KCS stockholders with immediate liquidity for a portion of their shares; and

•

that the first merger and the second merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not apply to cause the mergers to result in gain recognition by holders of KCS common stock that exchange their shares of KCS common stock for the merger consideration (other than any Excepted Shareholder), as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences”;

Attractive Strategic Alternative:

•

The KCS board believes that the transaction with CPRL is attractive in comparison to the alternative of remaining independent and continuing to execute on KCS’s long-range business strategy and is also attractive in comparison to other alternatives, including the CN agreement. In this regard, the KCS board considered:

•	the course and history of KCS’s discussions and competitive negotiations with Party A and CN, including: (i) the fact that, after six rounds of bidding, Party A’s last proposal to acquire KCS for

$250.00 per share in cash was significantly lower in value than both CN’s and CPRL’s proposals and did not offer the opportunity for ongoing participation in the combined company’s future performance; and (ii) the fact that CN determined that it was unwilling to increase the consideration or otherwise enhance the transaction terms offered in its proposal to acquire KCS following the announcement by the STB of its unanimous decision to reject CN’s proposed voting trust;

•

the fact that the STB had already approved the CPRL voting trust, and that the merger agreement, including the form of voting trust, was substantially identical to the prior CP merger agreement but for the increase in the share consideration of the merger consideration;

•

the confidence of CPRL in its ability to obtain approval for the full combination of CPRL and KCS as demonstrated by its willingness to close into a voting trust, as more fully described below under “Terms of the Merger Agreement”;

•

the fact that, in the six months following public announcement of the prior CP merger agreement, no party other than CN had submitted a competing proposal, and the fact that the merger agreement, like the CN agreement, would permit KCS to terminate the merger agreement to accept a superior proposal, subject to certain conditions, were an unsolicited proposal to be made after announcement of the transaction, as more fully described below under “Terms of the Merger Agreement”;

Opinions of KCS’s Financial Advisors

•

The KCS board considered the financial presentations by KCS’s financial advisors and the oral opinion of each such financial advisor rendered to the KCS board, which was confirmed by delivery of a written opinion dated September 15, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, the procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by such financial advisor, as set forth in such financial advisor’s written opinion, the consideration to be received by the holders of KCS common stock (other than certain excluded shares as described in the merger agreement) in the transaction was fair, from a financial point of view, to such holders. The full text of the written opinion of each of Morgan Stanley and BofA Securities is attached to this proxy statement as Annexes B and C, respectively, and is incorporated by reference in this proxy statement in its entirety. See also the sections entitled “The KCS Merger Proposal—Opinion of Morgan Stanley” and “The KCS Merger Proposal—Opinion of BofA Securities” on pages 72 and 85, respectively;

Timing and Likelihood of Completion of the Transaction

•

The KCS board considered the willingness of CPRL to close into a voting trust, allowing KCS stockholders to receive the merger consideration immediately following the completion of the voting trust transaction, which is currently expected to be completed by the first quarter of 2022, rather than waiting for CPRL to obtain STB final approval from the STB before KCS stockholders would receive the merger consideration;

•

The KCS board considered the limited closing conditions to the completion of the transaction, the absence of a financing condition or similar contingency that is based on CPRL’s ability to obtain financing and the strong commitment made by CPRL to obtain regulatory approvals, as further described in the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” on page 110 and “The Merger Agreement—Regulatory Filings and Efforts; Other Actions” on page 160;

Terms of the Merger Agreement

•	The KCS board considered the ability of KCS, subject to specified limitations, to respond to and engage in discussions regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal to the merger with CPRL, subject to compliance with the procedural terms and conditions set forth in the merger agreement and the payment of the $700.0 million CP termination payment to CPRL and the $700.0 million CN termination amount refund, as further discussed in the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement” on page 164;

•

The KCS board considered the terms of the merger agreement that restrict CPRL’s ability to solicit alternative business combination transactions and to provide information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with CPRL, as further discussed in the section entitled “The Merger Agreement—No-Solicitation”;

•

The KCS board considered the obligation of CPRL to pay to KCS a termination payment of $1.0 billion upon termination of the merger agreement under specified circumstances, including if (i) the transaction has not been consummated by February 21, 2022 (or, in the event the authorizations required to be obtained from COFECE and the IFT with respect to the transactions contemplated by the merger agreement are the only outstanding conditions to be satisfied or waived as of February 21, 2022, by May 21, 2022) because there is an injunction or similar order prohibiting the transaction or the voting trust transaction arising out of the STB review process or under Section 721 or (ii) such an injunction or order has become final and non-appealable, in each case, as further discussed in the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement” on page 164;

Governance Matters

•

The KCS board considered the fact that, following STB final approval (or at such earlier date following the closing of the transaction as may be approved by the STB), four KCS directors will be appointed to the CPRL board, which will allow for oversight of and input into the strategy of the combined company;

The KCS board weighed these factors that it viewed as supporting the merger agreement and the transaction against a number of potentially negative factors, including:

•

the fact that completion of the transaction depends on certain factors outside of KCS’s control, including regulatory approvals and CPRL shareholder approval, and that there can be no assurance that the conditions to the transaction will be satisfied even if the merger proposal is approved by KCS stockholders;

•	the potential consequences of non-consummation of the transaction, including the potential negative impacts on KCS, its business and the trading price of its shares of common stock;

•	CPRL’s unwillingness to agree to adjustments in the fixed exchange ratio to protect against any decrease in the trading price of CPRL common shares prior to the consummation of the transaction;

•

the terms of the merger agreement that restrict KCS’s ability to solicit alternative acquisition proposals and to provide information to, or engage in discussions with, a third party interested in pursuing an alternative acquisition proposal, as further discussed in the section entitled “The Merger Agreement—No Solicitation” on page 151, though the KCS board also considered that such terms do not prevent such discussions if certain criteria are met;

•

the obligation of KCS to pay to CPRL the CP termination payment of $700.0 million upon termination of the merger agreement and to pay to CPRL the $700.0 million CN termination amount refund in the event KCS accepts a superior proposal, though the KCS board determined that the obligation was reasonable and not preclusive or coercive;

•

the potential for diversion of management and employee attention, and potential retention challenges, due to the possible effects of the announcement and pendency of the transaction, though the KCS board also considered and approved a retention program and severance arrangements in connection with the transaction, as discussed in the sections entitled “Interests of KCS’s Directors and Executive Officers in the Transaction—Executive Severance Arrangements” on page 103 and “Interests of KCS’s Directors and Executive Officers in the Transaction—Retention Program” on page 105;

•	the difficulty and costs inherent in integrating large and diverse businesses;

•

the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not realizing anticipated performance or capturing potential synergies and other benefits expected to be obtained as a result of the transaction; and

•	the risks and other considerations of the type and nature described under the sections entitled “Risk Factors” on page 22 and “Cautionary Statement Regarding Forward-Looking Statements” on page 37.

The KCS board considered the factors described above as a whole, including through engaging in discussions with KCS senior management and KCS’s outside legal and financial advisors. Based on this review and consideration, the KCS board unanimously concluded that these factors, on balance, supported a determination that the merger agreement and the transactions contemplated by the merger agreement, including the transaction, were advisable and in the best interests of KCS stockholders, and to make its recommendation to KCS stockholders that they vote to adopt the merger agreement.

In addition, the KCS board was aware of and considered the fact that KCS’s directors and executive officers may have certain interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally, including the treatment of equity awards held by such directors and executive officers in the transaction, as described in the section entitled “Interests of KCS’s Directors and Executive Officers in the Transaction” on page 102.

The foregoing discussion describes the material factors that the KCS board considered, but is not, and is not intended to be, exhaustive. The KCS board collectively reached the conclusion to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, in light of the various factors described above and other factors that the members of the KCS board believed appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the KCS board considered in connection with its evaluation of the transaction, the KCS board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the KCS board in approving the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 37.

Board of Directors and Management of CPRL after the Transaction

Board of Directors

All current members of the CPRL board will continue to serve as directors of the combined company. Under the merger agreement, CPRL has agreed to appoint four of the members of the KCS board to serve as directors on the CPRL board as of the control date, in each case until such director’s successor is elected and qualified or the earlier of such director’s death, resignation or removal, in each case in accordance with CPRL’s constating documents. In the event that after the effective time any of the four KCS directors selected to be part of the CPRL board upon the control date indicates that he or she plans to resign as a director of KCS and is willing to become a director of CPRL, CPRL would need to seek the approval of the STB in order for such director to be appointed prior to the control date.

Management

Following the effective time, the management and board of directors of KCS will continue to manage the second surviving corporation while its outstanding shares of capital stock are held in the voting trust, pursuing its independent business plan and growth strategies. Following receipt of STB final approval, CPRL (through its indirect wholly owned subsidiary, merger holdco) will acquire control of KCS, the two companies will be combined and Mr. Keith Creel, the current President and Chief Executive Officer of CPRL, will serve as Chief Executive Officer of the combined company as of the control date. The other members of the executive management team of CPRL following the control date have not yet been determined, and will be communicated in due course.

Information about the current directors and senior management of CPRL and KCS can be found in the documents listed under the section entitled “Where You Can Find Additional Information” on page 230.

CPRL’s Reasons for the Transaction

At its meeting held on September 11, 2021, after due consideration and extensive consultation with CPRL’s management and outside legal and financial advisors to both CPRL and the CPRL board, the CPRL board unanimously approved the merger agreement and the transactions contemplated by the merger agreement and authorized the issuance of CPRL common shares under the merger agreement. In doing so, the CPRL board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of CPRL and KCS, with a view to the best interests of CPRL. In making its determination, the CPRL board considered a number of factors (which are not necessarily presented in order of relative importance) with a view to the best interests of CPRL, including the following:

•

the creation, as a result of the transaction, of the first rail network connecting the U.S., Mexico and Canada and the expected ability to deliver significantly expanded market reach for customers served by CPRL and KCS and provide new competitive transportation service options, including new single-line hauls across the combined company’s continent-wide network, while improving route efficiency and reducing transit times; the expected benefits to CPRL’s business, assets, financial condition, results of operations, business plan and prospects after CPRL’s combination with KCS following receipt of STB final approval, including the expected pro forma effect of the transaction on the combined company;

•

the expectation that, after CPRL’s combination with KCS following receipt of STB final approval, a single integrated rail system will connect premier ports on the U.S. Gulf, Atlantic and Pacific coasts with key overseas markets, and that CPRL and KCS’s combined network will result in increased efficiency and simplicity for the combined company’s customers, including grain, automotive, auto-parts, energy, intermodal and other shippers;

•

the belief that CPRL’s and KCS’s cultures are aligned and rooted in the highest safety, service and performance standards and that CPRL and KCS are both committed to improving sustainability and have made science-based pledges in-line with the Paris Agreement to improve fuel efficiency and lower emissions in support of a more sustainable North American supply chain;

•

the expectation that the combination will create a more competitive network, while remaining the smallest of six U.S. Class 1 railroads by revenue, and spur greater rail-to-rail competition and greater support for customers in growing their rail volumes;

•

CPRL management’s identification of approximately $1,000 million in annualized synergies (comprised of cost savings of $180 million and $820 million in EBITDA growth from market opportunities) expected to be realized within the first three years after receipt of STB final approval and the expectation that CPRL’s combination with KCS following receipt of STB final approval would be accretive to CPRL’s adjusted diluted earnings per share;

•	the CPRL board’s knowledge of, and CPRL’s discussions with KCS management regarding, KCS’s business operations, financial condition, earnings and prospects and its knowledge of CPRL’s business,

operations, financial condition, earnings and prospects, taking into account KCS’s publicly filed information and the results of CPRL’s due diligence investigation of KCS;

•

the expectation the combined company will benefit from the continued strong leadership of CPRL’s experienced President and Chief Executive Officer and the addition of KCS’s seasoned management team will bring valuable expertise and talent to the operations of the combined company;

•

the exchange ratio is fixed and will not be adjusted for fluctuations in the market price of CPRL common shares or shares of KCS common stock between the date of the merger agreement and the closing of the transaction;

•	the aggregate cash consideration is fixed, which gives CPRL additional certainty regarding the amount of cash required to be paid by CPRL to consummate the transaction;

•

the belief, after a thorough review of other business combination and strategic opportunities reasonably available to CPRL, that the transaction represents the most attractive opportunity for CPRL and that its review did not present a better alternative;

•

the ability of CPRL, in specified circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement – No Solicitation,” on page 151;

•

the ability of the CPRL board, in specified circumstances, to change its recommendation to CPRL shareholders concerning the transaction, as further described in the section entitled “The Merger Agreement—Change of Recommendation,” on page 153;

•	other favorable terms of the merger agreement, including:

•

restrictions on KCS’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with KCS, as further discussed in the section entitled “The Merger Agreement—No Solicitation” on page 151;

•

the obligation of KCS to pay CPRL a termination payment of $700.0 million upon termination of the merger agreement under specified circumstances and/or the CN termination amount refund of $700.0 million under specified circumstances; and

•	the requirement that KCS hold a stockholder vote on the adoption of the merger agreement, even though the KCS board may have withdrawn or changed its recommendation; and

•	the probability that the conditions to the transaction will be satisfied.

In connection with its deliberations relating to the transaction, the CPRL board also considered potential risks and negative factors concerning the transactions contemplated by the merger agreement (which are not necessarily presented in order of relative importance), including the following:

•

the risk that the KCS stockholders may not approve the KCS merger proposal or that CPRL shareholders may not approve the issuance of CPRL common shares to KCS common stockholders in connection with the transaction and the risk that the transaction might not be completed in a timely manner or at all, despite CPRL’s efforts;

•

the effect that the length of time from announcement until closing could have on the market price of CPRL common shares, CPRL’s operating results (particularly in light of the significant costs incurred in connection with the transaction) and the relationships with CPRL’s employees, CPRL shareholders, customers, suppliers, regulators, partners and others that do business with CPRL;

•

the risk that the anticipated benefits of the transaction will not be realized in full or in part, including the risk that expected synergies will not be achieved or will not be achieved in the expected time frame;

•

the risk that regulatory authorities may not approve the transaction or may impose burdensome terms or conditions, giving rise to increased pre-tax transaction costs, and the risk that divestitures or other accommodations required by antitrust regulatory authorities may decrease or eliminate the anticipated strategic and other benefits of the transaction to CPRL;

•

the risk of diverting the attention of CPRL’s senior management from other strategic priorities to implement the transaction and make arrangements for integration of CPRL’s and KCS’s operations and infrastructure following receipt of STB final approval;

•

certain restrictions on the conduct of CPRL’s business during the pendency of the transaction, including restrictions on CPRL’s ability to solicit alternative business combination transactions, although the CPRL board believed that such restrictions were reasonable;

•

the requirement that CPRL hold a shareholder vote on the issuance of CPRL common shares in connection with the first merger, even though the CPRL board may have withdrawn or changed its recommendation;

•

the obligation of CPRL to pay KCS a termination payment of (i) $1.0 billion upon termination of the merger agreement if certain regulatory approvals are not obtained; or (ii) a termination payment of $700.0 million upon termination of the merger agreement under specified circumstances;

•

the exchange ratio is fixed and will not be adjusted in the event that the market price of CPRL common shares increases relative to the market price of shares of KCS common stock between the date of the merger agreement and the closing of the transaction;

•	the potential impact on the market price of CPRL common shares as a result of the issuance of the share consideration to KCS common stockholders;

•	the ownership dilution to pre-merger holders of CPRL common shares as a result of the issuance of CPRL common shares in connection with the transaction;

•

the risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of KCS and/or its subsidiaries but not entitle CPRL to terminate the merger agreement; and

•	the risks described in the section entitled “Risk Factors,” on page 21.

After consideration of these factors, the CPRL board determined that, overall, the potential benefits of the transaction outweighed the potential risks.

The foregoing discussion of factors considered by the CPRL board is not intended to be exhaustive and may not include all the factors considered by the CPRL board. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the CPRL board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger agreement. In addition, individual members of the CPRL board may have given differing weights to different factors. The CPRL board conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, CPRL’s management and outside legal and financial advisors.

The foregoing description of CPRL’s consideration of the factors supporting the transaction is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” on page 36.

Opinions of KCS’s Financial Advisors

Opinion of Morgan Stanley

The KCS board retained Morgan Stanley to act as its financial advisor and to provide it with a financial opinion in connection with the transaction. KCS selected Morgan Stanley to act as its financial advisor based on Morgan

Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of KCS. At the meeting of the KCS board on September 15, 2021, Morgan Stanley rendered its oral opinion, which was confirmed by delivery of a written opinion dated September 15, 2021, to the KCS board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of KCS common stock.

The full text of Morgan Stanley’s written opinion to the KCS board, dated September 15, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference herein in its entirety. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the KCS board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the transaction. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how the shareholders of KCS or CPRL should vote at the shareholder meetings to be held in connection with the transaction.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	reviewed certain publicly available financial statements and other business and financial information of KCS and CPRL, respectively;

(b)	reviewed certain internal financial statements and other financial and operating data concerning KCS and CPRL, respectively;

(c)

reviewed the KCS management unaudited KCS projections, the KCS management assumed synergies and the KCS management unaudited CPRL projections (each as defined and described in the below section entitled “KCS Unaudited Prospective Financial Information”), in each case prepared by the management of KCS;

(d)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the transaction, prepared by the managements of KCS and CPRL, respectively;

(e)

discussed the past and current operations and financial condition and the prospects of KCS, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, with senior executives of KCS;

(f)

discussed the past and current operations and financial condition and the prospects of CPRL, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, with senior executives of CPRL;

(g)	reviewed the reported prices and trading activity for KCS common stock and CPRL common shares;

(h)

compared the financial performance of KCS and CPRL and the prices and trading activity of KCS common stock and CPRL common shares with that of certain other publicly-traded companies comparable with KCS and CPRL, respectively, and their securities;

(i)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(j)	participated in certain discussions and negotiations among representatives of KCS and CPRL and certain parties and their financial and legal advisors;

(k)

reviewed a draft of the merger agreement dated September 10, 2021 (the “draft agreement”), the debt commitment letters, the STB May 6 decision, the form of the voting trust agreement, and certain related documents; and

(l)	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by KCS and CPRL, respectively, and formed a substantial basis for its opinion. With respect to the KCS management unaudited KCS projections and the KCS management assumed synergies, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of KCS of the future financial performance of KCS. With respect to the KCS management unaudited CPRL projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of KCS of the future financial performance of CPRL, including following consummation of the transaction. In addition, Morgan Stanley assumed that the transaction will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, (i) that the transaction will be treated as a tax-free reorganization pursuant to the Code, (ii) that CPRL will obtain financing in accordance with the terms set forth in the debt commitment letters, (iii) that the STB will permit the transaction to close into the voting trust in accordance with the terms of the STB May 6 decision and the voting trust agreement and (iv) that the definitive merger agreement would not differ in any material respect from the draft agreement. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the transaction. Morgan Stanley relied upon, without independent verification, the assessment by the managements of KCS and CPRL of: (i) the strategic, financial and other benefits expected to result from the transaction; (ii) the timing and risks associated with the integration of KCS and CPRL; (iii) their ability to retain key employees of KCS and CPRL, respectively, and (iv) the validity of, and risks associated with, KCS and CPRL’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of CPRL and KCS and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of KCS’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of KCS common stock in the transaction. Morgan Stanley’s opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to KCS, nor does it address the underlying business decision of KCS to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. Morgan Stanley expressed no opinion with respect to the treatment of the KCS preferred stock, in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of KCS or CPRL, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the KCS board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the ranges of implied equity value per share of KCS common stock derived below were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but is one of many factors Morgan Stanley considered. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 13, 2021 and is not necessarily indicative of current market conditions.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley, at the direction of the KCS board, used and relied upon the KCS management unaudited KCS projections, the KCS management assumed synergies and the KCS management unaudited CPRL projections. For more information, please see the section of this proxy statement captioned “The KCS Merger Proposal – KCS Unaudited Prospective Financial Information” on page 96.

Analyses Related to KCS

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of KCS common stock as of June 30, 2021, based on estimates of future unlevered free cash flows for the six months ending December 31, 2021 and fiscal years 2022 through 2029 contained in the KCS management unaudited KCS projections, including net debt of KCS as of June 30, 2021 of $3,787 million. Morgan Stanley also calculated a range of terminal values for KCS based on next twelve months (“NTM”) EBITDA exit multiple range of 10.75x to 12.25x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to June 30, 2021 by applying a discount rate range of 6.1% to 7.3%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect KCS’s estimated weighted average cost of capital. Morgan Stanley used a discount rate range of 6.1% to 7.3% to reflect KCS’s estimated weighted average cost of capital, which was calculated by multiplying the cost of each capital source (debt and equity) by its relevant weight, and then adding the products together to determine the value. Cost of equity was calculated using the Capital Asset Pricing Model (“CAPM”). The CAPM takes into account market risk premium, risk-free rate and beta of the underlying stock. Morgan Stanley used an EBITDA exit multiple range of 10.75x to 12.25x based on KCS’s and comparable companies’ EBITDA multiples over time.

This analysis indicated a range of implied equity values per share of KCS common stock of $226.00 to $280.00, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing range of implied equity values per share of KCS common stock to the closing trading price of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $224.16 and the implied value of the merger consideration to be received by holders of shares of KCS common stock in the transaction as of September 13, 2021 of $288.00, rounded to the nearest $1.00.

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of KCS with corresponding publicly available financial information for other Class 1 Rail companies that shared certain similar characteristics to KCS to derive an implied valuation range for KCS. The companies used in this comparison were the following:

•	CPRL

•	CN

•	Union Pacific Corporation

•	Norfolk Southern Corporation

•	CSX Corporation

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to KCS’s. Although none of such companies are identical or directly comparable to KCS, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to KCS.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates and publicly available financial information published by Capital IQ as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) for KCS and CPRL, as of April 19, 2021 (which was the last trading day prior to the announcement of the CN proposal) for CN and as of September 13, 2021 for Union Pacific Corporation, Norfolk Southern Corporation and CSX Corporation:

•

the ratio of aggregate value (“AV”), calculated as the market value of equity plus short-term debt, long-term debt, preferred equity and non-controlling interests, net of cash, cash equivalents and investments to estimated fiscal year 2022 EBITDA (which is referred to below as the “2022E AV/EBITDA Ratio”); and

•	the ratio of stock price to estimated fiscal year 2022 earnings per share (which is referred to below as the “2022E P/E Ratio”).

The results of Morgan Stanley’s analysis were presented for the comparable companies, as indicated in the following table:

	2022E AV/EBITDA Ratio	2022E P/E Ratio
KCS	13.4x	21.4x
CPRL	14.6x	21.1x
CN	14.2x	22.5x
Union Pacific Corporation	12.9x	18.3x
Norfolk Southern Corporation	12.4x	18.4x
CSX Corporation	11.8x	18.1x
Mean	13.2x	20.0x
Median	13.2x	19.8x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of 2022E AV/EBITDA Ratio and 2022E P/E Ratio and applied these ranges to KCS’s estimated fiscal year 2022 EBITDA of $1,839 million based on consensus analyst estimates and of $1,827 million based on the KCS management unaudited KCS projections, and to KCS’s estimated fiscal year 2021 earnings per share of $10.50 based on consensus analyst estimates and of $10.75 based on the KCS management unaudited KCS projections. For purposes of this analysis, Morgan Stanley utilized the KCS management unaudited KCS projections and consensus analyst estimates. Morgan Stanley then calculated a range of implied equity values per share of KCS common stock as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Share of KCS Common Stock
2022E AV/EBITDA Ratio (KCS management unaudited KCS projections)	12.0x – 14.5x	$199.00-$248.00
2022E P/E Ratio (KCS management unaudited KCS projections)	18.5x – 22.5x	$199.00-$242.00
2022E AV/EBITDA Ratio (Consensus)	12.0x – 14.5x	$200.00-$250.00
2022E P/E Ratio (Consensus)	18.5x – 22.5x	$194.00-$236.00

Morgan Stanley compared the foregoing ranges of implied equity values per share of KCS common stock to the closing trading price of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $224.16 per share and the implied value of the merger consideration to be received by holders of shares of KCS common stock in the transaction as of September 13, 2021 of $288.00 per share, rounded to the nearest $1.00.

No company included in the comparable public company analysis is identical to KCS. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KCS. These include, among other things, the impact of competition on the business of KCS and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of KCS and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

Morgan Stanley used a 12.0x to 14.5x representative range for 2022E AV/EBITDA Ratio for both KCS and CPRL. This range was based on market data multiples for KCS, CPRL and the four other public Class 1 railroads (CN, Union Pacific Corporation, CSX Corporation and Norfolk Southern Corporation). The KCS and CPRL market data were as of March 19, 2021 (the unaffected date for KCS’s share price), the CN market data was as of April 19, 2021 (the unaffected date for CN’s share price), and the Union Pacific Corporation, CSX Corporation and Norfolk Southern Corporation market data were as of September 13, 2021.

Summary Statistics for 2022E AV / EBITDA Ratio
Minimum	11.8x
Median	13.2x
Mean	13.2x
Maximum	14.6x

Morgan Stanley used a 18.5x to 22.5x representative range for 2022E P/E Ratio for both KCS and CPRL. This range was based on market data multiples for KCS, CPRL and the four other public Class 1 railroads (CN, Union Pacific Corporation, CSX Corporation and Norfolk Southern Corporation). The KCS and CPRL market data were as of March 19, 2021 (the unaffected date for KCS’s share price), the CN market data was as of April 19, 2021 (the unaffected date for CN’s share price), and the Union Pacific Corporation, CSX Corporation and Norfolk Southern Corporation market data were as of September 13, 2021.

Summary Statistics for 2022E P / E Ratio
Minimum	18.1x
Median	19.8x
Mean	20.0x
Maximum	22.5x

Precedent Transactions and Premia Paid Analysis

Morgan Stanley performed a precedent transactions analysis, which attempts to imply a value of a company based on publicly available financial terms and premia of selected transactions. Morgan Stanley reviewed the publicly available financial information for certain transactions in the railroad industry since June 1994.

For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the ratio of the implied AV to last twelve months EBITDA, referred to as the AV/LTM EBITDA Ratio, for each of the target companies in the selected transactions. The transactions reviewed, the date that each transaction was announced and the corresponding AV/LTM EBITDA Ratios were as follows:

Date Announced	Acquiror	Target	AV/LTM EBITDA Ratio	Transaction Value (in millions)
July 2019	Brookfield Infrastructure Partners L.P. / GIC Pte. Ltd.	Genesee & Wyoming Inc.	13.4x	$8,432
March 2017	GMexico Transportes S.A. de C.V.	Florida East Coast Railway Holdings Corp.	13.6x	$2,100
October 2016	Genesee & Wyoming Australia Pty Ltd.	Glencore Rail (NSW) Pty Limited	11.4x (1)	$866
October 2016	Macquarie Infrastructure and Real Assets	Genesee & Wyoming Australia Pty Ltd. (49%)	11.2x (1)	$1,534
March 2016	Rail Consortium(2)	Pacific National Holdings Pty Ltd.	10.3x	$6,594
February 2015	Genesee & Wyoming Inc.	Freightliner Group Limited (95%)	9.5x	$807
July 2012	Genesee & Wyoming Inc.	RailAmerica, Inc.	10.3x	$2,008
November 2009	Berkshire Hathaway Inc.	Burlington Northern Santa Fe Corp.	8.8x	$43,847
September 2007	Canadian Pacific Railway Limited	Dakota, Minnesota & Eastern Railroad Corporation	15.2x	$1,480
November 2006	Fortress Investment Group LLC	RailAmerica, Inc.	11.7x	$1,055
August 2005	Toll Holding Ltd.	Patrick Corporation	15.0x	$5,284
December 2004	Kansas City Southern	Transportacion Ferroviaria Mexicana, S.A. de C.V. (51%)	6.1x	$1,320
November 2003	Canadian National Railway Company	BC Rail Ltd.	14.4x	$1,204
January 2001	Canadian National Railway Company	Wisconsin Central Ltd.	9.8x	$1,191
February 1998	Canadian National Railway Company	Illinois Central Corp.	11.4x	$2,973
April 1997	CSX Corp. / Norfolk Southern Corporation	Conrail Inc.	12.1x	$12,329
August 1995	Union Pacific Corp.	Southern Pacific Rail Corp.	12.3x	$5,388
March 1995	Union Pacific Corp.	Chicago and North Western Holdings Corporation	8.4x	$2,614
June 1994	Burlington Northern Inc.	Santa Fe Pacific Corporation	7.2x	$5,087
Median			11.4x

(1)	G&W Australia transaction multiple was based on NTM projections since LTM were unavailable. All other transactions reflect AV/LTM EBITDA Ratios.
(2)

Rail Consortium consists of CPP Investments Limited (33%), Global Infrastructure Partners Inc. (27%), China Investment Corporation (16%), GIC Pte. Ltd. (12%), and British Columbia Investment Management Corporation (12%).

The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its analysis of the relevant metrics for each of the precedent transactions and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of AV/LTM EBITDA Ratio and applied this range to KCS’s last 12 months (“LTM”) COVID-Adjusted EBITDA as of June 30, 2021 of $1,600 million as provided by KCS management, which reflects an add-back of $128 million, as provided by KCS management, for the estimated impact of COVID-19 for the third and the fourth quarters of 2020.

Based on this analysis, Morgan Stanley calculated a range of implied equity values per share of KCS common stock as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Share of KCS Common Stock
AV/LTM EBITDA Ratio	11.0x – 15.0x	$151.00 – $221.00

Morgan Stanley also reviewed the premia paid for transactions announced between January 1, 2007 and December 31, 2020 with a publicly announced transaction value of more than $1,000 million, as published by Thomson Reuters. The premia paid were calculated based on each of (i) the target company’s closing stock price and (ii) the 52-week high of the target company’s stock price, in each case on the last trading day prior to the public announcement of the transactions. Based on its analysis of the relevant metrics and upon the application of its professional judgment and experience, Morgan Stanley (A) selected a representative range of premia of 15% to 35% with respect to the target companies’ closing stock prices and applied this range of premia to the closing trading price of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $224.16 and (B) selected a representative range of premia of (5%) to 20% with respect to the 52-week highs of such target companies’ stock prices and applied this range of premia to the 52-week high price per share of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $224.16.

Morgan Stanley’s premia paid analysis was based on precedent transactions with transaction values greater than $1,000 million from 2007 to 2020. The multiple range of 11.0x to 15.0x for the precedent transactions analysis was selected based on Morgan Stanley’s professional experience and judgment.

These analyses indicated ranges of implied equity values per share of KCS common stock of (i) $258.00 to $303.00 and (ii) $213.00 to $269.00, respectively, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing ranges of implied equity values per share of KCS common stock to the closing trading price of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $224.16, and the implied value of the merger consideration to be received by holders of shares of KCS common stock in the transaction as of September 13, 2021 of $288.00, rounded to the nearest $1.00.

No company or transaction used in the precedent transactions or premia paid analysis is identical to KCS or the transaction. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KCS. These include, among other things, the impact of competition on the business of KCS or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of KCS or the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using precedent transactions data.

Other Factors

Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the low and high per share trading range of shares of KCS common stock for the 12-month period ending March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement). Morgan Stanley observed that during such period the trading range was $101.00 to $224.00 per share of KCS common stock, rounded to the nearest $1.00.

•

Equity Research Analysts’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the undiscounted price targets for shares of KCS common stock prepared and published by 20 equity research analysts as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement). These targets generally reflect each analyst’s estimate of the future public market trading price of shares of KCS common stock. In order to better compare the equity analysts’ stock price targets with the merger consideration, Morgan Stanley discounted each analyst’s price target to present value by applying, for a one year discount period, a discount rate of 7.4%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect KCS’s cost of equity. This analysis resulted in a discounted analyst price target range for shares of KCS common stock of $186.00 to $239.00 per share, rounded to the nearest $1.00. Morgan Stanley used a discount rate of 7.4% to reflect KCS’s estimated cost of equity. Cost of equity was calculated using the CAPM. The CAPM takes into account market risk premium, risk-free rate and beta of the underlying stock.

•

Discounted Equity Value Analysis. For reference only and not as a component of its fairness analysis, Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of such company’s estimated future earnings and a theoretical range of trading multiples. The resulting estimated future implied value of equity is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price. Morgan Stanley used a discount rate of 7.4% to reflect KCS’s estimated cost of equity. Cost of equity was calculated using the CAPM. The CAPM takes into account market risk premium, risk-free rate and beta of the underlying stock. Morgan Stanley used a NTM P/E multiple range of 17.0x to 21.0x based on KCS’s and comparable companies’ NTM P/E multiples over time.

In arriving at the estimated equity values per share of KCS common stock, Morgan Stanley selected a representative range of ratio of stock price to future earnings per share (“P/E Multiple”) utilizing the next 12 months (“NTM”) estimated earnings per share and applied this range of multiples to an estimate of fiscal year 2029 earnings per share from the KCS management unaudited KCS projections. Morgan Stanley then discounted the resulting equity values per share to June 30, 2021 at a discount rate of 7.4%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect KCS’s cost of equity. Based on this analysis, Morgan Stanley derived a range of implied equity values per share of KCS common stock as follows, each rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Share of KCS common stock
P/E Multiple	17.0x–21.0x	$269.00–$328.00

Analyses Related to CPRL

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per CPRL common share as of June 30, 2021, based on estimates of future unlevered free cash flows for the six months ending December 31, 2021 and fiscal years 2022 through 2029 contained in the KCS management unaudited CPRL projections, including net debt of CPRL as of June 30, 2021 of $6,027 million. Morgan Stanley also calculated a range of terminal values for CPRL based on NTM EBITDA exit multiple range of 11.75x to 13.25x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to June 30, 2021 by applying a discount rate range of 5.4% to 6.7%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect CPRL’s estimated weighted average cost of capital. Morgan Stanley used a discount rate range of 5.4% to 6.7% to reflect CPRL’s estimated weighted average cost of capital, which was calculated by multiplying the cost of each capital source (debt and equity) by its relevant weight, and then adding the products together to determine the value. Cost of equity was calculated using the CAPM. The CAPM takes into account market risk premium, risk-free rate and beta of the underlying stock. Morgan Stanley used an EBITDA exit multiple range of 11.75x to 13.25x based on CPRL’s and comparable companies’ EBITDA multiples over time.

This analysis indicated a range of implied equity values per CPRL common share of $76.00 to $93.00, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing range of implied equity values per CPRL common share to the closing trading price of CPRL common shares on September 13, 2021 of $68.55 and to the closing trading price per CPRL common share on March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $75.70 (taking into account the share split).

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of CPRL with corresponding publicly available financial information for other Class 1 Rail companies that shared certain similar characteristics to CPRL to derive an implied valuation range for CPRL. The companies used in this comparison were the following:

•	KCS

•	CN

•	Union Pacific Corporation

•	Norfolk Southern Corporation

•	CSX Corporation

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to CPRL’s. Although none of such companies are identical or directly comparable to CPRL, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to CPRL.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates and publicly available financial information published by

Capital IQ as of March 19, 2021(which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) for KCS and CPRL, as of April 19, 2021 (which was the last trading day prior to the announcement of the CN proposal) for CN and as of September 13, 2021 for Union Pacific Corporation, Norfolk Southern Corporation and CSX Corporation:

•	the 2022E AV/EBITDA Ratio; and

•	the 2022E P/E Ratio.

The results of Morgan Stanley’s analysis were presented for the comparable companies, as indicated in the following table:

	2022E AV/EBITDA Ratio	2022 E P/E Ratio
KCS	13.4x	21.4x
CPRL	14.6x	21.1x
CN	14.2x	22.5x
Union Pacific Corporation	12.9x	18.3x
Norfolk Southern Corporation	12.4x	18.4x
CSX Corporation	11.8x	18.1x
Mean	13.2x	20.0x
Median	13.2x	19.8x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of 2022E AV/EBITDA Ratio and 2022E P/E Ratio and applied these ranges to CPRL’s estimated fiscal year 2022 EBITDA of $3,900 million based on consensus analyst estimates and of $3,862 million based on the KCS management unaudited CPRL projections, and to CPRL’s estimated fiscal year 2022 earnings per share of $3.63 based on consensus analyst estimates and of $3.67 based on the KCS management unaudited CPRL projections. For purposes of this analysis, Morgan Stanley utilized the KCS management unaudited CPRL projections and consensus analyst estimates.

Morgan Stanley then calculated a range of implied equity values per CPRL common share as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per CPRL Common Share
2022E AV/EBITDA Ratio (KCS management unaudited CPRL projections)	12.0x – 14.5x	$60.00-$74.00
2022E P/E Ratio (KCS management unaudited CPRL projections)	18.5x – 22.5x	$68.00-$82.00
2022E AV/EBITDA Ratio (Consensus)	12.0x – 14.5x	$61.00-$75.00
2022E P/E Ratio (Consensus)	18.5x – 22.5x	$67.00-$82.00

Morgan Stanley compared the foregoing ranges of implied equity values per CPRL common share to the closing trading price of CPRL common shares on September 13, 2021 of $68.55 and to the closing trading price on March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $75.70.

No company included in the comparable public company analysis is identical to CPRL. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of CPRL. These include, among other things, the impact of competition on the business of CPRL and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of CPRL and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

Other Factors

Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the low and high per share trading range of CPRL common shares for the 12-month period ending March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement). Morgan Stanley observed that during such period the trading range was $36.00 to $77.00 per CPRL common share (taking into account the share split), rounded to the nearest $1.00.

•

Equity Research Analysts’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the undiscounted price targets for CPRL common shares prepared and published by 24 equity research analysts as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement). These targets generally reflect each analyst’s estimate of the future public market trading price of CPRL common shares. In order to better compare the equity analysts’ stock price targets with the trading price of CPRL common shares on September 13, 2021 of $68.55 and to the closing trading price of $75.70 on March 19, 2021 (which was the last trading day prior to the execution of the prior CP merger agreement), Morgan Stanley discounted each analyst’s price target to present value by applying, for a one year discount period, a discount rate of 6.4%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect CPRL’s cost of equity. This analysis resulted in a discounted analyst price target range for CPRL common shares of $64.00 to $76.00 per share, rounded to the nearest $1.00. Morgan Stanley used a discount rate of 6.4% to reflect CPRL’s estimated cost of equity. Cost of equity was calculated using the CAPM. The CAPM takes into account market risk premium, risk-free rate and beta of the underlying stock.

Summary of Material Pro Forma Financial Analysis

Has/Gets Analysis

Morgan Stanley performed a Has/Gets Analysis to calculate the theoretical change in value for holders of KCS common stock resulting from the transaction based on a comparison of (i) the pro forma ownership by holders of KCS common stock of CPRL giving effect to the transaction, and (ii) the 100% ownership by holders of KCS common stock of the KCS common stock on a standalone basis. For KCS common stock on a standalone basis, Morgan Stanley used the reference range obtained in the discounted cash flow analysis described above under “Summary of Material Financial Analyses of KCS – Discounted Cash Flow Analysis.” Morgan Stanley then performed the same analysis by calculating the range of implied per share equity values allocable to holders of KCS common stock on a pro forma basis, giving effect to the transaction, by assuming approximately 28% pro forma ownership, based on the number of CPRL common shares estimated to be issued to holders of KCS common stock in the transaction, utilizing the results of the standalone discounted cash flow analyses for KCS and CPRL described above under “Summary of Material Financial Analyses of KCS – Discounted Cash Flow Analysis” and under “Summary of Material Financial Analyses of CPRL – Discounted Cash Flow Analysis,” and

taking into account the KCS management assumed synergies on the basis of (1) a projected $990 million in EBITDA synergies as provided by KCS management (referred to in this section as the “$990 million synergy case”), which also included $20 million of projected D&A and Capex synergies, for total projected gross synergies of $1,010 million, and (2) a projected $377 million in EBITDA synergies as provided by KCS management (referred to in this section as the “$377 million synergy case”), which also included $23 million of projected D&A and Capex synergies for total projected gross synergies of $400 million. Morgan Stanley then compared these implied per share equity value ranges, which were further adjusted by an estimated additional net debt from the transaction and $90.00 per share cash merger consideration, to the implied per share equity value ranges derived for KCS common stock on a standalone basis utilizing the results of the standalone discounted cash flow analysis for KCS described above.

This analysis yielded the following implied per share equity value ranges for KCS common stock on a standalone and on a pro forma basis (rounded to the nearest $1.00):

Implied Equity Value Per Share of KCS common stock
Standalone	Pro-Forma $990 million synergy case	Pro-Forma $377 million synergy case
$226.00 - $280.00	$310.00 - $365.00	$291.00 - $343.00

Other Considerations

In connection with the review of the transaction by the KCS board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of KCS or CPRL.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of KCS or CPRL. These include, among other things, the impact of competition on the businesses of KCS and CPRL or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of KCS, CPRL or the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) pursuant to the merger agreement, and in connection with the delivery of its opinion to the KCS board. These analyses do not purport to be appraisals or to reflect the prices at which shares of KCS common stock or CPRL common shares might actually trade.

The merger consideration to be received by the holders of shares of KCS common stock was determined through arm’s-length negotiations between KCS and CPRL and was approved by the KCS board. Morgan Stanley acted as financial advisor to the KCS board during these negotiations but did not, however, recommend any specific merger consideration to KCS, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the transaction. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which CPRL common shares will trade following consummation of the transaction or at any other time and Morgan Stanley expressed no opinion or recommendation as to how KCS’s or CPRL’s shareholders should vote at any shareholder meetings to be held in connection with the transaction.

Morgan Stanley’s opinion and its presentation to the KCS board was one of many factors taken into consideration by the KCS board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the KCS board with respect to the merger consideration or of whether the KCS board would have been willing to agree to different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

KCS has agreed to pay Morgan Stanley for its services in connection with the transaction an aggregate fee, which is currently estimated, based on the information available as of the date of announcement, to be approximately $63 million, a portion of which was paid upon the execution and announcement of the prior CP merger agreement in March 2021, a portion of which was paid to Morgan Stanley upon the rendering of a fairness opinion in connection with the CN agreement announced in May 2021, a portion of which was payable upon the rendering of its opinion in connection with the transaction and the remainder of which is payable upon the closing of the transaction. KCS has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, KCS has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have provided financial advisory and financing services to KCS and its affiliates and have received aggregate fees of approximately $5 million to $15 million in connection with such services (which includes the fee received upon delivery of its opinion in connection with the prior CP merger agreement announced in March 2021 and the fee received upon delivery of its opinion in connection with the CN agreement announced in May 2021). In addition, Morgan Stanley or one of its affiliates is currently a lender to each of KCS and CPRL under their respective revolving credit facilities, and is also currently engaged to provide financing services to CPRL that are unrelated to the transaction, for which Morgan Stanley expects to receive customary fees. Morgan Stanley may also seek to provide financial advisory and financing services to KCS, CPRL and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CPRL, KCS, their respective affiliates or any other company, or any currency or commodity, that may be involved in the transaction, or any related derivative instrument.

Opinion of BofA Securities

KCS retained BofA Securities to act as its financial advisor in connection with the transaction. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. KCS selected BofA Securities to act as KCS’s financial advisor in connection with the transaction on the basis of BofA Securities’ experience in transactions similar to the transaction, its reputation in the investment community and its familiarity with KCS and its business.

On September 15, 2021, at a meeting of the KCS board held to evaluate the transaction, BofA Securities delivered to the KCS board an oral opinion, which was confirmed by delivery of a written opinion dated

September 15, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in BofA Securities’ written opinion, the merger consideration to be received in the transaction by holders of KCS common stock (other than “excluded shares”) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the KCS board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of BofA Securities’ written opinion. BofA Securities delivered its opinion to the KCS board for the benefit and use of the KCS board (in its capacity as such) in connection with and for purposes of its evaluation of the mergers. BofA Securities’ opinion does not address any other terms or other aspects or implications of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to KCS or in which KCS might engage or as to the underlying business decision of KCS to proceed with or effect the transaction. BofA Securities’ opinion does not address any other aspect of the transaction and does not express any opinion or recommendation as to how any stockholder should vote or act in connection with the transaction or any related matter.

In connection with rendering its opinion, BofA Securities, among other things:

(1)	reviewed certain publicly available business and financial information relating to KCS and CPRL;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of KCS furnished to or discussed with BofA Securities by the management of KCS, including the KCS management unaudited KCS projections (as defined and described in the below section entitled “KCS Unaudited Prospective Financial Information”) relating to KCS prepared by the management of KCS;

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of CPRL furnished to or discussed with BofA Securities by the management of KCS, including the KCS management unaudited CPRL projections (as defined and described in the below section entitled “KCS Unaudited Prospective Financial Information,”) relating to CPRL prepared by the management of KCS;

(4)

reviewed the KCS management assumed synergies (as defined and described in the below section entitled “KCS Unaudited Prospective Financial Information”) anticipated by the managements of KCS and CPRL to result from the transaction;

(5)

discussed the past and current business, operations, financial condition and prospects of KCS with members of senior managements of KCS and CPRL, and discussed the past and current business, operations, financial condition and prospects of CPRL with members of senior managements of KCS and CPRL;

(6)	reviewed the trading histories for KCS common stock and CPRL common shares and a comparison of such trading histories with the trading histories of other companies BofA Securities deemed relevant;

(7)	compared certain financial and stock market information of KCS and CPRL with similar information of other companies BofA Securities deemed relevant;

(8)	compared certain financial terms of the transaction to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(9)	reviewed the draft agreement, the debt commitment letters, the STB May 6 decision, the form of the voting trust agreement, and certain related documents; and

(10)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and has relied upon the assurances of the managements of KCS and CPRL that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the KCS management unaudited KCS projections, BofA Securities was advised by KCS, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of KCS as to the future financial performance of KCS. With respect to the KCS management unaudited CPRL projections and the KCS management assumed synergies, in each case, BofA Securities was advised by KCS, and assumed, with the consent of KCS, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of KCS as to the future financial performance of CPRL and other matters covered thereby. BofA Securities also relied, at the direction of KCS, on the assessments of the managements of KCS and CPRL, respectively, as to CPRL’s ability to achieve the KCS management assumed synergies and was advised by KCS and CPRL, and assumed, with the consent of KCS, that the KCS management assumed synergies would be realized in the amounts and at the times projected. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KCS or CPRL, nor did BofA Securities make any physical inspection of the properties or assets of KCS or CPRL. BofA Securities did not evaluate the solvency or fair value of KCS or CPRL under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of KCS, that the transaction would be consummated in accordance with the terms set forth in the merger agreement, without waiver, modification or amendment of any material term, condition or other agreement contemplated therein or thereby and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on KCS, CPRL or the contemplated benefits of the transaction. BofA Securities also assumed, at the direction of KCS, that (i) the transaction would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code, (ii) CPRL would obtain financing in accordance with the terms set forth in the commitment letters, (iii) the STB would permit the transaction to close into the voting trust in accordance with the terms of the STB May 6 decision and the voting trust agreement and (iv) the final executed merger agreement would not differ in any material respect from the draft agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects of the transaction (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the transaction. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) in the transaction and no opinion or view was expressed with respect to any consideration to be received by the holders of KCS preferred stock or any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the transaction, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to KCS or in which KCS might engage or as to the underlying business decision of KCS to proceed with or effect the transaction. BofA Securities did not express any opinion as to what the value of CPRL common shares actually would be when issued or the prices at which KCS common stock or CPRL common shares would trade at any time, including following the announcement or consummation of the transaction. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the transaction or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. While the credit, financial and stock markets have been experiencing unusual volatility, BofA Securities expressed no opinion or view as to any potential effects of such volatility on KCS, CPRL or the transaction. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussion set forth below in the subsections entitled “—Summary of Material Financial Analyses of KCS,” “—Summary of Material Financial Analyses of CPRL,” and “—Summary of Material Pro Forma Financial Analysis,” beginning on pages 87, 91, and 93, respectively, represents a brief summary of the material financial analyses presented by BofA Securities to the KCS board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Financial Analyses of KCS

Selected Publicly Traded Companies Analysis.

BofA Securities reviewed publicly available financial and stock market information of the following five selected publicly traded companies in the rail transportation industry:

•	Union Pacific Corporation

•	CN

•	CSX Corporation

•	Norfolk Southern Corporation

•	CPRL

BofA Securities reviewed, among other things, the closing price per share as of September 13, 2021 for Union Pacific Corporation, CSX Corporation and Norfolk Southern, as of April 19, 2021 for CN (which was the last trading day prior to the announcement of the CN proposal) and as of March 19, 2021 for CPRL (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement), as a multiple of Wall Street analyst consensus estimates of calendar year 2022 earnings per share (“EPS”) for the applicable company (such multiples are referred to in this section as “2022E Price/EPS”). BofA Securities also reviewed the estimated enterprise value, calculated as the market value of equity plus short-term debt, long-term debt, preferred equity and non-controlling interest, minus cash, marketable securities and investments, as applicable (“EV”) for each selected company, as a multiple of Wall Street analyst consensus estimates of calendar year 2022 EBITDA (such multiples are referred to in this section as “2022E EV/EBITDA”). Financial data of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of September 13, 2021.

The results of BofA Securities’ analysis were presented for the selected publicly traded companies, as indicated in the following table:

	Price/EPS	EV/EBITDA
Company	2022E	2022E
Union Pacific Corporation	18.3x	12.8x
CN	22.6x	14.5x
CSX Corporation	18.2x	11.7x
Norfolk Southern Corporation	18.5x	12.4x
CPRL	21.2x	14.7x

The overall low to high 2022E Price/EPS multiples observed for the selected companies were 18.2x to 22.6x (with a mean of 19.8x and median of 18.5x). Based on BofA Securities’ review of the 2022E Price/EPS multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2022E Price/EPS multiple reference range of 18.5x to 22.0x to KCS management’s estimated calendar year 2022 EPS as reflected in the KCS management unaudited KCS projections to calculate an implied equity value reference range per share of KCS common stock (rounded to the nearest $0.05). The selected multiple range of 18.5x to 22.0x was based on BofA Securities’ professional judgment and experience as well as the observable range of the selected publicly traded companies.

The overall low to high 2022E EV/EBITDA multiples observed for the selected companies were 11.7x to 14.7x (with a mean of 13.2x and median of 12.8x). Based on BofA Securities’ review of the 2022E EV/EBITDA multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2022E EV/EBITDA multiple reference range of 12.0x to 15.0x to KCS management’s estimated calendar year 2022 EBITDA as reflected in the KCS management unaudited KCS projections to calculate an implied equity value reference range per share of KCS common stock (rounded to the nearest $0.05). The selected multiple range of 12.0x to 15.0x was based on BofA Securities’ professional judgment and experience as well as the observable range of the selected publicly traded companies.

This analysis indicated the following approximate implied equity value reference ranges per share of KCS common stock, as compared to the implied value of the merger consideration, calculated by adding the $90.00 in cash consideration to $198, the implied value of the 2.884 CPRL common shares included in the merger consideration based on the $68.55 closing price of CPRL common shares on September 13, 2021 (“implied consideration value”):

	Implied Equity Value Reference Range Per Share of KCS Common Stock	Implied Consideration Value
2022E Price/EPS	$198.90 - $236.55	$288
2022E EV/EBITDA	$198.60 – $258.40

No selected publicly traded company used in this analysis is identical or directly comparable to KCS. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics (reflected, among other things, in differences in historical trading levels of these companies) and other factors that could affect the public trading or other values of the companies to which KCS was compared.

Selected Precedent Transactions Analysis.

BofA Securities reviewed, to the extent publicly available, financial information relating to 21 selected transactions involving acquisitions of rail transportation companies since 1994. For each of these transactions, BofA Securities reviewed the merger values for each transaction based on the merger consideration paid to the shareholders of the target company in the selected transactions (with the full transaction value implied for transactions with less than 100% being acquired), as multiples of estimates of the target company’s EBITDA, for the last twelve months for the year in which the applicable transaction was announced except with respect to the Glencore Rail/Genesee & Wyoming Australia and the Genesee & Wyoming Australia/Macquarie Infrastructure & Real Assets transactions, where, in each case, such multiple was based on the estimated EBITDA for the twelve months following the announcement made in October 2016, and based on publicly available information at that time (such multiples are referred to in this section as “TV/LTM EBITDA”).

Date Announced	Target	Acquiror	TV /LTM EBITDA	Transaction Value (1)
07/19	Genesee & Wyoming Inc.	Brookfield Infrastructure Partners L.P. / GIC Pte. Ltd.	13.4x	$8,432
03/17	Florida East Coast Railway Holdings Corp.	GMéxico Transportes S.A. de C.V.	13.6x	2,100
10/16	Glencore Rail (NSW) Pty Limited	Genesee & Wyoming Australia Pty Ltd	11.4x	866
10/16	Genesee & Wyoming Australia Pty Ltd. (49%)	Macquarie Infrastructure and Real Assets	11.2x	1,534
03/16	Pacific National Holdings Pty Ltd.	Rail Consortium(2)	10.3x	6,594
02/15	Freightliner Group Limited (95%)	Genesee & Wyoming Inc.	9.5x	807
07/12	RailAmerica, Inc.	Genesee & Wyoming Inc.	10.3x	2,008
11/09	Burlington Northern Santa Fe Corp.	Berkshire Hathaway Inc.	8.8x	43,847
09/07	Dakota, Minnesota & Eastern Railroad Corporation	Canadian Pacific Railway Limited	15.2x	1,480
05/07	Florida East Coast Industries Inc.	Fortress Investment Group LLC	NA	3,475
11/06	RailAmerica, Inc.	Fortress Investment Group LLC	11.7x	1,055
12/05	Meridian Speedway, LLC	Kansas City Southern (70%) / Norfolk Southern Corporation (30%)	NA	1,000
08/05	Patrick Corporation	Toll Holding Ltd.	15.0x	5,284
12/04	Transportacion Ferroviaria Mexicana, S.A. de C.V. (51%)	Kansas City Southern	6.1x	1,320
11/03	BC Rail Ltd.	Canadian National Railway Company	14.4x	1,204
01/01	Wisconsin Central Ltd.	Canadian National Railway Company	9.8x	1,191
02/98	Illinois Central Corp.	Canadian National Railway Company	11.4x	2,973
04/97	Conrail Inc.	CSX Corp./Norfolk Southern Corporation	12.1x	12,329
08/95	Southern Pacific Rail Corp.	Union Pacific Corp.	12.3x	5,388
03/95	Chicago and North Western Holdings Corporation	Union Pacific Corp.	8.4x	2,614
06/94	Santa Fe Pacific Corporation	Burlington Northern Inc.	7.2x	5,087

(1)	Full transaction value implied when less than 100% stake. All amounts in USD millions.
(2)	CPP Investments Limited (33%), Global Infrastructure Partners Inc. (27%), China Investment Corporation (16%), GIC Pte Ltd. (12%) and British Columbia Investment Management Corporation (12%).

The overall low to high TV/LTM EBITDA multiples of the target companies in the selected transactions were 6.1x to 15.2x (with a mean of 11.2x and a median of 11.4x).

Based on BofA Securities’ review of the TV/LTM EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied a TV/LTM EBITDA multiple reference range of

11.5x to 14.0x to KCS’s COVID-Adjusted EBITDA for the twelve month period ended June 30, 2021 of $1,600 million as provided by KCS management, which reflects an add-back of $128 million, as provided by KCS management, for the estimated impact of COVID-19 for the third quarter through the fourth quarter of 2020, to calculate a range of implied EV for KCS. BofA Securities then calculated an implied equity value reference range per share of KCS common stock (rounded to the nearest $0.05). The selected multiple range of 11.5x to 14.0x was based on BofA Securities’ professional judgment and experience as well as the observable implied transaction multiples. This analysis indicated the following approximate implied equity value reference ranges per share of KCS common stock (rounded to the nearest $0.05), as compared to the implied consideration value:

Implied Equity Value Reference Range Per Share of KCS Common Stock	Implied Consideration Value
$160.10 - $203.75	$288

No selected precedent transaction used in this analysis or the applicable business or target company is identical or directly comparable to KCS or the transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which KCS and the transaction were compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of KCS to calculate a range of implied present values per share of KCS common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows that KCS was expected to generate during the six-month period ending December 31, 2021 and for the fiscal years 2022 through 2029 based on the KCS management unaudited KCS projections. BofA Securities calculated terminal values for KCS by applying a selected range of perpetuity growth rates of 2.25% to 2.75% to KCS’s normalized free cash flows in the terminal year. BofA Securities then calculated implied equity value reference ranges per share of KCS common stock (rounded to the nearest $0.05) by deducting from this range of present values KCS’s net debt, preferred equity and non-controlling interest as of June 30, 2021, as reflected in KCS’s public filings, at the direction of KCS management, and dividing the result by the number of fully-diluted shares of KCS common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of KCS). The cash flows were discounted to present value as of June 30, 2021, utilizing mid-year discounting convention, and using a discount rate range of 6.0% to 7.5%, which was based on an estimate of KCS’s weighted average cost of capital. A growth rate range of 2.25% to 2.75% was based on BofA Securities’ professional judgment and experience and represents long-term growth outlook for the business. The discount rate range reflected KCS’s estimated weighted average cost of capital, which was calculated by multiplying the estimated cost of each capital source (debt and equity) by its relevant weight, and then adding the products together. The estimated cost of equity was obtained using the capital asset pricing model (which takes into account the risk-free rate, the levered beta and the applicable equity market risk premium) and the estimated cost of debt was based on KCS’s estimated borrowing cost. KCS’s net debt as of June 30, 2021 was based on KCS’s Form 10-Q for the quarter ended June 30, 2021, which reported debt of $3,780 million and cash of $326 million. The calculation for fully diluted shares was based on approximately 91 million common shares outstanding as provided by KCS management and other dilutive shares such as options, performance shares and deferred shares. Preferred equity of $5 million and non-controlling interest of $327 million were based on the balance sheet provided in KCS’s Form 10-Q for the quarter ended June 30, 2021. This analysis indicated the following approximate implied equity value reference range per share of KCS common stock (rounded to the nearest $0.05), as compared to the implied consideration value:

Implied Equity Value Reference Range Per Share of KCS Common Stock	Implied Consideration Value
$206.00 - $351.95	$288

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things the following:

•

52-Week Trading Range. BofA Securities reviewed the trading range of the shares of KCS common stock for the 52-week period ended March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement), which was $100.54 to $224.16.

•

Wall Street Analysts Price Targets. BofA Securities reviewed 20 publicly available equity research analyst price targets for the shares of KCS common stock available as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement), and noted that the range of such price targets (discounted by one year at KCS’s estimated mid-point cost of equity of 7.7% and rounded to the nearest $0.05) was $185.70 to $238.65. The 7.7% discount rate applied by BofA reflected KCS’s estimated mid-point cost of equity, which was selected based on KCS’s observable cost of equity.

•

Present Value of Future Stock Price. BofA Securities calculated a range of present values of KCS future stock prices discounted back to June 30, 2021 by using KCS’ estimated calendar year 2029 EPS based on the KCS management unaudited KCS projections, a range of price to next twelve months EPS multiples of 16.0x to 22.0x and KCS’s estimated mid-point cost of equity of 7.7%, as well as the expected future dividend payments as provided by KCS management, which indicated a range of implied present values of future stock prices of KCS common stock of $247.85 per share to $334.55 per share, in each case rounded to the nearest $0.05 per share. Multiples used were based on BofA Securities’ professional judgment and experience as well as observable historical trading data of KCS and selected publicly traded companies. The discount rate (cost of equity) used was based on KCS’s observable cost of equity.

Summary of Material Financial Analyses of CPRL

Selected Publicly Traded Companies Analysis.

BofA Securities reviewed publicly available financial and stock market information of the following five selected publicly traded companies in the rail transportation industry:

•	Union Pacific Corporation

•	CSX Corporation

•	Norfolk Southern Corporation

•	CN

•	KCS

BofA Securities reviewed, among other things, the closing price per share as of September 13, 2021 for Union Pacific Corporation, CSX Corporation and Norfolk Southern, as of April 19, 2021 for CN (which was the last trading day prior to the announcement of the CN proposal) and as of March 19, 2021 for KCS (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement), as a multiple of Wall Street analyst consensus estimates of calendar year 2022 “EPS” for the applicable company (such multiples are referred to in this section as “2022E Price/EPS”). BofA Securities also reviewed the estimated “EV” for each selected company, as a multiple of Wall Street analyst consensus estimates of calendar year 2022 “EBITDA” (such multiples are referred to in this section as “2022E EV/EBITDA”). Financial data of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of September 13, 2021.

The results of BofA Securities’ analysis were presented for the selected publicly traded companies, as indicated in the following table:

	Price/EPS	EV/EBITDA
Company	2022E	2022E
Union Pacific Corporation	18.3x	12.8x
CSX Corporation	18.2x	11.7x
Norfolk Southern Corporation	18.5x	12.4x
CN	22.6x	14.5x
KCS	21.4x	13.5x

The overall low to high 2022E Price/EPS multiples observed for the selected companies were 18.2x to 22.6x (with a mean of 19.8x and median of 18.5x). Based on BofA Securities’ review of the 2022E Price/EPS multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2022E Price/EPS multiple reference range of 18.5x to 22.0x to KCS management’s estimated calendar year 2022 EPS as reflected in the KCS management unaudited CPRL projections to calculate an implied equity value reference range per share of CPRL common shares (rounded to the nearest $0.05). The selected multiple range of 18.5x to 22.0x was based on BofA Securities’ professional judgment and experience as well as the observable range of the selected publicly traded companies.

The overall low to high 2022E EV/EBITDA multiples observed for the selected companies were 11.7x to 14.5x (with a mean of 13.0x and median of 12.8x). Based on BofA Securities’ review of the 2022E EV/EBITDA multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2022E EV/EBITDA multiple reference range of 12.0x to 15.0x to KCS management’s estimated calendar year 2022 EBITDA as reflected in the KCS management unaudited CPRL projections to calculate an implied equity value reference range per share of CPRL common shares (rounded to the nearest $0.05). The selected multiple range of 12.0x to 15.0x was based on BofA Securities’ professional judgment and experience as well as the observable range of the selected publicly traded companies.

This analysis indicated the following approximate implied equity value reference ranges per share of CPRL common shares, as compared to the closing price of the CPRL common shares on September 13, 2021 of $68.55 and the closing price of CPRL common shares on March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $75.70 (taking into account the share split):

Implied Equity Value Reference Range Per Share of CPRL Common Stock
2022E Price/EPS	$67.80 - $80.65
2022E EV/EBITDA	$60.15 –$77.30

No selected publicly traded company used in this analysis is identical or directly comparable to CPRL. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics (reflected, among other things, in differences in historical trading levels of these companies) and other factors that could affect the public trading or other values of the companies to which CPRL was compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of CPRL to calculate a range of implied present values per share of CPRL common shares utilizing estimates of the standalone, unlevered, after-tax free cash flows that CPRL was expected to generate during the six-month period ending December 31, 2021 and for the fiscal years 2022 through 2029 based on the KCS management unaudited CPRL projections. BofA Securities calculated terminal values for CPRL by applying a selected range of perpetuity growth rates of 2.25% to 2.75%

to CPRL’s normalized free cash flows in the terminal year. BofA Securities then calculated implied equity value reference ranges per share of CPRL common shares (rounded to the nearest $0.05) by deducting from this range of present values CPRL’s net debt as of June 30, 2021, as provided by KCS management, and adding net pension assets as of June 30, 2021, as reflected in CPRL’s public filings, at the direction of KCS management, and dividing the result by the number of fully-diluted shares of CPRL common shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of KCS). The cash flows were discounted to present value as of June 30, 2021, utilizing mid-year discounting convention, and using a discount rate range of 6.0% to 7.5%, which was based on an estimate of CPRL’s weighted average cost of capital. A growth rate range of 2.25% to 2.75% was based on BofA Securities’ professional judgment and experience and represents long-term growth outlook for the business. The discount rate range reflects CPRL’s estimated weighted average cost of capital, which was calculated by multiplying the estimated cost of each capital source (debt and equity) by its relevant weight, and then adding the products together. The estimated cost of equity was obtained using the capital asset pricing model (which takes into account the risk-free rate, the levered beta and the applicable equity market risk premium) and the estimated cost of debt was based on CPRL’s estimated borrowing cost. Net debt as of June 30, 2021 was based on the balance sheet provided in CPRL’s Form 10-Q dated July 29, 2021, which reported debt of $6,978 million and cash of $714 million. The calculation of fully diluted shares was based on 666.8 million common shares outstanding and other dilutive shares such as options and performance shares. Net pension assets as of June 30, 2021 were based on the balance sheet provided in CPRL’s Form 10-Q dated July 29, 2021, which reported $237 million.. This analysis indicated the following approximate implied equity value reference range per share of CPRL common shares (rounded to the nearest $0.05), as compared to the closing price of the CPRL common shares on September 13, 2021 of $68.55 and the closing price of the CPRL common shares on March 19, 2021(which was the last trading day prior to the announcement of the execution of the prior CP merger agreement) of $75.70:

Implied Equity Value Reference Range Per Share of CPRL Common Shares (taking into account the share split)
$67.25 - $111.50

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things the following:

•

52-Week Trading Range. BofA Securities reviewed the trading range of the shares of CPRL common shares for the 52-week period ended March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement), which was $36.27 to $76.75 (taking into account the share split).

•

Wall Street Analysts Price Targets. BofA Securities reviewed 26 publicly available equity research analyst price targets for the CPRL common shares available as of March 19, 2021 (which was the last trading day prior to the announcement of the execution of the prior CP merger agreement), and noted that the range of such price targets (discounted by one year at CPRL’s estimated mid-point cost of equity of 7.3% and rounded to the nearest $0.05) was $63.90 to $75.50 (taking into account the share split). The 7.3% discount rate reflects CPRL’s estimated mid-point cost of equity, which was selected based on CPRL’s observable cost of equity.

Summary of Material Pro Forma Financial Analysis

Has/Gets Analysis

BofA Securities performed a Has/Gets Analysis to calculate the theoretical change in value for holders of KCS common stock resulting from the transaction based on a comparison of (i) the pro forma ownership by holders of KCS common stock of CPRL after giving effect to the transaction, and (ii) the 100% ownership by holders of

KCS common stock of KCS common stock on a stand-alone basis. For KCS common stock on a stand-alone basis, BofA Securities used the reference range obtained in its discounted cash flow analysis described above under “Summary of Material Financial Analyses of KCS – Discounted Cash Flow Analysis.” BofA Securities then performed the same analysis by calculating the range of implied per share equity values allocable to holders of KCS common stock on a pro forma basis, giving effect to the transaction, by assuming approximately 28% pro forma ownership, based on the number of shares of CPRL common shares estimated to be issued to holders of KCS common stock in the transaction, utilizing the results of the standalone discounted cash flow analyses for KCS and CPRL described above under “Summary of Material Financial Analyses of KCS – Discounted Cash Flow Analysis” and under “Summary of Material Financial Analyses of CPRL – Discounted Cash Flow Analysis,” and taking into account the KCS management assumed synergies on the basis of (i) a projected $990 million in EBITDA synergies as provided by KCS management (referred to in this section as the “$990 million synergy case”), which also included $20 million of projected D&A and Capex synergies, for total projected gross synergies of $1,010 million, and (ii) a projected $377 million in EBITDA synergies as provided by KCS management (referred to in this section as the “$377 million synergy case”), which also included $23 million of projected D&A and Capex synergies for total projected gross synergies of $400 million. BofA Securities calculated the present value of the synergies (including after-tax costs to achieve such synergies) as of June 30, 2021 by using a discount rate range of 6.0% to 7.5%. The discount rate range of 6.0% to 7.5% was based on BofA Securities’ professional judgment and experience and obtained using the capital asset pricing model for the estimated cost of equity (which takes into account the risk-free rate, the levered beta and the applicable equity market risk premium) and the estimated cost of debt. Estimated additional net debt of $10.3 billion was based on announced transaction debt of $8.5 billion and estimated transaction fees and expenses as well as inclusion of $1.4 billion in break fees and reimbursements. BofA Securities then compared these implied per share equity value reference ranges, which were further adjusted by an estimated additional net debt from the transaction and $90.00 per share cash consideration, to the implied per share equity value reference ranges derived for KCS on a standalone basis utilizing the results of the standalone discounted cash flow analysis for KCS described above.

This analysis yielded the following implied per share equity value reference ranges for KCS common stock on a stand-alone basis and on a pro forma basis (rounded to the nearest $1.00):

Range Per Share of KCS common stock	Implied Equity Value Reference
Stand-Alone	Pro-Forma $990 Million Synergy Case	Pro-Forma $377 Million Synergy Case
$206 - $352	$290 - $444	$268 - $409

Miscellaneous

As noted above, the discussion set forth above in “Summary of Material Financial Analyses of KCS,” “Summary of Material Financial Analyses of CPRL” and “Summary of Material Pro Forma Financial Analysis” represents a brief summary of the material financial analyses presented by BofA Securities to the KCS board in connection with its opinion, and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of KCS and CPRL. The estimates of the future performance of KCS and CPRL in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of KCS common stock of the merger consideration, to be received by such holders in the transaction and were provided to the KCS board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of KCS or CPRL.

The type and amount of consideration payable in the transaction was determined through negotiations between KCS and CPRL, rather than by any financial advisor, and was approved by the KCS board. The decision to enter into the merger agreement was solely that of the KCS board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the KCS board in its evaluation of the transaction and should not be viewed as determinative of the views of the KCS board or management or any other party with respect to the transaction or the merger consideration.

KCS has agreed to pay BofA Securities for its services in connection with the transaction an aggregate fee, which is currently estimated, based on the information available as of the date of announcement, to be approximately $63 million, $5 million of which was paid to BofA Securities upon delivery of its opinion in connection with the execution of the prior CP merger agreement announced in March 2021, $2.5 million of which was paid upon delivery of BofA Securities’ opinion in connection with the alternate proposed transaction involving CN announced in May 2021, $2.5 million of which is payable upon the rendering of its opinion in connection with the transaction and the remainder of which is payable upon the closing of the transaction. KCS also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates, against certain liabilities, including liabilities under the federal securities laws, arising out of BofA Securities’ engagement.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of BofA Securities’ businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of KCS, CPRL and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to KCS and its affiliates and have received, or in the future may receive, compensation for the rendering of these services, including (i) having acted as a joint bookrunner on certain debt capital markets transactions for KCS, (ii) having acted as a dealer-manager on an accelerated share repurchase transaction for KCS and (iii) having acted or acting as administrative agent, co-lead arranger and joint bookrunner for, and as a lender (including a letter of credit lender) under, KCS’s $600 million senior unsecured revolving credit facility due March 8, 2024. From September 1, 2019, through August 31, 2021, BofA Securities and its affiliates derived aggregate revenues from KCS and its affiliates of approximately $10.4 million for corporate and/or investment banking services, which includes the fee received upon delivery of its opinion in connection with the CN proposal.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to CPRL and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a bookrunning manager and/or co-manager on certain debt capital markets transactions for CPRL, (ii) having acted or acting as a lender under CPRL’s $1.3 billion revolving credit facility, which consists of a $1.0 billion tranche and a $300 million tranche, which was amended on September 24, 2021 to extend the maturity dates of such tranches to September 27, 2026 and September 27, 2023, respectively, and (iii) having provided or providing certain treasury services and products to CPRL. From September 1, 2019, through August 31, 2021, BofA Securities and its affiliates derived aggregate revenues from CPRL of approximately $6.6 million for corporate and/or investment banking services. In addition, BofA Securities received a customary fee of less than $100,000 in connection with its commitment to act as a lender under CPRL’s amended revolving credit facility, which was received subsequent to such period.

KCS Unaudited Prospective Financial Information

The prospective financial information included in this section has been prepared by, and is the responsibility of, KCS’s management. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.

Neither Deloitte LLP nor PricewaterhouseCoopers LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither Deloitte LLP nor PricewaterhouseCoopers LLP expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to KCS’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Summary of KCS Prospective Financial Information

KCS Unaudited Prospective Financial Information

As described under the section of this proxy statement/prospectus entitled “The KCS Merger Proposal—Background of the Transaction,” on page 49, KCS management maintains the KCS long-range plan, which is periodically updated and reviewed with the KCS board, that reflects KCS management’s financial and business outlook for KCS over a ten-year period. This KCS long-range plan was reviewed by the KCS board in connection with its consideration of a transaction with CPRL, CN and other potential strategic alternatives throughout the latter half of 2020 continuing through its meeting on September 15, 2021. The KCS long-range plan included certain unaudited prospective financial information concerning KCS on a standalone basis for the fiscal years ending December 31, 2021 through December 31, 2029. We refer to these unaudited projections as the “KCS management unaudited KCS projections”. The KCS management unaudited KCS projections were provided to Morgan Stanley and BofA Securities, which were directed by KCS management to use and rely upon the KCS management unaudited KCS projections for purposes of their respective financial analyses and fairness opinions. In addition, certain of the KCS management unaudited KCS projections were provided to CPRL, the CPRL board and their respective financial advisors, BMO, Goldman Sachs and Evercore.

In connection with the transaction, KCS management also prepared certain unaudited prospective financial information concerning CPRL on a standalone basis using (i) the CPRL five-year plan (as prepared by CPRL management and provided to KCS management) and (ii) extrapolations prepared by KCS management on the basis of the CPRL five-year plan for the fiscal years ending December 31, 2026 through December 31, 2029. Such unaudited prospective financial information was translated into U.S. dollar amounts from the original Canadian dollar amounts presented in the CPRL five-year plan based on an assumed foreign exchange ratio of 1.25x. We refer to these unaudited projections as the “KCS management unaudited CPRL projections,” and the KCS management unaudited KCS projections and the KCS management unaudited CPRL projections, collectively, as the “KCS management unaudited projections”. The KCS management unaudited CPRL projections were provided to the KCS board in connection with its consideration of the transaction as well as to Morgan Stanley and BofA Securities, which were directed by KCS management to use and rely upon the KCS management unaudited CPRL projections for purposes of their respective financial analyses and fairness opinions.

The KCS management unaudited projections were prepared treating KCS and CPRL, respectively, on a standalone basis, without giving effect to the transaction, including any impact of the negotiation or execution of the transaction, the expenses that may be incurred in connection with the transaction or the consummation thereof, the potential synergies that may be achieved by the combined company as a result of the transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the transaction, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transaction.

In connection with the transaction, KCS management prepared pro forma analyses, which were presented to the KCS board, that included CPRL’s estimated potential earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) synergies of $990 million (consisting of $810 million from revenue synergies and $180 million from operating and expense synergies), together with an alternative case showing a lower estimate of potential EBITDA synergies of $377 million (consisting of $222 million from revenue synergies and $155 million from operating and expense synergies). The primary difference between the two cases was a more conservative assumption on revenue synergies (specifically the combined company’s share of bulk commodities) in the $377 million EBITDA synergies case. The assumptions used in the $990 million EBITDA synergies case were based on CPRL’s assessment of market opportunities that the combined company could reasonably be expected to capture, leading to a substantially greater estimate of revenue synergies. KCS management believed, however, that for purposes of the KCS board’s consideration of the transaction, the KCS board should also consider a synergies estimate reflecting the more conservative assumptions. The $377 million EBITDA synergies case also used slightly more conservative assumptions with respect to operating and expense synergies. The pro forma analyses, in each case, assumed a phase-in of synergies over the three years following CPRL’s receipt of STB final approval, beginning in fiscal year 2023. KCS management, among other things, assumed that the aggregate cost of achieving the projected synergies would be, with respect to the $990 million synergies case, $180 million, and with respect to the $377 million synergies case, $155 million, with half of the costs to be incurred in the first year of the phase-in and the remaining half to be incurred in the second year of the phase-in. KCS management also assumed, with respect to the $990 million synergies case, no dissynergies, $20 million of capital expenditure and depreciation and amortization synergies and a one-time capital investment of $50 million, and, with respect to the $377 million synergies case, $50 million of dissynergies and $23 million of capital expenditure and depreciation and amortization synergies. These assumed dissynergies or additional synergies were subtracted from or added to the EBITDA synergies estimates. The assumed EBITDA synergies, including the cost to achieve such synergies, included in the two cases (which we refer to collectively as the “KCS management assumed synergies”) are not reflected in the KCS management unaudited projections. The KCS management assumed synergies were provided to Morgan Stanley and BofA Securities, which were directed by KCS management to use and rely upon the KCS management assumed synergies for purposes of their respective financial analyses and fairness opinions.

Other than annual financial guidance provided to investors, which is generally updated each quarter, KCS does not as a matter of course make public long-term forecasts or projections as to future performance, revenues, earnings or other results, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of the underlying assumptions and estimates. However, the financial projections by KCS management are being included in this proxy statement/prospectus to give shareholders access to certain non-public information provided to the KCS board and KCS’s financial advisors and to CPRL and the CPRL board and their respective financial advisors. The inclusion of the financial projections by KCS should not be regarded as an indication that the KCS board, KCS, the CPRL board, CPRL, Morgan Stanley, BofA Securities, BMO, Goldman Sachs or Evercore or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of KCS’s management were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of KCS’s management’s knowledge and belief, the expected course of action and the expected future financial performance of KCS or CPRL, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the KCS management unaudited projections or the KCS management assumed synergies. Although KCS’s management believes there is a reasonable basis for the KCS management unaudited projections and the KCS management assumed synergies, KCS cautions stockholders that future results could be materially different from the KCS management unaudited projections and the KCS management assumed synergies. This summary of the KCS management unaudited projections and the KCS management assumed synergies is included in this proxy statement/prospectus because the KCS management unaudited projections and the KCS management assumed synergies were provided to KCS’s financial advisors and to the KCS board for purposes of considering and evaluating the transaction and the merger agreement.

Other than annual financial guidance provided to investors, CPRL does not as a matter of course share with third parties long-term forecasts or projections as to future performance, revenues, earnings or other results due to, among other reasons, the inherent difficult of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. CPRL’s management prepared and provided to KCS’s management the CPRL five-year plan solely in connection with KCS’s consideration of a transaction with CPRL. The fact that the CPRL five-year plan was provided to KCS management should not be regarded as an indication that the CPRL board, CPRL, KCS or any other recipient of the CPRL five-year plan considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results of CPRL, and it should not be relied on as such.

The KCS management unaudited projections and the KCS management assumed synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the KCS management unaudited projections and the KCS management assumed synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by KCS’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, industry trends, the regulatory environment, competition, and the risks discussed in this proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 36 and 21, respectively. See also “Where You Can Find Additional Information” beginning on page 229. The KCS management unaudited projections and the KCS management assumed synergies also reflect assumptions as to certain business decisions that are subject to change. Because the KCS management unaudited projections were developed for KCS on a standalone basis without giving effect to the transaction, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the transaction or any changes to KCS’s or CPRL’s operations or strategy that may be implemented after completion of the transaction. There can be no assurance that the KCS management unaudited projections or the KCS management assumed synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the KCS management unaudited projections and the KCS management assumed synergies relate, the less predictable and more unreliable the information becomes.

The KCS management unaudited projections contain certain non-GAAP financial measures that KCS believes are helpful in understanding its past financial performance and future results. KCS management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While KCS believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze KCS’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of KCS’s competitors and may not be directly comparable to similarly titled measures of KCS’s competitors due to potential differences in the exact method of calculation.

Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to and were not relied on by Morgan Stanley or BofA Securities for purposes of their respective financial analyses and opinions or by the KCS board in connection with its consideration of the transaction, nor were they provided to CPRL or its financial advisors. Accordingly, a reconciliation of these non-GAAP financial measures has not been provided.

None of KCS, CPRL, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the KCS management unaudited projections or the KCS management assumed synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the KCS management unaudited projections or the KCS management assumed synergies to reflect circumstances existing after the date the KCS management unaudited projections or the KCS management assumed synergies were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the KCS management unaudited projections or the KCS management assumed synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, KCS does not intend to make publicly available any update or other revision to the KCS management unaudited projections or the KCS management assumed synergies, even in the event that any or all assumptions are shown to be in error. None of KCS or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any KCS stockholder or other person regarding KCS’s ultimate performance compared to the information contained in the KCS management unaudited projections or the KCS management assumed synergies or that forecasted results will be achieved. KCS has made no representation to CPRL, in the merger agreement or otherwise, concerning the KCS management unaudited projections or the KCS management assumed synergies.

The prospective financial information included in this document has been prepared by, and is the responsibility of, KCS management. Neither PricewaterhouseCoopers LLP nor Deloitte LLP have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor Deloitte LLP express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated in this document relates to KCS’s previously issued financial statements, and the Deloitte LLP reports incorporated in this document relate to CPRL’s previously issued financial statements. These reports do not extend to the prospective financial information and should not be read to do so.

The following table presents a summary of the KCS management unaudited KCS projections that were reviewed by the KCS board in connection with its consideration of the transaction and provided to Morgan Stanley and BofA Securities for purposes of their respective financial analyses and fairness opinions. In addition, certain of the KCS management unaudited KCS projections were provided to CPRL.

(Dollars in millions)	FY’21		FY’22	FY’23	FY’24	FY’25	FY’26	FY’27	FY’28	FY’29
Revenue	$2,992		$3,292	$3,554	$3,748	$3,946	$4,143	$4,344	$4,556	$4,770
EBITDA(1)	1,551		1,827	2,033	2,174	2,318	2,462	2,610	2,768	2,928
Capital Expenditures	500		541	586	618	651	684	717	752	787
EPS(2)	8.29		10.75	12.60	14.21	16.06	18.04	20.20	22.60	25.20
Unlevered Free Cash Flow(3)	364	(4)	779	940	1,013	1,089	1,164	1,242	1,324	1,408

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)

EPS is defined as diluted earnings per share adjusted for the depreciation component of income tax driven by the difference in the Mexican peso to U.S. dollar exchange rate that existed at the time assets in Mexico were put into service and the current Mexican peso to U.S. dollar exchange rate.

(3)

Unlevered Free Cash Flow is defined as EBITDA less depreciation and amortization, plus other income, less other expenses, tax affected, plus depreciation and amortization, adjusted for changes in net working capital, less capital expenditures and less other investing activities. The calculation of Unlevered Free Cash Flow was not expressly included in the KCS management unaudited KCS projections but was derived from the KCS management unaudited KCS projections and is included for reference.

(4)	Figure represents July – December 2021.

The following table presents a summary of the KCS management unaudited CPRL projections that were provided to the KCS board in connection with its consideration of the transaction as well as to Morgan Stanley and BofA Securities for purposes of their respective financial analyses and fairness opinions.

(Dollars in millions)	FY’21		FY’22	FY’23	FY’24	FY’25	FY’26	FY’27	FY’28	FY’29
Revenue	$6,580		$7,086	$7,498	$7,875	$8,287	$8,694	$9,111	$9,551	$9,995
EBITDA(1)	3,526		3,862	4,127	4,376	4,652	4,943	5,242	5,558	5,878
Capital Expenditures	1,260		1,240	1,200	1,224	1,249	1,310	1,373	1,439	1,506
Unlevered Free Cash Flow(2)	852	(3)	1,989	2,267	2,457	2,666	2,603	2,775	2,958	3,143

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)

Unlevered Free Cash Flow is defined as EBITDA less depreciation and amortization, plus other income, less other expenses, tax affected, plus depreciation and amortization, less capital expenditures, less other cash/non-cash expenses, plus land sales and others and plus increase in deferred tax liability.

(3)	Figure represents July – December 2021.

Listing of CPRL Common Shares

It is a condition to the completion of the transaction that the CPRL common shares issuable under the merger agreement are approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

CPRL must use its reasonable best efforts to cause the CPRL common shares to be issued in the first merger to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions, prior to the effective time.

The TSX has conditionally approved the listing of the CPRL common shares to be issued to KCS common stockholders under the merger agreement, which CPRL common shares will be registered in the U.S. pursuant to the Form F-4. Listing of such CPRL common shares is subject to CPRL fulfilling all of the requirements of the TSX on or before the business day following the closing date. CPRL is required under the terms of the merger agreement to apply to the NYSE to list the CPRL common shares to be issued to KCS common stockholders under the merger agreement on the NYSE, which CPRL common shares will be registered in the U.S. pursuant to the Form F-4. Listing will be subject to CPRL fulfilling all the listing requirements of the NYSE. There can be no assurance that the CPRL common shares will be accepted for listing on the NYSE or the TSX.

Delisting and Deregistration of KCS Common Stock

If the transaction is completed, KCS common stock will be delisted from the NYSE and deregistered under the U.S. Exchange Act, and KCS will no longer be required to file periodic reports with the SEC with respect to KCS common stock.

KCS has agreed to cooperate with CPRL and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the SEC to delist the KCS common stock from the NYSE and to terminate its registration under the U.S. Exchange Act as promptly as practicable after the effective time.

Interests of KCS’s Directors and Executive Officers in the Transaction

In considering the recommendations of the KCS board, KCS stockholders should be aware that the directors and executive officers of KCS have interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally. The KCS board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, and in recommending to KCS stockholders that the merger agreement be adopted. KCS stockholders should take the interests described below into account in deciding whether to vote “FOR” the KCS merger proposal. Note that the transaction will constitute a “change in control” for purposes of the KCS compensation arrangements described below. For purposes of this section, a “qualifying termination” generally means (i) a termination by CPRL, KCS or any of their respective subsidiaries without “cause” or (ii) a termination of employment with “good reason,” in each case occurring during the period that begins on the effective time and ends on the second anniversary of the control date.

For purposes of this disclosure, the named executive officers of KCS are as follows:

Name of Executive Officer	Position
Patrick J. Ottensmeyer	President and Chief Executive Officer
Michael W. Upchurch	Executive Vice President and Chief Financial Officer
Jeffrey M. Songer	Executive Vice President Strategic Merger Planning
Brian D. Hancock(1)	Executive Vice President and Chief Innovation Officer
Michael J. Naatz	Executive Vice President and Chief Marketing Officer

(1)	Mr. Hancock’s employment with KCS terminated on July 2, 2021.

For purposes of this disclosure, the other executive officers are John F. Orr, Executive Vice President, Operations; Warren K. Erdman, Executive Vice President, Administration and Corporate Affairs; Oscar Augusto Del Cueto Cuevas, KCSM President, General Manager and Executive; Representative Lora S. Cheatum, Senior Vice President and Chief Human Resources Officer; Suzanne M. Grafton, Vice President and Chief Accounting Officer; and Adam J. Godderz, Senior Vice President and Chief Legal Officer and Corporate Secretary.

Treatment of KCS Equity Awards

Treatment of KCS Stock Options. Each KCS Stock Option, whether vested or unvested, that is outstanding as of immediately prior to the effective time will, at the effective time, become fully vested and be converted into the right to receive an amount of cash equal to (i) the excess, if any of (A) the value of the merger consideration over (B) the per share exercise price of such option multiplied by (ii) the total number of shares of KCS common stock subject to such option as of immediately prior to the effective time, less applicable tax withholding.

Treatment of KCS Restricted Share Awards. Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted prior to March 21, 2021, will, at the effective time, become fully vested and be converted into the right to receive (i) the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award as of immediately prior to the effective time and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, less applicable tax withholding.

Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted on or after March 21, 2021, will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive (i) an amount in cash equal to the value of the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award. Each such cash- based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS restricted share award, except that such award will vest in full upon a qualifying termination.

Treatment of KCS Performance Share Awards. Each award of performance shares that corresponds to shares of KCS common stock (which we refer to as a “KCS performance share award”) that is outstanding as of immediately prior to the effective time will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the value of the merger consideration multiplied by 200% of the target number of shares of KCS common stock covered by the KCS performance share award as of immediately prior to the effective time. Each cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS performance share award, except that performance-based vesting conditions will no longer apply and the award will vest in full upon a qualifying termination.

Treatment of Director Deferred Stock Awards. Each share of director deferred stock of KCS that is outstanding as of immediately prior to the effective time, will, at the effective time, be converted into the right to receive the merger consideration, less applicable tax withholding.

For an estimate of the value of unvested equity awards that would vest assuming that the transaction closes on December 31, 2021 and each of the named executive officers experiences a qualifying termination on that date, see “Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction” below on page 105. The estimated aggregate value of unvested and outstanding equity awards and any corresponding accrued but unpaid cash dividends held by all six KCS executive officers, other than the KCS named executive officers, that would vest assuming that the transaction closes on December 31, 2021 and all such executive officers experience qualifying terminations on that date is $16,646,120 (in the aggregate). Additionally, upon the completion of the merger, non-employee directors of KCS will receive amounts previously earned in connection with their service on the board of directors of KCS that were deferred in the form of KCS director deferred stock awards.

Executive Severance Arrangements

Each of KCS’s executive officers is party to a severance agreement with KCS. In connection with the transactions contemplated by the merger agreement, on September 15, 2021, KCS entered into letter agreements with seven of KCS’s executive officers, including each of KCS’s named executive officers other than Mr. Hancock. The letter agreements: (1) provide that the protection period for enhanced change in control severance (the “protection period”) will run from the date the transaction is completed through the two-year anniversary of the control date; (2) clarify that, for purposes of determining an executive officer’s pro-rata bonus and target bonus portion of cash severance, the “target award” will be the greater of the target award for the calendar year in which the executive officer’s employment is terminated and the target award for the calendar year in which the change in control occurs and (3) for Mr. Upchurch and two executive officers who are not named executive officers, establish the multiple applicable to the base salary and target bonus components of his or her severance during the protection period at three times in exchange for waiving certain rights these officers had under their severance agreement in connection with the change in control resulting from the transaction.

In addition, in consideration of (1) certain acknowledgments from the applicable executive officers that the completion of the transaction will not, in and of itself, constitute “good reason” under the executive officers’ severance arrangements and (2) the extension by one year of the post-termination non-competition period for each of the executive officers other than Mr. Songer, the letter agreements provide that, in the event that an executive officer receives any payments or benefits that are subject to tax under Section 4999 of the Code, the executive officer will receive a payment that puts the executive officer in the same after-tax position as though such tax did not apply.

One executive officer who is not a named executive officer is party to an employment agreement with KCS that was in effect prior to entry into the merger agreement and already provided for a make-whole payment and severance benefits as described below.

One executive officer who is not a named executive officer and was not previously party to a severance agreement, entered into an employment agreement with KCS providing for severance payments and benefits consistent with those provided to the other executive officers, as described in the paragraph below, as well as a make-whole payment on the same terms and conditions described above.

One executive officer who is not a named executive officer is entitled to receive 90 days of salary, plus an additional 20 days of salary for each year of service upon a qualifying termination, as well as other statutory benefits in connection with the executive officer’s service, pursuant to Mexican law.

Upon a qualifying termination, each executive officer, other than the executive officer described in the immediately preceding paragraph, will be entitled to receive:

(i) cash severance equal to:

(A) three times the sum of the executive officer’s base salary and target bonus, in the case of Messrs. Ottensmeyer, Upchurch and two executive officers who are not named executive officers;

(B) two times the sum of the executive officer’s base salary and target bonus, in the case of Messrs. Songer, Naatz and one executive officer who is not a named executive officer; and

(C) 320% of base salary for two executive officers who are not named executive officers,

(ii) for all executive officers, other than two executive officers who are not named executive officers, the executive officer’s target bonus for the fiscal year in which the termination occurs, prorated for the number of days in the calendar year prior to the executive officer’s termination of employment,

(iii) for all executive officers, other than one executive officer who is not a named executive officer, monthly cash reimbursement payments for the difference between the monthly COBRA premium paid by the executive officer and the monthly premium amount paid by similarly situated active executives of KCS for an 18-month period,

(iv) for one executive officer, who is not a named executive officer, regardless of whether he incurs a qualifying termination, three years of continued participation in all of KCS’s health, benefit, welfare, retirement and other similar plans, including employee stock ownership plans, and

(v) for all executives, other than two executive officers, who are not named executive officers, outplacement benefits for one year, with a maximum value of $25,000.

The severance amounts described in clause (i) above are payable in equal installments over 12 months.

Other than in the case of one executive officer who is not a named executive officer, the severance benefits described above are subject to the executive officer executing an arbitration agreement and signing a general release of employment-related claims in favor of KCS. In addition, the agreements include, for each executive officer other than one executive officer who is not a named executive officer, a prohibition on competition for a period of two years following the executive officer’s termination of employment (one year for each of Messrs. Songer and Hancock and one executive officer who is not a named executive officer), and a perpetual non-disparagement obligation and employee and customer non-solicitation restrictions that apply for a period of two years following the executive officer’s termination of employment (one year for each of Messrs. Songer and Hancock and one executive officer who is not a named executive officer). All executive officers are also subject to a perpetual confidentiality obligation.

The estimated value of the make-whole payment for each named executive officer is set forth below in the table entitled “Golden Parachute Compensation Table” and, for purposes of this quantification, does not reflect the impact of any common approaches to mitigating potential tax exposure under Section 4999 of the Code, such as ascribing value to post-closing non-competition covenants or otherwise treating amounts paid as reasonable compensation for services rendered following the closing. Based on the same assumptions set forth in the subsection below entitled “Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction” and in footnote 4 to the “Golden Parachute Compensation Table,” the estimated aggregate make-whole payments for all of KCS’s executive officers who are not named executive officers would be $8,121,350, which value is a conservative estimate and does not reflect the impact of any common approaches to mitigating potential tax exposure under Section 4999 of the Code, such as ascribing value to post-closing non-competition covenants or otherwise treating amounts paid as reasonable compensation for services rendered following the closing.

The estimated value of the severance payments and benefits for each of the named executive officers is set forth below in the table entitled “Golden Parachute Compensation Table.” Based on the same assumptions set forth in the subsection below entitled “Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction” and in footnote 1 to the “Golden Parachute Compensation Table,” the estimated aggregate cash severance payment for all of KCS’s executive officers who are not named executive officers, is $10,417,300, of which the portion applicable to the non-U.S. executive officer was converted from pesos to USD based on the September 27, 2021 exchange rate published by the Bank of Mexico.

Retention Program

KCS has established a cash-based retention program for KCS employees that is designed to promote retention, incentivize the completion of the transaction and reward extraordinary effort. Each award granted pursuant to the retention program will vest and become payable in two installments: (1) 25% on the earlier of (a) the closing date and (b) February 21, 2022, and (2) 75% on the earlier of (a) ninety (90) days after the control date and (b) June 1, 2023, subject, in each case, to the recipient’s continued employment through the applicable vesting dates; provided, however, that if the recipient experiences a qualifying termination, then the recipient will be entitled to any then unpaid portion of the recipient’s award. KCS has granted retention awards in the amount of $2,120,000; $1,082,000; $1,076,000 and $1,018,000 to each of Messrs. Ottensmeyer, Upchurch, Songer and Naatz, respectively. KCS has granted retention awards equal to $4,384,500 in the aggregate to the KCS executive officers who are not named executive officers.

Treatment of 2021 and 2022 Bonuses

KCS and CPRL have agreed that, with respect to the 2021 and 2022 annual bonuses for all employees, including the executive officers, if the control date has not occurred prior to the date that such annual bonuses are payable,

KCS will be permitted to pay such bonuses at the greater of (i) target performance and (ii) 130% of actual performance, but in no event greater than 200% of target, and if the control date has occurred prior to the date that such annual bonuses are payable, then CPRL will pay such bonuses at the applicable greater of amount.

Continued Indemnification and Insurance

From and after the effective time, CPRL and the second surviving corporation will indemnify and hold harmless each current and former director, officer or employee of KCS and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of KCS or its subsidiaries, in each case determined as of the effective time, against any costs or expenses, judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time.

Prior to the effective time, KCS will obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance on terms and conditions providing substantially equivalent benefits as KCS’s existing policies with respect to matters existing or occurring at or prior to the effective time, subject to certain limitation and premium thresholds. For additional details regarding the indemnification and insurance described herein, see the discussion under the section entitled “The KCS Merger Proposal—Indemnification and Insurance,” on page 157.

Arrangements with CPRL

As of the date hereof, none of our executive officers has entered into any agreement with CPRL or any of its affiliates regarding employment with CPRL or one or more of its affiliates following the consummation of the transaction. Prior to or following the control date certain of our executive officers may have discussions, or may enter into agreements with, CPRL or one of its affiliates regarding employment with CPRL or one or more of its affiliates.

Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer KCS that is based on, or otherwise related to, the transaction. For additional details regarding the terms of the payments and benefits described herein, see the discussion under the subsection entitled “Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 101. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date hereof and before the transaction closes. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per share of KCS common stock is $273.70, which is the average closing price per share of KCS common stock as reported on the NYSE over the first five business days following the first public announcement of the transaction on September 15, 2021;

•	The transaction closes on December 31, 2021, which is the assumed closing date solely for purposes of the disclosure in this section;

•	Each named executive officer of KCS experiences a qualifying termination on the assumed closing date of December 31, 2021 and immediately following the closing of the transaction;

•	Each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of September 27, 2021; and

•

Each named executive officer’s unvested and outstanding equity awards are as of September 27, 2021 and no named executive officer receives any additional equity grants on or prior to the completion of the transaction.

For purposes of this golden parachute disclosure, “single trigger” refers to payments and benefits that arise as a result of the closing of the transaction and “double trigger” refers to payments and benefits that require two conditions, which are the closing of the transaction and a qualifying termination of employment.

	Golden Parachute Compensation Table
Named Executive Officer	Cash ($)(1)	Equity($)(2)	Benefits($)(3)	Make-Whole Payments($)(4)	Total ($)
Patrick J. Ottensmeyer	10,176,000	29,700,200	33,837	11,504,794	51,414,831
Michael W. Upchurch	4,328,000	6,953,418	51,558	3,497,027	14,830,003
Jeffrey M. Songer	3,443,200	7,801,906	51,558	3,104,394	14,401,058
Brian D. Hancock(5)	—	—	—	—	—
Michael J. Naatz	3,104,900	6,814,903	51,508	2,886,389	12,857,700

(1)

Cash Severance and Retention Bonus for Named Executive Officers. Pursuant to each named executive officer’s severance agreement and the amendments to those severance agreements, as applicable, upon a qualifying termination, each named executive officer will become entitled to a cash severance payment equal to (i) the applicable multiple of the applicable named executive officer’s base salary and target bonus award plus (ii) the prorated target bonus award for the fiscal year in which the termination occurs. The applicable multiple is 3.0 for Messrs. Ottensmeyer and Upchurch and 2.0 for all other named executive officers. These cash severance payments are conditioned upon the named executive officer executing an arbitration agreement and signing a general release of employment-related claims in favor of KCS. In addition, the named executive officers are subject to non-competition and non-solicitation provisions that apply for a period of two years following the executive officer’s qualifying termination of employment (one year for each of Messrs. Songer and Hancock). This column also includes the value of the named executive officer’s retention bonus, if any.

The amounts in this column are considered “double trigger” amounts as they will generally only become payable in the event of a qualifying termination of employment following the completion of the transaction or, in the case of the retention bonuses, based on the named executive officer’s continued employment for a specified period of time. For additional disclosure related to the amounts disclosed in this column, see the subsections above entitled “Executive Severance Arrangements” and “Retention Program.”

Named Executive Officer	Base Salary Component of Severance ($)	Bonus Component of Severance ($)	Prorated Current-Year Bonus ($)	Retention Bonus ($)	Total ($)
Patrick J. Ottensmeyer	3,180,000	3,657,000	1,219,000	2,120,000	10,176,000
Michael W. Upchurch	1,623,000	1,217,250	405,750	1,082,000	4,328,000
Jeffrey M. Songer	1,076,000	860,800	430,400	1,076,000	3,443,200
Brian D. Hancock	—	—	—	—	—
Michael J. Naatz	1,018,000	712,600	356,300	1,018,000	3,104,900

(2)

Outstanding and Unvested Equity Awards. The amounts in this column represent the estimated value that may be received by the KCS named executive officers in respect of their unvested and outstanding KCS equity awards. The KCS unvested stock options will vest and be converted at the effective time into the right to receive a cash payment. The value of the cash payment for the KCS stock options is calculated by multiplying the excess of $273.70 over the per share exercise price of the applicable KCS stock option by the number of shares subject to that KCS stock option. The value of the cash payment for the KCS restricted share awards is calculated by multiplying the number of shares subject to the KCS restricted share award by $273.70 and then adding the accrued but unpaid cash dividends corresponding to each share subject to that KCS restricted share award. The KCS performance share awards will be converted into a cash-based award equal to $273.70 multiplied by 200% of the target number of shares covered by the KCS Performance Share Award. The amounts payable with respect to the KCS stock options and the KCS restricted share awards in this column are considered “single trigger” amounts, as such awards will become payable solely as a result of the closing of the transaction. The amounts payable with respect to the KCS performance share awards are considered “double trigger” amounts, as such awards will become payable in the event of a qualifying termination following the closing of the transaction. The table below assumes that the closing date occurs on December 31, 2021 and reflects the outstanding and unvested equity awards as of September 27, 2021 based on a per share value of $273.70, less the applicable exercise price in the case of stock options.

Named Executive Officer	Value of Unvested Stock Options ($)	Value of Unvested Restricted Share Awards ($)	Value of Unvested Performance Share Awards ($)	Total ($)
Patrick J. Ottensmeyer	4,642,402	3,456,299	21,601,499	29,700,200
Michael W. Upchurch	1,085,604	821,881	5,045,933	6,953,418
Jeffrey M. Songer	1,033,410	1,978,199	4,790,297	7,801,906
Brian D. Hancock	—	—	—	—
Michael J. Naatz	985,402	1,257,069	4,572,432	6,814,903

(3)

Benefits. The amounts in this column represent the estimated value of the KCS-paid group health care plan continuation coverage during the 18-month period following a qualifying termination of employment for each of the named executive officers and outplacement services of $25,000 for each of the named executive officers. The amounts in this column are considered “double-trigger” amounts as they will only become payable in the event of a qualifying termination of employment following the closing of the transaction.

(4)

Make-Whole Payments. The amounts listed in this column represent the estimated make-whole payment each named executive officer could become entitled to receive on a “double-trigger” basis upon a qualifying termination of employment following the closing of the transaction (and, for purposes of this quantification, does not contemplate any common approaches to mitigating potential tax exposure under Section 4999 of the Code, such as ascribing value to post-closing non-competition covenants or otherwise treating amounts paid as reasonable compensation for services rendered following the closing). However, in the event that a named executive officer is subject to excise taxes under Section 4999 of the Code solely as a result of “single-trigger” payments and benefits, that named executive officer would also be entitled to receive a make-whole payment, as applicable. In addition to the assumptions described immediately prior to the table above, the amounts in this column are calculated based on a 20% excise tax rate and each named executive officer’s estimated effective tax rate, including a federal marginal income tax rate of 37% and applicable federal, state, local and payroll taxes. The actual amount of the make whole-payment for each named executive officer, if any, will not be determinable until after the closing of the transaction. For additional disclosure related to the amounts disclosed in this column, see the sections above titled “—Executive Severance Arrangements.”

(5)

Mr. Hancock’s Separation. On June 7, 2021, Mr. Hancock notified KCS of his intention to retire effective July 2, 2021. In connection with his retirement, Mr. Hancock entered into a Confidential Separation Agreement and Full and General Release, dated June 8, 2021 with KCS, pursuant to which Mr. Hancock will receive payments totaling $2,000,000 through July 2, 2022, as well as company-provided subsidized medical insurance through such date. Mr. Hancock is not receiving any compensation as a result of the transaction and his unvested KCS equity awards were forfeited upon his retirement.

The CPRL Special Meeting and Shareholder Approval

CPRL shareholders will be required to approve the issuance of such number of CPRL common shares as is necessary under the merger agreement to issue the share consideration. As described in the TSX listing application filed by CPRL, based on the number of shares of KCS common stock outstanding as of September 9, 2021, CPRL anticipates up to 277,960,197 CPRL common shares to be issuable to KCS common stockholders under the terms of the merger agreement, which represents approximately 42% of the issued and outstanding CPRL common shares as of September 9, 2021.

Accordingly, the TSX requires that the share issuance resolution be approved by an ordinary resolution of CPRL shareholders (i.e., a majority of the votes cast by holders of outstanding CPRL common shares represented in person or by proxy and entitled to vote at the CPRL special meeting). Despite the fact that CPRL shareholders are being asked to approve the issuance of up to 277,960,197 CPRL common shares, based on the number of shares of KCS common stock outstanding as of September 9, 2021, CPRL expects that it would issue (at the direction of surviving merger sub and on behalf of surviving merger sub) up to 264,723,997 CPRL common shares in the first merger and is seeking CPRL shareholder approval for the issuance of up to 13,236,200 additional CPRL common shares to accommodate the effects of rounding and for other administrative purposes in accordance with the policies of the TSX.

At the close of business on October 29, 2021, there were approximately 91,057,137 shares of KCS common stock outstanding (including 186,658 shares of KCS common stock subject to outstanding KCS restricted share awards) and an aggregate of 10,102 shares of KCS common stock issuable in connection with KCS director deferred stock. Additionally, up to an aggregate of 600,516 shares of KCS common stock are issuable under KCS options and KCS performance share awards outstanding and exercisable prior to the effective time. On this basis, up to 262,637,917 CPRL common shares may be issued or reserved for issuance under the merger agreement as share consideration to holders of shares of KCS common stock and holders of KCS restricted share awards and KCS director deferred stock. Immediately following the first merger, former holders of KCS common stock are expected to own approximately 28% of the outstanding CPRL common shares, on a fully diluted basis.

The actual number of CPRL common shares to be issued or reserved for issuance under the merger agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of KCS common stock outstanding at such time and the number of KCS restricted share awards and KCS director deferred stock outstanding at such time.

CPRL will be holding the CPRL special meeting to vote on the resolutions necessary to complete the transaction and other matters to be considered by the CPRL shareholders at such special meeting. In addition to the above-mentioned resolution approving the issuance of CPRL common shares to KCS common stockholders in connection with the transaction, at the CPRL special meeting, CPRL shareholders will be asked to approve a special resolution authorizing and approving an amendment to CPRL’s articles to change its name to “Canadian Pacific Kansas City,” which amendment is conditional upon the occurrence of the control date. CPRL will separately prepare the management information circular in accordance with applicable Canadian securities and corporate laws and distribute such management information circular to its shareholders in connection with the CPRL special meeting.

Accounting Treatment of the Transaction

In accordance with U.S. GAAP, the transaction will be accounted for as a business combination applying the acquisition method of accounting. Accordingly, the total purchase consideration paid by CPRL in connection with the transaction will be allocated to KCS’s net assets based on their fair values as of the closing of the transaction. The excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed from KCS at their respective net fair value of such assets and liabilities will be recorded as goodwill. The results of operations of KCS will be included in CP’s consolidated results of operations only for periods subsequent to the closing of the transaction.

Upon the closing, and only for the period that the outstanding shares of capital stock of the second surviving corporation (as successor to KCS) are held in the voting trust, CPRL will account for its indirect 100% equity ownership of the second surviving corporation using the equity method of accounting. Once the STB has completed its review of the transaction and approved CPRL’s acquisition of control of KCS, CPRL will consolidate KCS prospectively, and the equity method investment will be remeasured to fair value immediately before the consolidation occurs, with the resulting gain or loss recognized in net income. As the ultimate outcome of the transaction, assuming receipt of STB final approval, will be a business combination, the Unaudited Pro Forma Condensed Consolidated Financial Information presented in this proxy statement/prospectus have been prepared on a consolidated basis on the basis of a business combination.

Regulatory Approvals Required for the Transaction

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, KCS and CPRL have agreed to promptly obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods and make all necessary registrations, notices, notifications, petitions, applications, reports and other filings and take all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity.

KCS and CPRL are not currently aware of any material consents or other filings that are required prior to the combination of CPRL and KCS other than those described in this proxy statement/prospectus. There can be no assurance, however, if and when any of the consents required to be obtained for the transactions contemplated by the merger agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

Although CPRL and KCS believe that they will receive the required authorizations and approvals described below to complete the transactions contemplated by the merger agreement, there can be no assurance as to the timing of these consents and approvals, CPRL’s or KCS’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose.

For more information see the sections of this proxy statement/prospectus entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur” and “The Merger Agreement—Regulatory Filings and Efforts; Other Actions,” on pages 140 and 159, respectively.

STB

Certain activities of CPRL, KCS and their subsidiaries are regulated by the STB. The provisions of subtitle IV, title 49 of the United States Code require approval of, or the granting of an exemption from approval by, the STB for (i) the acquisition of control of two or more carriers subject to the jurisdiction of the STB by a person that is not a carrier and (ii) the acquisition or control of a carrier by a person that is not a carrier but that controls any number of carriers. STB approval or exemption is required for, among other things, CPRL’s acquisition of control of KCS.

The parties intend to consummate the transaction prior to having obtained STB final approval for CPRL to control KCS, through the use of a voting trust. A voting trust is a mechanism that allows the transfer of beneficial ownership of the shares of a rail carrier to an acquiror, while keeping that rail carrier independent and avoiding premature control of that rail carrier pending STB review of the proposed transaction. Accordingly, the outstanding shares of capital stock of the second surviving corporation (as successor to KCS) would remain in the voting trust pending the STB’s review of CPRL’s acquisition of control of KCS. On May 6, 2021, the STB issued a decision indicating that it had conducted a full review of the voting trust submitted to the STB Staff in March 2021 and granted approval for the use of the voting trust to consummate the transaction, subject to the condition that the voting trust agreement be modified to prohibit the trustee from owning securities of CPRL or its affiliates during the existence of the voting trust. CPRL made the requisite modification. The voting trust agreement proposed for use with the transaction is unchanged from that modified in respect to the STB’s May 6 decision.

Under the merger agreement, CPRL will, via the post-closing contributions, cause the contribution of all of the outstanding shares of capital stock of the second surviving corporation to merger holdco, an indirect wholly owned subsidiary of CPRL. CPRL and merger holdco intend, immediately after the closing of the transaction and the post-closing contributions, to deposit the certificates for all of the outstanding shares of capital stock of the second surviving corporation into the voting trust to ensure that CPRL and merger holdco do not acquire and directly or indirectly exercise control over KCS and its affiliates prior to obtaining necessary STB approval or exemption. Instead, the outstanding shares of capital stock of the second surviving corporation would be held in trust and voted by the trustee.

With CPRL’s and KCS’s planned use of the voting trust arrangement, under the terms of the voting trust agreement approved by the STB on May 6, 2021, substantially in the form of Exhibit A of the merger agreement attached to this proxy statement/prospectus as Annex A, the trustee would hold such shares of capital stock of the second surviving corporation (i) until the receipt of STB final approval, or (ii) if STB final approval is denied, until the trust stock is disposed of. The voting trust agreement provides that the trustee will vote all trust stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the transactions contemplated by the merger agreement, and, until the STB has issued a final order approving the transaction and common control of KCS by CPRL, against any proposed merger, business combination or similar transaction involving KCS but not involving CPRL or one of its affiliates. The voting trust agreement contains other terms and conditions designed to ensure that neither merger holdco nor CPRL will control KCS during the pendency of the STB proceedings. In addition, the voting trust agreement provides that CPRL or its affiliates will be entitled to receive any cash dividend paid by KCS.

On March 22, 2021, CPRL and KCS (collectively, the “applicants”) submitted a prefiling notification (the “prefiling notification”) to file the appropriate and necessary documentation seeking STB final approval for CPRL to control KCS (which we refer to as the “STB approval application”). The applicants also submitted a motion for protective order and petition to establish a procedural schedule to the STB. On the same day, the applicants sent to the STB Staff a copy of the original proposed form of the voting trust agreement, which was attached to the prior CP merger agreement as Exhibit A, and sought an informal opinion that the voting trust would comply with STB standards. On March 23, 2021, the applicants filed an errata to the prefiling notification and asked that the STB substitute a revised prefiling notification.

In the prefiling notification, the applicants noted that the proposed transaction was subject to the regulations set forth at 49 C.F.R. pt. 1180 (2000) rather than the version of those regulations adopted in 2001 pursuant to the waiver for transactions involving KCSR described in 49 C.F.R. § 1180.0(b). 49 C.F.R. § 1180.0(b) provides, in pertinent part, that the STB “will waive application of the regulations contained in this subpart for a consolidation involving [KCSR] and another Class 1 railroad and instead will apply the regulations in this subpart A in effect before July 11, 2001 . . . unless [the STB is] shown why such a waiver should not be allowed.”

On April 23, 2021, the STB issued a decision finding that the waiver provision under 49 C.F.R. § 1180.0(b) applies to the transaction, and that the transaction will therefore be subject to the regulations set forth at 49 C.F.R. part 1180 (2000) rather than the 2001 version of those rules.

As noted above, on May 6, 2021, the STB issued a decision indicating that it had conducted a full review of the voting trust agreement submitted to the STB Staff in March 2021 and granted approval for the use of the voting trust to consummate the transaction, subject to the condition that the voting trust agreement be modified to prohibit the trustee from owning securities of CPRL or its affiliates during the existence of the voting trust. CPRL made the requisite modification. The voting trust agreement proposed for use with the transaction is unchanged from that modified in response to the STB’s May 6 decision.

On September 15, 2021, CPRL and KCS filed with the STB an Amended Notice of Intent indicating that they had entered a new agreement providing for CPRL’s acquisition of KCS, that they would file an application seeking STB control approval on or shortly after October 20, 2021, and that CPRL intended to indirectly acquire the shares of KCS prior to receiving control approval via the use of a voting trust that was substantially identical to that reviewed and approved by the STB in its May 6 decision.

On September 30, 2021, the STB issued a decision confirming that the transaction described in the September 15 Amended Notice of Intent was the “same transaction” that had been noticed in March 2021 and that the STB’s May 6, 2021 approval for CPRL’s proposed use of a voting trust to acquire KCS applies to the voting trust proposed for use with the transaction agreed to on September 15.

On October 29, 2021, CPRL and KCS filed their application seeking STB final approval for CPRL to control KCS and its U.S. rail carrier subsidiaries.

Under the merger agreement, CPRL and KCS must use reasonable best efforts to prosecute all filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB, and take all such further action as in the reasonable judgment of CPRL and KCS may facilitate obtaining STB final approval.

STB final approval is required in order to transfer control of the trust stock from the trustee to merger holdco. If an STB denial occurs, CPRL will be obligated to, directly or indirectly, divest the trust stock in accordance with the voting trust agreement, during a period of two years after such STB denial or such extension of the two-year period as the STB may approve. Any such post-closing disposition would be subject to the jurisdiction of the STB to oversee CPRL’s divestiture of the trust stock.

CFIUS

The transactions contemplated by the merger agreement are subject to review by CFIUS pursuant to Section 721. Under the terms of the merger agreement, CPRL may not assume control over KCS’s railroad operations until the parties have obtained completion of the CFIUS Process.

The merger agreement provides for CPRL and KCS to cooperate regarding the preparation and filing with CFIUS of a declaration and/or a joint voluntary notification in connection with the transactions contemplated by the merger agreement. If the parties opt to file a declaration, CFIUS will initiate a 30-calendar-day review period, at the end of which, if it determines that there are no unresolved national security concerns, CFIUS will conclude all action under Section 721. Alternatively, CFIUS may (a) inform the parties that it is not able to conclude action under Section 721 on the basis of the declaration and that the parties may file a written notice to seek written confirmation from CFIUS that action under Section 721 has been concluded; (b) request that the parties file a written notice; or (c) initiate a unilateral review of the transactions contemplated by the merger agreement. If the parties opt to file a written notice (whether in the first instance or after failing to obtain completion of the CFIUS process through a declaration filing) CFIUS will initiate a 45-calendar-day review period, at the end of which it may (a) determine that there are no unresolved national security concerns and conclude all action under Section 721; or (b) determine that certain circumstances warrant additional review, and commence an investigation for up to an additional 45 calendar days (which may be extended by an additional 15 days in extraordinary circumstances). If CFIUS has no unresolved national security concerns at the end of the investigation, it will inform the parties it has concluded all action under Section 721. If CFIUS has unresolved national security concerns at the end of the investigation, it may send a report to the President of the United States, who may act to suspend or prohibit the transactions contemplated by the merger agreement.

At any time during the course of the CFIUS review or investigation, CFIUS may request that the parties take actions to mitigate any national security concerns it has identified. Where CFIUS has completed all action with respect to the transactions contemplated by the merger agreement or the President of the United States has announced a decision not to exercise his authority under Section 721 with respect to the transactions contemplated by the merger agreement, the President and CFIUS may not take any further action under Section 721 with respect to the transactions contemplated by the merger agreement.

COFECE and the IFT

Pursuant to the Mexican Federal Economic Competition Law and the Federal Telecommunications and Broadcasting Law, consummation of the transactions contemplated by the merger agreement requires the approval of COFECE and the IFT, autonomous constitutional entities responsible for enforcing the Federal Economic Competition Law in the sectors of their respective jurisdiction, including reviewing and authorizing concentrations, when applicable. Such notifications may be submitted in parallel, and the procedures follow the same rules and legal time frame (as described below); nonetheless, in non-telecom transactions, the notification process before the IFT is usually more expeditious than the process before COFECE.

The merger agreement provides that KCS, CPRL, first merger sub and surviving merger sub were obligated to promptly, but in any event no later than 30 business days after the date of the merger agreement, file any and all notifications and report forms to the Mexican antitrust authorities, in each case as required under applicable law with respect to the transactions contemplated by the merger agreement, and take all other actions necessary to cause the expiration or termination of the process under applicable law as soon as practicable.

Notifications of the transaction were submitted to the IFT on October 4, 2021 and to COFECE on October 5, 2021. Each of the Mexican antitrust authorities has 10 business days from the date the notifications were submitted to issue a request for information (“RFI”), and the parties to such proceedings will have 10 business days to respond (subject to an extension of up to 10 additional business days upon prior request). Once the response to such RFI is fulfilled, the Mexican antitrust authorities will each have 15 business days to issue a second RFI, and the parties will have 15 business days to respond (subject to extensions of up to 55 additional business days upon prior request).

The Mexican antitrust authorities will each have 60 business days to review the transaction and issue a resolution from (i) the date on which the first RFI is fulfilled, (ii) if a second RFI is submitted, the date on which the second RFI is fulfilled, or (iii) if no RFI is submitted, the date notifications of the transaction were submitted to the Mexican antitrust authorities. Further, in complex cases, the Mexican antitrust authorities can extend the review period for up to 40 additional business days.

If the Mexican antitrust authorities identify competition concerns to the parties, the parties will have the opportunity, at any point after the initial notification is submitted and before the review process has been completed, to offer conditions on which approval by the Mexican antitrust authorities will be contingent. If such conditions are offered, the term for the Mexican antitrust authorities to issue a resolution will be restarted. If the Mexican antitrust authorities do not issue a resolution within the relevant review period (including any extension, if applicable), the transaction will be deemed approved. Failure to obtain clearance from the Mexican antitrust authorities precludes the parties from closing the transaction in Mexico. The statutory review periods have not yet commenced in this jurisdiction.

ARTF and SCT

KCS and CPRL (through KCSM) have filed notices with ARTF and SCT, which are responsible for regulating railroad services in Mexico, prior to the effective time. The purpose of such notices is to inform ARTF and SCT of the change in the indirect participation in the capital stock of KCSM upon completion of the transactions contemplated by the merger agreement. The notice process is for informational purposes only, and no approval is required from either ARTF or SCT to consummate the transaction. As part of this notice process, ARTF and/or SCT may request information from the new indirect shareholders of KCSM and of any change in the percentages of direct shareholding.

Mexican Rail Union

KCS has provided an informal notification to the Mexican rail union; no approval on the part of the Mexican rail union is required in order to consummate the transaction.

FCC

KCS is subject to regulation by the FCC under the Communications Act of 1934, as amended. KCS holds, controls, and/or leases various licenses issued by the FCC for the operation of radio and microwave facilities and the use of associated spectrum over certain defined geographic areas. KCS uses its radio and microwave facilities to support its railroad operations and public safety related to those operations. FCC approval of the transfer of KCS’s FCC licenses will be required. Failure to receive FCC approval prior to transferring control of the FCC licenses could result in civil fines, revocation of the subject licenses, and/or other remedial actions by the FCC. Initial approval from the FCC is expected before closing into the voting trust.

In October 2021, CPRL and KCS filed the required applications for FCC consent to the transfer of control of the subject licenses held by KCS from KCS to the voting trust. In November 2021, CPRL and KCS anticipate that applications to transfer control of KCS as lessee or sublessee of certain FCC licenses will be filed. Applications for FCC consent are potentially subject to public comment and possible oppositions of third parties, and require the FCC affirmatively to determine that the transfer of control serves the public interest. While CPRL and KCS believe that FCC approval will ultimately be obtained, this approval is not assured. CPRL and KCS anticipate, but cannot guarantee, receiving approval by the first quarter of 2022.

Additionally, if the transaction is consummated, then the FCC will also preside over a similar post-closing approval process, which would require the filing of an application for authorization of transfer of control of the FCC licenses from the voting trust to CPRL. CPRL and KCS anticipate, but cannot guarantee, that the FCC will ultimately approve this post-closing transfer of control of the FCC licenses. CPRL and KCS are not aware of any cases where FCC approval did not follow STB approval.

Appraisal or Dissenters’ Rights

General

If you hold one or more shares of KCS voting stock, you may be entitled to appraisal rights under Delaware law and have the right to dissent from the transaction, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the transaction) as of the effective time in place of the merger consideration or the preferred merger consideration, as applicable, as determined by such court, if you strictly comply with the procedures specified in Section 262 of the DGCL, subject to certain limitations under the DGCL. Any such KCS stockholder awarded “fair value” for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration or the preferred merger consideration, as applicable. The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, the full text of which is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the holder of record of shares of KCS voting stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, KCS, not less than 20 days prior to the KCS special meeting, must notify each stockholder who was a KCS stockholder on the record date for notice of the KCS special meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice to KCS stockholders that appraisal rights are available in connection with the transaction. A holder of KCS voting stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and the text of Section 262 of the DGCL carefully. Failure to comply timely and properly with the requirements of Section 262 of the DGCL may result in the loss of appraisal rights. A KCS stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration and/or the preferred merger consideration, as applicable.

How to Exercise and Perfect Your Appraisal Rights. If you are a KCS stockholder wishing to exercise the rights to seek an appraisal of your shares, you must do ALL of the following:

•

you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless properly and timely revoked, be voted in favor of the adoption of the merger agreement; if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the merger agreement or abstain from voting your shares;

•

you must deliver to KCS a written demand for appraisal of your shares before the vote on the adoption of the merger agreement at the KCS special meeting and such demand must reasonably inform KCS of your identity and your intention to demand appraisal of your shares of KCS voting stock;

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you must continuously hold the shares from the date of making the demand through the closing of the transaction. You will lose your appraisal rights if you transfer such shares before the closing of the transaction; and

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you or second surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such shares within 120 days after the closing of the transaction. The second surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the KCS stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of KCS voting stock within the time prescribed in Section 262 of the DGCL.

Voting, electronically at the KCS special meeting or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. Only a holder of record of shares of KCS voting stock issued and outstanding at the time a demand for appraisal is made and that continue to be issued and outstanding and held of record by such holder immediately prior to the effective time may assert appraisal rights for the shares of KCS voting stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger). The demand for appraisal must reasonably inform KCS of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its KCS voting stock. Beneficial owners who do not also hold their shares of KCS voting stock of record may not directly make appraisal demands to KCS. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of KCS voting stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of KCS voting stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of KCS voting stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of KCS voting stock as to which appraisal is sought. Where no number of shares of KCS voting stock is expressly mentioned, the demand will be presumed to cover all shares of KCS voting stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH

YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of KCS voting stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of KCS voting stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Kansas City Southern

427 West 12th Street,

Kansas City, Missouri 64105

1-888-800-3690

Attention: Corporate Secretary

The Second Surviving Corporation’s Actions After the Closing of the Transaction. If the transaction closes, the second surviving corporation will give written notice of the closing of the transaction within 10 days after the closing of the transaction to you if you did not vote in favor of adoption of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the closing of the transaction, if you have not commenced an appraisal proceeding or joined such a proceeding as a named party, you have the right to withdraw the demand and to accept the merger consideration or the preferred merger consideration, as applicable, in accordance with the merger agreement for your shares of KCS voting stock. Within 120 days after the closing of the transaction, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the second surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the second surviving corporation in the case of a petition filed by you, demanding a determination of the fair value of the shares of KCS voting stock held by all dissenting stockholders who are entitled to appraisal rights. The second surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the closing of the transaction, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the second surviving corporation, upon your written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which KCS has received demands for appraisal, and the aggregate number of holders of those shares. The second surviving corporation must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of KCS voting stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the second surviving corporation the statement described in this paragraph. As noted above, however, a demand for appraisal may only be made by or on behalf of a holder of record of shares of KCS voting stock. If a petition for appraisal is duly filed by you or another record holder of KCS voting stock who has properly exercised his or her appraisal rights in accordance with the provisions of Section 262 of the DGCL, the second surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the office of the Register in Chancery in which the petition was filed with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order the Register in Chancery to give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the second surviving corporation and to the stockholders shown on such duly verified list at the addresses therein stated. Such notice will also be published at least one week before the day of the hearing in at least one newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs of these notices are borne by the second surviving corporation. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss from the proceedings any stockholder who fails to comply with this direction. If immediately before a merger the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the transaction for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Section 253 or 267 of the DGCL. The KCS voting stock is listed on NYSE and therefore this provision may be applicable in respect thereof, to the extent that KCS voting stock continues to be listed on NYSE until immediately before the transaction.

After determination of the stockholders entitled to appraisal of their shares of KCS voting stock, the appraisal proceeding will be conducted as to the shares of KCS voting stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of KCS voting stock at the closing of the transaction held by dissenting stockholders who have properly exercised their appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the transaction, together with interest, if any, to be paid. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the closing of the transaction through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the closing of the transaction and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the second surviving corporation may pay to each KCS stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such KCS stockholder), in which case interest shall accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. When the fair value is determined, the Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the second surviving corporation to the KCS stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of KCS voting stock represented by certificates upon the surrender to the second surviving corporation of such stockholder’s certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the closing date which throw any light on future prospects of the combined company. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the transaction.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of KCS voting stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration and/or the preferred merger consideration, as applicable.

CPRL does not anticipate offering more than the merger consideration or preferred merger consideration, as applicable, to any KCS stockholder exercising appraisal rights and reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of KCS voting stock is less than the value of the merger consideration or preferred merger consideration, as applicable. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the closing date or, assuming the shares of KCS voting stock remain listed on a national securities exchange immediately before the transaction, if neither of the ownership thresholds above has been satisfied, then all KCS stockholders will lose the right to an appraisal, and will instead receive the merger consideration and/or the preferred merger consideration, as applicable, described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each KCS stockholder party to the appraisal proceeding is responsible for its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of KCS voting stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective date of the transaction, vote the shares of KCS voting stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of KCS voting stock as of a record date prior to the effective date of the transaction.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party, you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the merger to the second surviving corporation, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the second surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any KCS stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the transaction within 60 days after the effective date of the transaction. If you fail to perfect, successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of KCS voting stock will be converted into the right to receive the merger consideration or preferred merger consideration, as applicable, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share merger consideration for your shares of KCS voting stock in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a KCS stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES COMPLIANCE WITH THE PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Restrictions on Resales of CPRL Common Shares Received in the Transaction

The CPRL common shares to be issued in connection with the transaction will be registered under the U.S. Securities Act and will be freely transferable under the U.S. Securities Act and the U.S. Exchange Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of CPRL for purposes of Rule 144 under the U.S. Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with CPRL and may include the executive officers, directors and significant shareholders of CPRL. This proxy statement/prospectus does not cover resale of CPRL common shares received by any person at the effective time, and no person is authorized to make use of this proxy statement/prospectus in connection with any such resale.

The CPRL common shares to be received by holders of KCS common stock in connection with the transaction will not be legended and may be resold in Canada through registered dealers provided that (i) the trade is not a “control distribution” as defined in National Instrument 45-102—Resale of Securities of the Canadian securities administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the CPRL common shares, (iii) no extraordinary commission or consideration is paid to a person in respect of such sale, and (iv) if the selling security holder is an insider or officer of CP, as the case may be, the selling security holder has no reasonable grounds to believe that CP is in default of applicable Canadian securities law.

Dividend Policy

Subject to applicable law and the approval of the KCS board and the CPRL board, as applicable, KCS and CPRL will coordinate the declaration, setting of record dates and payment dates of dividends on KCS common stock and CPRL common shares so that holders of KCS common stock do not receive dividends on both KCS common stock and CPRL common shares received in the transaction in respect of any calendar quarter to which such dividend relates or fail to receive a dividend on either KCS common stock or CPRL common shares received in the transaction for any calendar quarter.

Debt Financing

As of September 30, 2021, CP had total long-term debt of approximately C$10.0 billion (U.S.$7.8 billion converted at the Bank of Canada exchange rate on September 30, 2021) and KCS had total long-term debt of approximately U.S.$3.8 billion.

Pursuant to the commitment letter, BMO, GS Lending and the other financial institutions party to the commitment letter have committed to provide an unsecured 364-day bridge facility in an aggregate principal amount of U.S.$8.5 billion to bridge the debt financing required to fund a portion of the cash consideration and preferred merger consideration, and transaction fees and expenses associated with, the transaction. CPRL expects to reduce the commitments under the bridge facility with an offering of debt securities before the closing of the transaction into the voting trust.

Effective as of April 9, 2021, CPRL amended its existing revolving credit facility to modify certain provisions relating to the calculation of the financial covenant ratio in its credit facility. In addition, effective as of September 24, 2021, CPRL entered into an amendment to extend the two year tranche and the five year tranche of its existing revolving credit facility to September 27, 2023 and September 27, 2026, respectively. Effective as of September 29, 2021, CPRL entered into a further amendment to its existing revolving credit facility in order to provide financial covenant flexibility for the anticipated acquisition financing pertaining to the transaction, which is in place for a two-year period from the date the transaction closes.

In addition, pursuant to the credit agreement, dated as of September 15, 2021, by and among CPRL and CPRC, BMO, the other lenders and financial institutions party thereto and BMO, as administrative agent, CPRC borrowed the aggregate amount of U.S.$500 million in unsecured term loans, which have an initial six-month maturity. Borrowings under such credit facility, together with commercial paper issuance and cash on hand were used to enable CPRL to make certain remittances in connection with the payments made by KCS in connection with the termination of the CN agreement.

Effective September 30, 2021, KCS obtained consent from the lenders under its existing revolving credit facility to permit closing into the voting trust and to provide a limited waiver for a period of time after CPRL acquires control of KCS following receipt of STB final approval.

Certain U.S. Federal Income Tax Consequences

The following discussion is a general summary based on present law of certain U.S. federal income tax considerations that may be relevant to (i) U.S. holders (as defined below) of KCS common stock who exchange their shares of KCS common stock for the merger consideration in connection with the transaction, (ii) U.S. holders of KCS preferred stock who exchange their shares of KCS preferred stock for the preferred merger consideration in connection with the transaction, and (iii) U.S. holders who hold and dispose of CPRL common shares received in the transaction. This discussion is based upon the Code, U.S. Treasury regulations promulgated under the Code (which we refer to as the “Treasury Regulations”), judicial authorities and published positions of the IRS, all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and is not a complete description of all tax considerations that may be relevant to KCS stockholders; it is not a substitute for tax advice. It applies only to holders that hold their shares of KCS common stock or KCS preferred stock, and, in the case of holders of KCS common stock receiving CPRL shares in connection with the transaction, will hold the CPRL common shares received in the transaction, as capital assets within the meaning of Section 1221(a) of the Code (generally, property held for investment) and that use the U.S. dollar as their functional currency. It does not apply to holders who hold both KCS preferred stock and either KCS common stock or CPRL common shares. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to KCS stockholders in light of their particular circumstances, nor does it apply to holders subject to special rules under the U.S. federal income tax laws, such as banks or other financial institutions, insurance companies, tax-exempt entities and organizations, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations) and investors therein, U.S. expatriates, pension funds, individual retirement and other tax-deferred accounts, “controlled foreign corporations,” “passive foreign investment companies,” “personal holding companies,” persons liable for the alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” persons that directly, indirectly or constructively, own or at any time during the five-year period ending on the closing date owned, 5% or more of the total combined voting power or value of any class of KCS or CPRL stock, excepted shareholders, persons who received their shares of KCS voting stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders of KCS voting stock who exercise appraisal or dissenters’ rights, U.S. holders that hold their shares of KCS voting stock, or who will hold the CPRL common shares, in connection with a permanent establishment or fixed base outside the United States, or holders that hold their shares of KCS voting stock or CPRL common shares as part of a hedge, straddle, conversion, constructive sale or other integrated or risk reduction financial transaction. This summary also does not address any considerations relating to U.S. federal taxes other than the income tax (such as estate or gift taxes), any U.S. state and local, or non-U.S. tax laws or considerations, the Medicare tax on net investment income, any considerations with respect to any withholding required under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or, except as expressly addressed below, any reporting requirements.

As used in this section, “U.S. holder” means a beneficial owner of shares of KCS voting stock, and, in the case of any holder of KCS common stock that has received CPRL shares in connection with the transaction, a beneficial owner of CPRL common shares received in the transaction, that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanging its shares of KCS voting stock for the merger consideration or preferred merger consideration, as applicable, or holding or disposing of CPRL common shares, generally will depend on the status of the partner and the activities of the partnership. Partnerships and persons treated as partners in partnerships that hold shares of KCS voting stock should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of participating in the transaction and acquiring, owning and disposing of CPRL common shares.

The following discussion does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the transaction or to the ownership and disposition of CPRL common shares. All holders of KCS voting stock should consult their own tax advisors as to the specific tax consequences to them of the transaction and of the ownership and disposition of CPRL common shares, including with respect to reporting requirements and the applicability and effect of any U.S. federal, state, local, non-U.S. or other tax laws in light of their particular circumstances.

Holders of KCS voting stock that are not U.S. holders should consult their own tax advisors regarding the possibility that, in the event the applicable withholding agent is unable to determine whether any cash consideration should be treated as a dividend for applicable U.S. federal income tax purposes, such withholding agent may withhold U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of cash consideration payable to them in the transaction, and such holders should consult their own tax advisors as to the possible desirability and timing of selling any CPRL common shares or shares of KCS voting stock that they own.

Under Section 367(a) of the Code and the Treasury Regulations thereunder, special rules may apply to a U.S. holder that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding stock of CPRL immediately after the completion of the transaction. Any such U.S. holder is urged to consult such U.S. holder’s own tax adviser regarding the U.S. federal income tax consequences of the transaction with regard to such U.S. holder’s particular circumstances, including with respect to the possibility of entering into a “gain recognition agreement” and otherwise complying with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain.

U.S. Federal Income Tax Consequences of the Transaction

In General

CPRL and KCS intend that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by holders of KCS common stock that exchange their shares of KCS common stock for the merger consideration (other than any excepted shareholder). The obligation of KCS to complete the transaction is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to KCS, or another nationally recognized tax counsel, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the transaction will not result in gain recognition under Section 367(a)(1) of the Code by holders of KCS common stock (other than any excepted shareholder). This opinion will be based on certain facts, representations, assumptions and statements, including those contained in the merger agreement and in tax representation letters provided by CPRL and KCS. If any of these facts, representations, assumptions or statements underlying the tax opinion described above is or becomes incorrect, incomplete, or is violated, the validity of, and the conclusions reached in, such tax opinion may be affected or jeopardized, and the U.S. federal income tax consequences of the transaction could differ materially from those discussed below. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein.

Moreover, the opinion will not be binding on the IRS or the courts, and neither CPRL nor KCS intends to obtain a ruling from the IRS with respect to the tax consequences of the transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the conclusions set forth in such opinion or the tax consequences described in the discussion below. In particular, if the transaction were to fail to qualify as a reorganization for U.S. federal income tax purposes, U.S. holders of KCS common stock would be required to recognize gain or loss on their exchange of KCS common stock for the merger consideration. If the transaction qualified as a reorganization but were to fail to satisfy the requirements of Section 367(a)(1) of the Code, U.S. holders would be required to recognize the full amount of any gain, but not loss, on their exchange of KCS common stock for the merger consideration.

On the basis of the opinion described above that the transaction will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not generally apply to cause the transaction to result in gain recognition to U.S. holders of KCS common stock that exchange their shares of KCS common stock for the merger consideration (other than any excepted shareholder), the following discussion describes the material U.S. federal income tax consequences of the transaction to U.S. holders of KCS common stock (other than excepted shareholders).

Tax Consequences to U.S. Holders of KCS Common Stock

U.S. holders of KCS common stock that exchange their shares of KCS common stock for a combination of CPRL common shares and cash in the transaction will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash (excluding cash received in lieu of fractional CPRL common shares, if any) received by such U.S. holder in the transaction; and (ii) the excess, if any, of (a) the sum of the amount of cash (excluding cash received in lieu of fractional CPRL common shares, if any) plus the fair market value of the CPRL common shares (including any fractional CPRL common shares deemed received) received by such U.S. holder in exchange for its shares of KCS common stock in the transaction, over (b) such U.S. holder’s tax basis in its shares of KCS common stock exchanged. The tax basis of a U.S. holder of KCS common stock in such U.S. holder’s KCS common stock will generally be equal to the amount paid for such stock.

Subject to the discussion below regarding potential dividend treatment, any such gain will generally be capital gain. Any such capital gain will be long-term capital gain if, as of the effective time, the U.S. holder’s holding period with respect to the surrendered shares of KCS common stock exceeds one year. A non-corporate U.S. holder’s long-term capital gain may be taxed at lower rates.

In certain circumstances, cash consideration received in a transaction otherwise qualifying as a reorganization may be characterized as a dividend for U.S. federal income tax purposes rather than capital gain where the payment of such cash consideration has the effect of a distribution of a dividend. Whether the payment of such consideration has that effect is generally determined by treating the cash as if it were the proceeds of a hypothetical redemption by the acquirer (or its parent) of additional share consideration deemed issued in the acquisition. If the receipt of cash in such deemed redemption would be treated as a distribution to the U.S. holder with respect to CPRL under the tests set forth in Section 302 of the Code, the gain recognized pursuant to the transaction by such U.S. holder would be treated as dividend income to the extent of such U.S. holder’s ratable share of the accumulated earnings and profits as calculated for U.S. federal income tax purposes. The IRS has ruled that gain is generally not recharacterized as a dividend under this rule in the case of an exchanging shareholder in a public corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. Based on this and other applicable legal authority, and on the relevant facts (including the relative amount of the cash component of the merger consideration), cash consideration received by holders of KCS common stock in the transaction is generally not expected to be treated as a dividend. However, these rules are complex and because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders should consult their tax advisors regarding the application of the foregoing rules to them.

The aggregate tax basis of the CPRL common shares a U.S. holder receives in the transaction (including any fractional CPRL common shares deemed received) will generally be the same as such U.S. holder’s aggregate tax basis in its shares of KCS common stock surrendered in exchange therefor, decreased by the amount of cash (excluding cash received in lieu of fractional shares, if any) such U.S. holder receives and increased by the amount of gain (excluding any gain recognized with respect to cash received in lieu of a fractional share), if any, such U.S. holder recognizes in the transaction. The holding period of the CPRL common shares received by a U.S. holder in the transaction will include such U.S. holder’s holding period in the shares of KCS common stock surrendered in the transaction.

U.S. holders who hold shares of KCS common stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or at different prices, should consult with their own tax advisors with respect to the particular U.S. federal income tax consequences of the transaction to them.

A U.S. holder who receives cash in lieu of a fractional CPRL share in the transaction generally will be treated as having received such fractional share in the transaction and then as having received cash in exchange for such fractional CPRL share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional CPRL share and the portion of the U.S. holder’s aggregate tax basis in the shares of KCS common stock surrendered allocable to the fractional CPRL share. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the holding period for the shares of KCS common stock is more than one year on the closing date of the transaction. A non-corporate U.S. holder’s long-term capital gain may be taxed at lower rates. Deductions for capital losses are subject to limitations.

Tax Consequences to U.S. Holders of KCS Preferred Stock

The exchange of shares of KCS preferred stock for cash in the transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of KCS preferred stock whose shares of KCS preferred stock are converted into the right to receive cash in the transaction will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A

U.S. holder’s adjusted tax basis in KCS preferred stock will generally equal the price the U.S. holder paid for such KCS preferred stock. Any such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such KCS preferred stock is more than one year on the closing date of the transaction. A non-corporate U.S. holder’s long-term capital gain may be taxed at lower rates. Deductions for capital losses are subject to limitations. If a U.S. holder acquired different blocks of KCS preferred stock at different times or different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of KCS preferred stock.

U.S. holders who hold both KCS common stock and KCS preferred stock should consult with their own tax advisors with respect to the particular U.S. federal income tax consequences of the transaction to them.

U.S. Federal Income Taxation of U.S. Holders of CPRL Shares

Passive Foreign Investment Company Considerations

Based on the composition of CPRL’s current gross assets and income and the manner in which CPRL expects to operate its business in future years, CPRL believes, and the following discussion assumes, that CPRL will not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. The tests to determine whether a company is a PFIC apply annually and a company’s status can change depending, among other things, on changes in the composition and relative value of its gross receipts and assets, changes in its operations and changes in the market value of its stock. Accordingly, there can be no assurance that CPRL will not be a PFIC for its current or any future taxable year. If CPRL were to be a PFIC for any taxable year during which a U.S. holder owned CPRL common shares, such U.S. holder generally would be subject, in that taxable year and all subsequent taxable years (whether or not CPRL continued to be a PFIC), to materially adverse U.S. federal income tax consequences, including that gain from a sale or other disposition of CPRL common shares, as well as certain distributions on CPRL common shares, would be subject to tax at the highest ordinary income tax rates and an interest charge and U.S. holders would be subject to additional information reporting requirements. U.S. holders should consult their own tax advisors as to the potential application of the PFIC rules.

Dividends

Subject to the preceding discussion of special rules applicable to PFICs, the gross amount of any distribution of cash with respect to CPRL common shares will be included in a U.S. holder’s gross income as a dividend to the extent of CPRL’s current and accumulated earnings and profits as determined under U.S. federal income tax laws. CPRL does not expect to maintain calculations of earnings and profits for U.S. federal income tax purposes. Therefore, a U.S. holder should expect that any such distribution will generally be treated as a dividend from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. CPRL will be treated as a qualified foreign corporation if its shares are readily tradable on an established securities market in the United States or CPRL qualifies for comprehensive benefits under the U.S.-Canada income tax treaty and CPRL is not a PFIC for either the taxable year of distribution or prior taxable years. U.S. Treasury guidance indicates that shares listed on the NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that CPRL common shares will be considered readily tradable on an established securities market in future years.

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is distributed, whether or not the currency is converted into U.S. dollars at that time. A U.S. holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are distributed, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

U.S. holders must include any tax withheld from a dividend payment in this gross amount even though they do not in fact receive such withheld tax. Subject to certain limitations, Canadian tax withheld and paid over to Canada will be creditable or deductible against U.S. holders’ U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to preferential tax rates for qualified dividend income. To the extent a refund of the tax withheld is available to U.S. holders under Canadian law or under the U.S.-Canada income tax treaty, the amount of tax withheld that is refundable will not be eligible for credit against such U.S. holders’ U.S. federal income tax liability.

Sales or Other Dispositions of CPRL Shares

Subject to the preceding discussion of special rules applicable to PFICs, a U.S. holder generally will recognize capital gain or loss on the sale or other disposition of CPRL common shares in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder’s adjusted tax basis in the CPRL common shares disposed. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. holder’s holding period exceeds one year. Deductions for capital loss are subject to significant limitations.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to cash payments made to U.S. holders in connection with the transaction and in respect of CPRL common shares, unless an exemption applies. Backup withholding tax may apply to amounts subject to information reporting if the applicable stockholder fails to provide an accurate taxpayer identification number, fails to report all interest and dividends required to be shown on its U.S. federal income tax returns or otherwise fails to establish an exemption from backup withholding. U.S. holders can claim a credit against their U.S. federal income tax liability for the amount of any backup withholding tax and a refund of any excess, provided that all required information is timely provided to the IRS. U.S. holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. THE TAX CONSEQUENCES OF THE TRANSACTION AND OF HOLDING AND DISPOSING OF CPRL SHARES WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE TRANSACTION AND HOLDING AND DISPOSING OF CPRL SHARES IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Certain Canadian Federal Income Tax Consequences

This summary is based on the description of the transaction set out in this proxy statement/prospectus, the current provisions of the Canadian tax act, relevant jurisprudence, and an understanding of the current administrative policies and practices of the Canada Revenue Agency (which we refer to as the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian tax act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to as the “proposed amendments”) and assumes that all proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the transaction. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder’s particular status and circumstances, including the country, province or territory in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the transaction may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult their own tax advisors with respect to the income tax consequences of the transaction in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

Application

The following summary describes the principal Canadian federal income tax considerations generally applicable under the Canadian tax act to a beneficial owner of KCS common stock or KCS preferred stock, as the case may be, who disposes, or is deemed to have disposed, of KCS common stock or KCS preferred stock, as applicable, in connection with the first merger and who, for the purposes of the Canadian tax act and at all relevant times, (i) deals at arm’s length with and is not affiliated with CPRL, the merger subs or KCS; and (ii) holds all KCS common stock and KCS preferred stock, and will hold all CPRL common shares acquired pursuant to the first merger, as applicable (which we refer to, collectively, in this portion of the summary as the “Securities”) as capital property (which we refer to in this portion of the summary as a “holder”). Generally, the Securities will be considered to be capital property to a holder for purposes of the Canadian tax act, provided that the holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a holder: (i) that is a “financial institution” for the purposes of the “mark-to-market property” rules, (ii) that is a “specified financial institution,” (iii) an interest in which would be a “tax shelter investment,” (iv) that has elected to determine its “Canadian tax results” in a currency other than Canadian currency pursuant to the functional currency reporting rules, (v) that has entered or will enter into, in respect of any Securities, a “derivative forward agreement” or a “synthetic disposition arrangement,” (vi) that is a partnership, or (vii) in respect of which KCS is a “foreign affiliate,” all within the meaning of the Canadian tax act. Any such holders should consult their own tax advisors with respect to the particular Canadian federal income tax consequences to them of the transaction.

Additional considerations, not discussed herein, may be applicable to a holder that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length for purposes of the Canadian tax act with a corporation resident in Canada that is or becomes, as part of a transaction or series of transactions or events that includes the acquisition of CPRL common shares, controlled by a non-resident person, or if no single non-resident person has or acquires control, by a group of non-resident persons not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Canadian tax act. Such holders should consult their own tax advisors.

This summary does not address issues relevant to KCS voting stock holders who acquired their KCS common stock or KCS preferred stock on the exercise of an employee stock option or pursuant to another employee incentive award. Such holders should consult their own tax advisors.

Canadian Currency

For the purposes of the Canadian tax act, subject to certain exceptions (including where a taxpayer has made an election to compute its “Canadian tax results” in a currency other than Canadian currency), all amounts relating to the acquisition, holding or disposition of KCS common stock, KCS preferred stock and CPRL common shares

(including dividends, adjusted cost base and proceeds of disposition), as applicable, must be converted into Canadian dollars for the purposes of the Canadian tax act. Amounts denominated in a foreign currency must be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada for the day on which the amount arose, or, if there is no such rate quoted for the particular day, the closest preceding day for which such a rate is quoted, in accordance with the Canadian tax act.

Holders Resident in Canada

The following portion of the summary is generally applicable to a holder who, at all relevant times and for purposes of the Canadian tax act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada and is not exempt from tax under Part I of the Canadian tax act (which we refer to in this portion of the summary as a “Canadian resident holder”).

Disposition of KCS Common Stock

A Canadian resident holder who disposes of KCS common stock in connection with the first merger will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of its KCS common stock, determined immediately before the disposition. The proceeds of disposition to the Canadian resident holder will be equal to the sum of the aggregate of the fair market value of the CPRL common shares and the cash consideration received on the disposition (including cash received in lieu of a fractional CPRL common share). For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “Taxation of Capital Gains and Capital Losses,” on page 128.

U.S. tax, if any, levied on any gain realized on a disposition of shares of KCS common stock in connection with the first merger may be eligible for a foreign tax credit under the Canadian tax act to the extent and under the circumstances described in the Canadian tax act. Canadian resident holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regarding to their particular circumstances.

The cost to a Canadian resident holder of CPRL common shares received by that Canadian resident holder as a result of the first merger will be equal to their fair market value at the time they are acquired by such Canadian resident holder. For purposes of determining the adjusted cost base of CPRL common shares, the cost of the CPRL common shares acquired must be averaged with the adjusted cost base of all other CPRL common shares held by the Canadian resident holder as capital property, subject to the detailed provisions of the Canadian tax act.

Disposition of KCS Preferred Stock

A Canadian resident holder who disposes of KCS preferred stock as a result of the first merger will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of its KCS preferred stock, determined immediately before the disposition. The proceeds of disposition to the Canadian resident holder will be equal to the cash consideration received on the disposition of the Canadian resident holder’s KCS preferred stock. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “Taxation of Capital Gains and Capital Losses,” on page 128.

U.S. tax, if any, levied on any gain realized on a disposition of shares of KCS preferred stock in connection with the first merger may be eligible for a foreign tax credit under the Canadian tax act to the extent and under the circumstances described in the Canadian tax act. Canadian resident holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regarding to their particular circumstances.

Appraisal Rights

A Canadian resident holder who disposes of KCS common stock or KCS preferred stock on the valid exercise of appraisal rights will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of its KCS common stock or KCS preferred stock, as applicable, determined immediately before the disposition. The proceeds of disposition to the Canadian resident holder will be equal to the cash consideration received on the disposition. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “Taxation of Capital Gains and Capital Losses,” on page 128. Canadian resident holders who are considering exercising appraisal rights should consult their tax advisors for the tax and other implications thereof.

U.S. tax, if any, levied on any gain realized on a disposition of shares of KCS common stock or KCS preferred stock on the exercise of appraisal rights may be eligible for a foreign tax credit under the Canadian tax act to the extent and under the circumstances described in the Canadian tax act. Canadian resident holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regarding to their particular circumstances.

Dividends on CPRL Common Shares (Post-Transaction)

A Canadian resident holder who is an individual (other than certain trusts) will be required to include in income any dividends received or deemed to be received on the CPRL common shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by CPRL as “eligible dividends” as defined in the Canadian tax act. Although there can be no assurance that any dividend paid by CPRL will be designated as an “eligible dividend,” CPRL has posted notification on its website that, unless otherwise indicated, dividends on CPRL common shares are designated as “eligible dividends” for purposes of the Canadian tax act. Dividends received or deemed to be received by an individual and certain trusts may give rise to a liability for minimum tax under the Canadian tax act.

Dividends received (or deemed to be received) on a CPRL common share by a Canadian resident holder that is a corporation will be included in computing such Canadian resident holder’s income for the taxation year and will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances, a dividend received (or deemed to be received) by a Canadian resident holder that is a corporation may be deemed to be proceeds of disposition or a capital gain pursuant to subsection 55(2) of the Canadian tax act. Canadian resident holders that are corporations should consult their own tax advisors regarding their particular circumstances. A Canadian resident holder that is a “private corporation” or a “subject corporation,” each as defined in the Canadian tax act, will generally be liable to pay an additional tax under Part IV of the Canadian tax act, all or a portion of which may be refundable in certain circumstances, on dividends received, or deemed to be received, on a CPRL common share to the extent such dividends are deductible in computing the Canadian resident holder’s taxable income. A Canadian resident holder of CPRL common shares that is, throughout the year, a “Canadian-controlled private corporation,” as defined in the Canadian tax act, may be subject to an additional tax (all or a portion of which may be refundable in certain circumstances) on its “aggregate investment income,” which is defined to include dividends that are not deductible in computing taxable income.

Disposition of CPRL Common Shares (Post-Transaction)

A Canadian resident holder who disposes or is deemed to dispose of a CPRL common share after the transaction will recognize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of such CPRL common share, determined immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “Taxation of Capital Gains and Capital Losses” immediately below.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain realized by a Canadian resident holder in a taxation year will be included in computing the Canadian resident holder’s income in that taxation year as a taxable capital gain and one-half of any capital loss realized in a taxation year (which we refer to as an “allowable capital loss”) must be deducted from the taxable capital gains realized by the Canadian resident holder in the same taxation year, in accordance with the rules contained in the Canadian tax act. Allowable capital losses in excess of taxable capital gains realized by a Canadian resident holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Canadian resident holder in such taxation year, subject to and in accordance with the rules contained in the Canadian tax act.

Capital gains realized by an individual and certain trusts may give rise to a liability for minimum tax under the Canadian tax act. A Canadian resident holder that is, throughout the year, a “Canadian-controlled private corporation,” as defined in the Canadian tax act, may be subject to an additional tax (all or a portion of which may be refundable in certain circumstances) on its “aggregate investment income,” which is defined to include taxable capital gains.

The amount of any capital loss realized by a Canadian resident holder that is a corporation on the disposition of a CPRL common share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the Canadian tax act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Canadian resident holders to whom these rules may apply should consult their own tax advisors.

Eligibility for Investment

Based on the current provisions of the Canadian tax act and subject to the provision of any particular plan, provided that the CPRL common shares are listed on a “designated stock exchange,” within the meaning of the Canadian tax act (which currently includes the TSX and the NYSE), or CPRL is otherwise a “public corporation” (other than a “mortgage investment corporation”) for purposes of the Canadian tax act, the CPRL common shares will be qualified investments under the Canadian tax act for a trust governed by a registered retirement savings plan (which we refer to as “RRSP”), a registered retirement income fund (which we refer to as “RRIF”), a registered disability savings plan (which we refer to as “RDSP”), a registered education savings plan (which we refer to as “RESP”), a tax-free savings account (which we refer to as “TFSA”) or a deferred profit sharing plan, each as defined in the Canadian tax act.

Notwithstanding the foregoing, if the CPRL common shares are “prohibited investments,” within the meaning of the Canadian tax act, for a particular RRSP, RRIF, RDSP, RESP or TFSA, the annuitant of the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as the case may be, will be subject to a penalty tax under the Canadian tax act. The CPRL common shares will generally not be a “prohibited investment” for these purposes unless the annuitant under the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as applicable, (i) does not deal at arm’s length with CPRL for purposes of the Canadian tax act, or (ii) has a “significant interest,” as defined in the Canadian tax act, in CPRL. In addition, the CPRL common shares will generally not be a “prohibited investment” if the CPRL common shares are “excluded property” for purposes of the prohibited investment rules for an RRSP, RRIF, RDSP, RESP or TFSA. Annuitants under RRSPs or RRIFs, holders of TFSAs or RDSPs, and subscribers of RESPs should consult their own tax advisors as to whether the CPRL common shares will be prohibited investments in their particular circumstances.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a holder who, at all relevant times and for purposes of the Canadian tax act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, KCS common stock or KCS preferred stock, as the case may be, and will not use or hold, or be deemed to use or hold, CPRL common shares, as applicable, in a business carried on in Canada (which we refer to in this portion of the summary as a “non-Canadian resident holder”). This portion of the summary is not generally applicable to a non-Canadian resident holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an “authorized foreign bank” (as defined in the Canadian tax act).

The following portion of the summary assumes that none of the KCS common stock, KCS preferred stock, or CPRL common shares will constitute “taxable Canadian property” to any particular non-Canadian resident holder at any time. Generally, KCS common stock, KCS preferred stock, or CPRL common shares, as the case may be, will not constitute taxable Canadian property to a non-Canadian resident holder at a particular time, provided that the applicable shares are listed at that time on a “designated stock exchange” (which currently includes the NYSE and the TSX), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the non-Canadian resident holder, (b) persons with whom the non-Canadian resident holder does not deal at arm’s length, and (c) partnerships in which the non-Canadian resident holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of KCS or CPRL, as the case may be, and (ii) more than 50% of the fair market value of KCS common stock, KCS preferred stock or CPRL common shares, as the case may be, was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian tax act), (C) “timber resource properties” (as defined in the Canadian tax act), and (D) options in respect of, or interests in, any of the foregoing property whether or not the property exists. In certain circumstances set out in the Canadian tax act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property.”

KCS has represented in the merger agreement that, at no time during the 60 months immediately preceding the effective time, will more than 50% of the fair market value of KCS voting stock be derived, directly or indirectly, from one or any combination of the properties listed in (ii)(A) to (D) above. Assuming the accuracy of this representation, the KCS common stock and KCS preferred stock will not be “taxable Canadian property” to non-Canadian resident holders at the time of their disposition in connection with the first merger for purposes of the Canadian tax act.

Disposition of KCS Common Stock or KCS Preferred Stock in Connection with the First Merger

A non-Canadian resident holder will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of KCS common stock or KCS preferred stock, as the case may be, in connection with the first merger unless the shares are “taxable Canadian property” to the non-Canadian resident holder and the shares are not “treaty-protected property” of the non-Canadian resident holder, each within the meaning of the Canadian tax act. Non-Canadian resident holders whose KCS common stock and KCS preferred stock are “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances, including whether their KCS common stock and KCS preferred stock constitute “treaty-protected property.” As shares of the capital stock of a U.S. corporation, the KCS common stock and KCS preferred stock will generally be “treaty-protected property” for a non-Canadian resident holder who is a resident of the United States for purposes of, and entitled to benefits under, the U.S.-Canada income tax treaty.

Appraisal Rights

A non-Canadian resident holder will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of KCS common stock or KCS preferred stock, as the case may be, pursuant to the valid exercise of appraisal rights unless the shares are “taxable Canadian property” to the non-Canadian resident holder and the shares are not “treaty-protected property” of the non-Canadian resident holder, each within the meaning of the Canadian tax act.

Dividends on CPRL Common Shares (Post-Transaction)

Dividends paid or credited, or deemed to be paid or credited, on CPRL common shares to a non-Canadian resident holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the non-Canadian resident holder’s jurisdiction of residence. For example, the rate of withholding tax under the U.S.-Canada income tax treaty applicable to a non-Canadian resident holder who is a resident of the United States for the purposes of such treaty, is the beneficial owner of the dividend and who is entitled to all of the benefits under such treaty, generally will be 15%. CPRL will be required to withhold the required amount of withholding tax from the dividend, and remit it to the CRA for the account of the non-Canadian resident holder. Non-Canadian resident holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to an applicable income tax convention should consult their own tax advisors with respect to taking all appropriate steps in this regard.

Disposition of CPRL Common Shares (Post-Transaction)

A non-Canadian resident holder will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of CPRL common shares, unless the shares are “taxable Canadian property” to the non-Canadian resident holder and the shares are not “treaty-protected property” of the non-Canadian resident holder, each within the meaning of the Canadian tax act.

THE ADVISORY COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, KCS is required to submit to a non-binding, advisory stockholder vote certain compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transaction as disclosed in the section entitled “Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 102. The KCS compensation proposal gives KCS stockholders the opportunity to express their views on the merger-related compensation of KCS’s named executive officers.

Accordingly, KCS is asking KCS stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transaction, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading ‘Interests of KCS’s Directors and Executive Officers in the Transaction’ including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the KCS compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a KCS stockholder, you may vote to approve the KCS merger proposal, and vote not to approve the KCS compensation proposal, and vice versa. The vote on the KCS compensation proposal is advisory and non-binding. As a result, if the transaction is completed, the merger-related compensation may be paid to KCS’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if KCS stockholders do not approve the KCS compensation proposal.

The KCS board unanimously recommends a vote “FOR” the KCS compensation proposal.

Assuming a quorum is present at the KCS special meeting, approval of the KCS compensation proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS compensation proposal. Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS compensation proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for the KCS compensation proposal (assuming a quorum is present).

IF YOU ARE A KCS STOCKHOLDER, THE KCS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE KCS COMPENSATION PROPOSAL (PROPOSAL 2).

THE KCS ADJOURNMENT PROPOSAL

The KCS special meeting may be adjourned to another time and place in order to permit the solicitation of additional proxies if there are not sufficient votes to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders.

KCS is asking its stockholders to authorize the holder of any proxy solicited by the KCS board to vote in favor of any adjournment or postponement of the KCS special meeting to solicit additional proxies if there are not sufficient votes to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders.

The KCS board unanimously recommends that KCS stockholders vote “FOR” the proposal to adjourn the KCS special meeting if necessary.

Approval of the KCS adjournment proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS adjournment proposal (whether or not a quorum is present). Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS adjournment proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

IF YOU ARE A KCS STOCKHOLDER, THE KCS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE KCS ADJOURNMENT PROPOSAL (PROPOSAL 3).

INFORMATION ABOUT THE COMPANIES

Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E.

Calgary, Alberta T2C 4X9

1-403-319-7000

CP owns and operates a transcontinental freight railway in Canada and the United States. CP provides rail and intermodal transportation services over a network of approximately 13,000 miles, connecting the Atlantic coast to the Pacific coast across six Canadian provinces and 11 U.S. states. CP’s railway network feeds directly into the U.S. heartland from the East and West coasts. Agreements with other carriers extend CP’s market reach in Canada, through the U.S. and into Mexico. CP transports bulk commodities, merchandise freight and intermodal traffic.

CPRL was incorporated on June 22, 2001, under the CBCA, and controls and owns all of the common shares of CPRC which was incorporated in 1881 by Letters Patent pursuant to an Act of the Parliament of Canada and is governed by the CBCA. CPRL’s registered, executive and corporate head office is located at 7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9. CPRL common shares are listed on the NYSE and the TSX under the symbol “CP.”

Additional information about CPRL can be found on its website at www.cpr.ca. The information contained in, or that can be accessed through, CPRL’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about CPRL, see the section entitled “Where You Can Find Additional Information” on page 230.

Cygnus Merger Sub 1 Corporation

120 South 6th Street

Suite 800

Minneapolis, MN 55402

1-888-333-6370

Surviving merger sub, a Delaware corporation and a direct wholly owned subsidiary of CPRL, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Surviving merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the second merger, KCS will merge with and into surviving merger sub. As a result, immediately following the second merger, surviving merger sub will survive the transaction as a direct wholly owned subsidiary of CPRL.

Immediately following the second merger, the post-closing contributions will take place and, as a result thereof, CPRL will directly own CPRC which will, in turn, own Canadian holdco, which will, in turn, own merger holdco, which will, in turn, own the second surviving corporation.

Surviving merger sub’s principal executive offices are located at 120 South 6th Street, Suite 800, Minneapolis, MN 55402, and its telephone number is 1-888-333-6370.

Cygnus Merger Sub 2 Corporation

120 South 6th Street

Suite 800

Minneapolis, MN 55402

1-888-333-6370

First merger sub, a Delaware corporation and a direct wholly owned subsidiary of surviving merger sub, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. First merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the first merger, first merger sub will merge with and into KCS. As a result, KCS will survive as a direct wholly owned subsidiary of surviving merger sub, before immediately merging with and into surviving merger sub. Upon completion of the first merger, first merger sub will cease to exist as a separate entity.

First merger sub’s principal executive offices are located at 120 South 6th Street, Suite 800, Minneapolis, MN 55402, and its telephone number is 1-888-333-6370.

Kansas City Southern

427 West 12th Street

Kansas City, MO 64105

1-816-983-1303

KCS, a Delaware corporation, is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central U.S. with major industrial cities in Mexico. As used below, “Kansas City Southern” may refer to KCS or, as the context requires, to one or more subsidiaries of KCS.

Kansas City Southern controls and owns all of the stock of KCSR, a U.S. Class 1 railroad founded in 1887. KCSR serves a ten-state region in the Midwest and Southeast regions of the U.S. and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi and Texas.

Kansas City Southern controls and owns all of the stock of KCSM. Through its 50-year concession from the Mexican government, which could expire in 2047 unless extended, KCSM operates a key commercial corridor of the Mexican railroad system and has as its core route the most strategic portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. Laredo is a principal international gateway through which a substantial portion of rail and truck traffic between the U.S. and Mexico crosses the border. KCSM serves most of Mexico’s principal industrial cities and three of its major seaports. KCSM’s rail lines provide exclusive rail access to the U.S. and Mexico border crossing at Nuevo Laredo, Tamaulipas. Under the concession, KCSM has the right to use and operate the southern half of the rail bridge at Laredo, Texas, which spans the Rio Grande River between the U.S. and Mexico. KCS owns the northern half of this bridge through its ownership of Mexrail.

KCSM also provides exclusive rail access to the port of Lazaro Cardenas on the Pacific Ocean. The Mexican government developed the port at Lazaro Cardenas principally to serve Mexican markets and as an alternative to the U.S. west coast ports for Asian and South American traffic bound for North America.

Kansas City Southern wholly owns Mexrail which, in turn, wholly owns Tex-Mex. Tex-Mex owns a 160-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM.

The Kansas City Southern coordinated rail network (KCSR, KCSM and Tex-Mex, including trackage rights) comprises approximately 7,100 route miles extending from the Midwest and Southeast regions of the U.S. south into Mexico and connects with all other Class 1 railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the Southeast and Southwest U.S. through alternate interchange hubs.

PCRC, an unconsolidated joint venture company owned equally by Kansas City Southern and Mi-Jack, was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railroad located adjacent to the Panama Canal that provides international container shipping companies with a railway transportation alternative to the Panama Canal. The concession was awarded in 1998 for an initial term of 25 years with an automatic renewal for an additional 25-year term. The Panama Canal Railway is a north-south railroad traversing the isthmus of Panama between the Atlantic and Pacific oceans.

Other subsidiaries and affiliates of Kansas City Southern include the following:

•

Meridian Speedway, LLC, a 70% owned consolidated affiliate that owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is the portion of the rail line between Dallas, Texas and Meridian known as the “Meridian Speedway.” Norfolk Southern Corporation, through its wholly owned subsidiary, The Alabama Great Southern Railroad Company, owns the remaining 30% of MSLLC;

•	TFCM, S. de R.L. de C.V., a 45% owned unconsolidated affiliate that operates a bulk liquid terminal in San Luis Potosí, Mexico;

•	Ferrocarril y Terminal del Valle de México, S.A. de C.V., a 25% owned unconsolidated affiliate that provides railroad services as well as ancillary services in the greater Mexico City area; and

•	PTC-220, LLC, a 14% owned unconsolidated affiliate that holds the licenses to large blocks of radio spectrum and other assets for positive train control.

KCS is a public company; KCS common stock and KCS preferred stock are traded on the NYSE under the symbols “KSU” and “KSU-P,” respectively. KCS’s principal executive offices are located at 427 West 12th Street, Kansas City, MO 64105, and its telephone number is 1-816-983-1303.

Additional information about KCS can be found on its website at www.kcsouthern.com. The information contained in, or that can be accessed through, KCS’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about KCS, see the section entitled “Where You Can Find Additional Information,” on page 230.

Information Concerning the Combined Company

Following the control date, subject to approval by the TSX and NYSE, the combined company intends to change its name to “Canadian Pacific Kansas City.” The combined company will carry on the combined businesses of CPRL and KCS, with a successor to KCS as an indirect wholly owned subsidiary of CPRL. CPRL will continue to be governed by the CBCA, while the wholly owned successor to KCS will be governed by the DGCL.

Calgary, Alberta will be the global headquarters of the combined company. Following STB final approval, CPRL will acquire control of KCS, the two companies will be combined and Mr. Keith Creel, the current President and Chief Executive Officer of CPRL, will serve as the Chief Executive Officer of the combined company. The transaction, subject to STB final approval, will combine the two railroads to create the first rail network connecting the U.S., Mexico, and Canada.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the merger agreement that might be important to you. You are urged to read the merger agreement carefully and in its entirety because it is the legal document that governs the transactions described in this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The merger agreement and the summary of its terms in this proxy statement/prospectus are included solely to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about CPRL, KCS, first merger sub and surviving merger sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants made in the merger agreement by CPRL, KCS, first merger sub and surviving merger sub were made solely for the purposes of the merger agreement and as of specific dates and are qualified and subject to important limitations and exceptions agreed to by CPRL, KCS, first merger sub and surviving merger sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right to not complete the transaction if the representations and warranties of the other party prove to be untrue or incorrect, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC or on SEDAR, are qualified by certain matters contained in certain reports publicly filed with the SEC and on SEDAR, and in some cases were qualified by the matters contained in the respective confidential disclosure schedules that CPRL and KCS delivered to each other in connection with the merger agreement, which disclosures were not included in the merger agreement attached to this proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in KCS’s or CPRL’s public disclosures. Investors are not third-party beneficiaries under the merger agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus, and reports, statements and filings that CPRL and KCS file with the SEC and CPRL files on SEDAR from time to time. For more information, see the section entitled “Where You Can Find Additional Information,” on page 230.

Structure, Closing and Effectiveness of the Transaction

The merger agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, (1) at the effective time, first merger sub will merge with and into KCS, with KCS surviving the first merger as a direct, wholly owned subsidiary of surviving merger sub, and (2) immediately following the first merger at the second effective time, KCS will merge with and into surviving merger sub, with surviving merger sub surviving the second merger as a direct, wholly owned subsidiary of CPRL. The closing will occur at 8:30 a.m., New York City time, on the second business day after all of the closing conditions set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of those conditions), or at such other time as CPRL and KCS may agree in writing. For more information, see the section entitled “The Merger Agreement—Conditions that must be Satisfied or Waived for the Transaction to Occur,” on page 141. The transaction will become effective when the respective certificates of merger have been duly filed with the Secretary of State of the State of Delaware or at such later time as agreed by the parties to be specified in such certificates of merger.

Immediately following the second merger and the post-closing contributions, all of the outstanding shares of capital stock of the second surviving corporation, as successor to KCS, will be deposited by merger holdco into the voting trust subject to the voting trust agreement, the form of which is attached as Exhibit A to the merger agreement, pending STB final approval.

Effects of the Transaction

First Merger

The merger agreement provides that the directors of KCS as of immediately prior to the effective time will serve as the directors of the first surviving corporation as of the effective time, the officers of KCS as of immediately prior to the effective time will serve as the officers of the first surviving corporation as of the effective time, the certificate of incorporation of first merger sub as in effect immediately prior to the effective time will be the certificate of incorporation of the first surviving corporation following the effective time, and the by-laws of first merger sub as in effect immediately prior to the effective time will be the by-laws of the first surviving corporation following the effective time.

Second Merger

The merger agreement provides that the directors of the first surviving corporation as of immediately prior to the second effective time will serve as the directors of the second surviving corporation as of the second effective time, the officers of the first surviving corporation as of immediately prior to the second effective time will serve as the officers of the second surviving corporation following the second effective time, the certificate of incorporation of surviving merger sub as in effect immediately prior to the second effective time will be the certificate of incorporation of the second surviving corporation following the second effective time, and the by-laws of surviving merger sub as in effect immediately prior to the second effective time will be the by-laws of the second surviving corporation following the second effective time.

Post-Control Date Governance and Other Matters

The parties will take all actions necessary to designate and appoint four of the directors of KCS as of immediately prior to the effective time to serve as directors on the CPRL board as of the control date, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with CPRL’s constating documents. In the event that after the effective time any of the four KCS directors selected to be part of the CPRL board upon the control date indicates that he or she plans to resign as a director of KCS and is willing to become a director of CPRL, CPRL would need to seek the approval of the STB in order for such director to be appointed prior to the control date.

As promptly as practicable following the control date, CPRL will (i) change the name of CPRL to “Canadian Pacific Kansas City” and (ii) recognize Kansas City, Missouri as the location of the headquarters of CPRL’s United States business and operations.

Merger Consideration

Under the merger agreement, at the effective time, each share of KCS common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be automatically converted into the right to receive (1) 2.884 CPRL common shares and (2) $90.00 in cash, without interest, and each share of KCS preferred stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive $37.50 in cash, without interest.

The merger consideration and/or the preferred merger consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving KCS common stock, KCS preferred stock or CPRL common shares prior to the effective time, to proportionally reflect such change.

No Fractional Shares

No fractional CPRL common shares will be issued in connection with the first merger and no certificates or scrip representing fractional CPRL common shares will be delivered on the conversion of shares of KCS common stock. Each holder of shares of KCS common stock who would otherwise have been entitled to receive as a result of the first merger a fraction of a CPRL common share (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will receive, in lieu of such fractional CPRL common share, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such holders, of the aggregated number of fractional CPRL common shares that would otherwise have been issuable to such holders as part of the merger consideration (which we refer to as the “fractional share cash amount”). As soon as practicable after the effective time, the exchange agent will, on behalf of all such holders of fractional CPRL common shares, effect the sale of all such CPRL common shares that would otherwise have been issuable as part of the merger consideration at the then-prevailing prices on the NYSE through one or more member firms of the NYSE. After the proceeds of such sale have been received, the exchange agent will determine the applicable fractional share cash amount payable to each applicable holder in respect of its fractional CPRL common shares and will make such amounts available to such holders in accordance with the merger agreement. The payment of cash in lieu of fractional CPRL common shares to such holders is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional CPRL common share that would otherwise have been issuable as part of the merger consideration.

Shares Subject to Properly Exercised Appraisal Rights

The dissenting shares will not be converted into the right to receive the merger consideration or the preferred merger consideration, as applicable, to which the holders of such shares would otherwise be entitled under the merger agreement, but will instead be cancelled and converted into the right to receive judicially determined “fair value” of such shares at the effective time. If, after the effective time, any such holder fails to perfect or effectively withdraws or loses such rights, such dissenting shares will thereafter no longer be considered dissenting shares and will be treated as if they had been converted into, at the effective time, the right to receive the merger consideration or preferred merger consideration, as applicable, without any interest thereon. See the subsection of this proxy statement/prospectus entitled “Appraisal or Dissenters’ Rights,” on page 114.

Surrender of KCS Common Stock

Prior to the effective time, CPRL will, on behalf of surviving merger sub, deposit or cause to be deposited with the exchange agent in trust for the benefit of holders of shares of KCS common stock and KCS preferred stock,

(i) cash sufficient to pay the aggregate cash consideration payable in respect of the KCS common stock and the aggregate preferred merger consideration and (ii) evidence of CPRL common shares in book-entry form representing the number of CPRL common shares sufficient to deliver the aggregate share consideration deliverable in respect of the KCS common stock.

As soon as reasonably practicable after the effective time and not later than three business days following the closing date, CPRL will cause the exchange agent to mail to each holder of record of shares of KCS common stock or KCS preferred stock whose shares were converted into the right to receive the merger consideration or the preferred merger consideration, as applicable, a letter of transmittal to the exchange agent and instructions for use in effecting the surrender of book-entry shares or certificates in exchange for the merger consideration or the preferred merger consideration, as applicable.

On the surrender of certificates (or effective affidavits of loss in lieu of a certificate) or book-entry shares to the exchange agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry shares, receipt of an “agent’s message” by the exchange agent, and such other documents as may customarily be required by the exchange agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange the merger consideration or the preferred merger consideration, as applicable, together with any fractional share cash amount and any dividends or other distributions payable with respect to such shares following the effective time). No interest will be paid or accrued on any amount payable on due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares. If payment of the merger consideration or preferred merger consideration, as applicable, is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that (A) the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (B) the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the merger consideration or preferred merger consideration, as applicable, to a person other than the registered holder of the certificate surrendered or will have established that such tax either has been paid or is not required to be paid.

In the case of any certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the exchange agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration (together with the fractional share cash amount and any dividends or other distributions deliverable with respect to such shares following the effective time) or the preferred merger consideration, as applicable, payable with respect to the shares of KCS common stock or KCS preferred stock represented by such lost, stolen or destroyed certificate.

Withholding

The exchange agent, KCS, CPRL and each merger sub, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable to holders of KCS common stock or KCS preferred stock pursuant to the conversion of shares and exchange of certificates such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or foreign tax law with respect to the making of such payment; provided, however, that the representation and warranty of KCS regarding the value of its stock not being attributable to real property in Canada contained in the merger agreement is true as of the effective time, no deduction or withholding will be made under the laws of Canada (or any province of Canada) from any such amounts (subject to certain specifically enumerated exceptions in the merger agreement) except to the extent that any such deduction or withholding will be required by a change in law after the date of the merger agreement. To the extent that amounts are so deducted or withheld and timely paid over to the relevant governmental entity, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of KCS Equity Awards

KCS Stock Options

Each KCS stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time will, at the effective time, become fully vested and be converted into the right to receive an amount of cash equal to (i) the excess, if any of (A) the value of the merger consideration over (B) the per share exercise price of such option multiplied by (ii) the total number of shares of KCS common stock subject to such option as of immediately prior to the effective time, less applicable tax withholding.

KCS Restricted Share Awards

Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted prior to March 21, 2021, will, at the effective time, become fully vested and be converted into the right to receive (i) the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award as of immediately prior to the effective time and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, less applicable tax withholding.

Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted on or after March 21, 2021, will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive (i) an amount in cash equal to the value of the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award. Each such cash- based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS restricted share award, except that such award will vest in full upon a qualifying termination.

KCS Performance Share Awards

Each KCS performance share award that is outstanding as of immediately prior to the effective time will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the value of the merger consideration multiplied by 200% of the target number of shares of KCS common stock covered by the KCS performance share award as of immediately prior to the effective time. Each cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS performance share award, except that performance-based vesting conditions will no longer apply and the award will vest in full upon a qualifying termination.

KCS Director Deferred Stock Awards

Each share of director deferred stock of KCS that is outstanding as of immediately prior to the effective time, will, at the effective time, be converted into the right to receive the merger consideration, less applicable tax withholding.

Conditions that Must be Satisfied or Waived for the Transaction to Occur

Mutual Conditions to Completion

The respective obligations of each party to effect the transaction are subject to the satisfaction or waiver by CPRL and KCS at or prior to the closing of the transaction of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of KCS voting stock in favor of the adoption of the merger agreement by KCS stockholders;

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the affirmative vote of a majority of the votes cast by the holders of outstanding CPRL common shares represented in person or by proxy and entitled to vote on such matter in favor of issuance of CPRL common shares in connection with the transaction by CPRL shareholders;

•

the Form F-4 (of which this proxy statement/prospectus forms a part) having become effective in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced;

•

no injunction or similar order by any court or other governmental entity of competent jurisdiction having been entered and continuing to be in effect that prohibits or makes illegal the consummation of the transaction or the voting trust transaction;

•	the authorizations required to be obtained from COFECE and the IFT with respect to the transactions contemplated by the merger agreement having been obtained; and

•	the CPRL common shares to be issued in the first merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

Conditions to the Obligations of KCS

The obligation of KCS to effect the transaction is also subject to the satisfaction or waiver by KCS at or prior to the closing of the transaction of the following conditions:

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certain representations and warranties of CPRL and each merger sub in the merger agreement relating to the capitalization of CPRL and the absence of certain changes or events that would have a material adverse effect being true and correct in all respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except for de minimis inaccuracies;

•

certain representations and warranties of CPRL in the merger agreement relating to the qualification, organization, existence and good standing of CPRL and the merger subs, the issued and outstanding shares of CPRL and the absence of any subscriptions, options, warrants, calls, convertible securities or other similar agreements relating to the issuance, transfer, redemption or acquisition of shares of CPRL or its subsidiaries, the requisite power and authority of CPRL and the merger subs to enter into the merger agreement, and no finders or brokers being true and correct in all material respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

all other representations and warranties of CPRL and each merger sub in the merger agreement that are qualified by material adverse effect being true and correct in all respects as so qualified, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

all other representations and warranties of CPRL and the merger subs in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be true or correct, individually or in the aggregate, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CPRL;

•

each of CPRL and the merger subs having performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the closing of the transaction;

•	since September 15, 2021, no event, change, occurrence, effect or development having occurred that has had, or is reasonably likely to have, a material adverse effect on CPRL;

•	KCS’s receipt of a certificate of the chief executive officer or another senior officer of CPRL, certifying that the conditions set forth in the bullets directly above have been satisfied; and

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KCS’s receipt of an opinion of Wachtell, Lipton, Rosen & Katz, or, if Wachtell, Lipton, Rosen & Katz is unable to provide such opinion, another nationally recognized tax counsel dated as of the closing date, to the effect that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the transaction will not result in gain recognition under Section 367(a)(1) of the Code by persons who are stockholders of KCS immediately prior to the effective time (with certain exceptions).

Conditions to the Obligations of CPRL and the Merger Subs

The obligations of CPRL and each merger sub to effect the transaction are also subject to the satisfaction or waiver by CPRL at or prior to the closing of the transaction of the following conditions:

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certain representations and warranties of KCS in the merger agreement relating to the capitalization of KCS and the absence of certain changes or events that would have a material adverse effect being true and correct in all respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except for de minimis inaccuracies;

•

certain representations and warranties of KCS in the merger agreement relating to the qualification, organization, existence and good standing of KCS, the issued and outstanding capital stock of KCS and the absence of any subscriptions, options, warrants, calls, convertible securities or other similar agreements relating to the issuance, transfer, redemption or acquisition of capital stock of KCS or its subsidiaries, the requisite power and authority of KCS to enter into the merger agreement, the KCS board to approve the merger agreement and resolving to recommend that KCS stockholder adopt the merger agreement and no finders or brokers being true and correct in all material respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

all other representations and warranties of KCS in the merger agreement that are qualified by material adverse effect being true and correct in all respects as so qualified, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

all other representations and warranties of KCS in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true or correct, individually or in the aggregate, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KCS;

•

KCS having performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the closing of the transaction;

•	since September 15, 2021, no event, change, occurrence, effect or development having occurred that has had, or is reasonably likely to have, a material adverse effect on KCS; and

•	CPRL’s receipt of a certificate of the chief executive officer or another senior officer of KCS, certifying that the conditions set forth in the bullets directly above have been satisfied.

Frustration of Closing Conditions

None of CPRL, the merger subs or KCS may rely on the failure of any condition described above to be satisfied as a basis for not consummating the transaction or for terminating the merger agreement if such failure was caused by such party’s material breach of any covenant or agreement of the merger agreement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by each of KCS, CPRL and the merger subs solely for the benefit of KCS, on the one hand, or CPRL and the merger subs, on the other hand, that are subject in some cases to important exceptions and qualifications including, among other things, as to materiality and material adverse effect. Furthermore, the assertions embodied in those representations and warranties are qualified by information in KCS’s and CPRL’s respective public filings and in the confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement, which disclosure schedules are not reflected in the merger agreement and will not otherwise be publicly disclosed. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. See the section entitled “The Merger Agreement—Material Adverse Effect,” on page 145 for a definition of material adverse effect applicable to each of KCS and CPRL. The representations and warranties were used for the purpose of allocation of risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, these descriptions, representations and warranties should not be read alone.

The representations and warranties of KCS, CPRL and the merger subs in the merger agreement relate to, among other things:

•	due organization, valid existence, good standing, corporate power and authority, qualification to do business, organizational documents and ownership of their respective subsidiaries;

•	capital structure, including in particular the number of shares of equity-based awards issued and outstanding and the absence of certain debt and securities;

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corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, board recommendations, requisite stockholder/shareholder approvals and the enforceability of the merger agreement;

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consents and approvals relating to the execution, delivery and performance of the merger agreement, including required filings with, and the consents and approvals of, government entities in connection with the transactions contemplated by the merger agreement;

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absence of conflicts with or breaches of its or its subsidiaries’ governing documents, certain contracts or applicable laws as a result of the execution, delivery and performance of the merger agreement and the completion of the transactions contemplated by the merger agreement;

•	filings with the SEC pursuant to the U.S. Exchange Act or U.S. Securities Act and, with respect to CPRL, with applicable Canadian securities regulators, since December 31, 2018;

•	compliance with the applicable listing and corporate governance rules and regulations of the NYSE and the TSX;

•	internal controls over financial reporting and disclosure controls and procedures;

•	preparation of financial statements in compliance with U.S. GAAP;

•	financial statements and fair presentation of consolidated financial position;

•	no undisclosed liabilities;

•	compliance with laws since December 31, 2018, and possession of requisite permits;

•	compliance with anti-corruption, anti-bribery and anti-money-laundering laws and export and sanctions regulations in the past five years and institution of compliance policies since December 31, 2018;

•	environmental matters;

•	matters related to employee benefit plans, and labor and employment;

•	the absence of any event, change, occurrence or development that has had or would reasonably be expected to have a material adverse effect on KCS or CPRL, as applicable, since December 31, 2020;

•	the absence of certain investigations, litigation, orders and injunctions;

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus and in the management information circular to be provided to CPRL shareholders;

•	tax matters;

•	receipt of fairness opinions of financial advisors;

•	required stockholder/shareholder approvals;

•	affiliate transactions;

•	brokers’ fees in connection with the transactions contemplated by the merger agreement; and

•	inapplicability of certain anti-takeover statutes or regulations or anti-takeover provisions in organizational documents.

The merger agreement also contains representations and warranties made by KCS as to, among other things:

•	intellectual property matters;

•	title to assets and title to properties (including real property) matters;

•	matters with respect to certain material contracts;

•	matters with respect to certain suppliers and customers;

•	insurance matters; and

•	the termination of the CN agreement and payment of the CN agreement termination payment and the CN refund;

The merger agreement also contains representations and warranties made by CPRL as to, among other things:

•	debt financing matters;

•	solvency; and

•

absence of ownership by CPRL and its subsidiaries and either merger sub and their subsidiaries, of KCS common stock or certain securities, contract rights or derivative positions (other than the one share of KCS common stock acquired by CPRL on August 3, 2021).

Material Adverse Effect

Specified representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, such representations or warranties will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect).

Under the merger agreement, a “material adverse effect” with respect to KCS or CPRL, as applicable, is defined as an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of such party and its subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of (i) in the case of KCS, KCS, and (ii) in the case of CPRL, CPRL or either merger sub, to consummate the transactions contemplated by the merger agreement or, in the case of CPRL, to obtain the debt financing required to fund the cash component of, and transaction fees and expenses associated with, the transaction, but, solely in the case of clause (x), will not include events, changes, occurrences, effects or developments relating to or resulting from:

•	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

•

any decline in the market price or trading volume of such party’s shares, or any change in the credit rating of such party or any of its securities (provided, that the facts and circumstances underlying such decline or change may be taken into account in determining whether a material adverse effect in respect of such part has occurred to the extent not otherwise excluded by the definition thereof);

•	changes or developments in the industries in which such party or its subsidiaries operate;

•	changes in law or the interpretation or enforcement thereof after the date of the merger agreement;

•

the execution, delivery or performance of the merger agreement or the public announcement or pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities;

•	in the case of KCS, the identity of CPRL or any of its affiliates as the acquiror of KCS;

•

compliance with the terms of, or the taking or omission of any action required by, the merger agreement or consented to (after disclosure to the other party of all material and relevant facts and information) or requested by such party in writing;

•

any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada, the U.S. or any other governmental entity or the declaration by any governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the merger agreement;

•	any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events;

•	any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events;

•	changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of the merger agreement;

•	any litigation relating to or resulting from the merger agreement or the transactions contemplated thereby; or

•

any failure of such party to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a material adverse effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof);

except, with respect to the first, third, eighth, ninth, tenth, and eleventh bullets above, if the impact thereof is materially and disproportionately adverse to such party and its subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a material adverse effect in respect of such party.

Conduct of Business Pending the Transaction

KCS

From and after the date of the merger agreement and prior to earlier of the control date and the termination of the merger agreement, except (i) as may be required by applicable law, (ii) as may be agreed in writing by CPRL (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by the merger agreement or (iv) as set forth in the disclosure schedules to the merger agreement provided by KCS (which we refer to as the “KCS disclosure schedules”), KCS will, and will cause its subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business in accordance with the capital allocation policy set forth on the KCS disclosure schedules, and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates.

From and after the date of the merger agreement until the earlier of the control date and the termination of the merger agreement, except (w) as may be required by applicable law, (x) as may be agreed in writing by CPRL (which consent will not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by the merger agreement or (z) as set forth in the KCS disclosure schedules, KCS:

•

will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of KCS or its subsidiaries), except (A) quarterly cash dividends paid by KCS on the outstanding shares of KCS common stock consistent with the KCS capital allocation policy, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the shares of KCS common stock, (B) dividends paid by KCS on the outstanding shares of KCS preferred stock in accordance with the terms thereof and (C) dividends and distributions paid by subsidiaries of KCS to KCS or to any of KCS’s other wholly owned subsidiaries;

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will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by certain interim operating covenants contained in the merger agreement, and except for any such transaction by a wholly owned subsidiary of KCS that remains a wholly owned subsidiary after consummation of such transaction;

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will not, and will not permit any of its subsidiaries to except in the ordinary course of business, hire any employee or engage any independent contractor (who is a natural person) or terminate the employment of any employee of KCS or any of its subsidiaries or increase the compensation or other benefits payable or provided to KCS’s or any of its subsidiaries’ directors or employees, except that, notwithstanding the foregoing, except as required pursuant to the terms of any KCS benefit plan in effect as of the date of the merger agreement, KCS will not, and will not permit any of its subsidiaries to (A) grant any transaction or retention bonuses, (B) grant any KCS equity awards or other equity or long-term incentive compensation awards, or (C) subject to certain exceptions, enter into any employment, change of control, severance or retention agreement with any employee of KCS or any of its subsidiaries;

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will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP or SEC rule or policy;

•	will not adopt any amendments to the organizational documents of KCS or any of its significant subsidiaries, other than amendments solely to effect ministerial changes to such documents;

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except for transactions among KCS and its wholly owned subsidiaries or among KCS’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in KCS or any subsidiaries of KCS or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested KCS equity award (except as otherwise provided by the terms of the merger agreement or the express terms of any such KCS equity award), other than (A) issuances of shares of KCS common stock in respect of any exercise of or settlement of KCS equity awards outstanding on the date of the merger agreement or as may be granted after the date of the merger agreement as permitted under certain interim operating covenants contained in the merger agreement, (B) permitted liens and (C) pursuant to existing agreements in effect prior to the execution of the merger agreement (or refinancings thereof permitted pursuant to certain interim operating covenants contained in the merger agreement);

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except for transactions among KCS and its subsidiaries or among KCS’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of KCS common stock from a holder of KCS equity awards in satisfaction of withholding obligations or in payment of the exercise price;

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will not, and will not permit any of its subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any lien (other than permitted liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its subsidiaries but excluding intellectual property, other than in the ordinary course of business, and except (A) pursuant to existing agreements in effect prior to the execution of the merger agreement (or refinancings thereof permitted pursuant to certain interim operating covenants contained in the merger agreement), (B) transactions among KCS and its subsidiaries or among KCS’s subsidiaries or (C) for consideration not in excess of $25 million individually or $50 million in the aggregate;

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will not, and will not permit any of its subsidiaries to, settle, pay, discharge or satisfy any action, other than any action that involves only the payment of monetary damages not in excess of $15 million for any individual action or $25 million in the aggregate over the amount reflected or reserved against in the audited consolidated balance sheet of KCS and its subsidiaries as of December 31, 2020 (or the notes thereto) relating to such actions and would not result in (x) the imposition of any order that would restrict the future activity or conduct of KCS or any of its subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) or (y) a finding or admission of a violation of law;

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will not, and will not permit any of its subsidiaries to, terminate or permit any material KCS permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material KCS permit (excluding, in each case, any KCS permit that KCS, in its reasonable judgment, no longer believes to be material or necessary to the conduct of its businesses);

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will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of KCS or any of its subsidiaries, except for any such transactions between or among KCS’s subsidiaries or between or among any of KCS’s subsidiaries and KCS;

•	will not, and will not permit any of its subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of KCS and its subsidiaries;

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will not, and will not permit any of its subsidiaries to, reorganize, restructure or combine any railroads or railroad operations if any such action would result in KCS’s subsidiaries other than KCSR being classified as a Class 1 railroad by the STB; and

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will not, and will not permit any of its subsidiaries to enter into any consent decree or similar agreement that, individually or in the aggregate, is material to KCS and its subsidiaries, taken as a whole.

In addition, from and after the date of the merger agreement and prior to the earlier of the effective time and the date, if any, on which the merger agreement is earlier terminated pursuant to its terms (the “interim period”), except (w) as may be required by applicable law, (x) as may be agreed in writing by CPRL (which consent will not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by the merger agreement or (z) as set forth in the KCS disclosure schedules, KCS:

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will not, and will not permit any of its subsidiaries to, incur, assume or guarantee, any indebtedness for borrowed money, other than in the ordinary course of business, except for (A) any indebtedness among KCS and its wholly owned subsidiaries or among KCS’s wholly owned subsidiaries, (B) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of KCS or its subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), (C) guarantees or credit support provided by KCS or any of its subsidiaries for indebtedness of KCS or any of its wholly owned subsidiaries, to the extent such indebtedness is (1) in existence on the date of the merger agreement or (2) incurred in compliance with certain interim operating covenants contained in the merger agreement, (D) indebtedness incurred pursuant to agreements in effect prior to the execution of the merger agreement (or replacements, renewals, extensions, or refinancings thereof) and (E) other indebtedness in an aggregate principal amount outstanding at any time incurred by KCS or any of its subsidiaries that is consistent with the KCS capital allocation policy;

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will not, and will not permit any of its subsidiaries to, make any loans, advances, guarantees or capital contributions to or investments in any person (other than between KCS or any of its wholly owned subsidiaries, on the one hand, and any of KCS’s wholly owned subsidiaries, on the other hand) in excess of $35 million individually or $50 million in the aggregate;

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will not, and will not permit any of its subsidiaries to, enter into any contract with a term greater than two years, that may not be terminated by KCS or any of its subsidiaries without cause, and would have been a KCS material contract had it been entered into prior to the merger agreement, terminate or modify, amend or waive any material rights under any KCS material contract in any material respect in a manner that is adverse to KCS, in each case, other than in the ordinary course of business or as otherwise contemplated by certain interim operating covenants contained in the merger agreement;

•

will not, and will not permit any of its subsidiaries to, acquire assets (other than pursuant to any capital expenditures permitted by certain interim operating covenants contained in the merger agreement) from any other person with a fair market value or purchase price in excess of $25 million individually or $50 million in the aggregate in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that could reasonably be expected to prevent, materially delay or materially impair the ability of KCS to consummate the transactions contemplated by the merger agreement, other than acquisitions of inventory or other goods in the ordinary course of business;

•

will not, and will not permit any of its subsidiaries to, make or authorize any capital expenditures other than (A) capital expenditures not in excess of $700 million in the aggregate in any 12-month period or (B) other capital expenditures to the extent necessary to restore service to KCS railroads, repair improvements on KCS real estate or guarantee safety in the event of railroad accidents or incidents (natural or otherwise) affecting railroad operations or real estate;

•

other than consistent with past practice, will not (A) make (other than in the ordinary course of business), change or revoke any material tax election, (B) change any material method of tax accounting or tax accounting period, (C) file any amended tax return with respect to any material tax, (D) settle or compromise any material tax proceeding for an amount in excess of $10 million individually or $25 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in any forms, statements, certifications, documents and reports furnished or filed by KCS to the SEC relating thereto or enter into any closing agreement relating to any material tax, (E) surrender any right to claim a material tax refund, or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material tax without notifying CPRL in writing reasonably promptly after entering any such agreement;

•

will not, and will not permit any of its subsidiaries to become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•

will not, and will not permit any of its subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of KCS and its subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the overall insurance coverage of KCS and its subsidiaries, taken as a whole;

•

will not, and will not permit any of its subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of any KCS intellectual property (other than permitted liens) material to the business of KCS or any of its subsidiaries, except for non-exclusive licenses of KCS intellectual property granted in the ordinary course of business;

•

will not, and will not permit any of its subsidiaries to abandon or otherwise allow to lapse or expire any material registered KCS intellectual property, other than lapses or expirations of any registered KCS intellectual property that is at the end of its maximum statutory term (with renewals); and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions, including those prohibited prior to the control date.

Nothing contained in the merger agreement gives CPRL or either merger sub, directly or indirectly, the right to control or direct KCS’s or its subsidiaries’ operations prior to the control date. Prior to the control date, KCS will exercise, consistent with the terms and conditions of the merger agreement and the voting trust agreement and subject to applicable law, complete control and supervision over its and its subsidiaries’ operations.

CPRL

During the interim period, except (i) as may be required by applicable law, (ii) as may be agreed in writing by KCS (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by the merger agreement or (iv) as set forth in the disclosure schedules to the merger agreement provided by CPRL (the “CPRL disclosure schedules”), CPRL will, and will cause its subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates.

During the interim period, except (w) as may be required by applicable law, (x) as may be agreed in writing by KCS (which consent will not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by the merger agreement or (z) as set forth in the CPRL disclosure schedules, CPRL:

•

will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of CPRL or its subsidiaries), except (A) regular quarterly cash dividends paid by CPRL on the CPRL common shares consistent with past practice, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the CPRL common shares, (B) dividends paid by CPRL on the outstanding shares of perpetual 4% consolidated debenture stock of CPRL in accordance with the terms thereof and (C) dividends and distributions paid by subsidiaries of CPRL to CPRL or to any of CPRL’s other wholly owned subsidiaries;

•

will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary of CPRL that remains a wholly owned subsidiary after consummation of such transaction;

•

will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP or rule or policy of the SEC or the Canadian Securities Administrators;

•	will not adopt any amendments to the organizational documents of CPRL, other than amendments solely to effect ministerial changes to such documents;

•

except for transactions among CPRL and its wholly owned subsidiaries or among CPRL’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any subsidiaries of CPRL or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested CPRL equity award (except as otherwise provided by the terms of the merger agreement or the express terms of any such CPRL equity award), other than (A) issuances of CPRL common shares (x) in respect of any exercise of or settlement of CPRL equity awards outstanding on the date of the merger agreement, (y) as permitted under the debt commitment letters or (z) as may be granted after the date of the merger agreement in the ordinary course of business, (B) the grant of CPRL equity awards or other equity compensation awards in the ordinary course of business (and the issuance or transfer of any CPRL common shares in connection therewith), (C) any permitted liens and (D) pursuant to existing agreements in effect prior to the execution of the merger agreement;

•

will not, and will not permit any of its subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any lien (other than permitted liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its subsidiaries, other than in the ordinary course of business, and except (A) pursuant to existing agreements in effect prior to the execution of the merger agreement, (B) transactions among CPRL and its subsidiaries or among CPRL’s subsidiaries or (C) for consideration not in excess of $50 million individually or $100 million in the aggregate;

•

will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CPRL or any of its subsidiaries, except for any such transactions between or among CPRL’s subsidiaries; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

During the interim period, CPRL will not, and will cause its affiliates not to, directly or indirectly (whether by plan of arrangement, amalgamation, business combination, merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any governmental entity necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by the merger agreement (including the debt financing).

No Solicitation

CPRL and KCS have agreed they each will not, and they each will cause their respective subsidiaries and their and their respective directors and officers not to, and will use reasonable best efforts to cause their other representatives, not to, directly or indirectly:

•

solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an alternative proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with any person regarding an alternative proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an alternative proposal (except to notify such person that the provisions of the merger agreement prohibit any such discussions or negotiations);

•

furnish any nonpublic information relating to such party or its subsidiaries in connection with or for the purpose of facilitating an alternative proposal or any inquiry, proposal offer or indication of intent that would reasonably be expected to lead to, or result in, an alternative proposal;

•

recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an alternative proposal (except for permitted confidentiality agreements as discussed below); or

•	approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an alternative proposal.

Prior to the time, but not after, in the case of KCS, the KCS stockholder approval is obtained or, in the case of CPRL, the CPRL shareholder approval is obtained, in response to an unsolicited, bona fide written alternative proposal that did not result from such party’s violation of the non-solicitation provisions contained in the merger agreement, CPRL or KCS, as applicable, may (including through their representatives) contact the third party making such alternative proposal to clarify the terms and conditions of the alternative proposal. If such alternative proposal constitutes a superior proposal or the relevant party’s board of directors determines in good faith after consultation with outside legal and financial advisors that such alternative proposal could reasonably be expected to lead to a superior proposal, the following actions may be taken:

•

such party may furnish non-public information to the third party who made such alternative proposal (including its representatives and prospective equity and debt financing sources) in response to a request for such non-public information if prior to furnishing such information, CPRL or KCS, as applicable, receives from the third party making such alternative proposal, an executed confidentiality agreement with confidentiality and use provisions that, in each case, are not less restrictive in the aggregate to such third party than the terms in the Confidentiality Agreement, dated as of December 9, 2020, between CPRL and KCS are to the other party (it being understood that such confidentiality agreement does not need to include any “standstill” or similar provisions or otherwise prohibit the making or amendment of any alternative proposal); provided, however, that if the third party making such alternative proposal is a known competitor of such party, such party will not provide any commercially sensitive non-public information to such third party other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

•	such party may engage in discussions or negotiations with the third party (including its representatives) with respect to the alternative proposal.

CPRL and KCS are each required to promptly give notice to the other party if it or its representatives receive (i) any inquiries, proposals or offers with respect to an alternative proposal or (ii) any request for information that, to the knowledge of such party, has been or is reasonably likely to have been made in connection with any alternative proposal. Such notice is required to include the name of the applicable third party and the material terms and conditions of such inquiries, proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). CPRL or KCS, as applicable, will be required to thereafter keep the other party reasonably informed, on a reasonably current basis, of any material developments regarding any alternative proposal or any material change to the terms of any such alternative proposal and any material change to the status of any such discussions or negotiations with respect thereto.

Change of Recommendation

Except as permitted by the merger agreement, neither party’s board of directors (including any committee thereof) may:

•

withhold, withdraw, qualify or modify (or propose publicly to withhold, withdraw, qualify or modify): (i) in the case of the KCS board, its recommendation to the KCS stockholders to adopt the merger agreement and the transactions contemplated by the merger agreement; and (ii) in the case of the CPRL board, the recommendation to the CPRL shareholders to approve the CPRL common share issuance in connection with the first merger;

•	fail to include (i) in the case of KCS, the KCS recommendation in this proxy statement/prospectus or (ii) in the case of CPRL, the CPRL recommendation in the management information circular, and;

•

if any alternative proposal that is structured as a tender offer or exchange offer for the outstanding CPRL common shares or shares of KCS common stock, as applicable, fail to recommend within ten business days after its commencement, against acceptance of such tender offer or exchange offer by its shareholders or stockholders, as applicable;

•	approve, adopt, recommend, or declare advisable any alternative proposal or publicly propose to approve, adopt, recommend or declare advisable any alternative proposal; or

•

approve, adopt, recommend or declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to and entered into in compliance with the section of the merger agreement described above under the subsection below entitled “No Solicitation” with respect to any alternative proposal).

The taking of any of the actions set forth above will constitute a “change of recommendation.”

Furthermore, each of KCS and CPRL will (and will cause its subsidiaries and its and their respective directors and officers to, and will use its reasonable best efforts to cause its other representatives to) promptly terminate any existing discussions and negotiations conducted prior to the date of the merger agreement with any person (other than CPRL, KCS or any of their respective affiliates or representatives) with respect to any alternative proposal, or proposal or transaction that could reasonably be expected to lead to or result in an alternative proposal. Each of KCS and CPRL will promptly terminate all physical and electronic data access previously granted to such persons and request that any such persons promptly return or destroy all confidential information concerning KCS or CPRL, as applicable, and any of its subsidiaries and provide prompt written confirmation thereof.

Prior to the time, in the case of KCS, the KCS stockholder approval is obtained or, in the case of CPRL, the CPRL shareholder approval is obtained, the board of directors of KCS or CPRL, as applicable, may:

•

In response to a superior proposal, effect a change of recommendation and/or, in the case of KCS, cause KCS to terminate the merger agreement to enter into a definitive agreement providing for a superior proposal, if: (i) KCS or CPRL, as applicable, has given the other party written notice of its intent to take such action at least five business days in advance, setting forth a description of the terms and conditions of the superior proposal that is the basis for such action (and including the identity of the person making the superior proposal and a copy of the proposed definitive agreement for such superior proposal, if any); (ii) KCS or CPRL, as applicable, negotiates in good faith during such five-business-day period with the other party (to the extent such other party wishes to negotiate) to enable such other party to make such amendments to the terms of the merger agreement as would permit the KCS board or the CPRL board, as applicable, not to effect a change of recommendation in connection with such superior proposal or in the case of KCS, not to cause KCS to terminate the merger agreement in connection with the entry into a definitive agreement providing for a superior proposal; and (iii) at the end of such five-business-day period, prior to taking action to effect a change of recommendation

(or, in the case of KCS, terminating the merger agreement), the KCS board or the CPRL board, as applicable, takes into account any firm commitments by the other party to amend the terms of the merger agreement made in writing and any other proposals or information offered by the other party in response to the superior proposal, as applicable, during the five-business-day period, and concludes that the superior proposal would continue to constitute a superior proposal if such amendments were to be given effect. For purposes of the aforementioned negotiation period, any material modification to the terms of the superior proposal (including any change in the amount or, if applicable, form of consideration) will be deemed to be a new alternative proposal, except that references to five business days will be deemed to be references to three business days.

•

In response to an intervening event, effect a change of recommendation, if the KCS board or the CPRL board, as applicable, determines in good faith, after consultation with the applicable party’s outside legal counsel, that the failure of the KCS board or the CPRL board, as applicable, to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, that the KCS board or the CPRL board, as applicable, will not be entitled to make such a change in recommendation unless: (i) KCS or CPRL, as applicable, has given the other party written notice of its intent to take such action at least five business days in advance, setting forth a description of the applicable intervening event; and (ii) at the end of such five business day period, prior to taking action to effect a change of recommendation, the KCS board or the CPRL board, as applicable, takes into account any firm commitments to amend the terms of the merger agreement made in writing and any other proposals or information offered by the other party in response to the intervening event and determines in good faith, after consultation with its outside legal counsel, that the failure of the KCS board or the CPRL board, as applicable, to make such change of recommendation would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable law if such amendments were to be given effect.

As further described in the section below entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement,” if (i) CPRL terminates the merger agreement due to the KCS board making a change of recommendation, or if KCS terminates the merger agreement to enter into a definitive agreement providing for a superior proposal, KCS will be required to pay CPRL a termination payment of $700.0 million and the $700.0 million CN termination amount refund, and (ii) if KCS terminates the merger agreement due to the CPRL board making a change of recommendation, CPRL will be required to pay a termination payment of $700.0 million.

The merger agreement will not prohibit KCS or CPRL, or each of their board of directors or any committees thereof, from complying with their respective disclosure obligations under applicable law, rules or policies of the NYSE or the TSX, as applicable.

Efforts to Obtain Required Stockholder/Shareholder Votes

KCS will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of this proxy statement/prospectus for the purpose of obtaining the KCS stockholder approval as soon as reasonably practicable following the date when this proxy statement/prospectus and Form F-4 is declared effective by the SEC (referred to as the “clearance date”). Unless KCS has made a change of recommendation in compliance with the provisions of the merger agreement, KCS will include its recommendation for the KCS stockholders to vote to adopt the merger agreement in this proxy statement/prospectus, and will solicit, and use its reasonable best efforts to obtain, the KCS stockholder approval at the KCS special meeting (including by soliciting proxies in favor of the adoption of the merger agreement) as soon as reasonably practicable.

KCS will cooperate with and keep CPRL informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of this proxy statement/prospectus to its shareholders. KCS may adjourn or postpone the KCS special meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the KCS board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law, (ii) if as of the time that the KCS special meeting is originally scheduled (as set forth in this proxy statement/prospectus) there are insufficient shares of KCS voting stock represented (either in person (including virtually) or represented by proxy) to constitute a quorum necessary to conduct the business of the KCS special meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the KCS stockholder approval, (iv) to comply with applicable law or (v) with the prior written consent of CPRL (which will not be unreasonably withheld, conditioned or delayed). Without the prior written consent of CPRL (which will not be unreasonably withheld, conditioned or delayed), the adoption of the merger agreement will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by KCS stockholders in connection with the adoption of the merger agreement) that KCS will propose to be acted on by KCS stockholders at the KCS special meeting.

CPRL will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the management information circular for the purpose of obtaining the CPRL shareholder approval as soon as reasonably practicable following the clearance date. Unless CPRL has made a change of recommendation in compliance with the provisions of the merger agreement, CPRL will include the CPRL recommendation in the management information circular, and will solicit, and use its reasonable best efforts to obtain, the CPRL shareholder approval at the CPRL special meeting (including by soliciting proxies in favor of the CPRL common share issuance) as soon as reasonably practicable.

CPRL will cooperate with and keep KCS informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the management information circular to its shareholders. CPRL may adjourn or postpone the CPRL special meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the CPRL board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law, (ii) if as of the time that the CPRL special meeting is originally scheduled (as set forth in the management information circular) there are insufficient CPRL common shares represented (either in person (including virtually) or by proxy) to constitute a quorum necessary to conduct the business of the CPRL special meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the CPRL shareholder approval, (iv) to comply with applicable law or (v) with the prior written consent of KCS (which will not be unreasonably withheld, conditioned or delayed). Without the prior written consent of KCS (which will not be unreasonably withheld, conditioned or delayed), the approval of the CPRL common share issuance will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by CPRL shareholders in connection with the adoption of the merger agreement) that CPRL will propose to be acted on by the shareholders of CPRL at the CPRL special meeting.

The obligations of KCS and CPRL to hold the meetings of their respective stockholders and shareholders will not be affected solely by the making of a change of recommendation or solely by the commencement of or announcement or disclosure, or communication to KCS or CPRL, of any alternative proposal.

Financing

Debt Financing

CPRL has agreed to use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts to obtain funds sufficient, together with cash and other sources of funds immediately available to CPRL on the closing date, for the satisfaction of CPRL’s obligations under the merger agreement and the debt commitment letters, including payment of the cash consideration and preferred merger consideration and any fees and expenses of or payable by CPRL, the merger subs or CPRL’s affiliates, and for any repayment or refinancing of the financing amounts. CPRL has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the financing contemplated by the debt commitment letters on the terms and subject only to the conditions described in the debt commitment letters, including (i) maintaining in effect the debt commitment letters, (ii) negotiating and entering into definitive agreements with respect to the debt financing consistent with the terms and conditions contained therein on or prior to the closing date, (iii) satisfying on a timely basis all conditions in the debt commitment letters and the definitive agreements within CPRL’s control and complying with its obligations under the debt commitment letters and (iv) enforcing its rights under the debt commitment letters, in each case in a timely and diligent manner. Other than the commitment letter, all debt commitment letters have been terminated.

In the event any portion of the debt financing contemplated by the debt commitment letters becomes unavailable regardless of the reason therefor, (A) CPRL will promptly notify KCS in writing of such unavailability and the reason therefor and (B) CPRL will use its reasonable best efforts, and will cause each of its subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative sources in an amount sufficient, when taken together with cash and the other sources of immediately available funds to CPRL at the closing of the transaction to pay the financing amounts and that do not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the debt commitment letters. To the extent requested in writing by KCS from time to time, CPRL will keep KCS informed on a reasonably current basis of the status of its efforts to arrange and consummate the debt financing. CPRL will promptly notify KCS in writing if there exists any actual or threatened material breach, default, repudiation, cancellation or termination by any party to the debt commitment letters or any definitive agreement and a copy of any written notice or other written communication from any financing party with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the debt commitment letters or any definitive agreement or any provision thereof.

CPRL has acknowledged and agreed that compliance with the foregoing obligations will not relieve CPRL of its obligations to consummate the transactions contemplated by the merger agreement whether or not the debt financing is available and that the receipt or availability of any funds or financing (including the debt financing contemplated by the debt commitment letters) by CPRL or any other financing or other transactions will not be a condition to any of CPRL’s obligations under the merger agreement.

Cooperation of KCS

KCS has agreed to use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, and each of them will use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by CPRL in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any debt financing or alternative financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of KCS or its affiliates and is otherwise subject to certain specified limitations), including, to the extent so requested, using reasonable best efforts to:

•	furnish promptly to CPRL financing information regarding KCS and its subsidiaries in connection with the debt financing;

•	assist CPRL in its preparation of the customary pro forma financial statements in connection with the debt financing;

•	provide reasonable and customary assistance to CPRL and the financing parties in their marketing efforts in connection with all or any portion of the debt financing;

•	make senior management of KCS available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings and other customary syndication activities;

•	cause KCS’s independent registered accounting firm to provide customary assistance with the debt financing;

•	provide customary authorization letters authorizing the distribution of KCS’s information to prospective lenders in connection with a syndicated bank financing;

•	assist in obtaining or updating corporate and facility credit ratings;

•

assist in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees and customary closing certificates, in each case as contemplated in connection with the debt financing;

•	make introductions of CPRL to KCS’s existing lenders and facilitate relevant coordination between CPRL and such lenders;

•

cooperate with internal and external counsel of CPRL in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the debt financing;

•

deliver, at least three business days prior to closing of the transaction, to the extent reasonably requested in writing at least nine business days prior to closing, all documentation and other information regarding KCS and its subsidiaries that any financing party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations and, to the extent required by any financing party, beneficial ownership certificates;

•

at CPRL’s written request, provide all reasonable assistance to CPRL in connection with any steps CPRL may determine are necessary or desirable to take to (A) obtain consent for the change of control under KCS’s revolving credit agreement arising from the transaction and/or (B) prepay some or all amounts outstanding under KCS’s revolving credit agreement;

•	at CPRL’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to CPRL in connection with any amendments to certain financing agreements;

•

on the closing date but immediately following the closing of the transaction, at CPRL’s request (which may be prior to the closing date), execute such documentation as is reasonably requested so that KCS can assume the debt commitment letter in respect of KCS’s revolving credit agreement (to the extent the debt commitments thereunder have not been terminated at closing of the transaction in accordance with their terms); and

•	consent to the use of KCS’s and its subsidiaries’ logos in connection with the debt financing.

Employee Matters

From and after the effective time, KCS will, and to the extent within its control, CPRL will cause KCS to, honor all KCS benefit plans in accordance with their terms as in effect immediately before the effective time. For a period of one year following the control date, CPRL will provide, or will cause to be provided, to each current employee of KCS and its subsidiaries (i) base compensation and cash and equity target incentive opportunities that, in each case, are no less favorable than were provided to the KCS employee immediately before the effective time (it being understood that in lieu of equity compensation awards, CPRL may provide KCS employees who, as of immediately prior to the effective time were eligible to receive KCS equity awards, long-term incentive awards that are settled in cash in an amount sufficient to replace the grant date value of the KCS employee’s equity compensation opportunity prior to the effective time; provided, that, subject to certain exceptions, such long-term incentive awards will have the same terms and conditions as those applicable to the equity awards granted by CPRL to its similarly situated employees) and (ii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to the KCS employee immediately before the effective time. Without limiting the generality of the foregoing, (A) CPRL will or will cause the second surviving corporation to provide to each KCS employee whose employment terminates during the one-year period following the control date under circumstances that would give rise to severance benefits under the KCS benefit plans set forth on the KCS disclosure schedules, severance benefits in accordance with the terms of the applicable KCS severance plan in which such KCS employee is eligible to participate immediately prior to the effective time and (B) during such one-year period following the control date, severance benefits offered to each KCS employee will be determined taking into account all service with KCS, its subsidiaries (and including, on and after the effective time, the second surviving corporation and any of its affiliates) and without taking into account any reduction after the effective time in compensation paid or benefits provided to such KCS employee.

If the control date occurs before February 1, 2022, then no later than March 15, 2022, CPRL will, or will cause the second surviving corporation to, pay to each KCS employee who participates in a KCS annual bonus plan (or any successor plan of CPRL and its subsidiaries) an annual bonus payment in respect of calendar year 2021 in an amount that is based on the achievement of the applicable performance goals at the greater of (i) target performance and (ii) 130% of actual performance, but in no event greater than 200% of target. If the control date occurs on or after February 1, 2022 but before February 1, 2023, then no later than March 15, 2023, CPRL will or will cause the second surviving corporation to, pay to each KCS employee who participates in a KCS annual bonus plan (or any successor plan of CPRL and its subsidiaries) an annual bonus payment in respect of calendar year 2022 in an amount that is based on the achievement of the applicable performance goals at the greater of (i) target performance and (ii) 130% of actual performance, but in no event greater than 200% of target.

For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of CPRL and its subsidiaries providing benefits to any KCS employees after the control date, each KCS employee will be credited with his or her years of service with KCS and its subsidiaries and their respective predecessors before the control date, to the same extent as such KCS employee was entitled, before the control date, to credit for such service under any similar KCS benefit plan in which such KCS employee participated or was eligible to participate immediately prior to the control date; provided that the foregoing will not apply (x) for benefit accrual under defined benefit pension plans, (y) for purposes of qualifying for subsidized early retirement benefits or (z) to the extent that its application would result in a duplication of benefits. In addition, (i) each KCS employee will be immediately eligible to participate in any new plans to the extent coverage under such new plan is comparable to a KCS benefit plan in which such KCS employee participated immediately before the control date, and (ii) for purposes of each new plan providing medical, dental, pharmaceutical, vision and any other insurance benefits to any KCS employee, CPRL will cause all preexisting condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of KCS or its subsidiaries in which such employee participated immediately prior to the control date, and CPRL will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old plans ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

The provisions described in this section are solely for the benefit of the parties to the merger agreement, and no current or former director, employee or consultant or any other person will be a third-party beneficiary of the merger agreement, and nothing in the merger agreement will be construed as an amendment to any KCS benefit plan or other compensation or benefit plan or arrangement for any purposes or otherwise will prevent CPRL, the second surviving corporation or any of their affiliates from terminating the employment of any KCS employee.

Indemnification and Insurance

KCS, CPRL and the merger subs agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of KCS or its subsidiaries as provided in their respective organizational documents or in any agreement will survive the transaction and will continue at and after the effective time in full force and effect. For a period of six years after the effective time, CPRL and the second surviving corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of KCS’s and any KCS subsidiary’s organizational documents as in effect immediately prior to the effective time or in any indemnification agreements of KCS or any of its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the effective time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were current or former directors, officers or employees of KCS or any of its subsidiaries; provided, that all rights to indemnification in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding or resolution of such claim, even if beyond such six-year period. From and after the control date, CPRL will assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and will cause the second surviving corporation and its subsidiaries to honor, in accordance with their respective terms, the indemnification and insurance covenants contained in the merger agreement.

Each of CPRL and the second surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses to) each current and former director, officer or employee of KCS or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of KCS or its subsidiaries (which we refer to, together with such person’s heirs, executors, administrators, successors and assigns, collectively as the “KCS indemnified parties”) against any costs or expenses, judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time. In the event of any such proceeding, CPRL and the second surviving corporation will cooperate with the indemnified party in the defense of any such proceeding.

For a period of six years from the effective time, CPRL and the second surviving corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by KCS and its subsidiaries with respect to matters arising on or before the effective time; provided, that after the effective time, CPRL and the second surviving corporation will not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by KCS prior to September 15, 2021 in respect of the coverage required to be obtained pursuant thereto, but in such case will purchase as much coverage as reasonably practicable for such amount. KCS will purchase, prior to the effective time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by KCS and its subsidiaries with respect to matters arising on or before the effective time, covering without limitation the transactions contemplated by the merger agreement, and the purchase of such “tail” policy will be deemed to discharge and satisfy the obligations of KCS and the second surviving corporation pursuant to the immediately preceding sentence; provided, that KCS will not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by KCS prior to the date of the merger agreement for KCS’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, KCS will be permitted to purchase as much coverage as reasonably practicable for up to such limit. CPRL and the second surviving corporation will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations under the policy to be honored by the second surviving corporation, and no other party will have any further obligation to purchase or pay for insurance under the merger agreement.

CPRL will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in the indemnification and insurance provisions contained in the merger agreement.

The rights of each KCS indemnified party under the merger agreement will be in addition to, and not in limitation of, any other rights such indemnified party may have under the organizational documents of KCS or any of its subsidiaries or the second surviving corporation, any other indemnification arrangement, the DGCL or otherwise. The indemnification and insurance provisions contained in the merger agreement will survive the consummation of the transaction and are expressly intended to benefit, and are enforceable by, each of the KCS indemnified parties.

Regulatory Filings and Efforts; Other Actions

General Obligations

Subject to the merger agreement, each of the parties thereto will (and will cause each of their respective affiliates to) promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to cause the conditions to closing set forth in the merger agreement to be satisfied and to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement and in any event prior to the end date, including

•

obtaining all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the KCS approvals and the CPRL approvals, from governmental entities and making all necessary registrations, notices, notifications, petitions, applications, reports and other and filings and taking all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents from third parties;

•

defending any actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement (including the voting trust), or seeking to prohibit or delay the closing of the transaction; and

•	the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by the merger agreement.

Except as otherwise permitted under the merger agreement, KCS, CPRL and each merger sub will not (and will cause their subsidiaries not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the closing of the transaction.

Filings with the STB

With respect to filings made or to be made with the STB:

•

on May 6, 2021, the STB issued a decision indicating that it had conducted a full review of the proposed voting trust submitted to the STB Staff in March 2021 (and attached as Exhibit A to the prior CP merger agreement) and granted approval for the use of the voting trust as modified in accordance with the decision to consummate the transaction;

•	on May 10, 2021, CPRL submitted to the STB a copy of the form of voting trust agreement attached reflecting the modifications required by the STB’s May 6 decision;

•

on September 15, 2021, CPRL and KCS filed with the STB an Amended Notice of Intent indicating that they had entered a new agreement providing for CPRL’s acquisition of KCS, that they would file an application seeking STB control approval on or shortly after October 20, 2021, and that CPRL intended to indirectly acquire the shares of KCS prior to receiving control approval via the use of a voting trust that was substantially identical to that reviewed and approved by the STB in its May 6 decision;

•

on September 30, 2021, the STB issued a decision confirming that the transaction described in the September 15 Amended Notice of Intent was the “same transaction” that had been noticed in March 2021 and that the STB’s May 6, 2021 approval for CPRL’s proposed use of a voting trust to acquire KCS applies to the voting trust proposed for use with the transaction agreed to on September 15;

•	each of CPRL and KCS will file the STB control approval application with the STB for the approval of the transactions contemplated by the merger agreement as promptly as practicable and use its reasonable best efforts to (A) make such filing within 30 days after the date of the merger agreement and (B) obtain, as promptly as practicable, STB final approval;

•

each of CPRL and KCS will use its reasonable best efforts to (A) prosecute all such filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, (B) diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB, and (C) take all such further action as in the reasonable judgment of CPRL and KCS may facilitate obtaining STB final approval;

•

each of CPRL and KCS will promptly furnish any information requested by CFIUS prior to filing of the draft CFIUS joint voluntary notification and/or joint notice with CFIUS, including information relating to the voting trust transaction;

•

following the closing of the transaction, in the event of an STB denial or failure to obtain completion of the CFIUS process, or as may be required in connection with obtaining STB final approval, CPRL will devise and implement the process and strategy to directly or indirectly sell or otherwise dispose of the shares or assets of the second surviving corporation (the “post-closing disposition”), subject to any jurisdiction of the STB to oversee the post-closing disposition; and

•

following the closing of the transaction, KCS and its successors will cooperate with CPRL and will (and will cause each of its subsidiaries to) use its reasonable best efforts to take all actions reasonably requested by CPRL and do or cause to be done all things necessary, proper or advisable on its part to assist CPRL in its process to effect the post-closing disposition.

Regulatory Filings and Obligations

KCS, CPRL and each merger sub will:

•

promptly, but no later than 30 business days after the date of the merger agreement, file any and all notification and report forms to the COFECE and the IFT required under applicable law with respect to the transactions contemplated by the merger agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable law as soon as practicable after the date of the merger agreement;

•	take all actions with CFIUS as may be advisable under applicable law to obtain completion of the CFIUS process with respect to the transactions contemplated by the merger agreement, including:

•

promptly, but no later than ten business days after the date of the merger agreement, jointly providing notification to CFIUS of the execution of the merger agreement (initial notifications to CFIUS were provided on March 22, 2021 and September 24, 2021);

•	promptly, and no later than ten business days after the closing of the transaction, submitting a draft CFIUS joint voluntary notification to CFIUS;

•	submitting a final joint notice to CFIUS after promptly resolving all comments to the draft CFIUS joint voluntary notification from CFIUS; and

•

in the case of a CFIUS declaration, submitting a CFIUS joint voluntary notification if CFIUS so requests or informs the parties that it is not able to conclude action under Section 721 with respect to the transactions contemplated by the merger agreement on the basis of such CFIUS declaration;

•	cooperate with each other in:

•

determining whether any other filings are required to be made with, or consents are required to be obtained from, or with respect to, any third parties or governmental entities, including under other applicable antitrust laws and/or in connection with the KCS approvals and CPRL approvals, in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement; and

•	promptly making all such filings and timely obtaining all such consents;

•

supply to any governmental entity as promptly as practicable any additional information or documents that may be requested pursuant to any law or by such governmental entity, including responding to any request for information from CFIUS in the applicable time frame set forth in 31 C.F.R. Part 800, subject to any extensions of such time that may be granted by CFIUS staff upon request of a party to the joint notice; and

•

other than with respect to the STB final approval, take or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement, including taking all such further action as may be necessary to resolve such objections, if any, as any state antitrust enforcement authorities, CFIUS or other governmental entity or other person may assert under any law (including in connection with the KCS approvals and CPRL approvals) with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the transaction so as to enable the closing of the transaction to occur as promptly as practicable after the date of the merger agreement, including:

•

proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of CPRL and its subsidiaries or of KCS and its subsidiaries; and

•

otherwise taking or committing to take any actions that after the closing date would limit CPRL’s or its subsidiaries’ (including the second surviving corporation’s) freedom of action with respect to, or their ability to retain, one or more of their subsidiaries’ (including the second surviving corporation’s) assets (whether tangible or intangible), products or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the closing of the transaction;

provided, that neither KCS nor any of its subsidiaries will be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of KCS or any of its subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to KCS or its subsidiaries only from and after the effective time in the event that the closing occurs.

Notwithstanding the foregoing, other than with respect to the STB final approval, the merger agreement does not require CPRL or any of its affiliates to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining any CPRL approvals that would reasonably be expected to have a material adverse effect with respect to CPRL and its subsidiaries, taken as a whole, after giving effect to the transaction (measured on a scale relative to KCS and its subsidiaries, taken as a whole).

Cooperation and Consultation

Each of KCS, CPRL and the merger subs will cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to the provisions in the merger agreement summarized in this section, and, subject to applicable legal limitations and the instructions of any governmental entity, KCS, on the one hand, and CPRL and each merger sub, on the other hand, will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly informing and furnishing the other with copies of notices or other communications received or given by CPRL or KCS, as the case may be, or any of their respective subsidiaries, from or to any third party and/or any governmental entity with respect to such transactions. Subject to applicable law relating to the exchange of information, KCS, on the one hand, and CPRL and each merger sub, on the other hand, will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any governmental entity.

Each of KCS, CPRL and the merger subs agrees not to initiate or agree to participate in any meeting or discussion, either in person or by telephone or videoconference, with any governmental entity in connection with the transaction unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate.

CPRL will, acting reasonably, devise and implement the strategy and timing for obtaining any consents required under any applicable law in connection with the transactions contemplated by the merger agreement and CPRL will, for the avoidance of doubt, have the final authority over the development, presentation and conduct of the STB case. CPRL will take the lead in all meetings and communications with any governmental entity in connection with obtaining such consents; provided, that CPRL will consult in advance with KCS and in good faith take KCS’s views into account regarding the overall strategy and timing. KCS and its subsidiaries will not initiate any such discussions or proceedings with any governmental entity, or take or agree to take any actions, restrictions or conditions with respect to obtaining any consents in connection with the transactions contemplated by the merger agreement without the prior written consent of CPRL.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any law, each of KCS, CPRL and the merger subs will cooperate in all respects with each other and will contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

Voting Trust Agreement

Subject to the merger agreement, applicable law and to the rules, regulations and practices of the STB, the voting trust agreement may be modified or amended at any time by CPRL and merger holdco in their sole discretion, including to reflect changes requested by the STB or CFIUS; provided, that:

•

prior to the effective time, the voting trust agreement may not be modified or amended without the prior written consent of KCS unless such modification or amendment is not inconsistent with the merger agreement and is not adverse to KCS or its stockholders and would not reasonably be expected to have a material and adverse effect on the STB voting trust approval;

•

whether prior to or after the effective time, the voting trust agreement may not be modified or amended without the prior written consent of KCS if such modification or amendment would reasonably be expected to materially increase the liability exposure of the board of directors of the second surviving corporation under applicable law; and

•

any modification to the Voting Trust Agreement would be submitted to the STB for review and approval and the STB would have authority to compel amendment of the Voting Trust Agreement or compliance by the Trustee with any divestiture order or other directive.

No power of the second surviving corporation, CPRL or any of its affiliates provided for in the voting trust agreement may be exercised in a manner which violates the merger agreement.

Other Covenants and Agreements

CPRL and KCS have agreed in the merger agreement to various other covenants and agreements regarding various matters, including with respect to:

•

each party providing the other party with reasonable access, subject to compliance with applicable laws, to such party’s businesses, properties, personnel, agents, contracts, commitments, books and records and other reasonably requested information during the period prior to the effective time and, in the case of KCS, prior to the control date;

•

cooperation between CPRL and KCS in the preparation and filing of this proxy statement/prospectus and the management information circular and coordination of the KCS special meeting and CPRL special meeting, including commercially reasonable efforts to cause the two meetings to occur on the same calendar day (and in any event as close in time as possible);

•

each party taking such actions as are necessary to complete the transactions contemplated by the merger agreement if any takeover statute is or may become applicable to the transactions contemplated by the merger agreement;

•	cooperation between KCS, CPRL and the merger subs in connection with public announcements regarding the transactions contemplated by the merger agreement;

•

cooperation with CPRL and the use of reasonable best efforts by KCS to delist KCS common stock from the NYSE and deregister KCS common stock under the U.S. Exchange Act as promptly as practicable after the effective time;

•

the use of reasonable best efforts by CPRL to cause the CPRL common shares that are to be issued in the first merger to be listed on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions, prior to the effective time;

•

each party taking reasonably necessary or advisable steps to cause any dispositions of KCS equity securities and any acquisitions of CPRL equity securities, pursuant to the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act to be exempt under Rule 16b-3 promulgated under the U.S. Exchange Act;

•

KCS giving CPRL the reasonable opportunity to participate in the defense or settlement of any stockholder litigation brought against KCS or the KCS board relating to the transactions contemplated by the merger agreement and KCS refraining from compromising or settling, or agreeing to compromise or settle, any such stockholder litigation without the prior written consent of CPRL (which will not be unreasonably withheld, conditioned or delayed);

•	certain tax matters;

•	coordination between the parties of the declaration, setting of record dates and payment dates of dividends on KCS common stock; and

•	CPRL and surviving merger sub executing and delivering written stockholder consents of the merger subs adopting and approving the merger agreement.

Termination or Abandonment of the Merger Agreement

The merger agreement may be terminated and abandoned at any time prior to the effective time whether before or after any approval by the KCS stockholders or the CPRL shareholders of the matters presented in connection with the transaction:

•	by mutual written consent of KCS and CPRL;

•	by either KCS or CPRL, if:

•	the effective time has not occurred on or before the end date; provided, that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the transaction on or before such date;

•

any court or other governmental entity of competent jurisdiction has issued or entered an injunction or similar order that prohibits or makes illegal the completion of the transaction or the voting trust transaction, and such order or injunction has become final and non-appealable; provided, that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in a manner that has been the primary cause of such injunction or order;

•	the KCS stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof; or

•	the CPRL shareholder approval is not obtained at the CPRL special meeting or at any adjournment or postponement thereof; or

•	by KCS:

•

if there has been a breach or failure to perform in any material respect by CPRL or the merger subs of any representation, warranty, covenant or agreement set forth in the merger agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable prior to the end date, or if curable prior to the end date, has not been cured within 45 business days after the giving of notice thereof by KCS; however, the right to terminate the merger agreement due to such a breach or failure will not be available to KCS if KCS is in material breach of any representation, warranty, agreement or covenant contained in the merger agreement;

•	prior to receipt of the KCS stockholder approval, in order to enter into a definitive agreement providing for a superior proposal in respect of KCS; or

•	prior to receipt of the CPRL shareholder approval, if the CPRL board has effected a change of recommendation; or

•	by CPRL:

•

if there has been a breach or failure to perform in any material respect by KCS of any representation, warranty, covenant or agreement set forth in the merger agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable prior to the end date, or if curable prior to the end date, has not been cured within 45 business days after the giving of notice thereof by CPRL; however, the right to terminate the merger agreement due to such a breach or failure will not be available to CPRL if CPRL or any merger sub is in material breach of any representation, warranty, agreement or covenant contained in the merger agreement; or

•	prior to receipt of the KCS stockholder approval, if the KCS board has effected a change of recommendation.

Effect of Termination

Except as described in the section below entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement—Termination Fees,” on page 166, if the merger agreement is validly terminated in accordance with its terms, the merger agreement will be null and void and there will be no liability on the part of KCS, CPRL, either merger sub or their respective subsidiaries or affiliates, except that (i) certain provisions of the merger agreement will survive such termination, including those relating to termination payments and confidentiality, and (ii) no such termination will relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in the merger agreement prior to its termination.

Termination Fees

KCS has agreed to pay a termination payment of $700.0 million to CPRL, in consideration for CPRL’s disposition of its contractual rights under the merger agreement, if:

•	the merger agreement is terminated by KCS prior to receipt of the KCS stockholder approval, in order to enter into a definitive agreement providing for a superior proposal in respect of KCS;

•	the merger agreement is terminated by CPRL because, prior to receipt of the KCS stockholder approval, the KCS board has effected a change of recommendation; or

•

(i) after the date of the merger agreement, a qualifying transaction in respect of KCS is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two business days prior to, the KCS special meeting; (ii) the merger agreement is terminated by (A) either party as a result of the occurrence of the end date prior to receipt of the KCS stockholder approval or due to the failure to obtain the KCS stockholder approval or (B) CPRL for KCS having breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreement contained in the merger agreement (as described above); and (iii) concurrently with or within 12 months after such termination KCS consummates a qualifying transaction or enters into a definitive agreement providing for a qualifying transaction and later consummates such transaction.

CPRL has agreed to pay or cause to be paid a termination payment of $700.0 million to KCS, in consideration for KCS’s disposition of its contractual rights under the merger agreement, if:

•	the merger agreement is terminated by KCS prior to receipt of the CPRL shareholder approval because the CPRL board has effected a change of recommendation; or

•

(i) after the date of the merger agreement, a qualifying transaction in respect of CPRL is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two business days prior to, the CPRL special meeting; (ii) the merger agreement is terminated by (A) either party for the effective time not occurring on or before the end date prior to the receipt of the CPRL shareholder approval or due to the failure to obtain the CPRL shareholder approval or (B) KCS for CPRL or either merger sub having breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement (as described above); and (iii) concurrently with or within 12 months after such termination CPRL consummates a qualifying transaction or enters into a definitive agreement providing for a qualifying transaction and later consummates such transaction.

CPRL has also agreed to pay or cause to be paid a termination payment of $1.0 billion to KCS if CPRL or KCS terminates the merger agreement in connection with (i) the effective time not occurring on or before the end date as a result of an injunction or order entered or issued by a governmental entity pursuant to the Interstate Commerce Commission Termination Act of 1995, the Surface Transportation Board Reauthorization Act of 2015 or any other law relating to the regulation of the railroad industry (which we refer to collectively as “railroad laws”), or Section 721, which continues to be in effect that prohibits or makes illegal the consummation of the transaction or the voting trust transaction, and, in any such case, all of the other mutual conditions to the obligations of CPRL and KCS and all of the other conditions to the obligations of CPRL and the merger subs to effect the transaction have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing; provided, that such conditions were then capable of being satisfied if the closing had taken place) and no breach by KCS of its regulatory efforts obligations has contributed materially and substantially to the failure of such regulatory conditions to be satisfied or (ii) a final and non-appealable order of a governmental entity pursuant to any railroad law or Section 721 prohibiting or making illegal the consummation of the transaction or the voting trust transaction; provided, that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in a manner that has been the primary cause of such order.

KCS has agreed to pay to CPRL the CN termination amount refund of $700.0 million in cash if:

•	the merger agreement is terminated by KCS prior to receipt of the KCS stockholder approval, in order to enter into a definitive agreement providing for a superior proposal in respect of KCS;

•

the merger agreement is terminated by CPRL because KCS has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would result in a failure of a condition of CPRL and merger subs’ obligations or CPRL and KCS’s obligations and (B) cannot be cured by the end date or, if curable, was not cured within 45 business days following CPRL’s delivery of written notice to KCS stating CPRL’s intention to terminate the merger agreement and the basis for such termination; or

•	the merger agreement is terminated by CPRL because, prior to receipt of the KCS stockholder approval, the KCS board has effected a change of recommendation.

Any termination payment payable will be paid as proceeds in consideration for the disposition of the receiving party’s rights under the merger agreement. The $700.0 million CN termination amount refund will not constitute a penalty, but will constitute a refund and return of amounts previously remitted or caused to be remitted by CPRL to KCS, and be payable as a consequence of the disposition of the rights of the recipient under the merger agreement. Subject to the exceptions and qualifications in the merger agreement, KCS and CPRL are required to gross-up any termination payment or the $700.0 million CN termination amount refund payable by them for certain required tax withholdings or deductions.

Expenses

Except as set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of any regulatory filing (including any filings under antitrust laws and/or in respect of consents and approvals listed in the disclosure schedules) will be borne by CPRL.

Modification, Amendment or Waiver

At any time prior to the effective time, whether before or after receipt of the KCS stockholder approval and the CPRL shareholder approval, any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by KCS, CPRL and each merger sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that (a) after receipt of the KCS stockholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of KCS, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of KCS and (b) after receipt of the CPRL shareholder approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the NYSE or the TSX require further approval of the shareholders of CPRL, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of CPRL. No failure or delay by any party in exercising any right under the merger agreement will operate as a waiver of such right nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement. The rights and remedies therein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Specific Enforcement; Remedies

Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

In circumstances where CPRL is obligated to consummate the transaction and the transaction has not been consummated, CPRL and each merger sub expressly acknowledge and agree that KCS and its stockholders will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically CPRL’s and each merger sub’s obligations to consummate the transaction.

Each party further agrees that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the specific performance section of the merger agreement, as summarized above, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The merger agreement is governed by the law of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

THE VOTING TRUST

The summary of certain terms of the voting trust below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the form of the voting trust agreement, a copy of which is attached as Exhibit A to the merger agreement, which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the voting trust that might be important to you. You are urged to read the form of voting trust agreement carefully and in its entirety because it is the legal document that governs the transaction.

Under the voting trust agreement, immediately following the post-closing contributions, merger holdco will deposit or cause to be deposited with the trustee the certificates of all of the outstanding shares of capital stock of the second surviving corporation, creating an irrevocable voting trust in respect of the trust stock. Upon depositing the trust stock, merger holdco will receive voting trust certificates representing the deposited shares (which we collectively refer to as the “trust certificates”). In its capacity as the trustee, the trustee will be required to vote all trust stock as further described below. Although merger holdco will remain the beneficial owner of the trust stock, CPRL and merger holdco will be unable to exercise control over KCS while the trust stock is held by the trustee.

The voting trust agreement requires the trustee to vote all trust stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the transactions contemplated by the merger agreement, and, until the STB has issued a final order approving the transaction and common control of KCS by CPRL, against any proposed merger, business combination or similar transaction involving KCS but not involving CPRL or one of its affiliates. On other matters (including the election or removal of directors), the trustee generally will vote the trust stock in the trustee’s sole discretion, unless merger holdco, as the holder of a trust certificate, with the prior written approval of the STB, directs the trustee as to any such vote with respect to the trust stock represented by such trust certificate. Under the voting trust agreement, the trustee is generally prohibited from exercising the voting powers of the trust stock in any way that would create any dependence or intercorporate relationship between (i) CPRL or its affiliates, on the one hand, and (ii) KCS or its affiliates, on the other hand, and is also prohibited from selling, leasing, assigning, transferring, alienating, pledging, encumbering or hypothecating the trust stock and/or any major assets of KCS.

Pending the termination of the voting trust, the trustee will pay to merger holdco, as registered holder of the trust certificates, all cash dividends and cash distributions on the trust stock. Under the voting trust agreement, and notwithstanding the foregoing, CPRL may at any time cause merger holdco to sell or otherwise dispose of all or any part of the trust stock, subject to obtaining any necessary regulatory approvals. With respect to any such sale or disposal proposed, the voting trust agreement provides that the trustee must take all actions reasonably requested by merger holdco (including, without limitation, exercising all voting rights in respect of the trust stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, such sale or disposition by merger holdco). The voting trust agreement provides that, in the event the STB final approval is granted, or in the event that the law is amended to allow CPRL or its affiliates to acquire control of KCS without obtaining STB final approval or other governmental approval (and upon delivery of an opinion of independent counsel selected by the STB that no order of the STB or other governmental authority is required), the trustee will transfer the trust stock to or upon the order of merger holdco, as registered holder of the trust certificates, and the voting trust shall terminate.

The voting trust agreement provides that, in the event that there has been an STB denial, CPRL will use its reasonable best efforts to, directly or indirectly, (i) sell the trust stock to one or more eligible purchasers, or (ii) otherwise dispose of the trust stock, during a period of two years after such STB denial or such extension of the two-year period as the STB may approve. Any such disposition will be subject to the jurisdiction of the STB to oversee CPRL’s direct or indirect divestiture of the trust stock. In connection with such an event, the trustee would continue to perform its duties under the voting trust agreement and, if CPRL fails to so sell or distribute the trust stock during such period, the trustee will as soon as practicable sell the trust stock for cash to one or more eligible purchasers in such manner and for such price as the trustee in its discretion deems reasonable after consultation with CPRL. For purposes of the voting trust agreement, an “eligible purchaser” is a person or entity not affiliated with CPRL and that has all necessary regulatory authority, if any, to purchase the trust stock. CPRL must cooperate with the trustee in so disposing of the trust stock and the trustee must act in accordance with any direction made by CPRL as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale or other disposition would be distributed to merger holdco (or, if applicable, one or more other wholly owned subsidiaries of CPRL), as registered holder(s) of the trust certificates.

The voting trust agreement provides that the trustee will receive reasonable and customary compensation for all services rendered under the voting trust agreement and will be indemnified by CPRL.

Neither the trustee nor any affiliate of the trustee may have (i) any officers, or members of their respective boards or directors, in common with CPRL or any of its affiliates, or (ii) any direct or indirect business arrangements or dealings, financial or otherwise, with CPRL or any of its affiliates, other than dealings pertaining to establishment and carrying out of the trust. During the term of the trust, the trustee will not own any stock or securities of CPRL or any of its affiliates; provided that, the trustee may own interests in any independently managed diversified mutual fund that owns stock or securities of CPRL and/or any of its affiliates. Neither CPRL nor its affiliates may purchase the stock or securities of the trustee or any affiliate of the trustee.

Subject to applicable law and to the rules, regulations and practices of the STB, until the voting trust agreement is executed, CPRL may amend the terms thereof in its sole discretion; provided that (x) prior to the completion of the post-closing contributions, as described in the merger agreement, the voting trust agreement may not be modified or amended without the prior written consent of KCS unless such modification or amendment is not inconsistent with the merger agreement, is not adverse to KCS and its stockholders and would not reasonably be expected to have a material and adverse effect on receipt of the STB voting trust approval; (y) the voting trust agreement may not be modified or amended without the prior written consent of KCS if such modification or amendment would reasonably be expected to materially increase the liability exposure of the board of directors of the second surviving corporation under applicable law; and (z) any modification to the Voting Trust Agreement would be submitted to the STB for review and approval and the STB would have authority to compel amendment of the Voting Trust Agreement or compliance by the Trustee with any divestiture order or other directive. Following the execution of the voting trust agreement, the voting trust agreement may only be modified or amended by agreement executed by the trustee, CPRL, merger holdco and any other registered holder(s) of the trust certificates (a) pursuant to an order of the STB, (b) with the prior approval of the STB, (c) in order to comply with any order of the STB, or (d) upon receipt of an opinion of counsel satisfactory to the trustee and the registered holder(s) of trust certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the merger agreement and is consistent with the regulations of the STB regarding voting trusts.

On May 6, 2021, the STB issued a decision indicating that it had conducted a full review of the voting trust submitted to the STB Staff in March 2021 and granted approval for the use of the voting trust to consummate the transaction, subject to the condition that the voting trust agreement be modified to prohibit the trustee from owning securities of CPRL or its affiliates during the existence of the voting trust. CPRL made the requisite modification. The voting trust agreement proposed for use with the transaction is unchanged from that modified in respect to the STB’s May 6 decision.

On September 15, 2021, CPRL and KCS filed with the STB an Amended Notice of Intent indicating that they had entered a new agreement providing for CPRL’s acquisition of KCS, that they would file an application seeking STB control approval on or shortly after October 20, 2021 and that CPRL intended to indirectly acquire the shares of KCS prior to receiving control approval via the use of a voting trust that was substantially identical to that reviewed and approved by the STB in its May 6 decision.

On September 30, 2021, the STB issued a decision confirming that the transaction described in the September 15 Amended Notice of Intent was the “same transaction” that had been noticed in March 2021 and that the STB’s May 6, 2021 approval for CPRL’s proposed use of a voting trust to acquire KCS applies to the voting trust proposed for use with the transaction agreed to on September 15.

For more information, see “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction,” on page 110.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 15, 2021, CPRL, surviving merger sub and first merger sub entered into the merger agreement with KCS. Following the satisfaction or waiver of the conditions to CPRL’s and KCS’s obligations to effect the transaction, including obtaining CPRL shareholder approval and KCS stockholder approval and certain other regulatory approvals, (1) first merger sub will merge with and into KCS with KCS surviving the first merger as a wholly owned subsidiary of surviving merger sub, and (2) immediately following the effective time, KCS will merge with and into surviving merger sub with surviving merger sub surviving the second merger as a direct wholly owned subsidiary of CPRL (together referred to as the “transaction”). Immediately following the second merger and the post-closing contributions, all of the outstanding shares of capital stock of surviving merger sub, as successor to KCS, will be deposited by merger holdco into the voting trust subject to the voting trust agreement, pending STB final approval.

Following the transaction, once STB final approval and approval from other applicable regulatory authorities is obtained, CPRL (through its wholly owned subsidiary, merger holdco), would be permitted to acquire control of KCS, the voting trust would be terminated and CPRL (through merger holdco) would acquire control over KCS’s railroad operations (which we refer to, together with the transaction, for purposes of the pro forma financial information (as defined below), as the “acquisition”). Following the acquisition, the combined entity will be named Canadian Pacific Kansas City (“CPKC”).

Under the merger agreement, CPRL has agreed to pay, on behalf of surviving merger sub (i) holders of KCS common stock issued and outstanding as of immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) an amount per share equal to the cash consideration of US$90 in cash, without interest, and the share consideration of 2.884 CPRL common shares and (ii) holders of KCS preferred stock issued and outstanding as of immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) an amount per share equal to the preferred merger consideration of US$37.50 in cash, without interest. The total purchase consideration, including the merger consideration and preferred merger consideration, to be paid in the transaction by or on behalf of surviving merger sub, and including the amounts remitted by and on behalf of CPRL in respect of the CN agreement termination payment and CN refund is estimated to be C$35.3 billion, based on the CPRL common share price of US$71.62 and the U.S. dollar to Canadian dollar exchange rate at October 14, 2021 of 1.2372. An increase (decrease) of 10% in the price of CPRL common shares would cause a C$2,340 million increase (decrease) in the estimated value of the merger consideration, and correspondingly, in the estimated value of Goodwill and intangible assets. A five-cent increase/(decrease) in the Canadian dollar relative to the U.S. dollar would cause a C$409 million increase/(decrease) in the estimated value of the cash consideration, and correspondingly, in the estimated value of Goodwill and intangible assets.

The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2020 and the nine months ended September 30, 2021 combine the historical consolidated statements of income of CPRL and KCS, after giving effect to the acquisition and other adjustments (as defined below) as if they had occurred on January 1, 2020. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2021 combines the historical consolidated balance sheets of CPRL and KCS, after giving effect to the acquisition and other adjustments as if they had occurred on September 30, 2021. We refer to these Unaudited Pro Forma Condensed Consolidated Statements of Income and Unaudited Pro Forma Condensed Consolidated Balance Sheet as the “pro forma financial information.”

Adjustments in the pro forma condensed consolidated financial information to align KCS’s income statement and balance sheet amounts to CPRL’s presentation, CPRL’s and KCS’s transaction and related financing costs incurred and expected to be incurred, and the associated income tax impacts of recognizing these costs are defined here as “other adjustments”. For the purposes of the pro forma financial information, all CP and KCS transaction and related financing costs incurred, or to be incurred, to effect the acquisition, have been included in other adjustments on the basis that all such costs are incurred to achieve the final acquisition as defined above.

The pro forma financial information has been prepared for illustrative and informational purposes only in accordance with Regulation S-X Article 11, “pro forma financial information” and applicable Canadian securities laws to illustrate the estimated effects of the acquisition and certain other related transactions and adjustments described below (collectively, “adjustments” or “transaction accounting adjustments”). The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what CPKC’s consolidated statement of income or consolidated balance sheet actually would have been had the acquisition and other adjustments been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project the future financial position or operating results of CPKC following the completion of the acquisition. The pro forma financial information does not include adjustments to reflect any potential revenue or operational synergies or cost savings that may be achievable in connection with the acquisition. The pro forma financial information does not reflect any divestitures or any other actions that may be required by regulatory or governmental authorities in connection with obtaining regulatory approvals and clearances for the transaction.

The pro forma financial information has been prepared using the acquisition method of accounting under U.S. GAAP, with CPRL being the accounting acquirer in the acquisition. The pro forma adjustments are preliminary and will be different from the adjustments based on final acquisition accounting when completed, and the differences could be material.

Following the closing date, and until STB final approval is obtained and CPRL (through merger holdco) acquires control of KCS, CPRL expects to account for its 100% indirect equity ownership investment in KCS using the equity method of accounting. The pro forma financial information has been prepared on the assumption that CPRL (through merger holdco) has assumed control of KCS as the ultimate outcome of the acquisition will be a business combination of CPRL and KCS.

The pro forma financial information reflects pro forma adjustments CPRL believes are necessary to present fairly CPKC’s pro forma results of income and financial position following the completion of the acquisition as of and for the periods indicated. The pro forma adjustments are based on currently available information and assumptions CPRL believes are, under the circumstances and given the information available at this time, reasonable, directly attributable to the acquisition, and reflective of adjustments necessary to report CPKC’s financial condition and results of operations as if CPRL completed the acquisition.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

CANADIAN PACIFIC KANSAS CITY

(currently Canadian Pacific Railway Limited)

Pro forma condensed consolidated balance sheet (unaudited) as at September 30, 2021

(in millions of Canadian dollars)	Historical Canadian Pacific Railway Limited	Adjusted Historical Kansas City Southern (note 3)	Transaction Accounting Adjustments	Notes	Consolidated

Assets
Current assets:
Cash and cash equivalents	$210	$599	$—		$809
Restricted cash and cash equivalents	13	—	—		13
Accounts receivable, net	811	341	—		1,152
Materials and supplies	227	164	—		391
Other current assets	190	71	—		261

	1,451	1,175	—		2,626

Investments	205	70	—		275
Properties	21,007	11,694	—		32,701
Goodwill and intangible assets	372	—	30,349	4(f)	30,721
Pension asset	1,232	—	—		1,232
Other assets	405	406	88	5(a)	881
			(18)	4(c)
Payment to Kansas City Southern	1,773	—	(1,773)	4(i)	—
Operating lease right-of-use asset	—	88	(88)	5(a)	—

Total assets	$26,445	$13,433	$28,558		$68,436

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,744	$1,614	$(1,142)	4(i)/5(c)	$2,488
			16	5(f)
			38	5(b)
			149	4(d)/5(b)
			69	5(f)
Bridge facility	—	—	10,516	5(c)	10,516
Long-term debt maturing within one year	1,932	11	—		1,943

	3,676	1,625	9,646		14,947

Pension and other benefit liabilities	825	—	23	5(a)	848
Other long-term liabilities	522	192	58	5(a)	776
			27	5(f)
			(23)	5(a)
Long-term debt	8,036	4,804	671	4(e)	13,511
Deferred income taxes	3,918	1,361	46	4(h)	5,325
Long-term operating lease liabilities	—	58	(58)	5(a)	—

Total liabilities	16,977	8,040	10,390		35,407

Shareholders’ equity:
Share capital	2,008	8	23,251	4(a)	25,259
			(8)	4(g)
Additional paid-in capital	68	1,177	(1,177)	4(g)	68
Accumulated other comprehensive (loss) income	(2,643)	58	(58)	4(g)	(2,643)
Retained earnings	10,035	3,733	(3,733)	4(g)	9,928
			(38)	5(b)
			(69)	5(f)

	9,468	4,976	18,168		32,612

Non controlling interest	—	417	—	4(b)	417

Total equity	9,468	5,393	18,168		33,029

Total liabilities and equity	$26,445	$13,433	$28,558		$68,436

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

CANADIAN PACIFIC KANSAS CITY

(currently Canadian Pacific Railway Limited)

Pro forma condensed consolidated statement of income (unaudited)

For the nine months ended September 30, 2021

(in millions of Canadian dollars, except per share data)	Historical Canadian Pacific Railway Limited	Adjusted Historical Kansas City Southern (note 3)	Transaction Accounting Adjustments	Notes		Consolidated

Revenues	$5,955	$2,752	$—	5	(a)	$8,707

Operating expenses:
Compensation and benefits	1,165	490	7	5	(f)	1,662
Fuel	623	285	—			908
Materials	164	—	105	5	(a)	269
Materials and other	—	289	(289)	5	(a)	—
Equipment rents	92	81	—			173
Depreciation and amortization	605	343	—	5	(e)	948
Purchased services and other	932	201	184	5	(a)	1,170
			(147)	5	(b)
Merger costs	—	972	(972)	5	(b)	—

Total operating expenses	3,581	2,661	(1,112)			5,130

Operating income	2,374	91	1,112			3,577

Less:
Other expense (income)	253	(1)	1	5	(a)	(59)
			(17)	5	(a)
			(295)	5	(b)
Merger termination fee	(845)	—	845	5	(b)	—
Other components of net periodic benefit recovery	(286)	—	—			(286)
Net interest expense	315	147	326	5	(c)	788
Equity in net earnings of affiliates	—	(17)	17	5	(a)	—
Foreign exchange loss	—	1	(1)	5	(a)	—

	(563)	130	876			443

Income (loss) before income tax expense	2,937	(39)	236			3,134

Less: Income tax expense	617	46	138	5	(d)	801

Net income (loss)	$2,320	$(85)	$98			$2,333

Less: Net income attributable to non controlling interest	—	2	—			2

Net income (loss) attributable to controlling shareholders	$2,320	$(87)	$98			$2,331

Earnings per share:
Basic	$3.48			6		$2.51
Diluted	$3.46			6		$2.50

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

CANADIAN PACIFIC KANSAS CITY

(currently Canadian Pacific Railway Limited)

Pro forma condensed consolidated statement of income (unaudited)

For the year ended December 31, 2020

(in millions of Canadian dollars, except per share data)	Historical Canadian Pacific Railway Limited	Adjusted Historical Kansas City Southern (note 3)	Transaction Accounting Adjustments	Notes		Consolidated

Revenues	$7,710	$3,532	$—	5	(a)	$11,242

Operating expenses:
Compensation and benefits	1,560	639	13	5	(a)	2,328
			116	5	(f)
Fuel	652	295	—			947
Materials	216	—	124	5	(a)	340
Materials and other	—	350	(350)	5	(a)	—
Equipment rents	142	115	10	5	(a)	267
Depreciation and amortization	779	480	—	5	(e)	1,259
Purchased services and other	1,050	266	181	5	(b)	1,984
			243	5	(b)
			18	5	(a)
			226	5	(a)
Write-off of software development costs	—	18	(18)	5	(a)	—
Restructuring charges	—	23	(23)	5	(a)	—

Total operating expenses	4,399	2,186	540			7,125

Operating income	3,311	1,346	(540)			4,117

Less:
Other (income) expense	(7)	(3)	40	5	(a)	382
			2	5	(a)
			51	5	(c)
			299	5	(b)
Merger termination fee	—	—	(845)	5	(b)	(845)
Other components of net periodic benefit recovery	(342)	—	—			(342)
Net interest expense	458	202	432	5	(c)	1,092
Equity in net losses of affiliates	—	2	(2)	5	(a)	—
Foreign exchange loss	—	40	(40)	5	(a)	—

	109	241	(63)			287

Income before income tax expense	3,202	1,105	(477)			3,830

Less: Income tax expense	758	274	(113)	5	(d)	919

Net income	$2,444	$831	$(364)			$2,911

Less: Net income attributable to non controlling interest	—	3	—			3

Net income attributable to controlling shareholders	$2,444	$828	$(364)			$2,908

Earnings per share:
Basic	$3.61			6		$3.09
Diluted	$3.59			6		$3.09

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

CANADIAN PACIFIC KANSAS CITY

(currently Canadian Pacific Railway Limited)

Notes to Pro Forma Condensed Consolidated Financial Information (unaudited)

As at and for the nine months ended September 30, 2021 and for the year ended December 31, 2020

1.	Basis of presentation:

On September 15, 2021, CPRL, surviving merger sub and first merger sub entered into the merger agreement with KCS. Following the satisfaction or waiver of the conditions to CPRL’s and KCS’s obligations to effect the transaction, including obtaining the CPRL shareholder approval and KCS stockholder approval and certain other regulatory approvals, (1) first merger sub will merge with and into KCS with KCS surviving the first merger as a wholly owned subsidiary of surviving merger sub, and (2) immediately following the effective time, KCS will merge with and into surviving merger sub with surviving merger sub surviving the second merger as a direct wholly owned subsidiary of CPRL. Immediately following the second merger and the post-closing contributions, all of the outstanding shares of capital stock of surviving merger sub, as successor to KCS, will be deposited by merger holdco into the voting trust subject to the voting trust agreement, pending STB final approval. Following the transaction, and once STB final approval and approval from other applicable regulatory authorities is obtained, CPRL (through its wholly owned subsidiary, merger holdco), would be permitted to acquire control of KCS. The voting trust would be terminated and CPRL (through merger holdco) would then acquire control over KCS’s railroad operations. Following the acquisition, the combined entity will be named Canadian Pacific Kansas City.

Under the merger agreement, CPRL has agreed to pay, on behalf of surviving merger sub (i) holders of KCS common stock issued and outstanding as of immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) an amount per share equal to the cash consideration of US$90.00 in cash, without interest, and the share consideration of 2.884 CPRL common shares and (ii) holders of KCS preferred stock issued and outstanding as of immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) an amount per share equal to US$37.50 in cash, without interest. The total purchase consideration to be paid in the transaction is estimated to be C$35.3 billion, based on the CPRL common share price of US$71.62 and the U.S. dollar to Canadian dollar exchange rate at October 14, 2021 of 1.2372. An increase (decrease) of 10% in the price of CPRL common shares would cause a C$2,340 million increase (decrease) in the estimated value of the total consideration, and correspondingly, in the estimated value of Goodwill and intangible assets. A five-cent increase (decrease) in the Canadian dollar relative to the U.S. dollar would cause a C$409 million increase (decrease) in the estimated value of the cash consideration, and correspondingly, in the estimated value of Goodwill and intangible assets.

Under the merger agreement, at the effective time, (1) each option to purchase shares of KCS common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time will, at the effective time, become fully vested and be converted into the right to receive an amount in cash equal to (i) the excess, if any, of (a) the merger consideration value over (b) the exercise price per share of KCS common stock of such option multiplied by (ii) the total number of shares of KCS common stock subject to such option as of immediately prior to the effective time, less applicable tax withholding (if any) with respect to the payment of such cash; (2) each award of shares of KCS common stock granted subject to any vesting, forfeiture or other lapse restrictions that is outstanding as of immediately prior to the effective time and was granted prior to March 21, 2021, will, at the effective time, be converted into the right to receive (i) the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award as of immediately prior to the effective time and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, less applicable tax withholding (if any) with respect to the payment of such merger consideration or cash;

(3) each award of shares of KCS common stock granted subject to any vesting, forfeiture or other lapse restrictions that is outstanding as of immediately prior to the effective time and was granted on or after March 21, 2021, will, at the effective time, be converted into an award that entitles the holder to receive (i) an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS restricted share award and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award (where each such cash-based award described in this clause (3) will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS restricted share award, except that such award will vest in full upon a qualifying termination); and (4) each award of performance shares that corresponds to shares of KCS common stock that is outstanding as of immediately prior to the effective time will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS performance share award, with the number of shares of KCS common stock subject to each such award equal to 200% of the target number of shares of KCS common stock covered by each such award as of immediately prior to the effective time.

CPRL and CPRC have arranged a commitment for a bridge facility on the terms set out in the debt commitment letters that, if needed, will be available to CPRC, through surviving merger sub, to fund the cash consideration payable to the KCS stockholders. The floating interest rate on the bridge facility is assumed to be 4.5% and, if drawn, the facility will mature 364 days post closing of the transaction. CPRL anticipates CPRC issuing a series of term notes with varying maturity dates that ultimately will be used to fund the cash consideration.

The Unaudited Pro Forma Condensed Consolidated Financial Information (the “pro forma financial information”) has been prepared for inclusion in the proxy statement/prospectus which forms a part of the registration statement filed on Form F-4 with respect to CPRL’s common shares to be issued in the transaction.

The pro forma financial information has been prepared from:

•

The Interim Consolidated Financial Statements of CPRL as at and for the nine months ended September 30, 2021 included in CPRL’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021;

•

The Interim Consolidated Financial Statements of KCS as at and for the nine months ended September 30, 2021 included in KCS’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021;

•	The Consolidated Financial Statements of CPRL as at and for the year ended December 31, 2020 as included in CPRL’s Annual Report on Form 10-K for the year ended December 31, 2020; and

•	The Consolidated Financial Statements of KCS as at and for the year ended December 31, 2020 as included in KCS’s Annual Report on Form 10-K for the year ended December 31, 2020.

Upon the closing, and only for the period that the outstanding shares of the capital stock of the second surviving corporation (as successor to KCS) are held in the voting trust, CPRL will account for its 100% indirect equity ownership of the second surviving corporation using the equity method of accounting. Once the STB has completed its review of the transaction and approved CPRL’s acquisition of control of KCS, CPRL will consolidate KCS prospectively and CPRL will remeasure the equity method investment to fair value immediately before KCS is consolidated, with any resulting gain or loss recognized in net income. As the ultimate outcome of the transaction, assuming receipt of STB final approval, will be a business

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combination, the unaudited pro forma financial information presented in this proxy statement/prospectus has been prepared on the basis of a business combination beginning at the assumed effective time of the transaction.

The pro forma financial information includes all adjustments necessary to be consistent with U.S. GAAP and in accordance with Regulation S-X Article 11. The Unaudited Pro Forma Condensed Consolidated Balance Sheet (the “pro forma balance sheet”) gives effect to the acquisition as if it had occurred on September 30, 2021. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 2021 and the year ended December 31, 2020 (collectively, the “pro forma statements of income”) give effect to the acquisition as if it occurred on January 1, 2020.

The pro forma financial information does not include adjustments to reflect any potential revenue or operational synergies or cost savings that may be achievable in connection with the transaction contemplated therein.

The pro forma financial information may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results that may be obtained in the future. The pro forma financial information should be read in conjunction with the consolidated financial statements of CPRL and KCS referred to above.

2.	Principles of consolidation:

The pro forma financial information has been prepared on the basis that CPRL will account for the acquisition as a purchase of KCS using the acquisition method pursuant to Accounting Standards Codification 805 “Business Combinations” (“ASC 805”). Under the acquisition method, assets and liabilities of KCS are recorded at their fair value on the date of the acquisition and the total consideration is allocated to the tangible and intangible assets acquired and liabilities assumed.

The adjustments to the pro forma financial information are preliminary and have been made solely for the purpose of presenting the pro forma financial information, which are necessary to comply with applicable disclosure and reporting requirements. The allocation of the estimated consideration is pending finalization of various estimates, inputs and analyses. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the purchase of KCS, the actual amounts eventually recorded for the purchase accounting, including the identifiable intangibles and goodwill, may differ materially from the information presented. Refer to note 4.

3.	Presentation currency:

CPRL’s consolidated financial statements are presented in Canadian dollars whilst the consolidated financial statements of KCS are presented in U.S. dollars. For purposes of the pro forma financial information, the balance sheet of KCS has been translated to Canadian dollars at the September 30, 2021 foreign exchange rate and the statements of income for the year ended December 31, 2020 and the nine months ended September 30, 2021 have been translated to Canadian dollars at the average foreign exchange rates for the respective periods.

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A summary of the translation of KCS’s financial statements is as follows:

Balance Sheet

As at September 30, 2021

(in millions)	Historical Kansas City Southern as reported in U.S. dollars	Adjusted Historical Kansas City Southern in Canadian dollars translated at 1.2741
Cash and cash equivalents	$470	$599
Accounts receivable, net	267	341
Materials and supplies	129	164
Other current assets	56	71
Investments	55	70
Properties	9,178	11,694
Other assets	319	406
Operating lease right-of-use assets	69	88
Accounts payable and accrued liabilities	1,266	1,614
Long-term debt maturing within one year	9	11
Other long-term liabilities	151	192
Long-term debt	3,770	4,804
Deferred income taxes	1,068	1,361
Long-term operating lease liabilities	46	58
Share capital	6	8
Additional paid-in capital	924	1,177
Accumulated other comprehensive income	45	58
Retained earnings	2,930	3,733
Non controlling interest	328	417

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Statements of (loss) income

Nine months ended September 30, 2021

(in millions)	Historical Kansas City Southern as reported in U.S. dollars	Adjusted Historical Kansas City Southern in Canadian dollars translated at 1.2513
Revenues	$2,200	$2,752

Operating expenses:
Compensation and benefits	391	490
Fuel	228	285
Materials and other	231	289
Equipment rents	65	81
Depreciation and amortization	274	343
Purchased services and other	161	201
Merger costs	776	972

Total operating expenses	2,126	2,661

Operating income	74	91

Other income	(1)	(1)
Net interest expense	117	147
Equity in net earnings of affiliates	(13)	(17)
Foreign exchange loss	1	1

	104	130

Loss before income tax	(30)	(39)

Income tax expense	37	46

Net loss	(67)	(85)

Less: Net income attributable to non controlling interest	2	2

Net loss attributable to controlling shareholders	$(69)	$(87)

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Statements of (loss) income

Year ended December 31, 2020

(in millions)	Historical Kansas City Southern as reported in U.S. dollars	Adjusted Historical Kansas City Southern in Canadian dollars translated at 1.3415
Revenues	$2,633	$3,532

Operating expenses:
Compensation and benefits	476	639
Fuel	220	295
Materials and other	261	350
Equipment rents	86	115
Depreciation and amortization	358	480
Purchased services and other	198	266
Write-off of software development costs	14	18
Restructuring charges	17	23

Total operating expenses	1,630	2,186

Operating income	1,003	1,346

Other income	(2)	(3)
Net Interest expense	151	202
Equity in net losses of affiliates	1	2
Foreign exchange loss	30	40

	180	241

Income before income tax expense	823	1,105

Income tax expense	204	274

Net income	619	831

Less: Net income attributable to non controlling interest	2	3

Net income attributable to controlling shareholders	$617	$828

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4.	Preliminary purchase price calculation:

The acquisition described in Note 1 “Basis of Presentation” of this pro forma financial information is anticipated to result in the following estimated purchase price allocation:

(in millions of Canadian dollars)
Consideration
(i) Common shares issued	$23,201
(ii) Cash on common stock	10,109
(iii) Cash on preferred stock	10
(iv) Cash paid for CN agreement termination payment and CN refund (see note 4(i))	1,773
(v) Settlement of stock based compensation in cash	147
(v) Settlement of stock based compensation in shares	50
(v) Pre-transaction compensation for performance share awards	43

Total consideration	$35,333

(vi) Estimated fair value of non controlling interest	417

Total	$35,750

(i)

Based on the closing price of CPRL common shares as at October 14, 2021 multiplied by the number of shares of KCS common stock outstanding excluding restricted share awards multiplied by the exchange ratio of 2.884 and multiplied by the foreign exchange rate (see note 4(a)).

(ii)

Represents the cash consideration of US$90 paid for each share of KCS common stock outstanding excluding restricted share awards as at September 30, 2021 multiplied by the foreign exchange rate as at October 14, 2021.

(iii)	Represents the cash consideration of US$37.50 paid for each share of KCS preferred stock outstanding as at September 30, 2021 multiplied by the foreign exchange rate as at October 14, 2021.

(iv)	Consideration paid by and on behalf of CPRL of US$1,400 million (C$1,773 million) in connection with the CN agreement termination payment and CN refund (see note 4(i)).

(v)	As part of the transaction the outstanding KCS equity awards are settled in cash and stock (see notes 4(a) and 5(f)).

(vi)	Refer to 4(b) for a description of the non controlling interest.

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Fair value of the assets acquired and liabilities assumed

(in millions of Canadian dollars)	Adjusted Historical Kansas City Southern (note 3)	Fair Value Adjustments	Notes		Estimated Fair Value

Cash and cash equivalents	$599	$—	—		$599
Accounts receivable, net	341	—	—		341
Materials and supplies	164	—	—		164
Other current assets	71	—	—		71
Investments	70	—	—		70
Properties	11,694	—	—		11,694
Goodwill and intangible assets	—	30,349	4(f	)	30,349
Other assets	494	(18)	4(c	)	476
Accounts payable and accrued liabilities	(1,614)	743	4(d)/4(i	)	(871)
Long-term debt maturing within one year	(11)	—	—		(11)
Other long-term liabilities	(192)	—	—		(192)
Long-term debt	(4,804)	(671)	4(e	)	(5,475)
Deferred income taxes	(1,361)	(46)	4(h	)	(1,407)
Long-term operating lease liabilities	(58)	—	—		(58)

Total identifiable net assets	$5,393	$30,357			$35,750

Under the acquisition method, the acquired assets and liabilities assumed are measured at their estimated fair value at the date of acquisition with the exception of income tax, operating lease liabilities and right-of-use assets.

The purchase price allocation is preliminary and will change as a result of several factors, including:

i.	Finalization of the fair value measurement of assets acquired and liabilities assumed;

ii.	Changes in the Canadian - U.S. dollar and Mexican peso - U.S. dollar foreign exchange rates;

iii.	Actual number of shares of KCS common stock and KCS preferred stock issued and outstanding as of immediately prior to the closing of the transaction;

iv.	The price of CPRL common shares at the closing date;

v.	Actual amounts paid to settle the outstanding KCS equity awards;

vi.	Actual transaction costs incurred by KCS; and

vii.	The remeasurement of the equity method investment in KCS that is held in the voting trust prior to the control date, which remeasurement will occur immediately before CPRL acquires control of KCS.

a)	Consideration

The value of the CPRL common shares to be issued in the transaction of approximately US$71.62 per share is based on the closing price of CPRL common shares as of October 14, 2021, with such date being a date reasonably in proximity to the date of preparation of the pro forma financial information. The final purchase price equation will be based on the closing price of CPRL common shares on the date the transaction is completed.

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The number of issued and outstanding shares of KCS common stock was based on the shares outstanding at September 30, 2021 being 90,789,609 shares of KCS common stock and 214,542 shares of KCS preferred stock.

As part of the transaction, the outstanding KCS equity awards are settled in cash and stock. The preliminary purchase price equation is based on an estimated payment to holders of the KCS equity awards of approximately C$240 million, net of the proceeds on the exercise of KCS stock options (note 1).

An increase (decrease) of 10% in the price of CPRL common shares would cause a C$2,340 million increase (decrease) in the estimated value of the total consideration, and correspondingly, in the estimated value of Goodwill and intangible assets. A five-cent increase (decrease) in the Canadian dollar relative to the U.S. dollar would cause a C$409 million increase (decrease) in the estimated value of the cash consideration, and correspondingly, in the estimated value of Goodwill and intangible assets.

b)	Fair value of non controlling interest

As of the date of this proxy statement/prospectus, the fair value of the interest held by others in Meridian Speedway LLC cannot be reasonably estimated and has been currently reflected at the carrying amount. When CPRL has finalized its determination of the fair value of the non controlling interest, the value ultimately determined could be materially different, with a corresponding impact on the amount of Goodwill and intangible assets.

c)	Other assets

The value of the right of use assets, which is included in this financial statement caption, is reduced by C$1 million to equal the remaining lease liability relating to these assets, in accordance with the requirements of ASC 805. In addition, goodwill included in the accounts of KCS of C$17 million, which is reported in this caption, is eliminated.

d)	KCS transaction costs

Estimated transaction costs of C$149 million expected to be incurred by KCS have been added to Accounts payable and accrued liabilities. The estimated transaction costs are preliminary and may change.

e)	Long-term debt

The change in value of Long-term debt reflects the adjustment to record the debt at its estimated fair value.

f)	Goodwill and intangible assets

At the date of preparation of this pro forma financial information, certain fair value adjustments have been made as identified above; however, the fair values of KCS’s identifiable assets and liabilities assumed and the impact of applying acquisition accounting have not been fully determined. After reflecting the fair value adjustments made herein, the excess of the total consideration over the recognized amounts has been presented in Goodwill and intangible assets at C$30,349 million. Once detailed valuations and related calculations are completed, a material portion of this amount could be attributable to Properties, Goodwill and intangible assets, Other assets, Other long-term liabilities, and the related Deferred income tax balances.

g)	Historical shareholders’ equity

The historical shareholders’ equity will be eliminated as part of the acquisition.

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h)	Income taxes

The adjustment to income tax relates to the deferred tax impact of the pro forma adjustments to the balance sheet as a result of the preliminary purchase price calculation. The adjustment to income tax is calculated at an estimated effective rate of approximately 21% for 2021, and mainly relates to the fair value adjustment for long-term debt (see note 4(e)) and the elimination of the tax impact of the CN agreement termination payment (see note 4(i)).

i)	Termination payments and reimbursements

The CN agreement termination payment and CN refund paid by CPRL to KCS in respect of KCS’s termination payments to CN (or an affiliate of CN) totaling US$1,400 million (C$1,773 million) have been reflected as part of the consideration paid to acquire KCS (“the CN termination payments”).

Included in accounts payable and accrued liabilities of KCS is US$700 million (C$892 million) related to these payments. This amount is not reflected in the liabilities assumed in the acquisition as it has been reflected as a cost of the acquisition.

5.	Other transaction accounting adjustments:

Explanations of the other transaction accounting adjustments to the pro forma financial information are as follows:

a)	Reclassification adjustments

Certain reclassification adjustments have been made to the pro forma financial information to make the presentation conform to the presentation adopted by CPRL. At this time, CPRL is not aware of any material differences in accounting policies that would have a material impact on the pro forma financial information. Following the acquisition, CPRL will conduct a review of KCS’s accounting policies in an effort to determine if there are any additional material differences that require reclassification of KCS’s revenues, expenses, assets or liabilities to conform to CPRL’s accounting policies and classifications. As a result of that review, CPRL may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial information.

The following reclassification adjustments have been made in the pro forma financial information:

Pro forma balance sheet

•	Revised presentation of KCS operating lease right-of-use asset and the related lease liability to classify the amounts into the financial statement captions used by CPRL.

•	Reclassified a portion of KCS’s “Other long-term liabilities” to Pension and other benefits liabilities to classify the amounts into the financial statement captions used by CPRL.

Pro forma statements of income

•	CPRL has aggregated its revenue into a single financial statement caption for purpose of the condensed presentation used in the pro forma statements of income.

•	CPRL includes foreign exchange (gain) loss in the financial statement caption titled other (income) expense. The foreign exchange (gain) loss incurred by KCS has been reclassified into this caption.

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•

CPRL includes equity in net (earnings) losses from affiliates in the financial statement caption titled other (income) expense. KCS’s equity in net (earnings) losses from affiliates has been reclassified into this caption.

•

CPRL does not include impairment or the write-off of software costs as a separate financial statement caption in the income statement. The write-off of software development costs incurred by KCS has been reclassified into Purchased services and other expenses.

•

CPRL does not present restructuring costs on a separate financial statement caption in the income statement. The lease-related restructuring costs incurred by KCS have been reclassified into Equipment rents and the compensation-related restructuring costs have been reclassified into Compensation and benefits.

•

CPRL does not present a financial statement caption representing materials and other and amounts classified in this caption by KCS have been reclassified into Materials and Purchased services and other.

b)	Transaction costs

At September 30, 2021, C$147 million of transaction costs were recognized in Purchased services and other by CPRL and its affiliates and C$96 million were recognized as Merger costs by KCS. These have subsequently been removed from the pro forma statement of income for the nine months ended September 30, 2021 and the amount of transaction costs incurred and expected to be incurred by CPRL and its affiliates of C$181 million and by KCS of C$243 million, throughout the various stages of the acquisition, have been recognized in the pro forma statement of income for the year ended December 31, 2020 in Purchased services and other. This is to reflect the acquisition as if it occurred on January 1, 2020.

CPRL’s Other expense (income) financial statement caption for the nine months ended September 30, 2021 includes C$295 million of which C$248 million related to changes in the fair value on foreign exchange forward contracts, bond locks and forward starting floating-to-fix interest rate swaps associated with the anticipated acquisition of KCS and C$47 million related to bridge financing fees associated with the anticipated funding of KCS. This amount and the associated deferred tax impact, have been removed from the statement of income for the nine months ended September 30, 2021 and reflected in 2020 along with additional amounts of C$4 million expected to be incurred by CPRL, as the pro forma statements of income reflect the acquisition as if it occurred on January 1, 2020.

Additionally, the pro forma balance sheet as at September 30, 2021 has been adjusted to include transaction costs expected to be incurred as at that date of C$38 million by CPRL and C$149 million by KCS, as discussed above.

Included in KCS’s Merger costs for the nine month period ended September 30, 2021, is the C$876 million (US$700 million) CN agreement termination payment made to CN. This amount has been eliminated from the pro forma statement of income for the nine months ended September 30, 2021.

In the nine months ended September 30, 2021, CPRL recorded a non-recurring, merger termination payment of C$845 million (US$700 million) received in relation to the termination of the first merger agreement with KCS (i.e., the CP termination payment). This merger termination payment, along with the associated current tax impact, has been removed from the pro forma statement of income for the nine months ended September 30, 2021 and has been reflected in the pro forma statement of income for the year ended December 31, 2020 as the pro forma statements of income reflect the acquisition as if it occurred on January 1, 2020.

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The CN termination payments have been included as a cost of the acquisition (note 4 (i)).

The estimated transaction costs and tax deductibility are preliminary, may change and are non-recurring adjustments.

c)	Debt and finance expenses

Part of the consideration associated with the acquisition of KCS is the CN termination payments of US$1,400 million (approximately C$1,773 million based on the US to Canadian dollar exchange rate as of the date that the termination payments were made). A portion of the termination payments totalling US$400 million (C$506 million) were funded by existing cash resources with the remaining balance of US$1,000 million (C$1,267 million) funded by short-term borrowings including commercial paper and a short-term loan facility that was established by CPRC and CPRL. The average cost of such short-term borrowings is approximately 1%. Interest costs related to these facilities has been included in the pro forma statements of income based on the assumption that CPRC and CPRL will continue to finance a portion of the CN termination payments through its short-term borrowing facilities. Interest expense includes C$9 million and C$13 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, associated with these borrowings.

CPRL and CPRC have arranged a commitment for a bridge facility in an aggregate principal amount of US$8.5 billion on the terms set out in the debt commitment letters that, if needed, will be available to CPRC, through surviving merger sub, to fund the cash consideration payable to the KCS stockholders for the preferred stock and the common stock, the cash settlement for the stock based compensation awards and approximately C$250 million of transaction costs associated with the transaction. The pro forma balance sheet includes an amount of C$10,516 million assumed to be borrowed under this facility for these purposes. The floating interest rate on the bridge facility is assumed to be 4.5% and if drawn, the facility will mature 364 days after closing of the transaction. Interest costs related to this facility have been included in the pro forma statements of income based on the assumption that CPRC and CPRL will continue to finance the remaining cash consideration through the bridge facility for its full term. Net interest expense includes C$355 million and C$473 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, associated with these borrowings.

Bridge facility fees expensed through Other (income) and expense associated with the bridge facility for the nine months ended September 30, 2021 of C$47 million have been removed in the pro forma statement of income for the nine months ended September 30, 2021 and the expected total expense of C$51 million has been recorded as an Other (income) expense in the pro forma statement of income for the year ended December 31, 2020.

CPRL anticipates CPRC issuing a series of term notes with varying maturity dates that ultimately will be used, by surviving merger sub, to fund the cash consideration. It is currently expected that term notes will be issued prior to consummating the transaction such that the bridge facility will not be drawn. The impact of a 220 basis point (2.2%) increase (decrease) in the rate of borrowing, relating to funds drawn under the bridge facility, would increase (decrease) interest expense by approximately C$231 million per annum.

The debt assumed upon the acquisition of KCS is recorded in the purchase equation at fair value. The change in fair value is amortized into Net interest expense over the remaining term of the underlying debt instrument using the effective interest rate method. As a result, adjustments of C$38 million and C$54 million have been recorded as a reduction of Net interest expense in the pro forma statements of income for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

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Upon the closing of the transaction, it is presumed that CP has designated all incremental U.S. dollar-denominated borrowings as a foreign currency hedge of its net investment in foreign operations. Accordingly, foreign exchange gains and losses, from the dates of designation, on the translation of the U.S. dollar-denominated borrowings would be included in Other comprehensive income (loss).

d)	Income taxes

The adjustment to income tax relates to the deferred tax impact of certain pro forma adjustments to the statement of income calculated at a KCS statutory rate of 21% for 2020 and 2021 for KCS related adjustments and a CP statutory rate of 26% for 2020 and 2021 for CP related adjustments. The tax treatment of the pro forma adjustments is preliminary and may change.

e)	Depreciation and amortization expense

The excess of the total purchase consideration over the recognized amounts of net assets has been presented as Goodwill and intangible assets in the pro forma balance sheet. No depreciation or amortization has been recorded in relation to this amount and the determination of the amount that will be associated with depreciable and amortizable assets is not yet known. For every $1 billion recorded as depreciable and amortizable assets, CPRL’s annual depreciation and amortization expense would increase by C$30 million, assuming a 3% depreciation and amortization rate. The depreciation and amortization rate of 3% approximates CPRL’s estimated annual rate of depreciation and amortization. See the section entitled – “Cautionary Statement Regarding Forward-Looking Statements” on page 37.

f)	Post-transaction compensation adjustments

The pro forma statement of income includes various adjustments to Compensation and benefits expense as summarized in the table noted below.

(in millions of Canadian dollars)	Nine months ended September 30, 2021	Year ended December 31, 2020
Share-based compensation (i)	$6	$34
Cash-based retention payments (ii)	—	67
Share-based retention payments (iii)	1	4
Other (iv)	—	11

Total	$7	$116

Amounts related to cash-based retention payments, share-based retention payments and other payments, of C$69 million are shown as an increase to Accounts payable and accrued liabilities on the pro forma balance sheet.

i) Share-based compensation

The vesting of certain share-based compensation arrangements of KCS are accelerated upon occurrence of the transaction. Share-based arrangements that vest upon the closing of the transaction are reflected as part of the transaction’s purchase price (note 4).

Unvested KCS performance share awards will be converted into a cash-based award that entitles the holder thereof, upon vesting at the end of the three-year requisite service period, to receive an amount in cash equal to the merger consideration value for each performance share award held multiplied by a performance factor of 200%. The fair value of the KCS’s performance share awards attributable to pre-transaction service that

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will be assumed by CPRL as at the closing date is estimated at C$43 million, and forms part of the consideration paid by CPRL to acquire KCS. This amount is included within Accounts payable and accrued liabilities and in Other long-term liabilities on the pro forma balance sheet. The compensation cost attributed to post-transaction services resulted in an adjustment to Compensation and benefits expense of C$6 million and C$34 million reflected in the pro forma statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020, respectively.

ii) Cash-based retention payments

KCS has established a cash-based retention program for KCS employees. Each award granted pursuant to the retention program will vest and become payable in two installments: (1) 25% on the earlier of (a) the date on which the closing date occurs and (b) February 21, 2022, and (2) 75% on the earlier of (a) ninety (90) days after the date that CPRL acquires control of KCS and (b) June 1, 2023, subject, in each case, to the recipient’s continued employment through the applicable vesting dates; provided, however, that if the recipient experiences a qualifying termination, then the recipient will be entitled to any then unpaid portion of the recipient’s award.

The pro forma financial information gives effect to the acquisition of control of KCS, for income statement purposes, on January 1, 2020, as such, the maximum amount payable under this retention program of C$67 million has been recorded in Compensation and benefits expenses for the year ended December 31, 2020.

iii) Share-based retention payments

KCS has established a restricted share-based retention program whereby employees and officers have received 17,934 KCS restricted share awards with a vesting period of not less than one year. In connection with the transaction, the unvested KCS restricted share awards will be converted into a right to receive (i) an amount in cash equal to the merger consideration value in respect of each restricted share award, and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, upon vesting. The pro forma adjustment to Compensation and benefits expenses includes C$1 million and C$4 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, associated with this retention program.

iv) Other compensation adjustment

Pursuant to the transaction, KCS employees who participate in the KCS annual bonus are eligible for an additional bonus payment that is based on the achievement of the applicable performance goals at the greater of (1) target performance and (2) 130% of actual performance, but in no event greater than 200% of target. An adjustment of C$11 million is reflected within Compensation and benefits expenses in the statement of income for the year ended December 31, 2020 representing the incremental bonus that would have been recorded had the adjustment been reflected in the annual bonus plan for the 2020 calendar year. This adjustment will not recur in the statement of income beyond twelve months after the transaction.

g)	Cost savings and synergies

The pro forma financial information does not include adjustments to reflect any potential revenue synergies or cost savings that may be achievable in connection with the acquisition.

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6.	Pro forma earnings per share:

The earnings per common share has been based on the following:

For the nine months ended September 30, 2021

(millions of shares)	Basic	Diluted
CPRL’s weighted average common shares outstanding for the period	666.7	669.8
CPRL common shares issued upon the closing of the transaction	262.4	262.4

Pro forma weighted average number of common shares outstanding	929.1	932.2

For the year ended December 31, 2020

(millions of shares)	Basic	Diluted
CPRL’s weighted average common shares outstanding for the period	677.2	679.9
CPRL common shares issued upon the closing of the transaction	262.4	262.4

Pro forma weighted average number of common shares outstanding	939.6	942.3

For the year ended December 31, 2020, the number of basic and diluted CPRL common shares has been adjusted to give effect to the 5 for 1 share split that occurred in the second quarter of 2021.

190

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of KCS

To KCS’s knowledge, the following table sets forth certain information regarding the beneficial ownership of KCS common stock as of September 27, 2021 (except as noted in the footnotes below) with respect to: (i) each person known by KCS to beneficially own more than 5% of the shares of KCS common stock issued and outstanding, (ii) each member of the KCS board, (iii) each named executive officer of KCS, and (iv) all current directors and executive officers as a group. KCS has determined beneficial ownership in accordance with the rules of the SEC.

KCS is not aware of any beneficial owner of more than 5% of the “KCS preferred stock.” None of KCS’s directors or executive officers owns any shares of KCS preferred stock. No officer or director of KCS owns any equity securities of any subsidiary of KCS. Beneficial ownership is generally defined as either the sole or shared power to vote or dispose of the shares. Except as otherwise noted, the beneficial owners have the sole power to vote and dispose of the KCS voting stock.

Beneficial Owners	Common Stock(1)		Percent of Class(1)
The Vanguard Group	9,881,055	(2)	10.86%
Massachusetts Financial Services Company	6,725,646	(3)	7.39%
BlackRock, Inc.	7,278,423	(4)	8.00%

Directors
Lydia I. Beebe Director	2,028	(5)	*
Lu M. Córdova Director	10,031	(6)	*
Robert J. Druten Director	14,117	(7)	*
Antonio O. Garza, Jr. Director	4,448		*
David Garza-Santos Director	2,648		*
Janet H. Kennedy Director	3,402		*
Mitchell J. Krebs Director	4,087		*
Henry J. Maier Director	9,087		*
Thomas A. McDonnell Director	106,965	(8)	*
Patrick J. Ottensmeyer Director; President and Chief Executive Officer	243,915	(9)	*

Executive Officers	Common Stock(1)		Percent of Class(1)
Brian D. Hancock Executive Vice President and Chief Innovation Officer	100	(10)	*
Michael J. Naatz Executive Vice President and Chief Marketing Officer	22,951	(11)	*
Jeffrey M. Songer Executive Vice President and Chief Operating Officer	49,236	(12)	*
Michael W. Upchurch Executive Vice President and Chief Financial Officer	65,167	(13)	*

Executive Officers	Common Stock(1)		Percent of Class(1)
All Directors and Executive Officers as a Group (19 Persons)	695,919	(14)	*

*	Less than 1% of the outstanding shares.
(1)

This column includes KCS common stock, including restricted shares, beneficially owned by officers, directors, nominees for director and beneficial owners of more than 5% of KCS common stock. In accordance with SEC rules, this column also includes shares that may be acquired upon the exercise of options or other convertible securities that are exercisable or convertible on the record date, or will become exercisable or convertible within 60 days of that date, which are considered beneficially owned. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or other convertible securities held by that person that are exercisable or convertible on the record date, or exercisable or convertible within 60 days of the record date, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. In addition, under applicable law, shares that are held indirectly are considered beneficially owned. Directors, nominees for director and executive officers may also be deemed to own, beneficially, shares included in the amounts shown above which are held in other capacities. The holders may disclaim beneficial ownership of shares included under certain circumstances. A list of KCS executive officers is included in KCS’s Annual Report on Form 10-K for the year ended December 31, 2020 and KCS’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021. See page i of this proxy statement/prospectus for instructions on how to obtain copies of the Form 10-K or Form 10-Q.

(2)

The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. Based on a Schedule 13G/A, filed February 10, 2021, Vanguard reports sole voting power of 0 shares, shared voting power of 194,019 shares, sole power to dispose of 9,431,213 shares and shared power to dispose of 449,842 shares.

(3)

The address of Massachusetts Financial Services Company (“MFS”) is 111 Huntington Avenue, Boston, MA 02199. Based on a Schedule 13G/A, filed February 11, 2021, MFS reports sole voting power of 6,547,489 shares and sole dispositive power of 6,725,646 shares.

(4)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Based on a Schedule 13G/A, filed January 29, 2021, BlackRock, Inc. reports sole voting power of 6,318,835 shares and sole dispositive power of 7,278,423 shares.

(5)	Ms. Beebe’s shares are held in a revocable living trust for which she and her spouse are the trustees with sole voting and dispositive power.
(6)	Ms. Córdova’s shares are held in a revocable living trust for which she is the trustee with sole voting and dispositive power.
(7)	Mr. Druten’s beneficial ownership includes 100 shares held by a charitable foundation for which Mr. Druten disclaims beneficial ownership.
(8)

Mr. McDonnell’s beneficial ownership includes 66,965 shares held in a trust for which he is the trustee with sole voting and dispositive power, and 40,000 shares held by a charitable foundation for which Mr. McDonnell disclaims beneficial ownership.

(9)

Mr. Ottensmeyer’s beneficial ownership includes 17,276 restricted shares, 118,815 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date, and 260 shares allocated to his account in the KCS 401(k) Plan.

(10)	Mr. Hancock’s employment with the Company terminated on July 2, 2021.
(11)

Mr. Naatz’s beneficial ownership includes 4,530 restricted shares and 10,025 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date.

(12)

Mr. Songer’s beneficial ownership includes 7,143 restricted shares and 17,267 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date.

(13)

Mr. Upchurch’s beneficial ownership includes 4,120 restricted shares and 37,845 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date and 200 shares held jointly with his children.

(14)

The number includes 46,671 restricted shares, 243,106 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date, 49,641 shares held jointly, 50,921 shares otherwise held indirectly, with 40,100 shares disclaimed.

Security Ownership of Certain Beneficial Owners and Management of CPRL

To CPRL’s knowledge, the following table sets forth certain information regarding the beneficial ownership of CPRL common shares as of September 27, 2021, by (i) each person known by CPRL to beneficially own more than 5% of the CPRL common shares, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer of CPRL and (iv) all current directors and executive officers as a group. CPRL has determined beneficial ownership in accordance with the rules of the SEC.

Beneficial Owners	Common Shares	Percent of Class
John Baird(a)	0	—
Isabelle Courville(a)	4,500	*
Jill Denham(a)	0	—
Edward Hamberger(a)	0	—
Rebecca MacDonald(a)	0	—
Edward Monser(a)	0	—
Matthew Paull(a)	15,000	*
Jane Peverett(a)	0	—
Andrea Robertson(a)	0	—
Gordon T. Trafton(a)	0	—
Keith E. Creel(b)(c)	1,313,666	*
Nadeem Velani(b)(d)	156,389	*
John Brooks(b)(e)	117,014	*
Mark A. Redd(b)(f)	83,688	*
Jeffrey J. Ellis(b)(g)	77,173	*
TCI Fund Management Limited(h)	55,860,385	8.38%
All current executive officers and directors as a group	1,767,430	*

*	Represents less than 1% of the outstanding common shares.
(a)

See Directors’ Profiles in “Item 10. Directors, Executive Officers and Corporate Governance” of CPRL’s 10-K/A for the fiscal year ended December 31, 2020, for disclosure with respect to director deferred stock units. The address of each director is c/o Canadian Pacific, 7550 Ogden Dale Road S.E., Calgary, Alberta, T2C 4X9.

(b)

See “Compensation Details – Deferred Compensation Plans” in Item 11. Executive Compensation of CPRL’s 10-K/A for the fiscal year ended December 31, 2020, for disclosure with respect to named executive officer deferred share units. The address of each executive officer is c/o Canadian Pacific, 7550 Ogden Dale Road S.E., Calgary, Alberta, T2C 4X9.

(c)

The common shares owned by Mr. Creel comprise (i) 1,220,720 shares issuable upon the exercise of stock options that have vested or will vest within the next 60 days and (ii) 92,946 shares held by Mr. Creel directly.

(d)

The common shares owned by Mr. Velani comprise (i) 152,880 shares issuable upon the exercise of stock options that have vested or will vest within the next 60 days and (ii) 3,509 shares held by Mr. Velani directly.

(e)

The common shares owned by Mr. Brooks comprise (i) 105,435 shares issuable upon the exercise of stock options that have vested or will vest within the next 60 days and (ii) 11,579 shares held by Mr. Brooks directly.

(f)

The common shares owned by Mr. Redd comprise (i) 77,925 shares issuable upon the exercise of stock options that have vested or will vest within the next 60 days and (ii) 5,763 shares held by Mr. Redd directly.

(g)

The common shares owned by Mr. Ellis comprise (i) 71,665 shares issuable upon the exercise of stock options that have vested or will vest within the next 60 days and (ii) 5,508 shares held by Mr. Ellis directly.

(h)

Based upon statements in the Schedule 13F filed by TCI Fund Management Limited (TCI Fund) and Christopher Hohn on August 16, 2021, TCI Fund and Mr. Hohn have (i) shared voting power over 55,860,385 common shares; and (ii) shared dispositive power of 55,860,385 common shares. The Children’s Investment Master Fund (TCIF) is the investment manager of TCI Fund and CIFF Capital UK LP (CIFF). Mr. Hohn, as managing director of TCIF, may be deemed to beneficially own the shares held by the TCI Fund and CIFF. The address of each of TCI Fund and Mr. Hohn is 7 Clifford Street, London W1S 2FT, United Kingdom.

COMPARISON OF RIGHTS OF CPRL SHAREHOLDERS AND KCS STOCKHOLDERS

General

CPRL is organized under the federal laws of Canada and, accordingly, the rights of CPRL shareholders will be governed principally by the CBCA, CPRL’s restated articles of incorporation, as amended (which we refer to as “CPRL’s articles”), and CPRL’s By-Law No. 1 and By-Law No. 2, as amended (which we refer to collectively as “CPRL’s by-laws”). KCS is incorporated in the State of Delaware, and the rights of KCS stockholders are governed by the DGCL and the KCS certificate of incorporation, as amended (which we refer to as KCS’s “certificate of incorporation”), and by-laws, as amended and restated (which we refer to as KCS’s “by-laws”). At the effective time, each share of KCS common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration. As a result, KCS common stockholders will become shareholders of CPRL and their rights will be governed principally by the CBCA, CPRL’s articles and CPRL’s by-laws.

Material Differences Between the Rights of Shareholders of CPRL and Stockholders of KCS

The following is a summary of material differences between the rights of CPRL shareholders under the CBCA, CPRL’s articles and CPRL’s by-laws and the existing rights of KCS stockholders under the DGCL, KCS’s certificate of incorporation and KCS’s by-laws. While KCS and CPRL believe that the following summary covers all of the material differences, it may not contain all of the information that is important to you. The following summary does not include a complete description of all differences between the rights of CPRL shareholders and KCS stockholders, nor does it include a complete discussion of the respective rights of CPRL shareholders and KCS stockholders.

The following summary is qualified in its entirety by reference to the CBCA, CPRL’s articles and CPRL’s by-laws, the DGCL, KCS’s certificate of incorporation and by-laws and the various other documents referred to in this summary. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the CBCA and the DGCL, CPRL’s articles and CPRL’s by-laws, KCS’s certificate of incorporation and by-laws, and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a KCS shareholder and the rights of a CPRL stockholder. KCS has filed with the SEC its certificate of incorporation and by-laws referenced in this summary of shareholder rights, and CPRL has filed with the SEC CPRL’s articles and CPRL’s by-laws referenced in this summary of shareholder rights. For more information, see the section entitled “Where You Can Find Additional Information,” on page 230. References to a “holder” in the following summary are to the registered holder of the applicable shares.

Provision	CPRL	KCS
Authorized Share Capital

CPRL is authorized to issue an unlimited number of common shares, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares.

Holders of CPRL common shares are entitled to all of the applicable rights and obligations provided under the CBCA, CPRL’s articles and CPRL’s by-laws.

The aggregate number of shares of stock that KCS has the authority to issue is 402.84 million, consisting of 400 million shares of KCS common stock, 840 thousand shares of KCS preferred stock and 2 million shares of new series preferred stock, par value $1.00 per share (which we refer to as the “new series preferred stock”).

Preferred Shares	The First Preferred Shares and Second Preferred Shares may at any time or from time to time each be issued in one or more series. The CPRL board may by resolution	Holders of KCS preferred stock are entitled to receive dividends up to but not exceeding the rate of 4% per annum, before any dividends are declared or paid to

Provision	CPRL	KCS

of the directors (and without further resolution of shareholders) fix from time to time before the issue thereof the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of First Preferred Shares or Second Preferred Shares. The CPRL board may not issue any First Preferred Shares or Second Preferred Shares, as applicable, if by so doing the aggregate amount payable to holders of First Preferred Shares or Second Preferred Shares, as applicable, as a return of capital in the event of the liquidation, dissolution or winding up of CPRL or any other distribution of the assets of CPRL among its shareholders for the purpose of winding up its affairs would exceed $500,000,000.

Holders of First Preferred Shares and Second Preferred Shares will not be entitled to receive notice of or to attend any CPRL shareholder meetings and will not be entitled to vote at such meetings, except as required by law.

In addition to the rights attaching to any series of preferred shares, holders of CPRL’s preferred shares are entitled to all of the applicable rights and obligations provided under the CBCA and CPRL’s articles and CPRL’s by-laws.

common stock or new series preferred stock for the same period. Such dividends are not cumulative, and the holders of the KCS preferred stock are not entitled to receive any other earnings or profits. In case of liquidation or dissolution of KCS, the holders of KCS preferred stock are entitled to receive payment up to the amount of the par value before any payment or liquidation is made upon the common stock or new series preferred stock. Holders of KCS preferred stock are entitled to one vote per share on any matter brought before the stockholders.

The KCS board is authorized to issue up to 2 million shares of new series preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. As of the date of this proxy statement, there are currently no shares of new series preferred stock outstanding.

Variation of Rights Attaching to a Class or Series of Shares	Under the CBCA, the rights attaching to CPRL common shares may be varied only through an amendment of CPRL’s articles authorized by special resolution of CPRL’s shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the CBCA.	Under KCS’s certificate of incorporation, the board of directors is authorized to issue up to 2 million shares of new series preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

Consolidation and Division; Subdivision	Under the CBCA, the issued shares of a class or series of CPRL shares may be changed into a different number of shares of the same class or series or into the same	Under the DGCL, the issued shares of KCS common stock may be combined into a smaller number of shares or split into a greater number of shares through an

Provision	CPRL	KCS
	or a different number of shares of other classes or series through an amendment to its articles authorized by special resolution of CPRL shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the CBCA.	amendment to KCS’s certificate of incorporation.

Reduction of Share Capital	Under the CBCA, CPRL may, by a special resolution of CPRL shareholders, reduce its stated capital for a class or series of shares for any reason, provided there are no reasonable grounds for believing that (i) CPRL is, or after the proposed reduction of its stated capital would be, unable to pay its liabilities as they become due, or (ii) after the proposed reduction of its stated capital, the realizable value of CPRL’s assets would be less than the aggregate of its liabilities.	Under the DGCL, KCS, by an affirmative vote of at least a majority of the KCS board, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of KCS remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

Distributions and Dividends; Repurchases and Redemptions

Distributions/Dividends

Under the CBCA, CPRL shareholders are entitled to receive dividends if, as and when declared by the directors of CPRL, subject to prior satisfaction of preferential dividends applicable to any preferred shares.

Under CPRL’s articles, subject to the rights of the holders of any other class of shares of CPRL entitled to receive dividends in priority to or rateably with the holders of CPRL common shares, the CPRL board may in its sole discretion declare dividends on the CPRL common shares to the exclusion of any other class of shares of CPRL.

Under the CBCA, the CPRL board may declare and pay dividends to the holders of CPRL common shares or CPRL preferred shares provided there are no reasonable grounds for believing that: (i) CPRL is, or would after the payment be, unable to pay its liabilities as they become due; and (ii) the realizable value of CPRL’s assets

Distributions/Dividends

Under the DGCL, KCS stockholders are entitled to receive dividends if, as and when declared by the KCS board. The KCS board may declare and pay a dividend to KCS stockholders out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation. A dividend may be paid in cash, in shares of common stock or in other property.

In addition, as described above, holders of KCS preferred stock are entitled to certain dividends as set forth in the KCS certificate of incorporation.

Repurchases/Redemptions

Under the DGCL, KCS may redeem or repurchase shares of its own common stock, except that generally it may not

Provision	CPRL	KCS

would as a result of the payment be less than the aggregate of CPRL’s liabilities and the stated capital of all classes of CPRL’s shares.

With respect to the payment of dividends and the distribution of assets of CPRL in the event of any liquidation, dissolution or winding up of CPRL or the other distribution of the assets of CPRL among its shareholders for the purpose of winding up its affairs, the First Preferred Shares are entitled to priority over both the Second Preferred Shares, the CPRL common shares, and over any other shares ranking junior to the First Preferred Shares. The Second Preferred Shares are entitled to priority over the holders of the CPRL common shares and over any other shares ranking junior to the Second Preferred Shares.

Dividends cannot be declared and paid on Second Preferred Shares or CPRL common shares or any other shares ranking junior to the First Preferred Shares or Second Preferred Shares without the consent in writing of all holders of the First Preferred Shares or Second Preferred Shares outstanding, as applicable, unless and until all dividends (if any) up to and including any dividend payable for the last completed period for which such dividend is payable on each series of First Preferred Shares or Second Preferred Shares outstanding, respectively, has been declared and paid or set apart for payment.

Repurchases/Redemptions

Under the CBCA, CPRL may repurchase its own shares, provided there are no reasonable grounds for believing that (i) CPRL is, or would be after the payment for the purchase of such shares, unable to pay its liabilities as they become due and (ii) the realizable value of CPRL’s assets would after the payment for the purchase of such shares be less than the aggregate of CPRL’s liabilities and the stated capital of all classes of CPRL’s shares redeem or repurchase those shares if the capital of KCS is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If KCS were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by KCS for such consideration as the KCS board may determine in its discretion.

Purchases by Subsidiaries of KCS

Under the DGCL, KCS common stock may be acquired by subsidiaries of KCS without stockholder approval. Shares of such common stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Provision	CPRL	KCS

Under the CBCA, CPRL may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price, or as calculated according to a formula, stated in CPRL’s articles; provided CPRL may only purchase or redeem its redeemable shares if there are no reasonable grounds for believing that (i) CPRL is, or would be after the payment for the purchase or redemption of such shares, unable to pay its liabilities as they become due and (ii) the realizable value of CPRL’s assets would after the payment for the purchase or redemption of such shares be less than the aggregate of CPRL’s liabilities and the amount that would be required to pay the holders of CPRL’s shares that have a right to be paid, on a redemption or in a liquidation, rateably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

Under the CBCA, neither CPRL nor subsidiaries of CPRL may hold CPRL shares, unless it is holding such shares solely in the capacity of a personal representative, or by way of security for the purposes of a transaction entered into in the ordinary course of business that includes the lending of money.

Lien on Shares, Calls on Shares and Forfeiture of Shares	Under the CBCA, shares must be fully paid prior to issue, and are non-assessable. CPRL shares will not be issued until the consideration for the shares is fully paid in money or in property or past services that are not less in value than the fair equivalent of the money that CPRL would have received if the shares had been issued for money. The determination of whether property or past services are the fair equivalent of monetary consideration will be made by the CPRL board.	Under the DGCL, KCS may issue the whole or any part of its shares of common stock or preferred stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of KCS has not been paid in full, and the assets of KCS must be insufficient to satisfy the claims of creditors, each holder of shares not paid in full must be bound to pay the unpaid balance due for such shares.

Voting Rights	The holders of CPRL common shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of CPRL and to one vote in respect of each common share held at all	Each share of KCS common stock or KCS preferred stock entitles the holder to one vote at all meetings of KCS stockholders.

Provision	CPRL	KCS

such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of CPRL.

The holders of the First Preferred Shares and Second Preferred Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of CPRL and will not be entitled to vote at any such meeting, except as may be required by law.

Number of Directors	Under the CPRL’s articles, the actual number of directors on the CPRL board may be determined from time to time by resolution of the directors, provided that the CPRL board consists of at least five and at most 20 directors.	KCS’s by-laws provide that the number of directors constituting its board of directors must not be less than three nor more than 18, the exact number of directors to be determined from time to time by resolution adopted by a majority of the whole board of directors, and such exact number must be 18 until otherwise determined by resolution adopted by a majority of the whole KCS board. The KCS board currently has ten directors.

Qualification of Directors

No person will be elected or appointed a director if the person is disqualified from being a director under the CBCA. A director ceases to hold office when the director ceases to be qualified as a director under the CBCA or CPRL’s articles.

No person will be eligible for election as a director of CPRL unless nominated in accordance with the nomination procedures provided for in CPRL’s by-laws.

Nomination Procedures

Nominations of persons for election to the CPRL board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors:

(i)  by or at the direction of the CPRL board, including pursuant to a notice of meeting;

(ii)  by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the CBCA, or a requisition of the shareholders made

Unless otherwise approved by the KCS board, no person who has attained the age of 75 will be eligible to be nominated or to serve as a member, but any person who shall attain the age of 75 during the term of directorship to which they were elected shall be eligible to serve the remainder of such term. No former CEO of KCS is eligible to be elected or appointed.

Provision	CPRL	KCS

in accordance with the provisions of the CBCA; or

(iii)   by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided for in CPRL’s by-laws and on the record date for notice of such meeting of shareholders, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in CPRL’s by-laws (see the information set forth in the table below in the section entitled “Notice of Shareholder Nominations and Proposals”).

Citizenship and Residency of Directors	The CBCA requires that at least 25% of the directors of CPRL (or if CPRL ever has less than four directors, at least one director) must be resident Canadians.	Not applicable.

Election of Directors

Subject to the CBCA and CPRL’s articles, CPRL’s by-laws provide that nominations of persons for election to the CPRL board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors.

Under the CBCA, the CPRL board has the ability to appoint additional directors between shareholder meetings without shareholder approval, provided that such additional number does not exceed one third of the number of directors elected at the most recent shareholder meeting.

Per the requirements of the TSX, CPRL has a majority voting policy, which requires any director nominee who does not receive at least a majority of votes in their favor in an uncontested election to immediately tender their resignation from the CPRL board. This policy does not apply to contested elections in which the number of director nominees for election is greater than the number of director positions on the

Directors are elected at the annual meeting of stockholders or at a special meeting called for such purpose and hold office until the annual meeting for the year in which his or her term expires or until his or her successor is elected and qualified. Directors of KCS are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, for or against each director by the holders of outstanding shares of common stock or preferred stock entitled to vote for the election of directors; provided that if the number of nominees, as of the time of mailing of KCS’s proxy statement with respect to such meeting, exceeds the number of directors to be elected, the stockholders will instead elect the directors by a plurality vote.

Provision	CPRL	KCS
board, in which case directors are elected by a plurality of votes cast. There are amendments to the CBCA pending that, once in force, will require a majority voting standard be used for uncontested elections of directors of distributing corporations governed by the CBCA, such as CPRL.

Cumulative Voting	Under the CBCA, cumulative voting is only permitted if the articles of a corporation specifically provide for it. CPRL’s articles do not provide for cumulative voting.	KCS’s certificate of incorporation does not provide for cumulative voting.

Vacancies	The CBCA generally allows a vacancy on the board of directors to be filled by a quorum of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles. Any vacancy among the directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.	The KCS board has the power to fill all vacancies and newly created directorships by a majority of the directors then in office.

Votes to Govern	At all meetings of the CPRL board, every question must be decided by a majority of the votes cast. The chairman of any meeting may vote as a director.	Under KCS’s by-laws, a majority of the KCS board at a meeting duly assembled constitutes a quorum for the transaction of business except as otherwise provided by statute, KCS’s certificate of incorporation or by KCS’s by-laws. The act of a majority of the directors present at a meeting at which a quorum is present will be the act of the KCS board. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum be present, without notice other than by announcement at the meeting.

Duties of Directors	Under the CBCA, the directors of CPRL owe a statutory fiduciary duty to CPRL. The directors have a duty to manage, or supervise the management of, the business and affairs of CPRL. In exercising their powers and discharging their duties, the directors must: (i) act honestly and in good faith with a view to the best interests of CPRL; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. When acting with a view to the best interests of CPRL, the directors	Under Delaware law, the directors of KCS owe a duty of care and a duty of loyalty. The duty of care requires that directors act on an informed basis after due consideration of the relevant materials and appropriate deliberation. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty requires directors to act in what they reasonably believe to be the best interests of the company and its stockholders without any conflict of interest. A party

Provision	CPRL	KCS

may consider, but are not limited to, the following factors: (a) the interests of shareholders, employees, retirees and pensioners, creditors, consumers and governments; (b) the environment; and (c) the long-term interests of CPRL. Provided that the directors consider the interests of stakeholders and make a decision that is reasonable in light of the circumstances, Canadian courts will not generally question the decision. Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. If business decisions have been made honestly, prudently, in good faith, on reasonable grounds, and on an individual basis, Canadian courts will generally decline to substitute their own opinion for that of the board of directors, even where subsequent events may cast doubt on the directors’ determination.

Under the CBCA, the directors of CPRL may delegate their duties to a managing director who is a resident Canadian or committee of directors and delegate to such managing director or committee any of the powers of the directors, or to an officer of CPRL; provided, that the directors may not delegate the power to:

(i)  submit to the CPRL shareholders any question or matter requiring the approval of the shareholders;

(ii)  fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(iii)   issue securities except as authorized by the directors;

(iv) issue shares of a series except as authorized by the directors;

(v)   declare dividends;

(vi) purchase, redeem or otherwise acquire shares issued by CPRL;

(vii)  pay a commission to any person in consideration of the person’s purchasing or agreeing to purchase challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the “business judgment rule” presumption, which presumes that directors acted in accordance with the duties of care and loyalty. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, must, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Provision	CPRL	KCS

shares of CPRL from CPRL or from any other person, or procuring or agreeing to procure purchasers for any such shares except as authorized by the directors;

(viii)  approve a management information circular;

(ix) approve a takeover bid circular or directors’ circular;

(x)   approve any financial statements of CPRL; or

(xi) adopt, amend or repeal by-laws.

Conflicts of Interest of Directors and Officers

Under the CBCA, each of the directors and officers of CPRL must disclose to CPRL, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with CPRL, if the director (i) is a party to the contract or transaction, (ii) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction, or (iii) has a material interest in a party to the contract or transaction.

A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of CPRL or an affiliate, is for indemnity or insurance of directors of CPRL, or is with an affiliate of CPRL.

Where CPRL enters into a contract or transaction with a director of CPRL, or with another person or entity of which a director of CPRL is a director or officer or in which a director of CPRL has a material interest, the director or officer is not accountable to CPRL or its shareholders if (i) disclosure of the interest was made as described above, (ii) the directors of CPRL approved the contract or transaction, and

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts about such interested director’s interest are disclosed or are known to the board of directors or an informed and properly functioning independent committee thereof, and a majority of disinterested directors or such committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts about such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Provision	CPRL	KCS

(iii) the contract or transaction was reasonable and fair to CPRL when it was approved.

Despite the foregoing, even if a director’s interest is not disclosed as described above, provided the director was acting honestly and in good faith, such director is not accountable to CPRL or to its shareholders in respect of a transaction or contract in which the director has an interest; provided, that:

(i)  the contract or transaction is approved or confirmed by special resolution at a meeting of the CPRL shareholders;

(ii)  disclosure of the interest was made to the CPRL shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

(iii)   the contract or transaction was reasonable and fair to CPRL when it was approved or confirmed.

Shareholders’ Disclosure of Interests in Shares

CPRL shareholders are not required to disclose their interests in shares of CPRL, except in limited circumstances, including when nominating a candidate for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with each of the CBCA and CPRL’s by-laws.

Under the U.S. Exchange Act, all beneficial owners of holders of 5% or greater of CPRL’s outstanding share capital must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and on “Schedule 13D” if the holdings are non-passive and held with an intent to acquire control.

In accordance with applicable Canadian securities laws, a CPRL shareholder is required to disclose their interest in CPRL’s shares where such shareholder’s holdings equal or exceed 10% of the voting rights attached to the voting securities.

Neither the DGCL nor KCS’s certificate of incorporation or by-laws impose an obligation with respect to disclosure by stockholders of their interests in KCS voting stock, except as part of a stockholders’ nomination of a director or stockholder proposals to be made at an annual meeting.

Under the U.S. Exchange Act, all beneficial owners of holders of 5% or greater of the outstanding shares of KCS’s capital stock must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and on “Schedule 13D” if the holdings are non-passive and held with an intent to acquire control.

Provision	CPRL	KCS

Record Dates

Under the CBCA, the CPRL board may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder’s right to receive notice of or to vote at a meeting, which record date must be not more than 60 days before the day on which the particular action is to be taken. If no record date is fixed by the CPRL board, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.

Under the CBCA, the CPRL board may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be not less than 21 days and not more than 60 days before the date of the meeting. If no record date is fixed by the CPRL board, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given, or if no notice is given, the day on which the meeting is held.

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where CPRL has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of CPRL are listed for trading.

Under KCS’s by-laws, the directors may fix a record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Under KCS’s by-laws, the directors may fix a record date to determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any

Provision	CPRL	KCS
adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.

Annual Meetings of Shareholders

Under the CBCA, the CPRL board must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of CPRL’s preceding financial year.

Under the CBCA and CPRL’s articles, meetings of CPRL shareholders will be held on a date and at such place in Canada or the United States as determined by the CPRL board, including but not limited to Chicago, Illinois, Minneapolis, Minnesota, Saint Paul, Minnesota and New York, New York.

At an annual meeting, shareholders will receive the financial statements of CPRL and the auditor’s report, elect directors of CPRL and appoint CPRL’s auditor. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is considered special business. For special business to be properly brought before a meeting, it must be specified in the notice of meeting and include (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

Under the DGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. The Delaware Court of Chancery may order a corporation to hold an annual meeting if a corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.

The KCS by-laws provide that the annual meeting of stockholders will be held at the time and place determined by KCS’s board of directors, and that meetings of the stockholders may be within or without the State of Delaware.

Meeting Notice Provisions	Under the CBCA, notice of the time and place of a meeting of CPRL shareholders must be given not less than 21 days and not more than 60 days before the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting.	Under the DGCL and the KCS by-laws, written notice of annual and special meetings of KCS stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the

Provision	CPRL	KCS

Notice of a meeting of shareholders at which special business is to be transacted must state (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

Method of Giving Notices

Any notice, communication or document to be given, sent, delivered or served under the CBCA, the regulations thereunder, CPRL’s articles, CPRL’s by-laws or otherwise, to a shareholder, director, officer or auditor must be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person’s recorded address or if mailed to the person at the person’s recorded address by prepaid ordinary or air mail or if sent to the person at the person’s recorded address by any means of prepaid transmitted or recorded communication, including facsimile, or other electronic means. A notice so delivered will be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed will be deemed to have been given when deposited in a post office or public letter box; and a notice so sent by any means of transmitted or recorded communication will be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch.

stockholders entitled to notice of the meeting.

The KCS by-laws provide that notice of an annual and special meeting of stockholders must be in writing and state the purpose for which the special meeting is called.

Notice of Shareholder Nominations and Proposals

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of CPRL at the principal executive offices of CPRL in accordance with CPRL’s by-laws.

To be timely, a Nominating Shareholder’s notice to the secretary of CPRL must be made:

(i)  in the case of an annual meeting of shareholders, not less than 30 days

Under KCS’s by-laws, a KCS stockholder wishing to nominate a director for election to the KCS board must provide written notice, in proper form, within the following time periods:

(i)  annual meetings: not less than 60 nor more than 90 days prior to the anniversary of the preceding annual meeting, provided that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice must be received not later than 90 days prior to the day on which the

Provision	CPRL	KCS

prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth day following the notice date; and

(ii)  in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the fifteenth day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

To be in proper written form, a Nominating Shareholder’s notice to the secretary of CPRL must set forth:

(i)  as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person for the last five years; (C) the status of such person as a “resident Canadian” as defined in the CBCA; (D) the class or series and number of shares in the capital of CPRL which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (E) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with annual meeting is held and not later than the later of (i) the 60th day prior to the annual meeting or (ii) the 10th day following the day on which a notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is first made by KCS, whichever occurs first; and

(ii)  special meetings: not earlier than 90 days before such special meeting and not later than the later of the 60th day prior to such special meeting or the 10th day following the day on which the date of the special meeting and the nominees to be elected is first announced.

The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper form, the notice of nomination must include certain information about the nominating stockholder (including any beneficial owner on whose behalf the nomination is made or their affiliates, associates or others acting in concert therewith) and the nominee, including any beneficial ownership interests in KCS.

Provision	CPRL	KCS

solicitations of proxies for election of directors in accordance with the CBCA and applicable Canadian securities laws; and

(ii)  as to the Nominating Shareholder giving the notice, any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors in accordance with the CBCA and applicable Canadian securities laws.

All information to be provided in a timely notice must be provided as of the date of such notice. If requested by CPRL, the Nominating Shareholder must update such information forthwith so that it is true and correct in all material respects as of the record date for the meeting of shareholders.

Notice given to the secretary of CPRL pursuant to CPRL’s by-laws may only be given by personal delivery, facsimile transmission or by email (to the secretary of CPRL), and is deemed to have been given and made only at the time it is served by personal delivery, email or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the secretary at the address of the principal executive offices of CPRL; provided, that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication will be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, CPRL may, in its sole discretion, waive any requirement described in this section of the table entitled “Notice of Shareholder Nominations” pursuant to CPRL’s by-laws.

Proxy Access	Under the CBCA, CPRL shareholders may nominate candidates for election to the	KCS’s by-laws provide that eligible stockholders may submit stockholder

Provision	CPRL	KCS
	board through the shareholder proposal mechanism provided for under the CBCA (provided such shareholder either owns, as registered or beneficial holder, or has the support of shareholders who own, as registered or beneficial holders, such number of shares either equal to 1% of the outstanding voting shares of CPRL or having a fair market value of C$2,000 for a period of at least six months prior to the nomination) and provided such shareholder complies with the notice procedures in CPRL’s by-laws (see the information set forth in the table above in the section entitled “Notice of Shareholder Nominations and Proposals”).	nominees to the KCS board for inclusion in KCS’s proxy materials. The number of stockholders nominees may not exceed the greater of (i) two or (ii) 20% of the number of directors in office, or, if such amount is not a whole number, the closest whole number below 20%. In order to be eligible to submit stockholder nominees, such stockholder or stockholders must have owned continuously for at least three years, as of the date that the proxy access notice is received and as of the record date for the annual meeting, a number of shares that represents 3% of the total voting power of KCS’s outstanding shares of capital stock entitled to vote. The aggregate number of stockholders whose share ownership may be counted for the purposes of satisfying the ownership requirement may not exceed 20.

Calling Special Meetings of Shareholders	Under the CBCA, the CPRL board may call a special meeting of shareholders at any time. In addition, holders of 5% or more of the outstanding shares of CPRL that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting. The requisition must be sent to CPRL and each of its directors and state the business to be transacted at the meeting. The CPRL board must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The CPRL board is not required to call a meeting upon receiving a requisition by a shareholder if (i) the business stated in the requisition is of a proscribed nature, (ii) a record date has already been fixed and notice provided in respect of a meeting, or (iii) the CPRL board has already called a meeting and given notice of such meeting.	KCS’s by-laws provide that special meetings of stockholders for any purpose or purposes may be called only by the chair of the KCS board, the KCS board, the KCS CEO, or the KCS Corporate Secretary at the written request in proper form of one or more stockholders of record who have continuously held for at least one year prior to the date such request is delivered to the KCS Corporate Secretary KCS common stock representing in the aggregate at least 15% of the outstanding shares of KCS common stock. Special meetings must be called pursuant to a resolution stating the purpose or purposes thereof, to be held at such place (within or without the State of Delaware), date and hour determined by the KCS board or its chair, as applicable, and designated in the notice thereof. At any such special meeting any business properly brought before the meeting may be transacted.

Shareholder Action by Written Consent	The CBCA allows any matters required to be voted on at a meeting of shareholders to be approved by CPRL shareholders via written resolution signed by all of the shareholders entitled to vote on the matter.	KCS’s certificate of incorporation provides that no actions may be taken by waiver of written notice and consent by stockholders in lieu of meeting.

Quorum of Shareholders	A quorum for the transaction of business at any meeting of shareholders must be at	KCS’s by-laws provide that the holders of a majority of the aggregate voting power of

Provision	CPRL	KCS
	least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for or representative of such a shareholder and together holding or representing in the aggregate not less than 25% of the outstanding shares of CPRL entitled to be voted at the meeting.	the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders, except as otherwise required by the DGCL, KCS’s certificate of incorporation or by-laws. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum (as to such class or series) entitled to take action with respect to that vote on that matter, except as otherwise provided by law, KCS’s certificate of incorporation or by-laws. Abstentions and non-votes by brokers are counted as present for purposes of determining a quorum.

Adjournment of Shareholder Meetings	Under the CBCA, the shareholders may adjourn the meeting if a quorum is not present at the opening of the meeting. If a meeting of the CPRL shareholders is adjourned for less than 30 days it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of CPRL shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting, in accordance with the provisions of the CBCA.

KCS’s by-laws provide that if a quorum is not present or represented at any meeting of the stockholders, then either (i) the chair of the meeting, or (ii) the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

When a meeting is adjourned to another time and/or place, unless KCS’s by-laws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, KCS may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Provision	CPRL	KCS

Amendments to Articles or Certificate of Incorporation	Under the CBCA, an amendment to CPRL’s articles requires approval by special resolution, being a majority of not less than two-thirds of the votes cast, in person or by proxy, in respect of the resolution at a meeting of CPRL shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the CBCA.	Any proposal to amend, alter, change or repeal any provision of KCS’s certificate of incorporation, requires approval by the affirmative vote of both a majority of the members of the KCS board then in office and a majority vote of the voting power of all of the shares of KCS’s capital stock entitled to vote generally in the election of directors, voting together as a single class. However, any proposal to amend, alter, change or repeal the provisions of KCS’s certificate of incorporation that would amend, alter, change or repeal any of the powers, preferences or rights vested in the holders of KCS preferred stock requires approval by the affirmative vote of two-thirds of the voting power of all of the shares of KCS’s preferred stock, voting together as a single class, in addition to any other vote or approval required by statute.

Amendments to By-laws	The CPRL board may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of CPRL. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, or the amendment or repeal of a by-law, to the CPRL shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, by an ordinary resolution. If the by-law, amendment or repeal is rejected by the shareholders, or the directors do not submit the by-law, amendment or repeal to the shareholders as required, the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.	The KCS by-laws may be amended, or new by-laws may be adopted, by the KCS board at any regular or special meeting of the KCS board, if such amendment or adoption is approved by a majority of the entire KCS board.

Rights of Inspection	Under the CBCA, CPRL shareholders and creditors of CPRL and their personal representatives may examine: (i) CPRL’s articles and CPRL’s by-laws, and all amendments thereto, and a copy of any unanimous shareholder agreement; (ii) minutes of meetings and resolutions of	Under Section 220 of the DGCL, a stockholder or its agent has a right to inspect KCS’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his purpose (which must be reasonably related to such

Provision	CPRL	KCS
	CPRL shareholders; (iii) copies of all notices of directors or notices of change of directors; and (iv) CPRL’s securities register, during the usual business hours of CPRL, and may take extracts from the records, free of charge, and any other person may do so on payment of a reasonable fee.	person’s interest as a stockholder). If KCS refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.

Shareholder Suits

Derivative Action: Under the CBCA, a “complainant” (as such term is defined in this table under “Oppression Remedy” below) may apply to a court for leave to bring a derivative action in the name and on behalf of CPRL or any of its subsidiaries, or to intervene in an existing action to which CPRL or any of its subsidiaries, for the purpose of prosecuting, defending or discontinuing the action on behalf of CPRL or its subsidiary. However, under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given notice to the board of directors of CPRL or its subsidiary of the complainant’s intention to apply to the court for such leave not less than 14 days before bringing the application if the board of directors of CPRL or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of CPRL or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it determines to be appropriate, including, without limitation, an order authorizing the complainant or any other person to control the conduct of the action, an order giving directions for the conduct of the action, an order directing that any amount determined to be payable by a defendant in the action will be paid, in whole or in part, directly to former and present security holders of CPRL or its subsidiary instead of to CPRL or its subsidiary and an order requiring CPRL or its subsidiary to pay reasonable legal fees incurred by the complainant in

Generally, KCS is subject to potential liability under the federal securities laws and under Delaware law. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. In certain circumstances, class action lawsuits are available to stockholders. The DGCL does not provide for a remedy similar to the oppression remedy under the CBCA; however, stockholders are entitled to remedies for violation of a director’s fiduciary duties under Delaware common law.

Provision	CPRL	KCS

connection with the action. A complainant is not required to give security for costs in a derivative action.

Oppression Remedy: The CBCA provides an oppression remedy that enables a court to make any order, including, without limitation, an order:

(i)  restraining the conduct complained of;

(ii)  appointing a receiver or receiver-manager;

(iii)   to regulate CPRL’s affairs by amending CPRL’s articles or CPRL’s by-laws or creating or amending a unanimous shareholder agreement;

(iv) directing an issue or exchange of securities;

(v)   appointing directors in place of or in addition to all or any of the directors then in office;

(vi) directing CPRL or any other person, to purchase securities of a security holder;

(vii)  directing CPRL or any other person, to pay a security holder any part of the monies that the security holder paid for securities;

(viii)  varying or setting aside a transaction or contract to which CPRL is a party and compensating CPRL or any other party to the transaction or contract;

(ix) requiring CPRL, within a time specified by the court, to produce to the court or an interested person financial statements in the required form or an accounting in such other form as the court may determine;

(x)   compensating an aggrieved person;

(xi) directing rectification of the registers or other records of CPRL;

(xii)  liquidating and dissolving CPRL;

(xiii)  directing an investigation under the CBCA to be made; and

Provision	CPRL	KCS

(xiv) requiring the trial of any issue.

An application under the oppression remedy may be made by a “complainant,” which means:

(i)  a registered holder or beneficial owner, and a former registered holder or former beneficial owner, of a security of CPRL or any of its affiliates;

(ii)  a director or an officer or a former director or former officer of CPRL or any of its affiliates;

(iii)   the director appointed under the CBCA; or

(iv) any other person who, in the discretion of a court, is a proper person to make such an application.

Enforcement of Civil Liabilities Against Foreign Persons

A judgment for the payment of money rendered by a federal or provincial court in Canada based on civil liability would generally be enforceable elsewhere in Canada.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in federal or provincial courts of Canada. The party seeking enforcement would first have to commence proceedings at the appropriate level of court in the Canadian jurisdiction in which enforcement is sought and obtain an order from that court for the recognition and enforcement of the judgment.

The following requirements must generally be met before the foreign monetary judgment will be recognized and enforceable in a Canadian court:

(i)  the foreign court must have properly asserted jurisdiction;

(ii)  the judgment must not have been obtained by fraud or in a manner contrary to natural justice;

(iii)   the judgment must be final and conclusive; and

A judgment for the payment of money rendered by a court in the U.S. federal court or any state court based on civil liability generally would be enforceable elsewhere in the U.S.

Provision	CPRL	KCS
(iv) the judgment is not for a penalty, taxes or enforcement of a foreign public law, or otherwise contrary to Canadian public policy.

Limitation of Personal Liability of Directors and Officers

Under the CBCA, no provision in a contract, CPRL’s articles, CPRL’s by-laws or a resolution of CPRL’s board of directors or shareholders relieves a director or officer of CPRL from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof.

No director or officer will be liable for the acts, receipts, neglects or defaults of any other director, officer, employee or agent, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to CPRL through the insufficiency or deficiency of title to any property acquired by, for or on behalf of CPRL, or for the insufficiency or deficiency of any security in or upon which any of the moneys of CPRL are placed out or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person with whom any moneys, securities or effects are lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to CPRL, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of the director’s or officer’s respective office or trust or in relation thereto unless the same happens by or through the director’s or officer’s failure to act honestly and in good faith with a view to the best interests of CPRL and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

KCS’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of KCS will not be personally liable to KCS or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers	Under the CBCA, CPRL may indemnify its directors and officers, its former directors and officers or another individual who acts or acted at CPRL’s request as a director or officer, or an individual acting in a similar capacity, of another entity (an	Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection

Provision	CPRL	KCS

“indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in respect of any civil, criminal, administrative, investigative or other proceeding in which the indemnifiable person is involved because of that association with CPRL or other entity, provided that:

(i)  the indemnifiable person acted honestly and in good faith with a view to the best interests of CPRL, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at CPRL’s request; and

(ii)  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnifiable person had reasonable grounds for believing that the indemnifiable person’s conduct was lawful.

CPRL may advance funds to an indemnifiable person for the costs, charges and expenses of a proceeding referred to above; provided, however, that the indemnifiable person will repay the funds if the individual does not fulfill the above-mentioned conditions.

An indemnifiable person is also entitled to indemnity from CPRL in respect of all costs, charges and expenses reasonably incurred by the indemnifiable person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the indemnifiable person is subject because of the indemnifiable person’s association with CPRL or other entity, if the indemnifiable person:

(i)  was not judged by the court or other competent authority to have committed any fault or omitted to do with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than a derivative action), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by KCS’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The KCS by-laws provide that, to the full extent provided under Section 145 of the DGCL, KCS will indemnify each person who at any time is, or will have been, a director, officer or employee of KCS, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are, or were, a director, officer or employee of KCS, or served at the request of KCS as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding.

Provision	CPRL	KCS

anything that the indemnifiable person ought to have done; and

(ii)  fulfills the conditions first set out above.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the requirements first mentioned above.

In addition, CPRL may, under the CBCA, purchase and maintain insurance for the benefit of an indemnifiable person against such liabilities and in such amounts as the CPRL board may from time to time determine and are permitted by the CBCA.

CPRL must indemnify a director or officer of CPRL, a former director or officer of CPRL or a person who acts or acted at CPRL’s request as a director or officer of a body corporate of which CPRL is or was a shareholder or creditor, and the heirs and legal representatives thereof, to the extent permitted by the CBCA or otherwise by law.

Appraisal/Dissent Rights

The CBCA provides that CPRL shareholders are entitled to exercise dissent rights and to be paid the fair value of their shares as determined in accordance with the provisions of the CBCA by following the dissent procedures set out therein, if CPRL:

(i)  is subject to an order in respect of an “arrangement” (as such term is defined in the CBCA) in accordance with the provisions of the CBCA;

(ii)  resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(iii)   resolves to amend its articles to add, change or remove any restriction on the business or businesses that CPRL may carry on;

(iv) resolves to amalgamate, other than an amalgamation with a parent or a

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares

Provision	CPRL	KCS

subsidiary or an amalgamation with a sister corporation, in each case in accordance with the provisions of the CBCA;

(v)   resolves to be continued under the laws of another jurisdiction;

(vi) resolves to sell, lease or exchange all or substantially all its property other than in the ordinary course of business; or

(vii)  resolves to carry out a going-private transaction or a squeeze-out transaction (as such terms are defined in the CBCA).

A shareholder is not entitled to dissent if an amendment to CPRL’s articles is effected by a court order approving a reorganization (as defined in the CBCA) or by a court order made in connection with an action for an oppression remedy.

CPRL shareholders are not entitled to dissent or appraisal rights under the CBCA in connection with the transactions contemplated by the merger agreement.

anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)—(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The KCS certificate of incorporation does not provide for appraisal rights in any additional circumstance.

Approval of Extraordinary Transactions; Anti-Takeover Provisions

Under the CBCA, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of CPRL other than in the ordinary course of business of CPRL, including an amalgamation (other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation in accordance with the provisions of the CBCA) and an arrangement (as defined in the CBCA), or a dissolution of CPRL, is generally required to be approved by special resolution, being a majority of not less than two-thirds of the votes cast, in person or by proxy, in respect of the resolution at a meeting of CPRL shareholders.

Additionally, Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (which we refer to as “MI 61-101”) of the Canadian Securities Administrators contains detailed

A sale, lease or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of at least a majority of the shares of KCS voting stock outstanding as of the record date and entitled to vote.

KCS is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless the board of directors approves the business combination or the transaction by which such stockholder becomes an interested stockholder, in either case, before the

Provision	CPRL	KCS

requirements in connection with, among other transactions, “related party transactions” and “business combinations.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. “Related party,” as defined in MI 61-101, includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer. A “business combination” means, generally, any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a consequence of which the interest of a holder of an equity security may be terminated without the holder’s consent.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless, in addition to any other required shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.

stockholder becomes an interested stockholder, the interested stockholder acquires 85% of the corporation’s outstanding voting stock in the transaction by which such stockholder becomes an interested stockholder, or the business combination is subsequently approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the corporation’s outstanding voting stock not owned by the interested stockholder.

Compulsory Acquisitions	The CBCA provides that if an offer is made to shareholders of a distributing	Not applicable.

Provision	CPRL	KCS
corporation (as defined in the CBCA), such as CPRL, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares (which we refer to as a “takeover bid”) and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder’s shares as determined in accordance with the dissent right procedures under the CBCA.

Rights Upon Liquidation

Under the CBCA, CPRL may liquidate and dissolve by special resolution of the holders of each class of CPRL shares, whether or not such CPRL shareholders are otherwise entitled to vote.

In the event of the liquidation, dissolution, or winding up of CPRL or other distribution of assets of CPRL among its shareholders for the purpose of winding up its affairs, the holders of CPRL common shares are, subject to the rights of the holders of any other class of shares of CPRL entitled to receive the assets of CPRL upon such a distribution in priority to or rateably with the holders of CPRL common shares, entitled to participate rateably in any distribution of the assets of CPRL.

With respect to any distribution of assets of CPRL in the event of any liquidation, dissolution or winding up of CPRL or the other distribution of the assets of CPRL among its shareholders for the purpose of winding up its affairs, the First Preferred Shares are entitled to priority over both the Second Preferred Shares and the CPRL

KCS’s certificate of incorporation provides:

(i) In case of liquidation or dissolution of KCS, the holders of KCS preferred stock will be entitled to receive payment in the amount of the par value thereof before any payment or liquidation is made upon new series preferred stock or the common stock, and will not thereafter participate further in the property of KCS or the proceeds of the sale thereof.

(ii) In the event of any liquidation, dissolution or winding up of KCS, whether voluntary or involuntary, each series of new series preferred stock will be subordinate to the KCS preferred stock but will have preference and priority over the common stock for payment of the amount to which such series of new series preferred stock will be entitled in accordance with the provision thereof and each holder of new series preferred stock will be entitled to be paid in full his shares of such amount, or have a sum sufficient for the payment in full set aside, after the holders of KCS preferred stock have received payment of the amounts to which they are entitled upon

Provision	CPRL	KCS
common shares and over any other shares ranking junior to the First Preferred Shares, and the Second Preferred Shares are entitled to priority over the holders of the CPRL common shares and over any other shares ranking junior to the Second Preferred Shares.

liquidation or dissolution or winding up of KCS, but before any payments will be made to the holders of the common stock. If, upon liquidation, dissolution or winding up of KCS, the assets of KCS or proceeds thereof, distributable among the holders of the shares of all series of new series preferred stock are insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, will be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full.

(iii) After the payment to the holders of KCS preferred stock and new series preferred stock of all such amounts to which they are entitled, as above provided, the remaining assets and funds of KCS will be divided and paid to the holders of common stock.

LEGAL MATTERS

Bennett Jones LLP, Canadian counsel to CPRL, has opined upon the validity of the CPRL common shares offered by this proxy statement/prospectus.

EXPERTS

CPRL

The financial statements and related financial statement schedule, incorporated into this proxy statement/prospectus by reference from CPRL’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of CPRL’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

KCS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

CPRL is organized under the laws of Canada. A substantial portion of CPRL’s assets are located outside the U.S., and many of CPRL’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon CPRL and those directors, officers and experts, or to realize in the U.S. upon judgments of courts of the U.S. predicated upon civil liability of CPRL and such directors, officers or experts under U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of the civil liabilities predicated upon U.S. federal securities laws.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the KCS board knows of no matters that will be presented for consideration at the KCS special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before KCS stockholders at the KCS special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the KCS board.

FUTURE SHAREHOLDER PROPOSALS

KCS

The transaction is expected to be completed by the first quarter of 2022. Until the transaction is completed, KCS’s stockholders will continue to be entitled to attend and participate in KCS stockholder meetings, including the annual meeting, if any. If the transaction is completed, KCS will have no public stockholders and there will be no public participation in any future meetings of the stockholders of KCS. However, if the transaction is not completed, KCS stockholders will continue to be entitled to attend and participate in KCS stockholder meetings.

The KCS by-laws set forth the advance notice requirements that stockholders must follow in order to either make a director nomination or bring any other business at any annual or special meeting of the KCS stockholders, and explicitly provide that the procedure provided in the KCS by-laws is the exclusive means for a stockholder to make such nominations or proposals (other than proposals submitted for inclusion in the proxy statement governed by Rule 14a-8 of the Exchange Act). The KCS by-laws provide that to be properly brought before a meeting, a proposal must be brought (i) pursuant to KCS’s proxy materials with respect to such meeting, (ii) by or at the direction of the KCS board or (iii) by a KCS stockholder who (A) was a stockholder of record both at the time of giving notice for the meeting and at the time of the meeting and is entitled to vote at the meeting and (B) has timely complied in proper written form with the procedures set forth in the KCS by-laws. In addition, the KCS by-laws (x) expand the required disclosure regarding KCS stockholders making proposals or nominations to include, among other things, disclosure of all ownership interests, class and number of shares owned, hedges, derivative and/or short positions, hedging or other transactions, profit interests, options, any voting or dividend rights with respect to any shares of securities of KCS, any material interests of such stockholder (and beneficial owner, if any) in the nomination or proposal, and any other information that would be required in a solicitation of proxies for the nomination or proposal, and (y) require a KCS stockholder nominating a person for election as a director to include in the advance notice certain biographical information about each such nominee, a fully completed director’s questionnaire on the form supplied by KCS, a written representation of such nominee as to any voting commitments or related transactions, and an agreement by such nominee to comply with KCS’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

A KCS stockholder (or a group of up to 20 KCS stockholders) owning at least 3% of aggregate voting power of the KCS voting stock continuously for at least three years and complying with the other requirements in KCS’s by-laws may nominate and include in KCS’s proxy materials director nominees constituting up to 20% of the KCS board or two persons, whichever is greater. Written notice of a proxy access nomination for inclusion in KCS’s proxy materials for KCS’s 2022 Annual Meeting of Stockholders must have been received by KCS, Attention: Corporate Secretary, at its principal executive office not earlier than the close of business on November 10, 2021 and no later than the close of business on December 10, 2021. The nominating stockholder or group of stockholders also must deliver the information required by KCS’s by-laws, and each nominee must meet the qualifications required by KCS’s by-laws.

KCS stockholders who intend to present a proposal or nominate candidates for election to the KCS board at KCS’s 2022 Annual Meeting of Stockholders, without including such proposal in KCS’s proxy statement, must provide KCS’s Corporate Secretary with written notice of such proposal not earlier than the close of business on February 19, 2022 and not later than the open of business on March 21, 2022; provided, however, that if an annual meeting is to be held more than 30 days before, or more than 60 days after May 20, 2022, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of (i) the 60th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of the annual meeting was first made.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. KCS and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or KCS that they or KCS will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or KCS if you hold shares directly in your name. Written requests should be made to Kansas City Southern, 427 West 12th Street, Kansas City, Missouri 64105, Attention: Corporate Secretary, and oral requests should be made by calling KCS’s Corporate Secretary’s Office at 1-888-800-3690.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

KCS files annual, quarterly and current reports, proxy statements and other information with the SEC. CPRL files or furnishes annual reports, current reports and other information with the SEC under the U.S. Exchange Act. As CPRL is a “foreign private issuer,” under the rules adopted under the U.S. Exchange Act it is exempt from certain of the requirements of the U.S. Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the U.S. Exchange Act.

You may read and copy these reports, statements or other information filed by KCS or CPRL at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, from commercial document retrieval services, and at the website maintained by the SEC at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus.

You may also access the SEC filings and obtain other information about KCS and CPRL through the websites maintained by KCS and CPRL at www.investors.kcsouthern.com and investor.cpr.ca, respectively. The information contained in those websites is not incorporated by reference into, or in any way part of, this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the KCS merger proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.

CPRL files reports, statements and other information with the applicable Canadian securities regulatory authorities. CPRL’s filings are electronically available to the public from SEDAR at www.sedar.com. The information contained on SEDAR is not incorporated by reference into this proxy statement/prospectus.

Incorporation of Certain Documents by Reference

The SEC allows KCS and CPRL to “incorporate by reference” information into this proxy statement/prospectus. This means that KCS and CPRL can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that KCS and CPRL have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

CPRL Filings with the SEC (File No. 001-01342)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2020
Annual Report on Form 10-K/A	Year ended December 31, 2020
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2021, June 30, 2021, and September 30, 2021.
Current Report on Form 8-K	Filed January 11, 2021, January 26, 2021, February 1, 2021, February 2, 2021, February 10, 2021, February 10, 2021, February 18, 2021,

CPRL Filings with the SEC (File No. 001-01342)	Period and/or Filing Date
March 12, 2021, March 16, 2021, March 16, 2021, March 22, 2021, April 1, 2021, April 6, 2021, April 12, 2021, April 13, 2021, April 21, 2021, April 21, 2021, April 23, 2021, April 27, 2021, May 6, 2021, May 27, 2021, July 30, 2021, July 30, 2021, August 10, 2021, September 1, 2021, September 13, 2021, September 16, 2021, September 16, 2021, October 19, 2021, October 20, 2021 and November 1, 2021.

KCS Filings with the SEC (File No. 001-04717)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2020
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2021, June 30, 2021 and September 30, 2021.
Definitive proxy statement on Form DEF 14A	Filed April 9, 2021
Current Reports on Form 8-K	Filed March 22, 2021, March 30, 2021, April 21, 2021, May 21, 2021, May 25, 2021 (Item 5.01 only), June 11, 2021, August 9, 2021 and September 15, 2021.

*	Other than the portions of those documents not deemed to be filed.

All documents filed by KCS and CPRL under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the U.S. Exchange Act), and proxy statements.

In addition, the description of CPRL common shares contained in CPRL’s registration statements under Section 12 of the U.S. Exchange Act is incorporated by reference.

KCS and CPRL also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A.

CPRL has supplied all information contained into this proxy statement/prospectus relating to CPRL, and KCS has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to KCS.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the

SEC through the SEC’s website at www.sec.gov. KCS stockholders and CPRL shareholders may request a copy of such documents by contacting:

Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 Attention: Corporate Secretary Telephone: 1-888-800-3690	Canadian Pacific Railway Limited 7550 Ogden Dale Road S.E. Calgary, Alberta, T2C 4X9 Attention: Office of the Corporate Secretary Telephone: 1-403-319-7000

In addition, you may obtain copies of any document incorporated into this proxy statement/prospectus, without charge, by visiting the websites maintained by KCS and CPRL at www.investors.kcsouthern.com and investor.cpr.ca, respectively.

If you would like to request documents, please do so by December 3, 2021, to receive them before the KCS special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

KCS and CPRL have not authorized anyone to give any information or make any representation about the transaction, the KCS special meeting or KCS and CPRL that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that KCS and CPRL have incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of CPRL common shares in the transaction should create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CANADIAN PACIFIC RAILWAY LIMITED,

CYGNUS MERGER SUB 1 CORPORATION,

CYGNUS MERGER SUB 2 CORPORATION

and

KANSAS CITY SOUTHERN

Dated as of September 15, 2021

AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2021 (this “Agreement”), by and among Canadian Pacific Railway Limited, a Canadian corporation (“Parent”), Cygnus Merger Sub 1 Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Surviving Merger Sub”), Cygnus Merger Sub 2 Corporation, a Delaware corporation and a direct wholly owned subsidiary of Surviving Merger Sub (“First Merger Sub” and, together with Surviving Merger Sub, “Merger Subs”) and Kansas City Southern, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (a) First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct wholly owned Subsidiary of Surviving Merger Sub, and (b) immediately following the First Merger, the Company shall be merged with and into Surviving Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Merger Sub surviving the Second Merger as a direct, wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent to enter into this Agreement, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the Debt Financing, and (c) resolved to recommend that the shareholders of Parent approve the issuance of Parent Common Shares in connection with the First Merger (the “Parent Share Issuance”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting;

WHEREAS, the board of directors of Surviving Merger Sub has unanimously (a) determined that it is in the best interests of Surviving Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend that the sole stockholder of Surviving Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Surviving Merger Sub;

WHEREAS, the board of directors of First Merger Sub has unanimously (a) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend that the sole stockholder of First Merger Sub approve this Agreement and directed that such matter be submitted for consideration of the sole stockholder of First Merger Sub;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Mergers, taken together, shall qualify (i) as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) for an exception to the general rule of Section 367(a)(1) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, pursuant to Decision No. 5 (Docket No. FD 36500) of the Surface Transportation Board (the “STB”), dated May 6, 2021, Parent has obtained the approval of the STB (the “STB Voting Trust Approval”) to deposit or cause the deposit of all outstanding shares of the Second Surviving Corporation (as defined below) into an irrevocable voting trust (the “Voting Trust” and such deposit, the “Voting Trust Transaction”), subject to the voting trust agreement in the form attached hereto as Exhibit A (the “Voting Trust Agreement”); and

WHEREAS, Parent, Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subs and the Company agree as follows:

ARTICLE 1

THE MERGERS

Section 1.1    The Mergers. On the terms and subject to the conditions set forth in this Agreement:

(a)    at the First Effective Time and in accordance with the DGCL, First Merger Sub shall merge with and into the Company, the separate corporate existence of First Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the First Merger (the “First Surviving Corporation”) and a direct wholly owned Subsidiary of Surviving Merger Sub; and

(b)    immediately following the First Merger, at the Second Effective Time, and in accordance with the DGCL, the First Surviving Corporation shall merge with and into Surviving Merger Sub, the separate corporate existence of the First Surviving Corporation shall cease and Surviving Merger Sub shall continue its corporate existence under Delaware law as the surviving corporation in the Second Merger (the “Second Surviving Corporation”) and a direct wholly owned Subsidiary of Parent.

Section 1.2    Closing. The closing of the Mergers (the “Closing”) shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:30 a.m., New York City time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3    Effective Times. Subject to the provisions of this Agreement, at the Closing, (a) the Company shall cause a certificate of merger in connection with the First Merger (the “First Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (b) immediately following the filing of the First Certificate of Merger, the First Surviving Corporation shall cause a certificate of merger in connection with the Second Merger (the “Second Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger has been duly filed with the Secretary of

State of the State of Delaware or at such later time as may be agreed by the Company and First Merger Sub in writing and specified in the First Certificate of Merger in accordance with the DGCL (the effective time of the First Merger being herein referred to as the “First Effective Time”) and the Second Merger shall become effective at such time as the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the First Surviving Corporation and Surviving Merger Sub in writing and specified in the Second Certificate of Merger in accordance with the DGCL, but in any event immediately following the First Effective Time (the effective time of the Second Merger being herein referred to as the “Second Effective Time”).

Section 1.4    Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5    Organizational Documents of the First Surviving Corporation and the Second Surviving Corporation. Subject to Section 5.11:

(a)    at the First Effective Time: (i) the certificate of incorporation of First Merger Sub as in effect immediately prior to the First Effective Time (amended so that the name of the First Surviving Corporation shall be “Kansas City Southern”) shall be the certificate of incorporation of the First Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (ii) the bylaws of First Merger Sub as in effect immediately prior to the First Effective Time (amended so that the name of the First Surviving Corporation shall be “Kansas City Southern”) shall be the bylaws of the First Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws; and

(b)    at the Second Effective Time: (i) the certificate of incorporation of Surviving Merger Sub as in effect immediately prior to the Second Effective Time (amended so that the name of the Second Surviving Corporation shall be “Kansas City Southern”), shall be the certificate of incorporation of the Second Surviving Corporation until thereafter amended in accordance with DGCL and such certificate of incorporation and (ii) the bylaws of Surviving Merger Sub as in effect immediately prior to the Second Effective Time (amended so that the name of the Second Surviving Corporation shall be “Kansas City Southern”) shall be the bylaws of the Second Surviving Corporation.

Section 1.6    Directors and Officers of the First Surviving Corporation. (a) The directors of the Company as of immediately prior to the First Effective Time shall be the initial directors of the First Surviving Corporation as of the First Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of the Company as of immediately prior to the First Effective Time shall be the initial officers of the First Surviving Corporation as of the First Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7    Directors and Officers of the Second Surviving Corporation. (a) The directors the First Surviving Corporation as of immediately prior to the Second Effective Time shall be the initial directors of the Second Surviving Corporation as of the Second Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of the First Surviving Corporation as of immediately prior to the Second Effective Time shall be the initial officers of the Second Surviving Corporation as of the Second Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8    Post-Closing Contributions. Immediately following the Second Effective Time, Parent shall, or shall cause its Affiliates to, take all actions necessary to undertake the steps set forth in Section 1.8 of the Parent Disclosure Schedules (the “Post-Closing Contributions”).

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1    Effect of the Mergers on Capital Stock.

(a)    At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Surviving Merger Sub or the holders of any securities of the Company or Surviving Merger Sub:

(i)    Conversion of Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the First Effective Time, but excluding Excluded Shares and Dissenting Shares, shall be converted automatically into the right to receive (A) a number of Parent Common Shares equal to the Exchange Ratio (the “Share Consideration”), subject to Section 2.1(e) with respect to fractional Parent Common Shares, and (B) $90.00 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“Common Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time, represented any such shares of Company Common Stock (each, a “Common Certificate”) shall thereafter represent only the right to receive the Merger Consideration (including the right to receive, pursuant to Section 2.1(e), the Fractional Share Cash Amount) into which the shares of Company Common Stock represented by such Common Book-Entry Share or Common Certificate have been converted pursuant to this Section 2.1(a)(i).

(ii)    Treatment of Excluded Shares. Each share of Company Common Stock or Company Preferred Stock that is directly owned by the Company (as treasury stock or otherwise), Parent or either Merger Sub immediately prior to the First Effective Time, other than shares held on behalf of third parties, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”). Each share of Company Common Stock that is owned by any wholly owned Subsidiary of the Company or Parent (other than either Merger Sub) immediately prior to the First Effective Time, other than shares held on behalf of third parties, shall automatically be converted into the right to receive such number of Parent Common Shares equal to (A) the Cash Consideration divided by the Parent Share Price plus (B) the Exchange Ratio (each such share, together with the Cancelled Shares, the “Excluded Shares”).

(iii)    Conversion of First Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of First Merger Sub outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv)    Conversion of Company Preferred Stock. Each share of Company Preferred Stock that is outstanding immediately prior to the First Effective Time, but excluding Dissenting Shares and Cancelled Shares, shall be converted automatically into the right to receive $37.50 per share in cash (the “Preferred Merger Consideration”). All shares of Company Preferred Stock that have been converted into the right to receive the Preferred Merger Consideration as provided in this Section 2.1(a)(iv) shall be automatically cancelled on the conversion thereof and shall cease to exist, and uncertificated shares of Company Preferred Stock represented by book-entry form (“Preferred Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time, represented any such shares of Company Preferred Stock (each, a “Preferred Certificate”) shall thereafter represent only the right to receive the Preferred Merger

Consideration into which the shares of Company Preferred Stock represented by such Preferred Book-Entry Share or Preferred Certificate have been converted pursuant to this Section 2.1(a)(iv).

(b)    At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Second Surviving Corporation, Surviving Merger Sub or the holders of any securities of the Second Surviving Corporation or Surviving Merger Sub, (i) each share of common stock, par value $0.01 per share, of Surviving Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain outstanding, all of which shares shall be held by Parent and which shall not be affected by the Second Merger and (ii) each share of common stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto, such that, immediately following the Second Merger, the Second Surviving Corporation shall be a direct wholly owned Subsidiary of Parent.

(c)    Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the First Effective Time (other than the Cancelled Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the First Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereafter be no longer considered Dissenting Shares under this Agreement and shall be treated as if they had been converted into, at the First Effective Time, the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, without any interest thereon, in accordance with Section 2.1(a). At the First Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands for appraisal or settle, offer to settle or approve any withdrawal of any such demands.

(d)    Certain Adjustments. If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Company Preferred Stock or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration and/or the Preferred Merger Consideration, as applicable, shall be equitably adjusted, without duplication, to proportionally reflect such change.

(e)    No Fractional Shares.

(i)    No fractional Parent Common Shares shall be issued in connection with the First Merger and no certificates or scrip representing fractional Parent Common Shares shall be delivered on the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i). Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the First Merger a fraction of a Parent Common Share (after aggregating all shares represented by the Common Certificates and Common Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional Parent

Common Share, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of the aggregated number of fractional Parent Common Shares that would otherwise have been issuable to such holders as part of the Merger Consideration (the “Fractional Share Cash Amount”).

(ii)    As soon as practicable after the First Effective Time, the Exchange Agent shall, on behalf of all such holders of fractional Parent Common Shares, effect the sale of all such Parent Common Shares that would otherwise have been issuable as part of the Merger Consideration at the then-prevailing prices on the NYSE through one or more member firms of the NYSE. After the proceeds of such sale have been received, the Exchange Agent shall determine the applicable Fractional Share Cash Amount payable to each applicable holder and shall make such amounts available to such holders in accordance with Section 2.2(b). The payment of cash in lieu of fractional Parent Common Shares to such holders is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(iii)    No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Common Share that would otherwise have been issuable as part of the Merger Consideration.

Section 2.2    Exchange of Certificates.

(a)    Exchange Agent. Prior to the First Effective Time, Parent and Surviving Merger Sub shall designate Computershare Investor Services Inc. or a bank or trust company or similar institution selected by Parent to serve as exchange agent hereunder and approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”). Prior to the First Effective Time, Parent shall, on behalf of Surviving Merger Sub, deposit or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock and Company Preferred Stock, (i) cash in U.S. dollars sufficient to pay (A) the aggregate Cash Consideration payable pursuant to Section 2.1(a)(i) and (B) the aggregate Preferred Merger Consideration payable pursuant to Section 2.1(a)(iv) and (ii) evidence of Parent Common Shares in book-entry form representing the number of Parent Common Shares sufficient to deliver the aggregate Share Consideration deliverable pursuant to Section 2.1(a)(i). Parent agrees to deposit, or cause to be deposited, with the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any such cash and book-entry shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund.”

(b)    Payment Procedures.

(i)    As soon as reasonably practicable after the First Effective Time and in any event not later than the third Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, pursuant to Section 2.1, (A) a letter of transmittal with respect to Book-Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration or the Preferred Merger Consideration, as applicable.

(ii)    On surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may customarily be required by the

Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to promptly deliver to each such holder, the Merger Consideration or the Preferred Merger Consideration, as applicable, into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Article 2 (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)). No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration or Preferred Merger Consideration, as applicable, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration or Preferred Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid.

(iii)    The Exchange Agent, the Company, Parent and each Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to holders of Company Common Stock or Company Preferred Stock pursuant to this Article 2 such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law with respect to the making of such payment; it being understood that, provided that the representation and warranty of the Company in Section 3.15(c) is true and correct as of the First Effective Time, no deduction or withholding shall be made under the Laws of Canada (or any province thereof) from any such amounts (other than, for greater certainty, (A) any dividend or other distribution referenced in Section 2.2(c), and (B) amounts referred to in Section 2.3 that are attributable to personal services performed by the applicable payee in Canada or any province thereof or by an applicable payee who is a resident, for income Tax purposes, of Canada) except to the extent that any such deduction or withholding shall be required by a change in Law after the date of this Agreement. To the extent that amounts are so deducted or withheld and timely paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c)    Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the First Effective Time with respect to Parent Common Shares shall be paid to the holder of any unsurrendered shares of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i) until such holder shall surrender such shares of Company Common Stock in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Shares represented by such share of Company Common Stock, less such withholding or deduction for any Taxes required by applicable Law.

(d)    Closing of Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Second Surviving Corporation, Parent or the Exchange Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the consideration to which such holder is entitled pursuant to this Article 2.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock or Company Preferred Stock on the first anniversary of the First Effective Time shall thereafter be delivered, at the direction of Surviving Merger Sub, to Parent on demand, and any former holders of shares of Company Common Stock or Company Preferred Stock who have not surrendered their shares in accordance with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)) or Preferred Merger Consideration, as applicable, without any interest thereon, on due surrender of their shares.

(f)    No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, either Merger Sub, the First Surviving Corporation, the Second Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock or Company Preferred Stock as of immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity shall cease to represent any claim of any kind or nature and shall be deemed to be surrendered for cancellation to Parent.

(g)    Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide, on behalf of Surviving Merger Sub, additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock or Company Preferred Stock. Any interest and other income resulting from such investments shall be paid to or at the direction of Parent pursuant to Section 2.2(e).

(h)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable pursuant to Section 2.2(c)) or the Preferred Merger Consideration, as applicable, payable in accordance with Section 2.1 with respect to the shares of Company Common Stock or Company Preferred Stock represented by such lost, stolen or destroyed Certificate.

Section 2.3    Treatment of Company Equity Awards.

(a)    Each option to purchase shares of Company Common Stock (each, a “Company Option”), whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time shall, at the First Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to (i) the excess, if any of (A) the Merger Consideration Value over (B) the exercise price per share of Company Common Stock of such Company Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time. Parent shall or shall cause the Second Surviving Corporation or one of its Subsidiaries, as applicable, to deliver to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the First Effective Time. For the avoidance of doubt, any Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration Value shall be cancelled at the First Effective Time for no consideration or payment.

(b)    Each award of shares of Company Common Stock granted subject to any vesting, forfeiture or other lapse restrictions (each, a “Company Restricted Share Award”) that is outstanding as of immediately prior to the First Effective Time, shall, at the First Effective Time, become fully vested and be converted into the right to receive (i) the Merger Consideration in respect of each share of Company Common Stock subject to such Company Restricted Share Award as of immediately prior to the First Effective Time and (ii) the accrued but unpaid cash dividends corresponding to each share of Company Common Stock subject to such Company Restricted Share Award. Parent shall or shall cause the Second Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company Restricted Share Awards the cash amounts and Parent Common Shares described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the First Effective Time.

(c)    Each award of performance shares that corresponds to shares of Company Common Stock (each, a “Company Performance Share Award”) that is outstanding as of immediately prior to the First Effective Time, shall, at the First Effective Time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the Merger Consideration Value in respect of each share of Company Common Stock subject to such Company Performance Share Award, with the number of shares of Company Common Stock subject to each such award equal to 200% of the target number of shares of Company Common Stock covered by each such award as of immediately prior to the First Effective Time. Except as otherwise provided in this Section 2.3(c), each cash-based award covered by this Section 2.3(c) shall have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding Company Performance Share Award; provided, that the performance-based vesting conditions shall no longer apply, the award will be subject only to service-based vesting, and each such award shall vest in full upon a Qualifying Termination.

(d)    Each share of director deferred stock (each, a “Director Deferred Share”) that is outstanding as of immediately prior to the First Effective Time, shall, at the First Effective Time, be converted into the right to receive the Merger Consideration. Parent shall or shall cause the Second Surviving Corporation or one of its Subsidiaries, as applicable, to deliver to the holders of Director Deferred Shares the cash amounts and Parent Common Shares described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the First Effective Time.

(e)    Prior to the First Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 2.3.

(f)    Notwithstanding anything in Section 2.3(a), Section 2.3(b) or Section 2.3(c) to the contrary, but subject to Section 5.1(b), (i) to the extent the terms of any Company Option, Company Restricted Share Award or Company Performance Share Award granted on or after March 21, 2021 and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the First Effective Time that is different from the treatment prescribed by this Section 2.3, or (ii) as mutually agreed by the parties hereto and a holder of any Company Option, Company Restricted Share Award or Company Performance Share Award, then in each case, the terms of such Company Option, Company Restricted Share Award or Company Performance Share Award, as applicable, shall control (and the applicable provisions of this Section 2.3 shall not apply).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), the Company represents and warrants to Parent and each Merger Sub as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

Section 3.1    Qualification, Organization, Subsidiaries.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Organizational Documents of the Company and each of its Significant Subsidiaries, each as amended prior to the date of this Agreement, and each as made available to Parent is in full force and effect.

(b)    All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 3.2    Capitalization.

(a)    The authorized share capital of the Company consists of 400,000,000 shares of Company Common Stock, 840,000 shares of Preferred Stock, par value $25 per share (the “Company Preferred Stock”) and 2,000,000 shares of New Series Preferred Stock, par value $1 per share (the “Company New Series Preferred Stock”). As of September 9, 2021, there were (i) 90,976,580 shares of Company Common Stock issued and outstanding (including 187,529 shares of Company Common Stock subject to Company Restricted Share Awards but no shares of Company Common Stock underlying outstanding Company Performance Share Awards and not including shares held in treasury), (ii) 32,375,605 shares of Company Common Stock held in treasury, (iii) 214,542 shares of Company Preferred Stock issued and outstanding (not including shares held in treasury), (iv) 435,194 shares of Company Preferred Stock held in treasury, (v) no shares of Company New Series Preferred Stock issued and outstanding, (vi) Company Options to purchase an aggregate of 571,189 shares of Company Common Stock issued and outstanding, (vii) 116,358 shares of Company Common Stock underlying outstanding Company Performance Share Awards if performance conditions are satisfied at the target level, and (viii) 10,082.6654 shares of Company Common Stock underlying outstanding Director Deferred Shares. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. To the Knowledge of the Company, as of the date hereof, no Person is the beneficial owner of ten percent or more of the issued shares of the Company Common Stock. The Company ESPP was terminated effective as of June 30, 2021, and no participant has any purchase rights thereunder.

(b)    Except as set forth in Section 3.2(a) or as required by the terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after September 9, 2021, which were reserved for issuance as of September 9, 2021 as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company or any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of the Company or any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c)    Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company owns any capital stock of the Company. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(d)    Except for any voting trust agreement entered into in compliance with Section 5.8(c) of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

(e)    Section 3.2(e) of the Company Disclosure Schedules lists each Subsidiary of the Company, its jurisdiction of organization and the percentage of its equity interests directly or indirectly held by the Company.

Section 3.3    Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Company Stockholder Approval and the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and each Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b)    The Company Board at a duly called and held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(c)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, state, provincial, territorial or local governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the STB, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the Federal Communications Commission (the “FCC”), (iv) compliance with any applicable requirements of any Antitrust Laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus), (viii) compliance with the rules and regulations of the NYSE, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on Section 3.3(c) of the Company Disclosure Schedules (clauses (i) through (x), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Assuming compliance with the matters referenced in Section 3.3(c) and receipt of the Company Approvals and the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Mergers and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right or loss that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4    Reports and Financial Statements.

(a)    The Company has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, certifications, documents and reports so filed or furnished by the Company and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2018, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5    Internal Controls and Procedures.

(a)    The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b)    The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c)    The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of the Company, since December 31, 2018, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. To the Knowledge of the Company, since December 31, 2018, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 3.6    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended December 31, 2020, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2020 (the “Company Balance Sheet Date”); or (f) as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries.

Section 3.7    Compliance with Law; Permits.

(a)    The Company and its Subsidiaries have been since December 31, 2018 in compliance with and not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction or decree of any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to the Company and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and its Subsidiaries are in possession of all franchises, grants, concessions, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, qualifications, registrations and orders of any Governmental Entities (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Company Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Neither the Company nor any of its Subsidiaries has received any written notice that the Company or its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8    Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a)    The Company, its Subsidiaries and, to the Knowledge of the Company, each of their directors, officers, employees, agents and each other Person acting on behalf of the Company or its Subsidiaries are in all material respects in compliance with and for the past five years, have in all material respects complied with (a) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and (b) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (“Anti-Corruption Laws”). The Company and its Subsidiaries have since December 31, 2018 (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of its Subsidiaries operate and (ii) maintained such policies and procedures in full force and effect in all material respects.

(b)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and employees and each other Person acting on behalf of the Company or its Subsidiaries has, in the past five years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and their employees or any other Person acting on behalf of the Company or its Subsidiaries has, in the past five years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; or (ii) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order.

Section 3.9    Sanctions.

(a)    For the past five years, the Company and each of its Subsidiaries has been, and currently is, in all material respects in compliance with relevant economic sanctions and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State (collectively “Export and Sanctions Regulations”).

(b)    None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has in the past five years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations.

(c)    For the past five years, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d)    For the past five years, neither the Company nor any of its Subsidiaries (w) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (x) to the Knowledge of the Company, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (y) has been assessed civil penalties under any Export and Sanctions Regulations or (z) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 3.10    Environmental Laws and Regulations.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have for the past five years conducted their respective businesses in compliance with all applicable Environmental Laws; (ii) for the past five years, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) to the Knowledge of the Company, there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law from any properties currently or formerly owned or leased or held under concession by the Company or any of its Subsidiaries or any predecessor; and (iv) neither the Company nor any Subsidiary is subject to any agreement, order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

(b)    The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 3.10 shall be deemed to be the Company’s sole and exclusive representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Substances and any other environmental matters.

Section 3.11    Employee Benefit Plans; Labor Matters.

(a)    Section 3.11(a) of the Company Disclosure Schedules lists all material Company Benefit Plans.

(b)    The Company has made available to Parent, with respect to each material Company Benefit Plan, each writing constituting a part of such Company Benefit Plan, including all amendments thereto.

(c)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service, (iii) no Company Benefit Plan is subject to Title IV of ERISA, (iv) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, (v) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(d)    With respect to any Multiemployer Plan contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

(e)    Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee or consultant, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the First Effective Time.

(f)    The execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(g)    The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h)    The Company and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i)    Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement, (A) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (B) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (C) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries;.

(j)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2018, the Company and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(k)    The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement.

Section 3.12    Absence of Certain Changes or Events.

(a)    Since the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

Section 3.13    Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties.

Section 3.14    Company Information. The information supplied or to be supplied by the Company for inclusion in (i) the proxy statement relating to the Company Stockholder Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Shares issuable in connection with the First Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (ii) the registration statement on Form F-4 pursuant to which the offer and sale of Parent Common Shares in connection with the First Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form F-4”) or (iii) the management information circular relating to the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Management Information Circular”) will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time the Management Information Circular is first mailed to Parent’s shareholders, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or either Merger Sub for inclusion or incorporation by reference therein.

Section 3.15    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice within the past six years of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to income taxation by, or have an obligation to file an income Tax Return in, that jurisdiction (and, solely in the case of the CRA, has not received such written notice within the past eight years); (iv) there are no liens for Taxes on any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (1) exclusively between or among the Company and/or its Subsidiaries or (2) not primarily related to Taxes and entered into in the Ordinary Course of Business), (B) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law), as a transferee or successor; (viii) each Mexican Subsidiary of the Company has complied with all of its obligations to disclose reportable schemes within the meaning of Article 199 of the Federal Fiscal Code (Código Fiscal de la Federación); (ix) each Mexican Subsidiary of the Company has fulfilled all of its Mexican Income Tax and VAT Law obligations with respect to the labor structure that it has in place, including the 6% withholding tax obligation under Article 1-A, subsection IV of the VAT Law and the obligation to receive the information contained in Article 27, subsection V of the Mexican Income Tax Law in effect before 2020, and no Tax benefit has been claimed in respect of any Mexican Tax invoice issued in favor of any Mexican Subsidiaries of the Company by a Person included on the list published on the webpage of the Mexican Tax Authorities and/or in the Mexican Official Gazette (Diario Oficial de la Federación) in terms of article 69-B of the Mexican Federal Tax Code; and (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement, installment sale, or open transaction disposition, (B) any accounting method change or agreement with any Governmental Entity or (C) any election pursuant to Section 965(h) of the Code, in each case, made prior to the Closing.

(b)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders (other than any Excepted Stockholder) of the Company to recognize gain pursuant to Section 367(a)(1) of the Code, (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers, or (iv) prevent or impede the Company from being able to deliver the executed Company Tax Certificate at Closing. As of the date of this Agreement, the Company believes it will be able to provide the Company Tax Certificate at the Closing.

(c)    At no time during the 60 months immediately preceding the First Effective Time will more than 50% of the fair market value of the Company’s capital stock have been derived, directly or indirectly, from one or any combination of: real or immovable property situated in Canada, Canadian resources properties, timber resource properties and options in respect of, or interests in, any such property (whether or not such property exists), each within the meaning of the CITA.

(d)    The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 3.15 and, to the extent applicable, Section 3.11 shall be deemed to be the Company’s sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

Section 3.16    Intellectual Property; IT Assets; Privacy.

(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all material Registered Company Intellectual Property. Each such material item of Registered Company Intellectual Property is, to the Knowledge of the Company, subsisting and not invalid or unenforceable. No such material Registered Company Intellectual Property (other than any applications for Registered Company Intellectual Property) has expired or been cancelled or abandoned, except in accordance with the expiration of the term of such rights, or in the Ordinary Course of Business based on a reasonable business judgement of the Company.

(b)    The Company and its Subsidiaries (i) own or have a written, valid and enforceable right to use all material Intellectual Property used in or necessary for the operation of their respective businesses and (ii) own all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Company Intellectual Property material to any business of the Company and its Subsidiaries is subject to any Order or Contract materially and adversely affecting the Company’s and its Subsidiaries’ ownership or use of, or any rights in or to, any such Intellectual Property.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2018, to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not infringed, violated or otherwise misappropriated any Intellectual Property of any third Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, since December 31, 2018, no third Person has infringed, violated or otherwise misappropriated any Company Intellectual Property and (ii) to the Knowledge of the Company, there is, and there has been since December 31, 2018, no pending claim or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or otherwise misappropriated, or is infringing, violating or otherwise misappropriating, any Intellectual Property of any third Person.

(d)    The Company and its Subsidiaries have received from each Person (including current and former employees and contractors) who has created or developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, a written, valid, enforceable, present assignment of such Intellectual Property to the Company or its applicable Subsidiary.

(e)    The Company and its Subsidiaries own all right, title and interest in and to the Company IT Assets, free and clear of any Liens other than Permitted Liens, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the Company and its Subsidiaries own or have a written valid and enforceable right to use all IT Assets, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have taken reasonable steps and implemented reasonable safeguards, consistent with best industry practices, to protect the IT Assets from any unauthorized access, use or other security breach. The IT Assets: (i) operate and perform in all material respects as required by the Company and its Subsidiaries for the operation of their respective businesses, (ii) since December 31, 2018, except as, individually or in the aggregate, has not resulted in, and is not reasonably expected to result in, material liability to, or material disruption of the business operations of, the Company and its Subsidiaries, (A) have not malfunctioned or failed, suffered unscheduled downtime, or been subject to unauthorized access, use or other security breach, and (B) have been free from any viruses, Trojan horses, spyware or other malicious code.

(f)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets owned by the Company and its Subsidiaries, and to the Knowledge of the Company, no such material Trade Secrets has been used or discovered by or disclosed to any Person except pursuant to written, valid and enforceable non-disclosure agreements protecting the confidentiality thereof, which agreements have not been breached in any material respect.

(g)    Since December 31, 2018, the Company and its Subsidiaries have in all material respects complied with all Privacy Laws and with its and their privacy policies and other contractual commitments relating to privacy, security or processing of personal information or data. Except as has been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written threat, notice or claim alleging (i) non-compliance with any Privacy Laws or with such privacy policies or contractual commitments or (ii) a violation of any third Person’s rights under Privacy Laws or such privacy policies or contractual commitments, including any third Person’s rights with respect to Sensitive Data. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, since December 31, 2018, to the Knowledge of the Company, there has been no unauthorized access, use, processing, transfer or disclosure, or any loss or theft, of Sensitive Data or other personal or personally identifiable information that are protected by Privacy Laws while such Sensitive Data or such other personal or personally identifiable information was in the possession or control of the Company, its Subsidiaries or third-party vendors or service providers.

Section 3.17    Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to all tangible assets owned by the Company or any of its Subsidiaries as of the date of this Agreement, free and clear of all Liens other than Permitted Liens, or good and valid leasehold interests in all tangible assets leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement, or good and valid rights under the corresponding concession in all tangible assets held subject to such concession by the Company or any of its Subsidiaries as of the date of this Agreement.

Section 3.18    Title to Properties.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (a “Company Real Property Lease”) with respect to material real property leased, subleased, held under concession, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, “Company Leased Real Property”) is valid and binding on the Company or the Subsidiary thereof party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the remaining portion of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no uncured default by the Company or any of its Subsidiaries under any Company Real Property Lease or, to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or by any other party thereto. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any material Company Real Property Lease.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries has good and valid title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”).

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending before a Governmental Entity or, to the Knowledge of the Company, threatened, with respect to any portion of any Owned Real Property.

Section 3.19    Opinion of Financial Advisor. The Company Board has received the opinions of BofA Securities, Inc. and Morgan Stanley & Co. LLC, substantially to the effect that, as of the date of such opinions and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Shares and the Dissenting Shares) in the First Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.20    Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Voting Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and the transactions contemplated hereby, including the Mergers.

Section 3.21    Material Contracts.

(a)    Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.21 of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i)    would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)    is a Company Real Property Lease pursuant to which the Company or any of its Subsidiaries leases real property that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)    contains restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit customers or suppliers anywhere in the world, other than restrictions (A) pursuant to limitations on the use by the Company or its Subsidiaries of rail lines set forth in the agreements conveying those lines or granting rights to operate them, (B) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person, or (C) that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)    grants “most favored nation” status that, following the Mergers, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries;

(v)    provides for the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement with a third party;

(vi)    is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any if its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $50 million;

(vii)    is a settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay consideration of more than $20 million after the date of this Agreement or that contains material restrictions on the business and operations of the Company or any of its Subsidiaries;

(viii)    provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments in excess of $25 million;

(ix)    is an acquisition agreement that contains material “earn-out” or other material contingent payment obligations;

(x)    obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $50 million;

(xi)    provides for the procurement of services or supplies from a Company Top Supplier by the Company or any of its Subsidiaries, or provides for sales to a Company Top Customer by the Company or any of its Subsidiaries;

(xii)    limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xiii)    other than any sales and marketing Contracts entered into the Ordinary Course of Business, is a Contract pursuant to which the Company or any of its Subsidiaries is a party, or is otherwise bound, and the contracting counterparty of which (A) is a Governmental Entity or (B) to the Knowledge of the Company, has entered into such Contract in its capacity as a prime contractor or other subcontractor of any Contract with a Governmental Entity and such Contract imposes upon the Company obligations or other liabilities due to such Governmental Entity; or

(xiv)    is a Contract pursuant to which (A) the Company or any of its Subsidiaries is granted any license or other right with respect to Intellectual Property of another Person, where such Contract is material to the business of the Company or any of its Subsidiaries (other than non-exclusive licenses for unmodified, commercially available “off-the-shelf” software that have been granted on standardized, generally available terms); or (B) the Company or any of its Subsidiaries grants to another Person any license or other right with respect to any material Company Intellectual Property.

Each Contract of the type described in clauses (i) – (xiv) of this Section 3.21(a) is referred to herein as a “Company Material Contract.”

(b)    True, correct and complete copies of each Company Material Contract have been publicly filed with the SEC prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 3.22    Suppliers and Customers.

(a)    Section 3.22(a) of the Company Disclosure Schedules sets forth a correct and complete list of (i) the top 10 suppliers (each a “Company Top Supplier”) and (ii) the top 10 customers (each a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2020.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2019 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Company Top Supplier or any Company Top Customer and (ii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or not renew its business.

Section 3.23    Canadian Assets and Revenues. Neither the aggregate value of the assets in Canada of the Company, nor the gross revenues from sales in or from Canada generated from those assets, exceeds CDN $93 million as determined in accordance with Part IX of the Competition Act (Canada).

Section 3.24    Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), (ii) each insurance policy maintained by the Company or any of its Subsidiaries is in full force and effect, (iii) all premiums due by the Company or any of its Subsidiaries with respect to such insurance policies have been paid and (iv) the Company and its Subsidiaries are in compliance with all contractual requirements applicable thereto contained in such insurance policies. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any of its material insurance policies.

Section 3.25    Affiliate Party Transactions. Since December 31, 2018 through the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning 5% or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any relative thereof), on the other hand, or that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than Ordinary Course of Business employment agreements and similar employee and indemnification arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.26    Finders or Brokers. Except for BofA Securities, Inc. and Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Mergers.

Section 3.27    Takeover Laws. Assuming the representations and warranties of Parent and each Merger Sub set forth in Section 4.22 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Mergers or the other transactions contemplated hereby.

Section 3.28    CN Agreement. Concurrently with the execution of this Agreement, the Agreement and Plan of Merger, dated as of May 21, 2021, by and among Canadian National Railway Company (“CN” ), Brooklyn Merger Sub, Inc. and the Company (the “CN Agreement”), was terminated by the Company in accordance with its terms, and the Company (i) has paid or caused to be paid to CN the “Company Termination Fee” (as defined in the CN Agreement) and (ii) will pay or cause to be paid to Brooklyn US Holding, Inc., a wholly-owned Subsidiary of CN, the CP Termination Fee Refund (as defined in the CN Agreement), each in accordance with the terms of the CN Agreement. There have not been any amendments or modifications to the CN Agreement prior to its termination. As of the date of this Agreement, the Company has not received notice of any breach of the CN Agreement.

Section 3.29    No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Parent, either Merger Sub or any other Person acting on behalf of Parent or either Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, either Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or either Merger Sub. The Company acknowledges and agrees that none of Parent, either Merger Sub or any other Person acting on behalf of Parent or either Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, either Merger Sub, or any of their respective Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the Parent Public Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any risk factor section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), Parent and each Merger Sub jointly and severally represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

Section 4.1    Qualification, Organization, Subsidiaries.

(a)    Each of Parent and the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of Parent and the Merger Subs and each of their respective Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of Parent and each Merger Sub’s Organizational Documents, each as amended prior to the date of this Agreement, and each as made available to the Company is in full force and effect.

(b)    All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Parent’s wholly owned Subsidiaries have been validly issued and are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 4.2    Capitalization.

(a)    The authorized share capital of Parent consists of an unlimited number of Parent Common Shares, an unlimited number of First Preferred Shares (the “Parent First Preferred Shares”) and an unlimited number of

Second Preferred Shares (the “Parent Second Preferred Shares”). As of September 9, 2021, there were (i) 666,927,198 Parent Common Shares issued and outstanding, (ii) no Parent First Preferred Shares issued and outstanding, (iii) no Parent Second Preferred Shares issued and outstanding, (iv) £3,448,025 stated amount of Perpetual 4% Consolidated Debenture Stock of Parent denominated in pounds sterling issued and outstanding; (v) $30,270,800 stated amount of Perpetual 4% Consolidated Debenture Stock of Parent denominated in U.S. dollars issued and outstanding, (vi) Parent Options to purchase an aggregate of 7,518,954 Parent Common Shares issued and outstanding, (vii) 893,379 notional Parent Common Shares underlying outstanding Parent DSU Awards, (viii) 1,526,084 notional Parent Common Shares underlying outstanding Parent PSU Awards if performance conditions are satisfied at the target level, (ix) 60,854 notional Parent Common Shares underlying outstanding Parent RSU Awards and (x) 3,317,128 Parent Common Shares reserved for issuance under the Parent Share Plans. All outstanding Parent Common Shares are, and, when issued and delivered in accordance with the terms of this Agreement, the Parent Common Shares to be issued as part of the Merger Consideration will be, duly authorized and validly issued as fully paid and nonassessable, listed and posted for trading on the NYSE and the TSX, and not subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Shares to be issued as part of the Merger Consideration shall not be subject to any resale restrictions under applicable Canadian Securities Laws provided that the conditions set forth in subsection 2.6(3) (paragraphs 2 through 5) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators are satisfied in respect of any such trade.

(b)    Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, (i) Parent does not have any shares of its capital stock issued or outstanding, other than Parent Common Shares that have become outstanding after September 9, 2021, which were reserved for issuance as of September 9, 2021 as set forth in Section 4.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of Parent or any of Parent’s Subsidiaries to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of Parent or any of Parent’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c)    Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.

(d)    There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Parent Common Shares or other capital stock of the Parent or, except for any voting trust agreement entered into in compliance with Section 5.8(c) of this Agreement, capital stock of any of Parent’s Subsidiaries.

Section 4.3    Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)    Each of Parent and the Merger Subs has all requisite power and authority to enter into this Agreement and, subject to receipt of the Parent Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for (i) the Parent Shareholder Approval, (ii) the adoption of this Agreement by Parent, as the sole stockholder of Surviving Merger Sub (which such adoption shall occur immediately following the execution of this Agreement), (iii) the approval of this Agreement by Parent, as the sole stockholder of First Merger Sub (which such approval shall occur immediately following the execution of this Agreement) and (iv) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, no other proceedings on the part of Parent or either Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and each Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and each Merger Sub, enforceable against each of Parent and each Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)    (i) The Parent Board at a duly called and held meeting has unanimously (A) determined that it is in the best interests of Parent to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the Debt Financing and (C) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance (the “Parent Recommendation”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting; (ii) the board of directors of Surviving Merger Sub has unanimously (A) determined that it is in the best interests of Surviving Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (C) resolved to recommend that the sole stockholder of Surviving Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Surviving Merger Sub; and (i) the board of directors of First Merger Sub has unanimously (A) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and (C) resolved to recommend that the sole stockholder of First Merger Sub approve this Agreement and directed that such matter be submitted for consideration of the sole stockholder of First Merger Sub.

(c)    The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Parent and each Merger Sub do not and will not require Parent, either Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the STB, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the FCC, (iv) compliance with any applicable requirements of any Antitrust Laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the Securities Act, the Exchange Act and the Canadian Securities Laws, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus) and the filing of the Management Information Circular with the Canadian Securities Administrators, (viii) compliance with the rules and regulations of the NYSE and the TSX, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on Section 4.3(c) of the Parent Disclosure Schedules (clauses (i) through (x), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    Assuming compliance with the matters referenced in Section 4.3(c) and receipt of the Parent Approvals and the Parent Shareholder Approval, the execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the Mergers and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4    Reports and Financial Statements.

(a)    Parent is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces and territories in Canada. Since December 31, 2018, (i) Parent has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, certifications, documents and reports so filed or furnished by Parent and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent SEC Documents”) and (ii) Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Canadian Securities Administrators prior to the date of this Agreement (together with the Parent SEC Documents, the “Parent Public Documents”). Each of the Parent Public Documents, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Canadian Securities Laws, as the case may be, and no Parent Public Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Parent Public Documents filed with or furnished to the SEC or the Canadian Securities Administrators subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not filed any confidential material change report with any Canadian Securities Administrators that, as of the date of this Agreement, remains confidential.

(b)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the TSX. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2018, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(c)    The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (or, if any such Parent SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent SEC Document) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5    Internal Controls and Procedures.

(a)    Parent has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and Canadian Securities Administrators and other public disclosure documents.

(b)    Parent maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of Parent and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Parent’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or a wholly owned Subsidiary of Parent or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c)    Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Parent has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Parent Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither Parent nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of Parent, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of Parent, since December 31, 2018, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. To the Knowledge of Parent, since December 31, 2018, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Parent Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

Section 4.6    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s report on Form 10-K for the fiscal year ended December 31, 2020, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2020 (the “Parent Balance Sheet Date”); or (f) as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries.

Section 4.7    Compliance with Law; Permits.

(a)    Parent and its Subsidiaries have been since December 31, 2018 in compliance with and not in default under or in violation of any Law applicable to Parent and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Parent and its Subsidiaries are in possession of all Permits necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and Parent and each of its Subsidiaries is in compliance with the terms and requirements of such Parent Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Neither Parent nor any of its Subsidiaries has received any written notice that Parent or its Subsidiaries is in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of Parent, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8    Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a)    Parent, its Subsidiaries and, to the Knowledge of Parent, each of their directors, officers and employees and each other Person acting on behalf of Parent or its Subsidiaries are in all material respects in compliance with and for the past five years, have in all material respects complied with (a) the FCPA, and (b) the provisions of all Anti-Corruption Laws. Parent and its Subsidiaries have since December 31, 2018 (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Parent or any of its Subsidiaries operate and (ii) maintained such policies and procedures in full force and effect in all material respects.

(b)    None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers and employees and each other Person acting on behalf of Parent or its Subsidiaries has, in the past five years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of Parent, pending or threatened Proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c)    None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers and their employees or any other Person acting on behalf of Parent or its Subsidiaries has, in the past five years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; or (ii) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order.

Section 4.9    Sanctions.

(a)    For the past five years, Parent and each of its Subsidiaries has been, and currently is, in all material respects in compliance with relevant Export and Sanctions Regulations.

(b)    None of Parent or any of its Subsidiaries, or, to the Knowledge of the Parent, any director, officer, agent, employee or other Person acting on behalf of any of Parent or its Subsidiaries, in their capacity as such, is currently, or has been for the past five years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause Parent to violate applicable Export and Sanctions Regulations.

(c)    For the past five years, Parent and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which Parent and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d)    For the past five years, neither Parent nor any of its Subsidiaries (w) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (x) to the Knowledge of Parent, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (y) has been assessed civil penalties under any Export and Sanctions Regulations or (z) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 4.10    Environmental Laws and Regulations.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have for the past five years conducted their respective businesses in compliance with all applicable Environmental Laws; (ii) for the past five years, neither Parent nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of Parent threatened, against Parent or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) to the Knowledge of Parent, for the past five years, there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law from any properties currently or formerly owned or leased or held under concession by Parent or any of its Subsidiaries or any predecessor; and (iv) neither Parent nor any Subsidiary is subject to any agreement, order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

(b)    The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 4.10 shall be deemed to be Parent’s sole and exclusive representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Substances and any other environmental matters.

Section 4.11    Employee Benefit Plans; Labor Matters.

(a)    Section 4.11(a) of the Parent Disclosure Schedules lists all material Parent Benefit Plans.

(b)    Parent has made available to the Company, with respect to each material Parent Benefit Plan, each writing constituting a part of such Parent Benefit Plan, including all amendments thereto.

(c)    Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service, (iii) no Parent Benefit Plan is subject to Title IV of ERISA, (iv) no employee benefit plan of Parent or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, (v) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (vi) there are no pending, threatened or, to the Knowledge of Parent, anticipated claims (other than claims for benefits in accordance with the terms of the Parent Benefit Plans) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(d)    With respect to any Multiemployer Plan contributed to by Parent or any ERISA Affiliate, neither Parent nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole.

(e)    Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of Parent or any of its Subsidiaries to severance pay, or any other payment from Parent or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee or consultant, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Parent Benefit Plan on or following the First Effective Time.

(f)    The execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(g)    Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h)    Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(i)    Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement, (A) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries; (B) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (C) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to employees of Parent or any of its Subsidiaries.

(j)    Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2018, Parent and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(k)    The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement.

Section 4.12    Absence of Certain Changes or Events.

(a)    Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    From the Parent Balance Sheet Date through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.13    Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.

Section 4.14    Parent Information. The information supplied or to be supplied by Parent for inclusion in (i) the Proxy Statement/Prospectus, the Form F-4 or the Management Information Circular will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders and at the time the Management Information Circular is first mailed to Parent’s shareholders, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.15    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate; (ii) Parent and each of its Subsidiaries have paid all Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has received written notice within the past six years of any claim made by a Governmental Entity, in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to income taxation by, or have an obligation to file an income Tax Return in, that jurisdiction; (iv) there are no liens for Taxes on any property of Parent or any of its Subsidiaries, except for Permitted Liens; (v) neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code; (vi) neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (vii) neither Parent nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (1) exclusively between or among Parent and/or its Subsidiaries or (2) not primarily related to Taxes and entered into in the Ordinary Course of Business), (B) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law), as a transferee or successor; and (viii) neither Parent nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement, installment sale, or open transaction disposition, (B) any accounting method change or agreement with any Governmental Entity, or (C) any election pursuant to Section 965(h) of the Code, in each case, made prior to the Closing.

(b)    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders (other than any Excepted Stockholder) of the Company to recognize gain pursuant to Section 367(a)(1) of the Code, (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers, or (iv) prevent or impede Parent from being able to deliver the executed Parent Tax Certificate at Closing. As of the date of this Agreement, Parent believes it will be able to provide the Parent Tax Certificate at the Closing.

(c)    The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 4.15 and, to the extent applicable, Section 4.11 shall be deemed to be Parent’s sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

Section 4.16    Opinion of Financial Advisor. The Parent Board has received the separate oral opinion(s) of BMO Nesbitt Burns Inc., Evercore Group L.L.C. and Goldman Sachs Canada Inc., to be confirmed by delivery of their respective written opinions, that, as of the date of the respective opinion and based upon and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be paid to the holders of Company Common Stock in the First Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 4.17    Financing.

(a)    Parent has delivered to the Company true and complete copies as of the date of this Agreement of (i) fully executed debt commitment letters, dated as of the date of this Agreement (including all exhibits and schedules thereto, the “Debt Commitment Letters”), by and among inter alia Parent and the Financing Parties specified therein and (ii) the executed fee letter, dated the date of this Agreement, referenced therein, relating to fees and other terms with respect to the Debt Financing contemplated by such Debt Commitment Letters (with only fee amounts and customary “flex” terms redacted, none of which redacted provisions could affect the conditionality, enforceability, availability, or aggregate principal amount of the Debt Financing). Pursuant to the Debt Commitment Letters, and subject to the terms and conditions thereof, the Financing Parties party thereto have committed to provide Parent and/or its Subsidiary party thereto with the amounts set forth in the Debt Commitment Letters for the purposes set forth therein (the debt financing contemplated in the Debt Commitment Letters, together with any replacement debt financing, including any bank financing or debt securities issued in lieu thereof, the “Debt Financing”).

(b)    As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and the respective commitments thereunder have not been withdrawn, rescinded, reduced or terminated, or otherwise amended or modified in any respect and, to the Knowledge of Parent, no termination, reduction, withdrawal, rescission, amendment or modification is contemplated (other than as set forth therein with respect to “flex” rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement), and the Debt Commitment Letters, in the form so delivered, constitute the legal, valid and binding obligations of, and are enforceable against, Parent, its Subsidiary party thereto and, to the Knowledge of Parent, each of the other non-affiliated parties thereto, subject, in each case, to the Enforceability Exceptions.

(c)    Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement, and will pay in full any such amounts as and when due and payable on or before the Closing Date. Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligations of the Financing Parties party thereto to provide the Debt Financing or any contingencies that would permit the Financing Parties party thereto to reduce the aggregate principal amount of the Debt Financing. Assuming the satisfaction of the conditions set forth in Section 6.3(a) and (b), Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Debt Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge as of the date of this Agreement that any Financing Party party thereto will not perform its obligations thereunder. Except for customary bond engagement letters and for the redacted fee letter provided to the Company in accordance with clause (a) above, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent or any of its Subsidiaries is a party relating to the Debt Commitment Letters or the Debt Financing.

(d)    As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, of any term of the Debt Commitment Letters. The Debt Financing, when funded in accordance with the Debt Commitment Letters and giving effect to any “flex” provision in or related to the Debt Commitment Letters (including with respect to fees and original issue discount), together with cash and the other sources of immediately funds available to Parent on the Closing Date, shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations under this Agreement and the Debt Commitment Letters, including the payment of the Cash Consideration, the Preferred Merger Consideration and any fees and expenses of or payable by Parent or Merger Subs or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(e)    Parent and Merger Subs expressly acknowledge and agree that their obligations under this Agreement to consummate the Mergers or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or the Debt Financing.

Section 4.18    Capitalization of Merger Subs. The authorized capital stock of (i) Surviving Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, and (ii) First Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Surviving Merger Sub is as of the date of this Agreement, and at all times through the Second Effective Time will be, owned directly by Parent; and all of the issued and outstanding capital stock of First Merger Sub is as of the date of this Agreement, and at all times until immediately prior to the First Effective Time will be, owned directly by Surviving Merger Sub. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Surviving Merger Sub or First Merger Sub. Neither Surviving Merger Sub nor First Merger Sub has conducted any business prior to the date of this Agreement, and prior to the First Effective Time (in the case of Surviving Merger Sub) or the Second Effective

Time (in the case of First Merger Sub) will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

Section 4.19    Required Vote of Parent Shareholders. The affirmative vote of a majority of the votes cast by the holders of outstanding Parent Common Shares represented in person or by proxy and entitled to vote on such matter in favor of the approval of the Parent Share Issuance at the Parent Shareholder Meeting, or any adjournment or postponement thereof, in accordance with the rules and policies of the TSX (the “Parent Shareholder Approval”) is the only vote of holders of securities of Parent that is required to approve this Agreement and the transactions contemplated hereby, including the Mergers.

Section 4.20    Finders or Brokers. Except for BMO Nesbitt Burns Inc., Evercore Group L.L.C. and Goldman Sachs Canada Inc., neither Parent nor any Subsidiary of Parent (including each Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Mergers or the other transactions contemplated hereby.

Section 4.21    Certain Arrangements. Since December 31, 2018 through the date of this Agreement, there have been no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, or any material transactions, between Parent, either Merger Sub or any of their respective Affiliates, on the one hand, and any beneficial owner of five percent or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Second Surviving Corporation after the Second Effective Time.

Section 4.22    Ownership of Common Stock. None of Parent, either Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, either Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, either Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.23    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):

(a)    the Fair Value of the assets of Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(b)    Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and

(c)    Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(d)    For the purposes of this Section 4.23, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.24    No Other Representations or Warranties; No Reliance. Each of Parent and the Merger Subs acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, either Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, either Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company (except for the representations and warranties contained in Article 3).

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business by the Company.

(a)    From and after the date of this Agreement and prior to earlier of the Control Date and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the Ordinary Course of Business in accordance with the capital allocation policy set forth on Section 5.1(a) of the Company Disclosure Schedule (the “Company Capital Allocation Policy”), and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)    From and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date (other than with respect to the covenants set forth in Sections 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (x), (xiii), (xv), (xvi), (xvii), (xviii) and (xxi), each of which shall apply from and after the date of this Agreement and prior to the earlier of the Control Date and the Termination Date), except (w) as may be required by applicable Law, (x) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by this Agreement or (z) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company:

(i)    shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) quarterly cash dividends paid by the Company on the outstanding shares of Company Common Stock consistent with the Company Capital Allocation Policy, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the shares Company Common Stock, (B) dividends paid by the Company on the outstanding shares of Company Preferred Stock in accordance with the terms thereof and (C) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries;

(ii)    shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by Section 5.1(b)(vi), and except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)    shall not, and shall not permit any of its Subsidiaries to except in the Ordinary Course of Business, hire any employee or engage any independent contractor (who is a natural person) or terminate the employment of any employee of the Company or any of its Subsidiaries or increase the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ directors or employees, except that, notwithstanding the foregoing, except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to (A) grant any transaction or retention bonuses, (B) grant any Company Equity Awards or other equity or long-term incentive compensation awards, or (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any of its Subsidiaries (except (y) for severance agreements entered into with employees in the Ordinary Course of Business in connection with terminations of employment, providing for severance in accordance with the terms of the applicable Company Benefit Plan in effect as of the date of this Agreement or (z) for employment agreements terminable on no more than 90 days’ notice without penalty);

(iv)    shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

(v)    shall not adopt any amendments to the Organizational Documents of the Company or any of its Significant Subsidiaries, other than amendments solely to effect ministerial changes to such documents;

(vi)    except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in the Company or any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Company Equity Award), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.1(b), (B) Permitted Liens and (C) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(viii)(B));

(vii)    except for transactions among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations or in payment of the exercise price;

(viii)    shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee, any indebtedness for borrowed money, other than in the Ordinary Course of Business, except for (A) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), (C) guarantees or credit support provided by the Company or any of its Subsidiaries for indebtedness of the Company or any of its wholly owned Subsidiaries, to the extent such indebtedness is (1) in existence on the date of this Agreement or (2) incurred in compliance with this Section 5.1(b)(viii), (D) indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement (or replacements, renewals, extensions, or refinancings thereof) and (E) other indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries that is consistent with the Company Capital Allocation Policy;

(ix)    shall not, and shall not permit any of its Subsidiaries to make any loans, advances, guarantees or capital contributions to or investments in any Person (other than between the Company or any of its wholly owned Subsidiaries, on the one hand, and any of the Company’s wholly owned Subsidiaries, on the other hand) in excess of $35 million individually or $50 million in the aggregate;

(x)    shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its Subsidiaries but excluding Intellectual Property, other than in the Ordinary Course of Business, and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(viii)(B)), (B) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries or (C) for consideration not in excess of $25 million individually or $50 million in the aggregate;

(xi)    shall not, and shall not permit any of its Subsidiaries to enter into any Contract with a term greater than two years, that may not be terminated by the Company or any of its Subsidiaries without cause, and would have been a Company Material Contract had it been entered into prior to this Agreement, terminate or modify, amend or waive any material rights under any Company Material Contract in any material respect in a manner that is adverse to the Company, in each case, other than in the Ordinary Course of Business or as otherwise contemplated by this Section 5.1(b);

(xii)    shall not, and shall not permit any of its Subsidiaries to, acquire assets (other than pursuant to any capital expenditures permitted by Section 5.1(b)(xiv)) from any other Person with a fair market value or purchase price in excess of $25 million individually or $50 million in the aggregate in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that could reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, other than acquisitions of inventory or other goods in the Ordinary Course of Business;

(xiii)    shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $15 million for any individual Action or $25 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating to such Actions and would not result in (x) the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) or (y) a finding or admission of a violation of Law;

(xiv)    shall not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditures other than (A) capital expenditures not in excess of $700 million in the aggregate in any 12-month period or (B) other capital expenditures to the extent necessary to restore service to Company railroads, repair improvements on Company real estate or guarantee safety in the event of railroad accidents or incidents (natural or otherwise) affecting railroad operations or real estate;

(xv)    shall not, and shall not permit any of its Subsidiaries to, terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Company Permit (excluding, in each case, any Company Permit that the Company, in its reasonable judgment, no longer believes to be material or necessary to the conduct of its businesses);

(xvi)    shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for any such transactions between or among the Company’s Subsidiaries or between or among any of the Company’s Subsidiaries and the Company;

(xvii)    shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of the Company and its Subsidiaries;

(xviii)    shall not, and shall not permit any of its Subsidiaries to, reorganize, restructure or combine any railroads or railroad operations if any such action would result in the Company’s Subsidiaries other than The Kansas City Southern Railway Company being classified as a Class I railroad by the STB;

(xix)    other than consistent with past practice, shall not (A) make (other than in the Ordinary Course of Business), change or revoke any material Tax election, (B) change any material method of Tax accounting or Tax accounting period, (C) file any amended Tax Return with respect to any material Tax, (D) settle or compromise any material Tax proceeding for an amount in excess of $10 million individually or $25 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating thereto or enter into any closing agreement relating to any material Tax, (E) surrender any right to claim a material Tax refund, or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax without notifying Parent in writing reasonably promptly after entering any such agreement;

(xx)    shall not, and shall not permit any of its Subsidiaries to become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xxi)    shall not, and shall not permit any of its Subsidiaries to enter into any consent decree or similar agreement that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole;

(xxii)    shall not, and shall not permit any of its Subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of the Company and its Subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the overall insurance coverage of the Company and its Subsidiaries, taken as a whole;

(xxiii)    shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of any Company Intellectual Property (other than Permitted Liens) material to the business of the Company or any of its Subsidiaries, except in for non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course of Business;

(xxiv)    shall not, and shall not permit any of its Subsidiaries to abandon or otherwise allow to lapse or expire any material Registered Company Intellectual Property, other than lapses or expirations of any Registered Company Intellectual Property that is at the end of its maximum statutory term (with renewals); and

(xxv)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)    Nothing contained in this Agreement shall give Parent or either Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Control Date. Prior to the

Control Date, the Company shall exercise, consistent with the terms and conditions of this Agreement and the Voting Trust Agreement and subject to applicable Law, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.2    Conduct of Business by Parent.

(a)    From and after the date of this Agreement and prior to earlier of the First Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 5.2 of the Parent Disclosure Schedules, Parent shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the Ordinary Course of Business and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)    From and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date, except (w) as may be required by applicable Law, (x) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by this Agreement or (z) as set forth in Section 5.2 of the Parent Disclosure Schedules, Parent:

(i)    shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) regular quarterly cash dividends paid by Parent on the Parent Common Shares consistent with past practice, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Shares, (B) dividends paid by Parent on the outstanding shares of Perpetual 4% Consolidated Debenture Stock of Parent in accordance with the terms thereof and (C) dividends and distributions paid by Subsidiaries of Parent to Parent or to any of Parent’s other wholly owned Subsidiaries;

(ii)    shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)    shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or rule or policy of the SEC or the Canadian Securities Administrators;

(iv)    shall not adopt any amendments to the Organizational Documents of Parent, other than amendments solely to effect ministerial changes to such documents;

(v)    except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of Parent or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Parent Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Parent Equity Award), other than (A) issuances of Parent Common Shares (x) in respect of any exercise of or settlement of Parent Equity Awards outstanding on the date of this Agreement, (y) as permitted under the Debt Commitment Letters or (z) as may be granted after the date of this Agreement in the Ordinary Course of Business, (B) the grant of Parent Equity Awards or other equity compensation awards in the Ordinary Course of Business (and the issuance or transfer of any Parent Common Shares in connection therewith), (C) any Permitted Liens and (D) pursuant to existing agreements in effect prior to the execution of this Agreement;

(vi)    shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its Subsidiaries, other than in the Ordinary Course of Business, and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries or (C) for consideration not in excess of $50 million individually or $100 million in the aggregate;

(vii)    shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, except for any such transactions between or among Parent’s Subsidiaries; and

(viii)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)    Anything to the contrary set forth in this Agreement notwithstanding, between the date of this Agreement and the earlier of the First Effective Time and the Termination Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by plan of arrangement, amalgamation, business combination, merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Entity necessary to consummate the Mergers or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Mergers or any of the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the Mergers or any of the other transactions contemplated hereby (including the Debt Financing).

Section 5.3    Access.

(a)    Subject to compliance with applicable Laws, each of the Company and Parent shall (and each shall cause its Subsidiaries to): (i) afford to the other party and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, solely for purposes of furthering the Mergers and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice of not less than two Business Days, throughout the period prior to the earlier of the First Effective Time and the Termination Date, to the other party’s and its Subsidiaries’ businesses, properties, personnel, agents, contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or any Company Alternative Proposal or Parent Alternative Proposal, as applicable, and (ii) promptly furnish the other party and its Representatives all other information concerning its business, properties and personnel as may reasonably be requested by the other party; provided, that the Company or Parent, as applicable, may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures).

(b)    Subject to compliance with applicable Laws, throughout the period from the First Effective Time until the Control Date (or, as may be applicable in accordance with Section 5.20, the completion of the Post-Closing Disposition), the Company shall (and shall cause its Subsidiaries to) (i) afford to Parent and its Representatives reasonable access, for purposes of furthering the transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice of not less than two Business Days, to the Company’s and its Subsidiaries’ businesses, properties, personnel, agents, contracts, commitments, books and records, and (ii) promptly furnish Parent and its Representatives (A) such financial and operating data and other information concerning the Company and its Subsidiaries as may be reasonably requested and is necessary or advisable in connection with any filings contemplated pursuant to Section 5.6 or any Post-Closing Disposition, (B) all reports or other information concerning the Company and its Subsidiaries provided to third parties pursuant to the terms of any outstanding indebtedness of the Company or any of its Subsidiaries and (C) all other information concerning the Company’s business, properties and personnel as may reasonably be requested by the other party; provided, that the Company may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures); provided, further, that to the extent access to any information of the Company or any of its Subsidiaries requires the entry of a protective order by the STB, the Company or its applicable Subsidiary shall be required to grant such access only if such order is obtained, subject to the terms of such order.

(c)    The foregoing provisions of this Section 5.3 notwithstanding, neither the Company nor Parent shall be required to afford such access or furnish such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute between the parties hereto, would constitute a violation of any applicable Law or result in the disclosure of any personal information that would expose the such party to the risk of liability. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 5.3 and withholds information on the basis of the foregoing sentence, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures (including as set forth in the Clean Team Agreement), if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(d)    Each of the Company and Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of December 9, 2020, between the Company and Parent (the “Confidentiality Agreement”) and, as applicable, the Clean Team Confidentiality Agreement, dated as of March 10, 2021, between the Company and Parent (the “Clean Team Agreement”).

Section 5.4    No Solicitation by the Company.

(a)    Subject to the provisions of this Section 5.4, from the date of this Agreement until the earlier of the First Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding a

Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal (except to notify such Person that the provisions of this Section 5.4 prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.4(b)); or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.

(b)    Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to, but not after, obtaining the Company Stockholder Approval, if the Company receives a bona fide, unsolicited Company Alternative Proposal that did not result from the Company’s violation of this Section 5.4, the Company and its Representatives may contact the third party making such Company Alternative Proposal to clarify the terms and conditions thereof. If (i) such Company Alternative Proposal constitutes a Company Superior Proposal or (ii) the Company Board determines in good faith after consultation with outside legal and financial advisors that such Company Alternative Proposal could reasonably be expected to lead to a Company Superior Proposal, the Company may take the following actions: (A) furnish nonpublic information to the third party making such Company Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having confidentiality and use provisions that, in each case, are not less restrictive in the aggregate to such third party than the provisions in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Company Alternative Proposal), provided, however, that if the third party making such Company Alternative Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.4(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent in writing if: (i) any inquiries, proposals or offers with respect to a Company Alternative Proposal are received by the Company or any of its Representatives or (ii) any information is requested from the Company or any of its Representatives that, to the Knowledge of the Company, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.4(b), including any public announcement that the Company or the Company Board has made any determination contemplated under this Section 5.4(b) to take or engage in any such actions, shall not constitute a Company Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(c)(ii). The Company shall keep Parent reasonably informed on a reasonably current basis of any material developments regarding any Company Alternative Proposals or any material change to the terms of any such Company Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c)    Except as set forth in this Section 5.4, the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement/Prospectus that is mailed by the Company to the stockholders of the Company; (iii) if any Company Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of

Parent), fail to recommend, within ten Business Days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders; (iv) approve, adopt, recommend or declare advisable any Company Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Company Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.4(b)) with respect to any Company Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Company Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Superior Proposal, (x) make a Company Change of Recommendation and/or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii); provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation or cause any termination of this Agreement pursuant to Section 7.1(c)(ii) (A) unless the Company shall have given Parent at least five Business Days’ written notice (a “Company Superior Proposal Notice”) advising Parent of its intention to make such a Company Change of Recommendation or terminate this Agreement, which Company Superior Proposal Notice shall include a description of the terms and conditions of the Company Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making the Company Superior Proposal and a copy of any proposed definitive agreement for such Company Superior Proposal, if any, and the Company shall have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreement in connection with such Company Superior Proposal, and (B) unless, at the end of the five-Business Day period following the delivery of such Company Superior Proposal Notice (the “Company Superior Proposal Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement and any other proposals or information offered by Parent during the Company Superior Proposal Notice Period, the Company Board concludes that the Company Superior Proposal giving rise to the Company Superior Proposal Notice continues to constitute a Company Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Company Superior Proposal (including any change in the amount or form of consideration) shall commence a new notice period pursuant clause (A) of three Business Days.

(d)    Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, but not after, the Company Board may, in response to a Company Intervening Event, make a Company Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation unless (i) the Company shall have given Parent at least five Business Days’ written notice (a “Company Intervening Event Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which Company Intervening Event Notice shall include a description of the applicable Company Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Company Intervening Event Notice (the “Company Intervening Event Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement and any other proposals or information offered by Parent during the Company Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such Company Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e)    Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(f)    Further to Section 5.4(a), the Company shall (and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than Parent, the Company or any of their respective Affiliates or Representatives) with respect to any Company Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Company Alternative Proposal. Further, the Company shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries and provide prompt written confirmation thereof.

(g)    “Company Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than Parent, either Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 75% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 25% of the net revenues, net income or total assets of the Company and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 25% of the outstanding shares of Company Common Stock.

(h)    “Company Superior Proposal” means an unsolicited, bona fide written Company Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears, made after the date of this Agreement, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board.

(i)    “Company Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement, or if known or reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement; provided, that the receipt, existence or terms of a Company Alternative Proposal shall not be deemed to be a Company Intervening Event hereunder.

Section 5.5    No Solicitation by Parent.

(a)    Subject to the provisions of this Section 5.5, from the date of this Agreement until the earlier of the First Effective Time and the Termination Date, Parent agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding Parent Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal (except to notify such Person that the provisions of this Section 5.5 prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to Parent or its Subsidiaries in connection with or for the purpose of facilitating a Parent Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, arrangement agreement, amalgamation agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Parent Alternative Proposal (except for confidentiality agreements permitted under Section 5.5(b)); or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Parent Alternative Proposal.

(b)    Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to, but not after, obtaining the Parent Shareholder Approval, if Parent receives a bona fide, unsolicited Parent Alternative Proposal that did not result from the Parent’s violation of this Section 5.5, Parent and its Representatives may contact the third party making such Parent Alternative Proposal to clarify the terms and conditions thereof. If (i) such Parent Alternative Proposal constitutes a Parent Superior Proposal or (ii) the Parent Board determines in good faith after consultation with outside legal and financial advisors that such Parent Alternative Proposal could reasonably be expected to lead to a Parent Superior Proposal, Parent may take the following actions: (A) furnish nonpublic information to the third party making such Parent Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with Parent having confidentiality and use provisions that, in each case, are not less restrictive in the aggregate to such third party than the provisions in the Confidentiality Agreement are to the Company (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Parent Alternative Proposal), provided, however, that if the third party making such Parent Alternative Proposal is a known competitor of Parent, Parent shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.5(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Parent Alternative Proposal. Parent shall promptly (and in any event within 24 hours) notify the Company in writing if: (i) any inquiries, proposals or offers with respect to a Parent Alternative Proposal are received by Parent or any of its Representatives or (ii) any information is requested from Parent or any of its Representatives that, to the Knowledge of Parent, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.5(b), including any public announcement that Parent or the Parent Board has made any determination contemplated under this Section 5.5(b) to take or engage in any such actions, shall not constitute a Parent Change of Recommendation or otherwise constitute a basis for the Company to terminate this Agreement pursuant to Section 7.1. Parent shall keep the Company reasonably informed on a reasonably current basis of any material developments regarding any Parent Alternative Proposals or any material change to the terms of any such Parent Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c)    Except as set forth in this Section 5.5, the Parent Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Parent Recommendation; (ii) fail to include the Parent Recommendation in the Management Information Circular that is mailed by the Parent to the shareholders of the Parent; (iii) if any Parent Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding Parent Common Shares is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by the Company or an Affiliate of the Company), fail to recommend, within ten Business Days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any Parent Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Parent Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.5(b)) with respect to any Parent Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Parent Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Parent Shareholder Approval, the Parent Board may, in response to a Parent Superior Proposal, make a Parent Change of Recommendation; provided, that the Parent Board shall not be entitled to make such a Parent Change of Recommendation (A) unless Parent shall have given the Company at least five Business Days’ written notice (a “Parent Superior Proposal Notice”) advising the Company of its intention to make such a Parent Change of Recommendation, which Parent Superior Proposal Notice shall include a description of the terms and conditions of the Parent Superior Proposal that is the basis for the proposed action of the Parent Board, the identity of the Person making the Parent Superior Proposal and a copy of any proposed definitive agreement for such Parent Superior Proposal, if any, and Parent shall have negotiated in good faith with the Company (to the extent the Company wishes to negotiate) to enable the Company to make such amendments to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation or terminate this Agreement in connection with such Parent Superior Proposal, and (B) unless, at the end of the five-Business Day period following the delivery of such Parent Superior Proposal Notice (the “Parent Superior Proposal Notice Period”), after taking into account any firm commitments made by the Company in writing to amend the terms of this Agreement and any other proposals or information offered by the Company during the Parent Superior Proposal Notice Period, the Parent Board concludes that the Parent Superior Proposal giving rise to the Parent Superior Proposal Notice continues to constitute a Parent Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Parent Superior Proposal (including any change in the amount of consideration) shall commence a new notice period pursuant clause (A) of three Business Days.

(d)    Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Parent Shareholder Approval, but not after, the Parent Board may, in response to a Parent Intervening Event, make a Parent Change of Recommendation if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to take such action would be reasonably likely be inconsistent with its fiduciary duties under applicable Law; provided, that the Parent Board shall not be entitled to make such a Parent Change of Recommendation unless (i) Parent shall have given the Company at least five Business Days’ written notice (a “Parent Intervening Event Notice”) advising the Company of its intention to make such a Parent Change of Recommendation, which Parent Intervening Event Notice shall include a description of the applicable Parent Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Parent Intervening Event Notice (the “Parent Intervening Event Notice Period”), after taking into account any firm commitments made by the Company in writing to amend the terms of this Agreement and any other proposals or information offered by the Company during the Parent Intervening Event Notice Period, the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such Parent Change of Recommendation would continue to be reasonably likely be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE or the TSX, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, (ii) complying with Part 2 – Division 3 of National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators and similar provisions under Canadian Securities Laws relating to the provision of directors’ circulars in respect of a Parent Alternative Proposal or (iii) making any disclosure to its shareholders if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such disclosure would be reasonably likely be inconsistent with its fiduciary duties to Parent’s shareholders under applicable Law.

(f)    Further to Section 5.5(a), Parent shall (and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than the Company, Parent or any of their respective Affiliates or Representatives) with respect to any Parent Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Parent Alternative Proposal. Further, Parent shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning Parent and any of its Subsidiaries and provide prompt written confirmation thereof.

(g)    “Parent Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than the Company or its Affiliates) relating to or concerning (i) a plan of arrangement, amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Parent, in each case, as a result of which the shareholders of Parent immediately prior to such transaction would cease to own at least 75% of the total voting power of Parent or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 25% of the net revenues, net income or total assets of Parent and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 25% of the outstanding Parent Common Shares.

(h)    “Parent Superior Proposal” means an unsolicited, bona fide written Parent Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears, made after the date of this Agreement, that the Parent Board determines in good faith, after consultation with Parent’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to Parent’s shareholders from a financial point of view than the transactions contemplated by this Agreement and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Parent Board.

(i)    “Parent Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Parent Board as of the date of this Agreement, or if known or reasonably foreseeable to the Parent Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Parent Board as of the date of this Agreement; provided, that the receipt, existence or terms of a Parent Alternative Proposal shall not be deemed to be a Parent Intervening Event hereunder.

Section 5.6    Filings; Other Actions.

(a)    As promptly as reasonably practicable after the date of this Agreement, (i) the Company and Parent shall prepare and file with the SEC the preliminary Proxy Statement/Prospectus and (ii) Parent shall prepare and file with the SEC and the Canadian Securities Administrators the Form F-4 with respect to the Parent Common Shares to be issued in connection with the First Merger, which shall include the Proxy Statement/Prospectus; provided, that if the SEC determines that Parent is not eligible to file a registration statement on Form F-4, Parent shall instead prepare and file a registration statement on Form S-4 with respect to the Parent Common Shares to be issued in connection with the First Merger, which shall include the Proxy Statement/Prospectus, and all references herein to the Form F-4 shall be deemed instead to refer to such registration statement on Form S-4. Parent shall prepare concurrently with the Proxy Statement/Prospectus the Management

Information Circular. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and (B) keep the Form F-4 effective for so long as necessary to complete the Mergers. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus, Management Information Circular and the Form F-4. Each of the Company and Parent shall provide the other party with a reasonable period of time to review the Proxy Statement/Prospectus and any amendments thereto prior to filing and shall reasonably consider any comments from the other party. Subject to applicable Law, the information contained in the Management Information Circular shall be consistent in all material respects with the substantive information contained in the Proxy Statement/Prospectus. Each of the Company and Parent shall respond promptly to any comments from the SEC or the staff of the SEC or the TSX, as applicable. Each of the Company and Parent shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC or the TSX and of any request by the SEC or the staff of the SEC or the TSX for amendments or supplements to the Proxy Statement/Prospectus, Management Information Circular or Form F-4 or for additional information and shall supply the other party with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or the staff of the SEC or the TSX, on the other hand, with respect to the Proxy Statement/Prospectus, Management Information Circular or Form F-4 or the transactions contemplated by this Agreement within 24 hours of the receipt thereof. The Proxy Statement/Prospectus, Management Information Circular and Form F-4 shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and applicable Canadian Securities Laws and, without limiting the foregoing, Parent shall ensure that the Management Information Circular shall provide shareholders of Parent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Parent Shareholder Meeting. The Management Information Circular shall comply in all material respects with applicable Laws and the rules of the TSX. If at any time prior to the Company Stockholder Meeting or the Parent Shareholder Meeting (or any adjournment or postponement of the Company Stockholder Meeting or the Parent Shareholder Meeting) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Management Information Circular and/or Form F-4, so that the Proxy Statement/Prospectus, Management Information Circular and/or Form F-4 would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company and/or Parent with the SEC and/or the Canadian Securities Administrators, as applicable, and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the shareholders of Parent. The Company shall cause the Proxy Statement/Prospectus and Form F-4 to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form F-4 is declared effective under the Securities Act (such date, the “Clearance Date”). Promptly (and in any event within seven days of the mailing of the Proxy Statement/Prospectus to the stockholders of the Company), Parent shall file the Management Information Circular with the Canadian Securities Administrators and mail the Management Information Circular to the shareholders of Parent.

(b)    Each of Parent and the Company shall provide the other party and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, Management Information Circular, Form F-4 and other documents related to the Company Stockholder Meeting, the Parent Shareholder Meeting or the issuance of the Parent Common Shares (and any amendments thereto) in connection with the First Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders or Parent’s shareholders, as applicable. Each party hereto shall consider in good faith in the Proxy Statement/Prospectus, Management Information Circular, Form F-4 and such other documents related to the Company Stockholder Meeting, the Parent Shareholder Meeting or the issuance of Parent Common Shares in connection with the First Merger, all comments reasonably and promptly proposed by the other party or its legal counsel.

(c)    Subject to Section 5.4 and Section 5.6(d), the Company shall take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Change of Recommendation in compliance with Section 5.4, the Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement) as soon as reasonably practicable.

(d)    The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. The Company may adjourn or postpone the Company Stockholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iv) to comply with applicable Law or (v) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Stockholder Meeting.

(e)    Subject to Section 5.5 and Section 5.6(f), Parent shall take all action necessary in accordance with applicable Law and the articles of incorporation and by-laws of Parent to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Management Information Circular for the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless Parent shall have made a Parent Change of Recommendation in compliance with Section 5.5, Parent shall include the Parent Recommendation in the Management Information Circular and shall solicit, and use its reasonable best efforts to obtain, the Parent Shareholder Approval at the Parent Shareholder Meeting (including by soliciting proxies in favor of the approval of the Parent Share Issuance) as soon as reasonably practicable.

(f)    Parent shall cooperate with and keep the Company informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Management Information Circular to its shareholders. Parent may adjourn or postpone the Parent Shareholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Parent Shareholder Meeting is originally scheduled (as set forth in the Management Information Circular) there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Shareholder Approval, (iv) to comply with applicable Law or (v) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), the approval of the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s shareholders in connection with the adoption of this Agreement) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholder Meeting.

(g)    It is the intention of the parties hereto that, and each of the parties shall reasonably cooperate and use their commercially reasonable efforts to cause, the date and time of the Company Stockholder Meeting and the Parent Shareholder Meeting be coordinated such that they occur on the same calendar day (and in any event as close in time as possible).

(h)    Without limiting the generality of the foregoing, the Company agrees that its obligations to hold the Company Stockholder Meeting pursuant to this Section 5.6 shall not be affected solely by the making of a Company Change of Recommendation, and Parent agrees that its obligations to hold the Parent Shareholder Meeting pursuant to this Section 5.6 shall not be affected solely by the making of a Parent Change of Recommendation. The Company agrees that its obligations pursuant to this Section 5.6 shall not be affected solely by the commencement of or announcement or disclosure of or communication to Parent of any Company Alternative Proposal, and further, that it shall not terminate this Agreement on the grounds that such Company Alternative Proposal is a Company Superior Proposal, unless the Company may terminate this Agreement pursuant to and in accordance with Section 7.1. Parent agrees that its obligations pursuant to this Section 5.6 shall not be affected solely by the commencement of or announcement or disclosure of or communication to the Company of any Parent Alternative Proposal, and further, that it shall not take action to terminate this Agreement on the grounds that such Parent Alternative Proposal is a Parent Superior Proposal.

Section 5.7    Employee Matters.

(a)    From and after the First Effective Time, the Company shall, and to the extent within its control, Parent shall cause the Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the First Effective Time. For a period of one year following the Control Date, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) (i) base compensation and cash and equity target incentive opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the First Effective Time (it being understood that in lieu of equity compensation awards, Parent may provide Company Employees who, as of immediately prior to the First Effective Time were eligible to receive Company equity compensation awards, long-term incentive awards that are settled in cash in an amount sufficient to replace the grant date value of the Company Employee’s equity compensation opportunity immediately prior to the First Effective Time, provided, that, except as set forth in this Section 5.7(a), such long-term incentive awards shall have the same terms and conditions as those applicable to the equity awards granted by Parent to its similarly situated employees), and (ii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to the Company Employee immediately before the First Effective Time. Without limiting the generality of the foregoing, (A) Parent shall or shall cause the Second Surviving Corporation to provide to each Company Employee whose employment terminates during the one-year period following the Control Date under circumstances that would give rise to severance benefits under the Company Benefit Plans set forth on Section 5.7(a) of the Company Disclosure Schedules (the “Company Severance Plans”), severance benefits in accordance with the terms of the applicable Company Severance Plan in which such Company Employee is eligible to participate immediately prior to the First Effective Time and (B) during such one-year period following the Control Date, severance benefits offered to each Company Employee shall be determined taking into account all service with the Company, its Subsidiaries (and including, on and after the First Effective Time, the Second Surviving Corporation and any of its Affiliates) and without taking into account any reduction after the First Effective Time in compensation paid or benefits provided to such Company Employee.

(b)    If the Control Date occurs before February 1, 2022, then no later than March 15, 2022, Parent shall, or shall cause the Second Surviving Corporation to, pay to each Company Employee who participates in a Company annual bonus plan (or any successor plan of Parent and its Subsidiaries) an annual bonus payment in respect of calendar year 2021 in an amount that is based on the achievement of the applicable performance goals at the greater of (i) target performance and (ii) 130% of actual performance, but in no event greater than 200% of target. If the Control Date occurs on or after February 1, 2022 but before February 1, 2023, then no later than March 15, 2023, Parent shall, or shall cause the Second Surviving Corporation to, pay to each Company

Employee who participates in a Company annual bonus plan (or any successor plan of Parent and its Subsidiaries) an annual bonus payment in respect of calendar year 2022 in an amount that is based on the achievement of the applicable performance goals at the greater of (A) target performance and (B) 130% of actual performance, but in no event greater than 200% of target.

(c)    For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Control Date (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Control Date, to the same extent as such Company Employee was entitled, before the Control Date, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Control Date; provided that the foregoing shall not apply (x) for benefit accrual under defined benefit pension plans, (y) for purposes of qualifying for subsidized early retirement benefits or (z) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Control Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and any other insurance benefits to any Company Employee, Parent shall cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Control Date, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)    Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the First Effective Time, as applicable.

(e)    Without limiting the generality of Section 8.10, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose or otherwise shall prevent Parent, the Second Surviving Corporation or any of their Affiliates from terminating the employment of any Company Employee.

Section 5.8    Efforts.

(a)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their respective Affiliates to) promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions to Closing set forth in Article 6 of this Agreement to be satisfied and to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations, notices, notifications, petitions, applications, reports and other and filings and the taking of all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary

Consents from third parties, (iii) the defending of any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement (including the Voting Trust), or seeking to prohibit or delay the Closing and (iv) the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by this Agreement; provided, that in no event shall either the Company or Parent or any of their respective Subsidiaries be required to pay prior to the First Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.

(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and each Merger Sub shall (i) promptly, but in no event later than 30 Business Days after the date of this Agreement, file any and all notification and report forms to the COFECE and the IFT required under applicable Law with respect to the Mergers and the other transactions contemplated by this Agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable Law as soon as practicable after the date of this Agreement, (ii) take all actions with CFIUS as may be advisable under applicable Law to obtain Completion of the CFIUS Process with respect to the transactions contemplated by this Agreement, including (A) promptly, but in no event later than 10 Business Days after the date of this Agreement, jointly providing notification to CFIUS of the execution of this Agreement, (B) promptly, and in no event later than 10 Business Days after the Closing, submitting a draft CFIUS Joint Voluntary Notification to CFIUS, (C) submitting a final Joint Notice to CFIUS after promptly resolving all comments to the draft CFIUS Joint Voluntary Notification from CFIUS and (D) in the case of a CFIUS Declaration, submitting a CFIUS Joint Voluntary Notification if CFIUS so requests or informs the parties that it is not able to conclude action under Section 721 with respect to the Mergers and the other transactions contemplated by this Agreement on the basis of such CFIUS Declaration, (iii) cooperate with each other in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from, or with respect to, any third parties or Governmental Entities, including under other applicable Antitrust Laws and/or in connection with the Company Approvals and Parent Approvals, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) promptly making all such filings and timely obtaining all such Consents, (iv) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, including responding to any request for information from CFIUS in the applicable timeframe set forth in 31 C.F.R. Part 800, subject to any extensions of such time that may be granted by CFIUS staff upon request of a party to the Joint Notice, and (v) other than with respect to the STB Final Approval, which is discussed in Section 5.8(c), take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as any state antitrust enforcement authorities, CFIUS, or any other Governmental Entity or other Person may assert under any Law (including in connection with the Company Approvals and Parent Approvals) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as promptly as practicable after the date of this Agreement, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of Parent and its Subsidiaries or of the Company and its Subsidiaries, and (B) otherwise taking or committing to take any actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Second Surviving Corporation’s) freedom of action with respect to, or their ability to retain, one or more of their Subsidiaries’ (including the Second Surviving Corporation’s) assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the Closing; provided, that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its Subsidiaries only from and after the First Effective Time in the event that the Closing occurs. Notwithstanding the foregoing, other than with respect to the STB Final Approval, which is discussed in Section 5.8(c), nothing in this Section 5.8 shall be deemed to require Parent or any of its Affiliates to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining any Parent Approvals that would reasonably be expected to have a Parent Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole, after giving effect to the Mergers (measured on a scale relative to the Company and its Subsidiaries, taken as a whole). Except as otherwise permitted under this Agreement (including pursuant to the authority granted to Parent under Section 5.8(e)), the Company, Parent and each Merger Sub shall not (and shall cause their Subsidiaries not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing. In the event that any information in the filings submitted pursuant to this Section 5.8(b) or any such supplemental information furnished in connection therewith is deemed confidential by either party, the parties shall maintain the confidentiality of the same, and the parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view.

(c)    In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.8:

(i)    each of Parent and the Company shall, as promptly as practicable, file the appropriate and necessary documentation for the approval of the Mergers and the transactions contemplated hereby (the “STB Approval Application”) with the STB, and shall use its reasonable best efforts to (x) make such filing within thirty (30) days after the date of this Agreement and (y) obtain, as promptly as practicable, the final and non-appealable approval or exemption by the STB of the Mergers and the other transactions contemplated hereby pursuant to 49 U.S.C. § 11323 et seq. (the “STB Final Approval”);

(ii)    each of Parent and the Company shall use their reasonable best efforts to (A) prosecute all such filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, (B) diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB, and (C) take all such further action as in the reasonable judgment of Parent and the Company may facilitate obtaining the STB Final Approval; and

(iii)    each of Parent and Company shall promptly furnish any information requested by CFIUS prior to filing of the draft CFIUS Joint Voluntary Notification and/or Joint Notice with CFIUS, including information relating to the Voting Trust Transaction.

(d)    The Company, Parent and each Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 5.8(d), and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and each Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly informing and furnishing the other with copies of notices or other communications received or given by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and each Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity (except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. Section 800.502(c)(5)(vi)

or that otherwise is requested by any Governmental Entity to remain confidential from the other parties); provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.8 in a manner so as to preserve the applicable privilege. Each of the Company, Parent and the Merger Subs agrees not to initiate or agree to participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(e)    Subject to the obligations of this Section 5.8, Parent shall, acting reasonably, devise and implement the strategy and timing for obtaining any Consents required under any applicable Law in connection with the transactions contemplated by this Agreement and Parent shall, for the avoidance of doubt, have the final authority over the development, presentation and conduct of the STB case. Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such Consents; provided, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategy and timing. The Company and its Subsidiaries shall not initiate any such discussions or proceedings with any Governmental Entity, or take or agree to take any actions, restrictions or conditions with respect to obtaining any Consents in connection with the Mergers and the other transactions contemplated by this Agreement without the prior written consent of Parent.

(f)    Subject to Section 5.17(a), applicable Law and to the rules, regulations and practices of the STB, the Voting Trust Agreement may be modified or amended at any time by Parent in its sole discretion, including to reflect changes requested by the STB or CFIUS; provided, that (i) prior to the First Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written consent of the Company unless such modification or amendment is not inconsistent with this Agreement and is not adverse to the Company or its stockholders and would not reasonably be expected to have a material and adverse effect on the STB Voting Trust Approval, and (ii) whether prior to or after the First Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written consent of the Company if such modification or amendment would reasonably be expected to materially increase the liability exposure of the board of directors of the Second Surviving Corporation under applicable Law. No power of the Second Surviving Corporation, Parent or any of its Affiliates provided for in the Voting Trust Agreement may be exercised in a manner which violates this Agreement.

(g)    In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and the Merger Subs shall cooperate in all respects with each other and shall contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.

Section 5.9    Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Subs and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10    Public Announcements. The Company, on the one hand, and Parent and the Merger Subs, on the other hand, shall consult with and provide each other a reasonable opportunity to review and comment on, and consider in good faith any reasonable comments by the other party on, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 5.10 shall not apply (a) to any Company communication regarding a Company Alternative Proposal or from and after a Company Change of Recommendation or the Company or Parent response thereto, (b) to any Parent communication regarding a Parent Alternative Proposal or the Company or Parent response thereto, (c) in connection with any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated hereby or (d) to any statements made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 5.10. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

Section 5.11    Indemnification and Insurance.

(a)    Parent, each Merger Sub and the Company agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Mergers and shall continue at and after the First Effective Time in full force and effect. For a period of six years after the First Effective Time, Parent and the Second Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the First Effective Time or in any indemnification agreements of the Company or any of its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the First Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the First Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, that all rights to indemnification in respect of any Proceeding (as defined below) pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or resolution of such claim, even if beyond such six-year period. From and after the Control Date, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Second Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11.

(b)    Each of Parent and the Second Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Proceeding, Parent and the Second Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Proceeding.

(c)    For a period of six years from the First Effective Time, Parent and the Second Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time; provided, that after the First Effective Time, Parent and the Second Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company shall purchase, prior to the First Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time, covering without limitation the transactions contemplated hereby, and the purchase of such “tail” policy shall be deemed to discharge and satisfy the obligations of Parent and the Second Surviving Corporation pursuant to the immediately preceding sentence; provided, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, the Company shall be permitted to purchase as much coverage as reasonably practicable for up to such limit. Parent and the Second Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Second Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d)    Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Second Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Mergers and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)    In the event that Parent, the Second Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Second Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.12    Financing Cooperation.

(a)    The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any Debt Financing or Alternative Financing obtained in accordance with Section 5.13

(provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including, to the extent so requested, using reasonable best efforts to:

(i)    furnish promptly to Parent the Financing Information, and such other financial information regarding the Company and its Subsidiaries as is reasonably requested by Parent in connection with the Debt Financing;

(ii)    assist Parent in its preparation of the pro forma financial information identified in clause (c) of paragraph 2 of Annex B of the Debt Commitment Letters with respect to the Parent;

(iii)    provide reasonable and customary assistance to Parent and the Financing Parties in the preparation of (A) customary offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations;

(iv)    make senior management of the Company available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities, provided, at the Company’s option in consultation with Parent, any such meeting or communication may be conducted virtually by videoconference or other media;

(v)    cause the Company’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Company’s independent registered accounting firm to provide customary comfort letters (including “negative assurance” comfort, if customary and appropriate) in connection with any capital markets transaction comprising a part of the Debt Financing to the applicable Financing Parties and to participate in a reasonable number of due diligence sessions; provided, at the Company’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(vi)    provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;

(vii)    assist in obtaining or updating corporate and facility credit ratings;

(viii)    assist in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees and customary closing certificates, as may be reasonably requested by Parent, in each case as contemplated in connection with the Debt Financing;

(ix)    make introductions of Parent to the Company’s existing lenders and facilitate relevant coordination between Parent and such lenders;

(x)    cooperate with internal and external counsel of Parent in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Debt Financing;

(xi)    deliver, at least three Business Days prior to Closing, to the extent reasonably requested in writing at least nine Business Days prior to Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the

Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xii)    at Parent’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent in connection with any steps Parent may determine are necessary or desirable to take to (A) obtain consent for the Change of Control under and as defined in the Company Credit Agreement arising from consummation of the transactions contemplated by this Agreement, including facilitating and participating in communications with lenders under the Company Credit Agreement in relation to a Change of Control amendment request substantially in the form attached to the Debt Commitment Letters; provided that any such documentation prepared by the Company, its Subsidiaries and Representatives in connection with the foregoing shall be reasonably acceptable to Parent, and/or (B) prepay some or all amounts outstanding under the Company Credit Agreement, including (1) using reasonable best efforts to prepare and submit customary notices in respect of any such prepayment provided that such prepayment shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Company, and (2) using reasonable best efforts to obtain from the Company Credit Agreement agent a customary payoff letter in respect of the Company Credit Agreement;

(xiii)    at Parent’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent in connection with any amendments to (A) the Financing Agreement, dated as of February 21, 2012, between The Kansas City Southern Railway Company and the United States of America, represented by the Secretary of Transportation acting through the Administrator of the Federal Railroad Administration and (B) the Financing Agreement, dated as of June 28, 2005, between Texas Mexican Railway Company and the United States of America, represented by the Secretary of Transportation acting through Administrator of the Federal Railroad Administration;

(xiv)    on the Closing Date but immediately following the Closing, at Parent’s request (which may be prior to the Closing Date), execute such documentation as is reasonably requested so that the Company can assume the Debt Commitment Letter in respect of the Company Credit Agreement (to the extent the debt commitments thereunder have not been terminated at Closing in accordance with their terms); and

(xv)    consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(b)    The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.12 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.12(a)(vi)), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to (x) pay any commitment or other similar fee or (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with the Debt Financing prior to the Closing, or (z) have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) conflict with the Organizational Documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party (other than the Change of Control under and as defined in the Company Credit Agreement resulting from the consummation of the Mergers), (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the Company to prepare any financial statements or information (other than the Financing Information) that are not available to it and prepared in the ordinary course of its financial reporting practice, or (ix) require the Company to prepare or deliver any Excluded Information. Nothing contained in this Section 5.12 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Affiliates and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its representatives pursuant to this Section 5.12 and any information used in connection therewith.

(c)    The parties hereto acknowledge and agree that the provisions contained in this Section 5.12 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.12 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing.

(d)    All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent shall be permitted to disclose such information to (i) the Financing Parties subject to their confidentiality obligations under the Debt Commitment Letters and the definitive documentation evidencing the Debt Financing and (ii) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

Section 5.13    Debt Financing.

(a)    Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts, including using reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letters, including by (i) maintaining in effect the Debt Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) on or prior to the Closing Date, (iii) satisfying on a timely basis all conditions in the Debt Commitment Letters and the Definitive Agreements within Parent’s control and complying with its obligations thereunder and (iv) enforcing its rights under the Debt Commitment Letters, in each case in a timely and diligent manner.

(b)    In the event any portion of the Debt Financing contemplated by the Debt Commitment Letters becomes unavailable regardless of the reason therefor, (A) Parent shall promptly notify the Company in writing of such unavailability and the reason therefor and (B) Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with cash and the other sources of immediately funds available to Parent at the Closing to pay the Financing Amounts and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Financing. To the extent requested in writing by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange and consummate the Debt Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing if there exists any actual or threatened material breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letters or any Definitive Agreement and a copy of any written notice or other written communication from any Financing Party with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letters or any Definitive Agreement of any provision thereof. The foregoing notwithstanding, compliance by the Parent with this Section 5.13 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available.

(c)    None of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned) consent or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of any provision under, the Debt Commitment Letters or the Definitive Agreements if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Debt Financing to an amount that would be less than an amount that would be required, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to pay the Cash Consideration, the Preferred Merger Consideration and all other cash amounts payable pursuant to this Agreement by Parent at the Closing, (2) could reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement, (3) adversely impacts the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (4) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing; provided, that Parent may amend, replace, supplement and/or modify any of the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed such Debt Commitment Letters as of the date of this Agreement, provided that (i) the addition of such parties would not be reasonably expected to delay or prevent Closing and (ii) such amendments do not (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or any original issue discount of the Debt Financing (or payment of fees having similar effect)) or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent Closing; provided, that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify any of the Debt Commitment Letters to increase the amount of commitments under the Debt Commitment Letters. Upon any amendment, supplement or modification of the Debt Commitment Letters, Parent shall provide a copy thereof to the Company (with only fee amounts and other customary terms redacted, none of which redacted provisions would adversely affect the conditionality or enforceability of the debt financing contemplated by the Debt Commitment Letters as so amended, supplemented or modified to the knowledge of the Parent) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 5.13(c), the term “Debt Commitment Letters” shall mean the applicable Debt Commitment Letters as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 5.13(c) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available. To the extent Parent obtains Alternative Financing pursuant to Section 5.13(b), or amends, replaces, supplements, modifies or waives any of the Debt Financing pursuant to this Section 5.13(c), references to the “Debt Financing,” “Financing Parties” and “Debt Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, modified or waived.

Section 5.14    Stock Exchange De-listing; 1934 Act Deregistration Stock Exchange Listing.

(a)    The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the delisting by the Second Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the First Effective Time.

(b)    Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the First Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions prior to the First Effective Time.

Section 5.15    Rule 16b-3. Prior to the First Effective Time, the Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall take such actions as may be reasonably necessary or advisable to cause any dispositions of Company equity securities and any acquisition of Parent equity securities (in each case including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16    Stockholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Mergers or the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim and the Company shall not compromise or settle, or agree to compromise or settle, any stockholder litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.17    Certain Tax Matters.

(a)    Each of Parent and the Company (i) shall use its reasonable best efforts to cause the Mergers, taken together, to qualify (A) as a “reorganization” within the meaning of Section 368(a) of the Code and (B) for an exception to the general rule of Section 367(a)(1) of the Code and (ii) shall not take or knowingly fail to take (and shall cause its Affiliates not to take or knowingly fail to take) any action that could reasonably be expected to (A) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (B) cause stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (C) prevent or impede the Company from being able to deliver an executed Company Tax Certificate at Closing, or (D) prevent or impede Parent from being able to deliver an executed Parent Tax Certificate at Closing.

(b)    Each of Parent and the Company shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion of counsel referred to in Section 6.2(e) and any similar opinions required to be delivered in connection with the effectiveness of the Form F-4. In connection with the foregoing, Parent shall use its reasonable best efforts to deliver to Company Tax Counsel, a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form F-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form F-4 or its exhibits) and signed by an officer of Parent, substantially in the form set forth in Section 5.17(b) of the Parent Disclosure Schedule (with such modifications as are reasonably required to address any changes in facts or Law after the date hereof) (the “Parent Tax Certificate”), and the Company shall use its reasonable best efforts to deliver to Company Tax Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form F-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form F-4 or its exhibits) and signed by an officer of the Company, substantially in the form set forth in Section 5.17(b) of the Company Disclosure Schedule (with such modifications as are reasonably required to address any changes in facts or Law after the date hereof) (the “Company Tax Certificate”).

(c)    Parent shall, and shall cause the Second Surviving Corporation to, (i) comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6), and (ii) reasonably cooperate with any “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), who certifies to Parent in writing that it is such a shareholder and furnishes to Parent documentation reasonably satisfactory to Parent supporting such certification, to enable such Person to enter into a valid gain recognition agreement under Treasury Regulations Section 1.367(a)-8.

(d)    From the date hereof until the First Effective Time, the Company shall reasonably cooperate with Parent to enable Parent to determine whether the Company is (or at any time during the five-year period ending on the Closing Date has been) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and the Company shall provide Parent with such information in the Company’s possession as Parent may reasonably request for purposes of making such determination.

(e)    Notwithstanding any other provision of this Agreement or any other agreement among the parties, Parent and its Affiliates shall be permitted to apply to the CRA for one or more “advance income tax rulings” and to engage with the CRA in the “pre-ruling consultation” process, both as described in CRA Information Circular IC70-6R10 Advance Income Tax Rulings and Technical Interpretations dated September 29, 2020 (or successor publication thereto), in respect of certain Canadian federal income Tax implications of the implementation of certain transactions, including the transactions contemplated by this Agreement; provided, that (i) except for information in the public domain or as disclosed in this Agreement (other than the Company Disclosure Schedules), neither Parent nor its Affiliates shall disclose any confidential information relating to the Company or any of its Subsidiaries to the CRA without the Company’s prior written consent, and (ii) the receipt of any such advance income tax ruling or completion of pre-ruling consultation shall not be a condition to Closing.

Section 5.18    Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock, subject to applicable Law and the approval of the Company Board and the Parent Board, as applicable, so that holders of shares of Company Common Stock do not receive dividends both on shares of Company Common Stock and Parent Common Shares received in the Mergers in respect of any calendar quarter or fail to receive a dividend on one of either shares of Company Common Stock or Parent Common Shares received in the Mergers for any calendar quarter.

Section 5.19    Surviving Merger Sub and First Merger Sub Stockholder Approvals. Promptly following the execution of this Agreement, each of Parent (in its capacity as sole stockholder of Surviving Merger Sub) and Surviving Merger Sub (in its capacity as sole stockholder of First Merger Sub) shall execute and deliver, in accordance with applicable Law and its certificate of incorporation and by-laws a written consent approving and adopting this Agreement and the transactions contemplated thereby.

Section 5.20    Post-Closing Cooperation. Following the Closing, in the event of a STB Denial or failure to obtain Completion of the CFIUS Process, or as may be required in connection with obtaining STB Final Approval, Parent shall, consistently with the terms of the Voting Trust Agreement, devise and implement the process and strategy to sell or otherwise dispose of, whether directly or indirectly, the shares or assets of the Second Surviving Corporation (the “Post-Closing Disposition”), subject to any jurisdiction of the STB to oversee the Post-Closing Disposition. Following the Closing, the Company and its successors shall cooperate with Parent and shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to take all actions reasonably requested by Parent and do or cause to be done all things necessary, proper or advisable on its part to assist Parent in its process to effect the Post-Closing Disposition. Such reasonable best efforts following the Closing shall include the Company and its Subsidiaries using reasonable best efforts to (i) make senior management available at reasonable times and locations and upon reasonable prior notice, to participate in meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions; (ii) assist Parent in the preparation and filing of any offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents, and any customary financial statements and other information required to be provided therein; (iii) cause the Company’s independent registered accounting firm and internal and external counsel of the Company to provide assistance to Parent, including delivery of any required comfort letters and customary backup certificates; (iv) cooperate with any marketing efforts of Parent, including, to the extent applicable, obtaining representation and authorization letters and arranging for customary auditor consents for use of financial data in any marketing and offering documentation; (v) assist in the preparation and negotiation of, and executing and delivering, any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees, hedging agreement, pay-off letters, customary closing certificates and any other certificates, exhibits, schedules, letters and documents as may be reasonably requested by Parent; and (vi) furnish all non-privileged information concerning the Company and its Subsidiaries that is required by applicable Law to be included in any filings with the SEC or the Canadian Securities Administrators; provided, that to the extent any of the foregoing requires the entry of a protective order by the STB, the Company and its successors shall be required to take such action only if such order is obtained, subject to the terms of such order.

Section 5.21    Governance and Other Matters.

(a)    The parties shall take all actions necessary to designate and appoint four of the directors of the Company as of immediately prior to the First Effective Time to serve as directors on the Parent Board as of the Control Date, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with Parent’s Organizational Documents. In the event that after the First Effective Time any of such four directors indicates that he or she plans to step down as a director of the Company and is willing to become a director of Parent, Parent shall seek the approval of the STB to allow such director to be appointed as a director of Parent as soon as practicable and prior to the Control Date.

(b)    As promptly as practicable following the Control Date, in conjunction with its integration plan, Parent shall (i) change the name of Parent to “Canadian Pacific Kansas City” and (ii) recognize Kansas City, Missouri as the location of the headquarters of Parent’s United States business and operations.

ARTICLE 6

CONDITIONS TO THE MERGERS

Section 6.1    Conditions to Obligation of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)    The Parent Shareholder Approval shall have been obtained.

(c)    The Form F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced.

(d)    No injunction or similar Order by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect that prohibits or makes illegal the consummation of the Mergers or the Voting Trust Transaction.

(e)    [Reserved.]

(f)    The authorizations required to be obtained from the COFECE and the IFT with respect to the Mergers and the other transactions contemplated by this Agreement shall have been obtained.

(g)    The Parent Common Shares to be issued in the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

Section 6.2    Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a)    The representations and warranties of Parent and each Merger Sub set forth in Section 4.2(a), Section 4.12(a) and Section 4.18 shall be true and correct, at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of Parent and each Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(b), Section 4.3(a), Section 4.3(b) and Section 4.20 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of Parent and each Merger Sub set forth in Article 4 that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of Parent and each Merger Sub set forth in Article 4 shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Parent and each Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c)    Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(d)    Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e)    The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, or, if Wachtell, Lipton, Rosen & Katz is unable to provide such opinion, another nationally recognized Tax counsel reasonably satisfactory to the Company (“Company Tax Counsel”), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Mergers will not result in gain recognition pursuant to Section 367(a)(1) of the Code by Persons who are stockholders of the Company immediately prior to the First Effective Time (other than any such stockholder who would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c) and comply with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). In connection with rendering such opinion, Company Tax Counsel shall be entitled to receive and may rely on the Parent Tax Certificate and the Company Tax Certificate.

Section 6.3    Conditions to Obligations of Parent and Merger Subs to Effect the Mergers. The obligations of Parent and each Merger Sub to effect the Mergers are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:

(a)    (i) The representations and warranties of the Company set forth in Section 3.2(a) (other than the last sentence thereof) and Section 3.12(a) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2(b), Section 3.3(a), Section 3.3(b) and Section 3.26 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Article 3 that are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article 3 shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)    Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(d)    The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4    Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1    Termination or Abandonment. This Agreement may be terminated and abandoned prior to the First Effective Time, whether before or after any approval by the stockholders of the Company or the shareholders of Parent of the matters presented in connection with the Mergers:

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)    (A) the First Effective Time shall not have occurred on or before February 21, 2022 (the “End Date”) and (B) the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of the failure to consummate the Mergers on or before such date; provided, that to the extent the condition to Closing set forth in Section 6.1(f) has not been satisfied or waived on or prior to February 21, 2022, but all other conditions to Closing set forth in Article 6 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the End Date shall be automatically extended to May 21, 2022;

(ii)    any court or other Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar Order that prohibits or makes illegal the consummation of the Mergers or the Voting Trust Transaction, and such injunction or Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such injunction or Order;

(iii)    if the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained; or

(iv)    if the Parent Shareholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Parent Shareholder Approval shall not have been obtained;

(c)    by the Company:

(i)    if Parent or either Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the End Date or, if curable, is not cured within 45 Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii)    prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal; or

(iii)    prior to receipt of the Parent Shareholder Approval, if the Parent Board shall have effected a Parent Change of Recommendation.

(d)    by Parent:

(i)    if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date or, if curable, is not cured within 45 Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or either Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii)    prior to receipt of the Company Stockholder Approval, if the Company Board shall have effected a Company Change of Recommendation.

Section 7.2    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating party shall forthwith give written notice thereof to the other party or parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, either Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee or the CN Termination Amount Refund, as applicable, if, as and when required pursuant to Section 7.3 or any of its other obligations under Section 7.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 7.3; (ii) no such termination shall relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the Confidentiality Agreement, the provisions of the last sentence of Section 5.12(b) and the provisions of Section 5.3(d), Section 5.12(d), this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof.

Section 7.3    Termination Fees.

(a)    Company Termination Fee.

(i)    If (A) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), (B) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or (C) (x) after the date of this Agreement, a Company Alternative Proposal (substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two Business Days prior to, the Company Stockholder Meeting (a “Company Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Company Stockholder Approval or pursuant to Section 7.1(b)(iii) or (2) Parent pursuant to Section 7.1(d)(i), and (z) concurrently with or within 12 months after such termination, the Company (1) consummates a Company Qualifying Transaction or (2) enters into a definitive agreement providing for a Company Qualifying Transaction and later consummates such Company Qualifying Transaction, then the Company shall pay to Parent in consideration of the Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $700,000,000 in cash (the “Company Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, such payment to be made concurrently with such termination in the case of clause (A) above, within three Business Days after such termination in the case of clause (B) above, or within three Business Days after the consummation of such Company Qualifying Transaction in the case of clause (C) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(ii)    If the Company is required to withhold or deduct any amount for or on account of U.S. federal income Taxes under Section 1442 or 1445 of the Code from the Company Termination Fee, the Company shall remit the full amount so withheld and deducted to the applicable Governmental Entity and the Company shall pay additional amounts to Parent (“Parent Additional Amounts”) (such additional amounts to constitute additional proceeds for the disposition by the Parent of its rights under this Agreement) as may be necessary so that the net amount received by Parent (including the Parent Additional Amounts) after such withholding or deduction is not less than the amount Parent would have received if the Taxes had not been so withheld or deducted; provided, that the Company’s obligation to pay such Parent Additional Amounts shall not apply to the extent that the obligation to withhold or deduct any amount from the Company Termination Fee arises solely as the result of Parent’s failure to deliver to the Company, prior to the payment of the Company Termination Fee, a properly completed and executed IRS Form W-8BEN-E establishing an exemption from withholding under the U.S.-Canada Income Tax Treaty or IRS Form W-8ECI. Furthermore, without duplication of the foregoing sentence, the Company shall indemnify and hold harmless Parent from the full amount of any Taxes imposed on Parent under Section 881(a) the Code (together with any interest and penalties and expenses paid or payable by Parent with respect thereto) with respect to the receipt of the Company Termination Fee other than Taxes in respect of which amounts have been fully deducted and remitted and Parent Additional Amounts have been paid. The parties shall cooperate to minimize any Taxes required to be deducted or withheld in respect of the Company Termination Fee. At the Company’s reasonable request and expense, Parent shall use commercially reasonable efforts to obtain a refund from the applicable U.S. Governmental Entity of any Taxes in respect of which the Company has paid a Parent Additional Amount or indemnified Parent (or, if such refund cannot be obtained, to claim a credit for such Taxes). Parent shall promptly pay the amount of any such refund or credit obtained to the Company, net of any costs, Taxes and expenses borne by Parent with respect to such refund or credit; provided that Parent shall not be obligated to make any payment otherwise required pursuant to this sentence to the extent making such payment would place Parent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or Parent Additional Amount and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or Parent Additional Amount with respect to such Tax had never been paid. Parent and the Company agree: (i) to treat, for U.S. federal income Tax purposes, payment of the Company Termination Fee and any Parent Additional Amounts as giving rise to gain or loss attributable to the cancellation, lapse, expiration or other termination of a right or obligation with respect to property which is (or on acquisition would be) a capital asset in the hands of Parent within the meaning of Section 1234A(1) of the Code, and (ii) not to take any position inconsistent with such treatment, in each case, except to the extent otherwise required by applicable Law. The obligations described in this paragraph shall survive any termination, defeasance or discharge of this Agreement. Except as otherwise set forth in Section 7.2 or this Section 7.3(a), on the payment by the Company of the Company Termination Fee, the CN Termination Amount Refund and the Parent Additional Amounts as and when required by this Section 7.3(a), neither the Company nor any of its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its Affiliates or Representatives.

(b)    Parent Termination Fees.

(i)    If this Agreement is terminated by the Company or Parent pursuant to (A) Section 7.1(b)(i), and at the time of such termination, (1) the conditions set forth in Section 6.1(d) (solely as a result of an injunction or Order entered or issued by a Governmental Entity pursuant to any Railroad Law or Section 721) has not been satisfied or waived and (2) all of the other conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions were then capable of being satisfied if the Closing had taken place) and no breach by the Company of its obligations under Section 5.8 has contributed materially and substantially to the failure of the condition set forth in the preceding clause (1) to be satisfied or (B) Section 7.1(b)(ii) (solely as the result of a final and non-appealable Order entered or issued by a Governmental Entity pursuant to any Railroad Law or Section 721), then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $1,000,000,000 in cash (the “Regulatory Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, with such payment to be made within three Business Days of such termination.

(ii)    If (A) this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii), or (B) (x) after the date of this Agreement, a Parent Alternative Proposal (substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two Business Days prior to, the Parent Shareholder Meeting (a “Parent Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Parent Shareholder Approval or pursuant to Section 7.1(b)(iv) or (2) the Company pursuant to Section 7.1(c)(i) and (z) concurrently with or within 12 months after such termination Parent (1) consummates a Parent Qualifying Transaction or (2) enters into a definitive agreement providing for a Parent Qualifying Transaction and later consummates such Parent Qualifying Transaction, then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), a fee of

$700,000,000 in cash (the “Parent Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, such payment to be made within three Business Days after such termination in the case of clause (A) above, or within three Business Days after the consummation of such Parent Qualifying Transaction in the case of clause (B) above; it being understood that in no event shall Parent be required to pay both the Parent Termination Fee and the Regulatory Termination Fee or either of the Parent Termination Fee or the Regulatory Termination Fee on more than one occasion.

(iii)    If Parent is required, pursuant to the provisions of Part XIII of the CITA, to withhold or deduct any amount for or on account of Taxes from the Regulatory Termination Fee or Parent Termination Fee, Parent shall remit the full amount so withheld and deducted to the applicable Governmental Entity and Parent shall pay additional amounts to the Company (“Company Additional Amounts”) (such additional amounts to constitute additional proceeds for the disposition by the Company of its rights under this Agreement) as may be necessary so that the net amount received by the Company (including the Company Additional Amounts) after such withholding or deduction is not less than the amount the Company would have received if the Taxes had not been so withheld or deducted. Furthermore, without duplication of the foregoing sentence, Parent shall indemnify and hold harmless the Company from the full amount of any Taxes imposed on the Company under Part XIII of the CITA (together with any interest and penalties and expenses paid or payable by the Company with respect thereto) with respect to the receipt of the Regulatory Termination Fee or Parent Termination Fee, as applicable, and Company Additional Amounts, other than Taxes in respect of which amounts have been fully deducted and remitted. The parties shall cooperate to minimize any Taxes required to be deducted or withheld in respect of the Parent Termination Fee or Regulatory Termination Fee, including that the Company shall provide any information reasonably requested by Parent to determine whether the Company is a “resident of the United States” and a “qualifying person” and/or whether it carries on business in Canada through a “permanent establishment,” in each case, for the purposes of the U.S. – Canada Income Tax Treaty and the CITA. At Parent’s reasonable request and expense, the Company shall use commercially reasonable efforts to obtain a refund from the applicable Canadian Governmental Entity of any Taxes in respect of which Parent has paid a Company Additional Amount or indemnified the Company (or, if such refund cannot be obtained, to claim a credit from the applicable Canadian or U.S. Governmental Entity for such Taxes). The Company shall promptly pay the amount of any such refund or credit obtained to Parent, net of any costs, Taxes and expenses borne by the Company with respect to such refund or credit; provided that the Company shall not be obligated to make any payment otherwise required pursuant to this sentence to the extent making such payment would place the Company in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or Company Additional Amount and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or Company Additional Amount with respect to such Tax had never been paid. Parent and the Company agree: (i) to treat, for Canadian federal income Tax purposes, the payment of the Regulatory Termination Fee and/or the Parent Termination Fee and any Company Additional Amounts as being proceeds of disposition for the disposition by the Company of property consisting of its rights under this Agreement, and (ii) not to take any position inconsistent with such treatment, in each case, except to the extent otherwise required by applicable Law. The obligations described in this paragraph will survive any termination, defeasance or discharge of this Agreement. Except as otherwise set forth in Section 7.2 or this Section 7.3(b), on the payment by Parent of the Regulatory Termination Fee or Parent Termination Fee, as applicable, and the Company Additional Amounts as and when required by this Section 7.3(b), none of Parent, either Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives.

(c)    Refund of CN Agreement Termination Amount. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(c)(ii) or (ii) by Parent pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii), then the Company shall pay to Parent, in return of $700,000,000 remitted to the Company by Parent in respect of the

Company’s payment to CN of the “Company Termination Fee” (as defined in the CN Agreement) in connection with the termination of the CN Agreement and the execution of this Agreement pursuant to that certain offer letter, dated as of September 12, 2021, from Parent to the Company, by wire transfer of immediately available funds to an account designated in writing by Parent, an amount equal to $700,000,000 in cash (the “CN Termination Amount Refund”), free and clear and without withholding or deduction for Taxes, unless (A) Parent or the applicable Affiliate has failed to deliver to the Company a properly completed and duly executed IRS Form W-8BEN-E or other applicable form, in each case, establishing that the CN Termination Amount Refund is exempt from withholding or (B) such withholding or deduction is required by a change in Law after the date hereof (in which case the parties shall reasonably cooperate to minimize any such required withholding or deduction), with such payment to be made within three Business Days of such termination; it being understood that in no event shall the Company be required to pay the CN Termination Amount Refund on more than one occasion.

(d)    Acknowledgements. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement and that, without Section 7.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Company Termination Fee, the CN Termination Amount Refund, the Parent Termination Fee or the Regulatory Termination Fee becomes payable by, and is paid by, the Company to Parent or Parent to the Company, as applicable, such Company Termination Fee and/or CN Termination Amount Refund, as applicable with respect to Parent, or such Parent Termination Fee or Regulatory Termination Fee, as applicable with respect to the Company, shall be the receiving party’s sole and exclusive remedy pursuant to this Agreement. The parties further acknowledge that none of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee shall constitute a penalty but is in consideration for a disposition of the rights of the recipient under this Agreement and represents liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances (which do not involve fraud or willful and material breach by the other party of this Agreement) in which the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision. The parties further acknowledge that the CN Termination Amount Refund shall not constitute a penalty, but is a refund and return of amounts previously remitted or caused to be remitted by Parent to the Company, and is payable as a consequence of the disposition of the rights of the recipient under this Agreement. The parties further acknowledge that the right to receive the Company Termination Fee, the CN Termination Amount Refund, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, shall not limit or otherwise affect any such party’s right to specific performance as provided in Section 8.5.

ARTICLE 8

MISCELLANEOUS

Section 8.1    No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Mergers, except for covenants and agreements that contemplate performance after the First Effective Time or otherwise expressly by their terms survive the First Effective Time.

Section 8.2    Expenses. Except as set forth in Section 5.11, Section 5.12 or Section 7.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of any regulatory filing (including any and all filings under the Antitrust Laws and/or in respect of the Company Approvals or Parent Approvals) shall be borne by Parent. Except as otherwise provided in Section 2.2(b)(ii), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to, or as a result of, the Mergers shall be borne by Parent, the First Surviving Corporation or the Second Surviving Corporation, and expressly shall not be a liability of holders of Company Common Stock or Company Preferred Stock.

Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.

Section 8.4    Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) provided that if the subject matter over the matter is the subject of the action or proceeding is vested exclusively in the United States federal courts, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 8.5    Specific Enforcement.

(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b)    In circumstances where Parent is obligated to consummate the Mergers and the Mergers have not been consummated, Parent and each Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and each Merger Sub’s obligations to consummate the Mergers.

(c)    Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent, Surviving Merger Sub or First Merger Sub:

Canadian Pacific Railway Limited / Canadian Pacific Railway Company 7550 Ogden Dale Road S.E.
Calgary, Alberta, Canada, T2C 4X9
Attention:	James Clements, Senior Vice-President, Strategic Planning & Technology Transformation
E-mail:	James_Clements@cpr.ca

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street New York, New York 10004
Attention:	Frank J. Aquila C. Andrew Gerlach
Telephone:	(212) 558-4000
E-mail:	aquilaf@sullcrom.com
gerlacha@sullcrom.com

And a copy (which shall not constitute notice) to:

Bennett Jones LLP
100 King St. W, Suite 3400 Toronto, Ontario, M5X 1A4
Attention:	Jeffrey Kerbel
Telephone:	(416) 777-5772
E-mail:	kerbelj@bennettjones.com

To the Company:

Kansas City Southern 427 West 12th Street
Kansas City, MO 64105
Attention:	Chief Legal Officer & Corporate Secretary
E-mail:	agodderz@kcsouthern.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Steven A. Rosenblum
Elina Tetelbaum
Email:	SARosenblum@wlrk.com
ETetelbaum@wlrk.com

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email; provided, that the recipient confirms in writing its receipt thereof, (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof Except for the provisions of Article 2 (which, from and after the First Effective Time, shall be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the First Effective Time), Section 5.11 (which, from and after the First Effective Time, shall be for the benefit of the Indemnified Parties), and the provisions of the last sentence of Section 5.12(b) (which shall be for the benefit of the express beneficiaries thereof), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall not confer on any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11    Amendments; Waivers. At any time prior to the First Effective Time, whether before or after receipt of the Company Stockholder Approval and the Parent Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and each Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that (a) after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company and (b) after receipt of the Parent Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE or the TSX require further approval of the shareholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of Parent. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13    Financing Provisions. Notwithstanding anything in this Agreement to the contrary (including any other provisions of this Article 8): the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, and each other party hereto, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Parties shall have any liability to the Company or any of its subsidiaries or any of their respective controlled affiliates or representatives relating to or arising out of this Agreement, the Debt Commitment Letters or the Debt Financing, (e) agrees that only Parent (including its permitted successors and assigns under the Debt Commitment Letters) shall be permitted to bring any claim (including any claim for specific performance) against a Financing Party for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter and that neither the Company nor any of its Subsidiaries or controlled Affiliates shall be entitled to seek the remedy of specific performance with respect to Parent’s rights under the Debt Commitment Letter against the Financing Parties party thereto, (f) agrees in no event will any Financing Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing, and (g) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.13 and that this Section 8.13 may not be amended, modified or waived without the written consent of the Financing Entities; provided, that the foregoing shall not limit the Company’s rights or recourse under the Debt Commitment Letter in respect of the Company Credit Agreement after the Company has assumed the same pursuant to the Commitment Assignment (as defined in such Debt Commitment Letter) on the Closing Date. Notwithstanding the foregoing, nothing in this Section 8.13 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Party’s obligations to Parent under the Debt Commitment Letters.

Section 8.14    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references herein to “$” or “dollars” shall be to U.S. dollars. Except as otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific law defined or referred to herein or in any schedule that is referred to herein means such law as from time to time amended and to any rules or regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15    Obligations of Merger Subs and Subsidiaries. Whenever this Agreement requires either Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub or such Subsidiary, as applicable, to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and after the First Effective Time, on the part of the First Surviving Corporation or the Second Surviving Corporation, as applicable, to cause such Subsidiary to take such action.

Section 8.16    Definitions. For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:

“Action” means a claim, action, suit, or proceeding, whether civil, criminal, or administrative.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, regulate foreign investments.

“ARTF” means the Mexican Agencia Reguladora del Transporte Ferroviario (the Regulatory Agency of Rail Transportation of Mexico).

“beneficial owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial ownership,” “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Book-Entry Shares” means, collectively, the Common Book-Entry Shares and the Preferred Book-Entry Shares.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Calgary, Canada, are authorized by law or executive order to be closed.

“Canadian Securities Administrators” means the Alberta Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the Securities Act (Alberta) and all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada, and the rules and policies of the TSX.

“Cause” means (a) for any individual with an agreement with the Company or any of the Company’s Subsidiaries that defines “Cause,” Cause as defined in such agreement and (b) for any other individual, the definition of “Cause” as set forth in the Company’s 2017 Equity Incentive Plan.

“Certificates” means, collectively, the Common Certificates and the Preferred Certificates.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Declaration” means a declaration submitted to CFIUS pursuant to either 31 C.F.R. Section 800.401 or 31 C.F.R. 800.402.

“CFIUS Joint Voluntary Notification” means a voluntary notification submitted to CFIUS pursuant to 31 C.F.R. Section 800.501.

“CITA” means the Income Tax Act (Canada).

“COFECE” means the Comisión Federal de Competencia Económica (the Mexican Antitrust Commission).

“Company Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means that certain Credit Agreement, dated as of March 8, 2019, among the Company, as borrower, the guarantors from time to time party thereto, the lenders and issuing banks from time to time party thereto and Bank of America, N.A., as administrative agent.

“Company Equity Awards” means Company Options, Company Restricted Share Awards, Company Performance Share Awards and Director Deferred Shares.

“Company ESPP” means the Company’s 2009 Employee Stock Purchase Plan.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” means all IT Assets owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by.

“Company Material Adverse Effect” means an event, change, occurrence, effect or development that has (x) a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Mergers), but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or the Company Preferred Stock or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) the identity of Parent or any of its Affiliates as the acquiror of the Company, (g) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to Parent of all material and relevant facts and information) or requested by Parent in writing, (h) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (j) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (k) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this

Agreement, (1) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby or (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Voting Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Completion of the CFIUS Process” means that any of the following shall have occurred: (a) CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and the Company and Parent shall have received written notice from CFIUS that action under Section 721 has been concluded; (b) the Company and Parent shall have received written notice from CFIUS that the transactions contemplated by this Agreement are not “covered transactions” pursuant to Section 721; or (c) CFIUS shall have sent a report to the President of the United States requesting the decision of the President of the United States on the Joint Notice and (i) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken or (ii) the President of the United States shall have announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated by this Agreement.

“Contract” means any legally binding, written or oral contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement, concession, arrangement or other obligation; provided, that “Contracts” shall not include any Company Benefit Plan or Parent Benefit Plan.

“Control Date” means the date on which Parent is lawfully permitted to assume control over the Company’s railroad operations pursuant to STB Final Approval and following Completion of the CFIUS Process.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“CRA” means the Canada Revenue Agency, or any successor Canadian taxing authority thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or Parent or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.

“Excepted Stockholder” means any stockholder of the Company that would be a “five percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 2.884.

“Financing Information” shall mean: (a) audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income, cash flows and changes in equity of the Company and its Subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date (which Parent hereby acknowledges receiving for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020) and the unqualified audit report of the Company’s independent auditors related thereto (which Parent hereby acknowledges receiving for the three fiscal years ended December 31, 2020), (b) an unaudited consolidated balance sheet and related consolidated statements of income, cash flows and changes in equity of the Company and its Subsidiaries for any subsequent fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least 40 days prior to the Closing Date and for the comparable period of the prior fiscal year, reviewed by the Company’s independent auditor, in the case of each of clauses (a) and (b), prepared in accordance with GAAP and in compliance with Regulation S-X (subject to the limitations set forth in the definition of Excluded Information), (c) other information as otherwise reasonably necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” and change period comfort) from the Company’s independent accountants, and (d) all other historical financial information regarding the Company required by Parent to permit Parent to prepare pro forma financial statements required by clause (c) of paragraph 2 of Annex B of the Debt Commitment Letters; provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (i) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of a prospectus for registered offerings or an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, as the case may be, (ii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iii) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (iv) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented pursuant to clauses (a) and (b) above, (v) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2018, (vi) financial information that the Company or its Affiliates does not maintain in the ordinary course of business or (vii) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the Financing Information provided to Parent by the Company in accordance with this definition to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Financing Information, in the light of the circumstances under which they were made, not misleading. In addition, for the avoidance of doubt, “Financing Information” shall not include (x) pro forma financial information or (y) projections. For purposes of this Agreement, the information described in clauses (i)-(vii) of this definition, and in clauses (x) and (y) of the penultimate sentence of this paragraph, is collectively be referred to as the “Excluded Information.”

If the Company shall in good faith reasonably believe that the Financing Information has been delivered to Parent, the Company may deliver to Parent a written notice to that effect (stating when it believes the delivery of the Financing Information to Parent was completed), in which case the Company shall be deemed to have complied with such obligation to furnish the Financing Information and Parent shall be deemed to have received the Financing Information, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Financing Information and not later than 5:00 p.m. (New York City time) two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which such Financing Information the Company has not delivered); provided, that notwithstanding the foregoing, the delivery of the Financing Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Financing Information, regardless of whether or when any such notice is delivered by the Company.

The Company’s or its Affiliates’ filing with the SEC pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or required unaudited financial statements with respect to it that is publicly available on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this definition.

“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Debt Financing to Parent or any of its Subsidiaries (the “Financing Entities”) pursuant to the Debt Commitment Letters, as may be amended, supplemented or replaced, and their respective Representatives and other Affiliates; provided, that neither Parent nor any Affiliate thereof shall be a Financing Party.

“GAAP” means United States generally accepted accounting principles.

“Good Reason” means, for an individual who is a party to an agreement with the Company that defines Good Reason, Good Reason as defined in such agreement, or, for any other individual, the occurrence of any of the following events without the individual’s prior written consent: (a) a material reduction in base salary (other than a general reduction that affects all similarly situated executives in substantially the same proportion due to a material deterioration in the financial condition of the Company) or (b) a relocation of the individual’s principal place of employment by more than 50 miles, if such change increases the individual’s commute from the individual’s principal residence by more than 50 miles. An individual may not terminate employment for Good Reason unless the individual has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the individual does not terminate employment for Good Reason within 60 days of providing the Company written notice of the circumstances providing grounds for termination for Good Reasons, then the individual will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Hazardous Substance” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFT,” means the Instituto Federal de Telecomunicaciones, the Mexican Federal Telecommunications Institute.

“Intellectual Property” means all intellectual property rights or other proprietary rights arising under the Laws of any jurisdiction or existing anywhere in the world associated with: (a) patents and patent applications and industrial design registrations and applications, and all continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon; (b) trademarks, service marks, trade dress, logos, corporate names, trade names, symbols, Internet domain names, and other similar identifiers of origin, in each case, whether or not registered and any and all applications and registrations therefor and the good will associated therewith and symbolized thereby; (c) copyrights, copyright registrations and applications, published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets, know-how, industrial secrets, inventions (whether or not patentable), data and confidential or proprietary business or technical information (“Trade Secrets”).

“IT Assets” means all of the technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries and all data stored therein or processed thereby and all associated documentation.

“Joint Notice” means a CFIUS Declaration or a CFIUS Joint Voluntary Notification.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(b) of the Company Disclosure Schedules, in each of case (a) and (b); provided, however, that each such individual charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such individual should have known of such matter.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claims and interests, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any license of Intellectual Property or any transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions.

“made available to Parent” means provided by the Company or its Representatives to Parent or its Representatives (A) in the virtual data room maintained by Donnelley Financial Solutions Venue prior to the date of this Agreement (including in any “clean room” or as otherwise provided on an “outside counsel” only basis), (B) via electronic mail or in person prior to the date of this Agreement (including materials provided to outside counsel), or (C) filed or furnished with the SEC prior to the date of this Agreement, except where reference is made to an item being made available to Parent prior to Closing in which case, the term means provided by the Company or its Representatives to Parent or its Representatives prior to Closing.

“Merger Consideration Value” means (a) the Cash Consideration plus (b) (i) the Parent Share Price multiplied by (ii) the Exchange Ratio.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business of such Person, acting in its own interest as an independent enterprise, taking into account any changes to such practices as may have occurred prior to the date of this Agreement as a result of the outbreak of COVID-19, including compliance with any COVID-19 Measures, and any actions reasonably taken or not taken in response to exigent circumstances.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Parent Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees or directors of Parent or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Parent Common Shares” means the common shares of Parent.

“Parent DSU Award” means a deferred share unit award in respect of Parent Common Shares.

“Parent Equity Awards” means Parent Options, Parent DSU Awards and Parent PSU Awards.

“Parent Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by.

“Parent Material Adverse Effect” means an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of Parent or either Merger Sub to consummate the transactions contemplated by this Agreement (including the Mergers and the Parent Share Issuance) or to obtain the Debt Financing, but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Parent Common Shares or any change in the credit rating of Parent or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which Parent or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to the Company of all material and relevant facts and information) or requested by the Company in writing, (h) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada or any other Governmental Entity or the declaration by Canada or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (j) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (k) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (l) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby or (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to Parent and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Option” means a compensatory option to purchase Parent Common Shares.

“Parent PSU Award” means a performance-based restricted share unit award in respect of Parent Common Shares.

“Parent RSU Award” means a restricted share unit award in respect of Parent Common Shares.

“Parent Share Plan” means any Parent Benefit Plan providing for equity or equity-based compensation.

“Parent Share Price” means the average of the volume weighted averages of the trading prices of Parent Common Shares on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to the Closing Date.

“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith or for which adequate accruals or reserves have been established, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the Ordinary Course of Business that do not materially detract from the value of or materially interfere with the use of any of the assets, (c) any Lien that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness (i) in existence on the date of this Agreement or (ii) in the case of the Company, not prohibited by Section 5.1(b)(viii), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (g) any Lien that is imposed on the underlying fee interest in real property subject to a real property lease, (h) any Lien that was incurred in the Ordinary Course of Business since the date of the most recent consolidated balance sheet of the Company or Parent, as applicable, (i) any Lien that will be released in connection with the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, restriction, other charge, instrument or encumbrance or any other rights-of-way affecting title to real estate (other than those constituting Liens for the payment of indebtedness), (k) any Lien arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (l) any condition that is a matter of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which such condition relates, (m) any Lien created under federal, state or foreign securities Laws, (n) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith or (o) any other Lien that does not materially impair the existing use of the assets or property of the Company or Parent, as applicable, or any of its Subsidiaries affected by such Lien.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Privacy Laws” means all Laws concerning the privacy, security or processing of personal information or data, and all rules and regulations promulgated thereunder, including, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, data breach notification Laws, the California Consumer Privacy Act, and the European General Data Protection Regulation.

“Qualifying Termination” means (a) a termination by Parent, the Company or any of their respective Subsidiaries, without Cause, other than as a result of death or disability, or (b) a termination of employment for Good Reason, in each case during the period commencing on the date of the First Effective Time and ending on the second anniversary of the Control Date.

“Railroad Law” means the Interstate Commerce Commission Termination Act of 1995, the Surface Transportation Board Reauthorization Act of 2015 or any other Law relating to the regulation of the railroad industry.

“Registered” means, with respect to Intellectual Property, issued by, registered with or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Export and Sanctions Regulations (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List or (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clause (i).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCT” means the Secretaría de Comunicaciones y Transportes (the Secretary of Communications and Transportation of Mexico).

“SEC” means the Securities and Exchange Commission.

“Section 721” means Section 721 of the United States Defense Production Act of 1950 (codified at 50 U.S.C. § 4565), and the regulations promulgated thereunder (31 C.F.R. Parts 800-802).

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC.

“STB Denial” means (i) STB Final Approval shall not have been obtained by December 31, 2023, or (ii) the STB shall have, by an Order which shall have become final and non-appealable, refused to provide STB Final Approval.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax Return” means any return, report or similar filing made or required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, provincial or local (in each case, whether U.S. or non-U.S.) taxes of any kind (together with any and all interest, penalties, additions to tax, inflationary adjustment, and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, branch, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem, value added and goods and services taxes, whether imposed directly or through a collection or withholding mechanism.

“TSX” means the Toronto Stock Exchange.

“U.S.-Canada Income Tax Treaty” means the Convention Between the United States of America and Canada with Respect to Taxes on Income and Capital, dated as of September 26, 1980, as amended.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

Section 8.17    Certain Defined Terms. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Alternative Financing	5.13(b)
Anti-Corruption Laws	3.8(a)
Cancelled Shares	2.1(a)(ii)
Cash Consideration	2.1(a)(i)
Chosen Courts	8.4
Clean Team Agreement	5.3(d)

Term	Section
Clearance Date	5.6(a)
Closing	1.2
Closing Date	1.2
CN	3.28
CN Agreement	3.28
CN Termination Amount Refund	7.3(c)
Code	2.2(b)(iii)
Common Book-Entry Shares	2.1(a)(i)
Common Certificate	2.1(a)(i)
Company Preamble Company Additional Amounts	7.3(b)(iii)
Company Alternative Proposal	5.4(g)
Company Approvals	3.3(c)
Company Balance Sheet Date	3.6
Company Board	Recitals
Company Capital Allocation Policy	5.1(b)(i)
Company Change of Recommendation	5.4(c)
Company Disclosure Schedules	Article 3
Company Employees	5.7(a)
Company Intervening Event	5.4(i)
Company Intervening Event Notice	5.4(d)
Company Intervening Event Notice Period	5.4(d)
Company Leased Real Property	3.18(a)
Company Material Contract	3.21(a)
Company New Series Preferred Stock	3.2(a)
Company Option	2.3(a)
Company Performance Share Award	2.3(c)
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company Qualifying Transaction	7.3(a)(i)
Company Real Property Lease	3.18(a)
Company Recommendation	3.3(b)
Company Restricted Share Award	2.3(b)
Company SEC Documents	3.4(a)
Company Severance Plans	5.7(a)
Company Stockholder Approval	3.20
Company Stockholder Meeting	5.6(c)
Company Superior Proposal	5.4(h)
Company Superior Proposal Notice	5.4(c)
Company Superior Proposal Notice Period	5.4(c)
Company Tax Certificate	5.17(b)
Company Tax Counsel	6.2(e)
Company Termination Fee	7.3(a)(i)
Company Top Customer	3.22(a)
Company Top Supplier	3.22(a)
Confidentiality Agreement	5.3(d)
Consents	5.8(a)
Debt Commitment Letters	4.17(a)
Debt Financing	4.17(a)
Definitive Agreements	5.13(a)
DGCL Recitals Director Deferred Share	2.3(d)
Dissenting Shares	2.1(c)

Term	Section
End Date	7.1(b)(i)
Enforceability Exceptions	3.3(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Excluded Shares	2.1(a)(ii)
Export and Sanctions Regulations	3.9(a)
Fair Value	4.23(d)
FCC	3.3(c)
FCPA	3.8(a)
Financing Amounts	4.17(d)
First Certificate of Merger	1.3
First Effective Time	1.3
First Merger	Recitals
First Merger Sub	Preamble
First Surviving Corporation	1.1(a)
Form F-4	3.14
Fractional Share Cash Amount	2.1(e)(i)
Governmental Entity	3.3(c)
Indemnified Party	5.11(b)
Law	3.7(a)
Laws	3.7(a)
Management Information Circular	3.14
Merger Consideration	2.1(a)(i)
Merger Subs	Preamble
Mergers	Recitals
New Plans	5.7(a)
Old Plans	5.7(a)
Owned Real Property	3.18(b)
Parent	Preamble
Parent Additional Amounts	7.3 (a)(ii)
Parent Alternative Proposal	5.5(g)
Parent Approvals	4.3(c)(x)
Parent Balance Sheet Date	4.6
Parent Board	Recitals
Parent Change of Recommendation	5.5(c)
Parent Disclosure Schedules	Article 4
Parent First Preferred Shares	4.2(a)
Parent Intervening Event	5.5(i)
Parent Intervening Event Notice	5.5(d)
Parent Intervening Event Notice Period	5.5(d)
Parent Permits	4.7(b)
Parent Public Documents	4.4(a)
Parent Qualifying Transaction	7.3(b)(ii)
Parent Recommendation	4.3(b)(i)(C)
Parent SEC Documents	4.4(a)
Parent Second Preferred Shares	4.2(a)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.19
Parent Shareholder Meeting	5.6(e)
Parent Superior Proposal	5.5(h)
Parent Superior Proposal Notice	5.5(c)

Term	Section
Parent Superior Proposal Notice Period	5.5(c)
Parent Tax Certificate	5.17(b)
Parent Termination Fee	7.3(b)(ii)
Permits	3.7(b)
Post-Closing Contributions	1.8
Post-Closing Disposition	5.20
Preferred Book-Entry Shares	2.1(a)(iv)
Preferred Certificate	2.1(a)(iv)
Preferred Merger Consideration	2.1(a)(iv)
Proceeding	5.11(b)
Proxy Statement/Prospectus	3.14
Regulatory Termination Fee	7.3(b)(i)
Representatives	5.3(a)
Second Certificate of Merger	1.3
Second Effective Time	1.3
Second Merger	Recitals
Second Surviving Corporation	1.1(b)
Share Consideration	2.1(a)(i)
STB	Recitals
STB Approval Application	5.8(c)(i)
STB Final Approval	5.8(c)(i)
STB Voting Trust Approval	Recitals
Surviving Merger Sub	Preamble
Termination Date	5.1(a)
Voting Trust	Recitals
Voting Trust Agreement	Recitals
Voting Trust Transaction	Recitals

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CANADIAN PACIFIC RAILWAY LIMITED

By:	/s/ Keith Creel
Name: Keith Creel
Title: President and Chief Executive Officer

CYGNUS MERGER SUB 1 CORPORATION

By:	/s/ Keith Creel
Name: Keith Creel
Title: President

CYGNUS MERGER SUB 2 CORPORATION

By:	/s/ Keith Creel
Name: Keith Creel
Title: President

[Signature pages to Agreement and Plan of Merger]

KANSAS CITY SOUTHERN

By:	/s/ Patrick Ottensmeyer
Name: Patrick Ottensmeyer
Title: President and CEO

[Signature pages to Agreement and Plan of Merger]

EXHIBIT A

This VOTING TRUST AGREEMENT (“Trust Agreement”), dated as of [●], 2021, by and among Canadian Pacific Railway Limited, a Canadian corporation (“Parent”), Cygnus Holding Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Holdco”) and David L. Starling (“Trustee” and, together with the Parent and Holdco, the “Parties” and each, a “Party”).

W I T N E S S E T H :

WHEREAS, it is intended that pursuant to, and upon the terms and conditions set forth in, the Agreement and Plan of Merger, dated as of [●], 2021 (the “Merger Agreement”) (a copy of which is attached hereto as Exhibit A), by and among Parent, Cygnus Merger Sub 1 Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub 1”) , Cygnus Merger Sub 2 Corporation, a Delaware corporation and a direct wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2”) and Kansas City Southern, a Delaware corporation (“KCS”), (i) Merger Sub 2 will merge with and into KCS (the “First Merger”), (ii) immediately following the First Merger, KCS will merge with and into Merger Sub 1 (the “Second Merger”), with the entity surviving the Second Merger being referred to herein as the “Company” and (iii) immediately following the consummation of the Second Merger, Parent will cause the contribution of all of the outstanding common shares of the Company to Holdco in accordance with the steps set forth in Section 1.8 of the Merger Agreement (such contribution, the “Contribution”, and, together with the First Merger and the Second Merger, the “Merger”), as a result of which the Company will be a direct wholly owned subsidiary of Holdco;

WHEREAS, it is intended that the consummation of the Merger will occur prior to any issuance by the Surface Transportation Board (the “STB”) of any required approval for, or exemption of, Parent’s control of the Company;

WHEREAS, Parent intends, contemporaneously with the consummation of the Merger, to cause the deposit of all of the outstanding common shares of the Company in an independent, irrevocable voting trust (the “Trust”) pursuant to 49 C.F.R. Part 1013 and STB precedent, in order to avoid any allegation or assertion that Parent or any affiliate of Parent is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

WHEREAS, the deposit of all of the outstanding common shares of the Company with the Trust is for the purpose of providing assurance that each of Holdco and the Parent will satisfy its absolute or contingent obligation under ICCTA and STB rules and precedents to avoid premature control of the Company pending STB review and approval of such control;

WHEREAS, pursuant to Decision No. 5 (Docket No. FD 36500) of the STB, dated May 6, 2021, Parent has obtained the approval of the STB to deposit all outstanding shares of the Company into the Trust;

WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 10 hereof) with Parent, Holdco, the Company or any of their affiliates;

WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Trust Agreement and the rules of the STB; and

WHEREAS, Parent, Holdco and the Trustee intend that the Trust formed herein be a trust described in subsection 248(25.2) of the Income Tax Act (Canada).

NOW, THEREFORE, the Parties hereto agree as follows:

1.    Appointment of Trustee. Parent and Holdco hereby appoint David L. Starling as Trustee hereunder, and David L. Starling hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein.

2.    Deposit of Company Trust Stock.

(a)    Immediately upon the completion of the Merger, Parent and Holdco agree that Holdco will deposit with the Trustee the certificate or certificates for all outstanding common shares of the Company (“Shares”). All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Attachment B (the “Trust Certificates”), with the blanks therein appropriately filled and showing Holdco as the registered holder of the Trust Certificates. All Shares at any time delivered to the Trustee hereunder are hereinafter called the “Trust Stock.” The Trustee shall present to the Company all certificates representing Trust Stock for surrender and cancellation of such certificates and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee or its nominee. Parent, Holdco and the Trustee agree that the deposit of the Trust Stock with the Trustee pursuant to this Section 2 shall not result in a change in the beneficial ownership of the Shares and shall not result in a sale, disposition, lease or exchange with the Trustee of the Trust Stock.

(b)    The Parties agree (i) to treat, for U.S. federal income tax purposes, each beneficial owner of Trust Certificates as the beneficial owner of the underlying Trust Stock, (ii) not to take any position inconsistent with the treatment described in (i) on any tax return, in any tax proceeding or otherwise except to the extent required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended; and (iii) to treat, for Canadian federal income tax purposes, the trust created by this Trust Agreement as a trust described in subsection 248(25.2) of the Income Tax Act (Canada) and to not take any position inconsistent with such treatment on any tax return, in any tax proceeding or otherwise.

3.    Acquisition of Additional Shares or Securities. Parent agrees that immediately upon receipt, acquisition or purchase by it or any of its affiliates of any additional Shares, or any other voting securities of the Company, it will deposit or cause to be deposited to the Trustee the certificate or certificates representing such additional Shares or securities.

4.    The Trustee’s Powers.

(a)    The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy or consent, as hereinafter provided, unless otherwise directed by an order of the STB or a court of competent jurisdiction. Parent and Holdco agree, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof, the terms of the Merger Agreement, the certificate of incorporation and bylaws of the Company or any orders of the STB. The Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the acquisition of the Company by Parent pursuant to the Merger Agreement. In exercising the Trustee’s voting rights with respect to the Trust Stock, the Trustee shall vote in accordance with, and to maintain in effect, the terms and intent of the Merger Agreement and the certificate of incorporation and bylaws of the Company, including, but not limited to, the following: the Trustee shall not sell, lease, assign, transfer, alienate, pledge, encumber or hypothecate the Trust Stock or any major assets of the Company or any right or interest therein, whether voluntarily or by operation of law or by gift or otherwise, nor shall the Trustee cause the Company to merge or consolidate with or into any other entity, without the prior written authorization of Parent (other than in connection with a disposition pursuant to Paragraph 9). In addition, until the STB has issued a final order approving the merger and common control of the Company by Parent, the Trustee shall vote all shares of Trust Stock to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale of all or substantially all the assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving Parent or one of its affiliates (other than in connection with a disposition pursuant to Paragraph 9), not to be effected. The Trustee shall vote all shares of Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 9 hereof.

(b)    Except as otherwise expressly provided herein, the Trustee shall vote all shares of Trust Stock with respect to all matters, including, without limitation, the election or removal of directors, voted on by the stockholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the Trustee’s sole discretion, having due regard for the interests of the holders of the Trust Certificates as investors in the Company, determined without reference to such holders’ interests in railroads other than the Company or its subsidiaries; provided that the Trustee shall not vote the Trust Stock in favor of taking or doing any act which would violate any provision of the Merger Agreement (or impede the Company’s performance thereunder) or violate any provision of the certificate of incorporation and by-laws of the Company, or which if taken or done prior to the consummation of the Merger would have been a violation of the Merger Agreement or the certificate of incorporation and by-laws of KCS. Notwithstanding the foregoing provisions of this Paragraph 4 or any other provision of this Agreement, the registered holder of a Trust Certificate may at any time — but only with the prior written approval of the STB — instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions. In exercising its voting rights in accordance with this Paragraph 4, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any action by consent in lieu of a meeting.

5.    Irrevocable Trust. This Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by Parent and its affiliates and shall terminate only in accordance with the provisions of Paragraphs 9 and 15 hereof.

6.    Subject to Paragraphs 4(a) and 4(b), the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) Parent and its affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term “affiliate” or “affiliates” wherever used in this Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended. The Trustee shall not, without the prior approval of the STB, vote the Trust Stock to elect any officer, director, nominee or representative of Parent or any of its affiliates as an officer or director of the Company or of any affiliate of the Company. The Trustee shall be kept informed with respect to the business operations of the Company by means of the financial statements prepared by the Company and any reports and other information when and as the Company would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, if the Company were subject thereto, any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended and other public disclosure documents periodically filed by the Company and affiliates of the Company with the STB, copies of which shall be promptly furnished to the Trustee by the Company, and such other periodic reports as the Trustee may request from time to time, and the Trustee shall be fully protected in relying upon such information. The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee’s willful misconduct or gross negligence.

7.    Transfer of Trust Certificates. All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner of the applicable Trust Certificates for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations.

8.    Dividends and Distributions. Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over to or as directed the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends upon the Trust Stock or otherwise distributed upon the Trust Stock to the registered holder(s) of Trust Certificates in proportion to their respective interests.

9.    Disposition of Trust Stock; Termination of Trust.

(a)    This Trust is accepted by the Trustee subject to the right hereby reserved in Parent at any time to cause Holdco to sell or make any other disposition of the whole or any part of the Trust Stock, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Holdco with respect to (including, without limitation, exercising all voting rights in respect of Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of) any proposed direct or indirect sale or other disposition of the whole or any part of the Trust Stock by Holdco. The Trustee shall at any time upon the receipt of a direction from Parent signed by its President and Chief Executive Officer or one of its authorized officers designating the person or entity to whom Parent has directly or indirectly sold or otherwise disposed of the whole or any part of the Trust Stock and certifying that such person or entity is not an affiliate of Parent and has all necessary regulatory authority, if any be required, to purchase the Trust Stock (upon which certification the Trustee shall be entitled to rely), immediately transfer to the person or entity therein named all the Trustee’s right, title and interest in such amount of the Trust Stock as may be set forth in said direction. If any regulatory authority or approval, including STB approval, is required for such transfer, Parent will not give any such direction unless and until such regulatory authority or approval is obtained. If the foregoing direction shall specify all of the Trust Stock, then following transfer of the Trustee’s right, title and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of the registered holder(s) of the Trust Certificates of the proceeds of such sale, this Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Trust Stock, then this Trust shall cease as to said part upon such transfer, and distribution of the net proceeds therefrom in the event of sale, but shall remain in full force and effect as to the remaining part of the Trust Stock. In the event of a direct or indirect sale of Trust Stock by Parent, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid upon the order of Parent the net proceeds of such sale on a pro rata basis to the registered holder(s) of the Trust Certificates. It is the intention of this paragraph that no violations of 49 U.S.C. Section 11323 will result from a termination of this Trust.

(b)    In the event the STB Approval (as defined below) shall have been granted, then immediately upon the direction of Parent and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow Parent or its affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall transfer to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and upon such transfer this Trust shall cease and come to an end.

(c)    In the event that there shall have been an STB Denial (as defined below), Parent shall use its reasonable best efforts to, directly or indirectly, (i) sell the Trust Stock to one or more eligible purchasers, or (ii) otherwise dispose of the Trust Stock, during a period of two years after such STB Denial or such extension of that period as the STB shall approve. Any such disposition shall be subject to any jurisdiction of the STB to oversee Parent’s direct or indirect divestiture of Trust Stock. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Parent be unsuccessful in its efforts to directly or indirectly sell or distribute the Trust Stock during the period referred to, the Trustee shall as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with the Parent. (An “eligible purchaser” hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any be required, to purchase the Trust Stock.) Parent agrees to cooperate with the Trustee in effecting such disposition, and the Trustee agrees to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder its share of the proceeds. Upon disposition of the Trust Stock pursuant to this Paragraph 9(c), this Trust shall cease and come to an end.

(d)    Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate on December 31, 2025, and may be extended by the Parties hereto, so long as no violation of 49 U.S.C. Sections 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

(e)    The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 9.

(f)    Except as provided in this Paragraph 9, the Trustee shall not dispose of, or in any way encumber, the Trust Stock.

(g)    Notwithstanding the foregoing, if the STB issues a declaratory order that the termination of the Trust will not cause Parent or its affiliates to have control of the Company, the Trustee shall transfer on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms and conditions of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and this Trust shall cease and come to an end. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the Trust Stock evidenced thereby.

(h)    As used in this Paragraph 9, the terms “STB Approval” and “STB Denial” shall have the following meanings:

(i)    “STB Approval” means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over the Company’s railroad operations by Parent and its affiliates, without the imposition of conditions that Parent, by written notice to the Trustee, has deemed to be unacceptable, and (B) does not require any change in the consideration paid or to be paid pursuant to the Merger Agreement or other material provisions thereof, or any change to the certificate of incorporation or by-laws of the Company, unless Parent, by written notice to the Trustee, has determined any such change to be acceptable to Parent.

(ii)    “STB Denial” means (A) STB Approval shall not have been obtained by December 31, 2023, or (B) the STB shall have, by an order which shall have become final and no longer subject to review by the courts, refused to approve the control referred to in clause (A) of the definition of STB Approval.

10.    Independence of Trustee. Neither the Trustee nor any affiliate of the Trustee may have (a) any officers, or members of their respective boards or directors, in common with Parent or any of its affiliates, or (b) any direct or indirect business arrangements or dealings, financial or otherwise, with Parent or any of its affiliates, other than dealings pertaining to establishment and carrying out of this Trust. The Trustee hereby agrees that during the term of the Trust, the Trustee shall not own any stock or securities of Parent or any of its affiliates; provided, that, for the avoidance of doubt, the foregoing shall not prohibit the Trustee from owning any interest in any independently-managed diversified mutual fund that owns stock or securities of Parent and/or any of its affiliates. Neither Parent nor its affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

11.    Compensation for Trustee. The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof, and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by Parent.

12.    Trustee May Act Through Agents. The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee and be entitled to reimbursement for the fees and expenses of such agents.

13.    Responsibilities and Indemnification of the Trustee. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney shall have been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature reasonably believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any other documents, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or other document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by this Trustee. Parent agrees that it will at all times protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Trust, except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the STB, with respect to the Trust Stock or this Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of any investigation or proceeding (whether formal or informal), the Parent will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining Parent’s written consent. The indemnification obligations of Parent shall survive any termination of this Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

14.    Trustee to Give Account to Holders. To the extent requested to do so by Parent, Holdco or any other registered holder of a Trust Certificate, the Trustee shall furnish to the Party making such request full information with respect to (a) all property theretofore delivered to it as Trustee, (b) all property then held by it as Trustee, and (c) all action theretofore taken by it as Trustee.

15.    Resignation, Succession, Disqualification of Trustee. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days’ written notice of resignation to Parent, Holdco and the STB. Parent shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall satisfy the requirements of Paragraph 10 hereof. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee’s powers and duties hereunder a copy of the assumption shall be delivered by the Trustee to Parent and to Holdco, and the STB and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of its powers and duties hereunder and the successor trustee shall become vested therewith. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

16.    Amendment. This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Parent, Holdco and any other registered holder(s) of the Trust Certificates (a) pursuant to an order of the STB, (b) with the prior approval of the STB, (c) in order to comply with any order of the STB, or (d) upon receipt of an opinion of counsel satisfactory to the Trustee and the registered holder(s) of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the Merger Agreement and is consistent with the regulations of the STB regarding voting trusts.

17.    Governing Law; Powers of the STB.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, except that, to the extent any provision hereof may be found inconsistent with the ICC Termination Act of 1995, as amended, (the “Act”) or regulation or decisions promulgated thereunder by the STB, such Act, decisions, and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

(b)    Unless provided otherwise in the Act, each of the Parties agrees that: (i) it shall bring any action or proceeding in respect of any action or proceeding in respect of any claim arising out of or otherwise relating to this Agreement or the transactions contemplated hereby (the “Transactions”) exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if the subject matter over the matter is the subject of the proceeding is vested exclusively in the United States federal courts, such proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”) and (ii) solely in connection with such proceedings, such Party (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) consents to mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 22 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and (E) shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 17(b) or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR

OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH 17(c).

18.    Counterparts. This Trust Agreement is executed in three counterparts, each of which shall constitute an original, and one of which shall be retained by Parent, one by Holdco, and the other by the Trustee.

19.    Filing with the STB. A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by Parent.

20.    Successors and Assigns. This Trust Agreement shall be binding upon the successors and assigns to the Parties hereto, including without limitation successors to Parent by merger, consolidation or otherwise.

21.    Successions of Functions. For purposes of this Trust Agreement, the term “Surface Transportation Board” or “STB,” includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to voting trusts and control of common carriers.

22.    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day, as defined in the Merger Agreement (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Paragraph 22:

If to Parent or Holdco:

Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E., Calgary, Alberta, Canada, T2C 4X9

Attention:      Jeffrey J. Ellis

Telephone:    403-319-7000

E-mail:          Jeff_Ellis@cpr.ca

With a copy (which shall not constitute notice) to:

Law Office of David L. Meyer

1105 S Street NW

Washington D.C. 20009

Attention:      David Meyer

Telephone:    202-294-1399

E-mail:          David@MeyerLawDC.com

And a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:      Frank J. Aquila

                      C. Andrew Gerlach

Telephone:    212-558-4000

E-mail:          aquilaf@sullcrom.com

                       gerlacha@sullcrom.com

If to the Trustee:

[Trustee]

[Address]

Attention:      [●]

Telephone:    [●]

E-mail:          [●]

With a copy (which shall not constitute notice) to:

[Legal Counsel]

[Address Line 1]

[Address Line 2]

Attention:      [●]

Telephone:    [●]

E-mail:          [●]

23.    Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Merger and the other Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

EXHIBIT A

IN WITNESS WHEREOF, Canadian Pacific Railway Limited and Cygnus Holding Corp. have caused this Trust Agreement to be executed by their respective authorized officers, and their corporate seals to be affixed, attested by their respective Corporate Secretaries or Assistant Corporate Secretaries, and David L. Starling has caused this Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, all as of the day and year first above written.

Attest:	Canadian Pacific Railway Limited

–	By	/s/
[Name]
[Title]

Attest:	Cygnus Holding Corp.

–	By	/s/
[Name]
[Title]

Attest:	David L. Starling

–	By	/s/
[Name]
[Title]

[Signature Page of Voting Trust Agreement]

EXHIBIT A

TO VOTING TRUST AGREEMENT

Merger Agreement

ATTACHMENT B

TO VOTING TRUST AGREEMENT

No.	Shares

VOTING TRUST CERTIFICATE

for

COMMON STOCK

$[0.01] PER SHARE PAR VALUE

of

KANSAS CITY SOUTHERN

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS IS TO CERTIFY that                      will be entitled to receive, on the surrender of this Certificate, on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 9 of said Voting Trust Agreement, (i) a certificate or certificates, as the case may be, for [●] shares of the Common Stock, $[0.01] per share par value, of the Company (as defined in said Voting Trust Agreement). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting Trust Agreement, dated as of [●], 2021, executed by Canadian Pacific Railway Limited, a Canadian corporation, Cygnus Holding Corp., a Delaware corporation (“Holdco”) and [Trustee], as trustee (the “Voting Trustee”), a copy of which Voting Trust Agreement is on file in the registered office of the Company at [●], and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on December 31, 2025, so long as no violation of 49 U.S.C. Sections 11323 will result from such termination.

The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the [number of shares] represented by this Certificate.

This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed by its officer duly authorized.

Dated:

By
Authorized Officer

ATTACHMENT B

TO VOTING TRUST AGREEMENT

[FORM OF BACK OF VOTING TRUST CERTIFICATE]

FOR VALUE RECEIVED                      hereby sells, assigns, and transfers unto                      the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint                      Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Voting Trust Certificate on the books of the within mentioned Voting Trustee, with full power of substitution in the premises.

Dated:

In the Presence of:

ANNEX B

Morgan Stanley

September 15, 2021

Board of Directors

Kansas City Southern

427 West 12th Street

Kansas City, Missouri

Members of the Board:

We understand that Kansas City Southern (“KCS” or the “Company”), Canadian Pacific Railway Limited (the “Buyer”), Cygnus Merger Sub I Corporation, a wholly owned subsidiary of the Buyer (“Surviving Merger Sub”), Cygnus Merger Sub 2 Corporation, a wholly owned subsidiary of Surviving Merger Sub (“First Merger Sub”, and together with Surviving Merger Sub, “Merger Subs”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 10, 2021 (the “Merger Agreement”), which provides, among other things, for the merger of First Merger Sub with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Surviving Merger Sub, and the subsequent merger of the Company with and into Surviving Merger Sub (the “Second Merger”, and together with the First Merger, the “Transaction”), with Surviving Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Buyer. Pursuant to the First Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or held by the Buyer, Merger Subs or the Company (in each case, other than shares held on behalf of third parties) or shares with respect to which the holders thereof have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the Delaware General Corporation Law (collectively, “Excluded Shares”), will be converted into the right to receive (i) $90.00 per share in cash and (ii) 2.884 shares of common stock, without par value, of the Buyer (the “Buyer Common Stock”) as set forth in the Merger Agreement (together, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections with respect to the Company and the Buyer prepared by the management of the Company;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transaction, prepared by the managements of the Company and the Buyer, respectively;

5)

Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with senior executives of the Company;

Morgan Stanley

6)

Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with senior executives of the Buyer;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

8)

Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

I0)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

11)

Reviewed the Merger Agreement, the commitment letters from certain lenders, dated as of September 12, 2021 (collectively, the “Commitment Letters”), Decision No. 5 (Docket No. FD 36500) of the Surface Transportation Board (the “STB Voting Trust Approval”), the form of Voting Trust Agreement to be entered into among the Buyer, Cygnus Holding Corporation, a wholly owned subsidiary of the Buyer, and the Trustee (the “Voting Trust Agreement”), and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, respectively, and formed a substantial basis for this opinion. With respect to the financial projections of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. With respect to the financial projections of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Buyer, including following consummation of the Transaction. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, (i) that the Transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, (ii) that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters, (iii) that the Surface Transportation Board will permit the Transaction to close into a Voting Trust in accordance with the terms of the STB Voting Trust Approval and the Voting Trust Agreement and (iv) that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Transaction; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively, and (iv) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. We

Morgan Stanley

are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Transaction. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We express no opinion with respect to the treatment of the preferred stock, par value $25 per share, of the Company in the Transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a portion of which was paid to us upon the execution and announcement of the previous merger agreement with the Buyer in March 2021, a portion of which was paid to us upon the rendering of a fairness opinion in connection with the alternate transaction involving Canadian National Railway Company announced in May 2021, a portion of which is contingent upon the rendering of this opinion and a significant portion of which is contingent upon the closing of the Transaction. In the two years prior to the date hereof, we have provided financial advisory and/or financing services to the Company, the Buyer and certain of their respective affiliates, and have received fees in connection with such services. In addition, Morgan Stanley or one of its affiliates is currently a lender to each of the Company and the Buyer under their respective revolving credit facilities, and is also currently engaged to provide financing services to the Buyer that are unrelated to the Transaction, for which Morgan Stanley expects to receive customary fees. Morgan Stanley may also seek to provide financial advisory and financing services to the Company, the Buyer and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, their respective affiliates or any other company, or any currency or commodity, that may be involved in the Transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Transaction or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company or the Buyer should vote at the shareholder meetings to be held in connection with the Transaction.

Morgan Stanley

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Brian Healy
Brian Healy
Managing Director

ANNEX C

GLOBAL CORPORATE &
BofA Securities, Inc.	INVESTMENT BANKING

September 15, 2021

The Board of Directors

Kansas City Southern

427 West 12th Street

Kansas City, Missouri

Members of the Board of Directors:

We understand that Kansas City Southern (“KCS”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among KCS, Canadian Pacific Railway Limited (“CP”), Cygnus Merger Sub 1 Corporation, a wholly owned subsidiary of CP (“Surviving Merger Sub”) and Cygnus Merger Sub 2 Corporation, a wholly owned subsidiary of Surviving Merger Sub (“First Merger Sub”, and together with Surviving Merger Sub, “Merger Subs”), pursuant to which, among other things, First Merger Sub will merge with and into KCS (the “First Merger”), with KCS surviving the First Merger as a wholly owned subsidiary of Surviving Merger Sub, and immediately thereafter KCS will merge with and into Surviving Merger Sub (the “Second Merger”, and together with the First Merger, the “Transaction”), with Surviving Merger Sub surviving the Second Merger as a wholly owned subsidiary of CP. Pursuant to the First Merger, each outstanding share of common stock, par value $0.01 per share, of KCS (the “KCS Common Stock”), other than shares held in treasury or held by CP, Merger Subs or KCS (in each case, other than shares held on behalf of third parties) or shares with respect to which the holders thereof have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the Delaware General Corporation Law (collectively, “Excluded Shares”), will be converted into the right to receive (i) $90.00 in cash (the “Cash Consideration”) and (ii) 2.884 shares (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, without par value, of CP (the “CP Common Stock”) as set forth in the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of KCS Common Stock (other than Excluded Shares) of the Consideration to be received by such holders in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to KCS and CP;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of KCS furnished to or discussed with us by the management of KCS, including certain financial forecasts relating to KCS prepared by the management of KCS (such forecasts, the “KCS Forecasts”);

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Kansas City Southern

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of CP furnished to or discussed with us by the management of KCS, including certain financial forecasts relating to CP prepared by the management of KCS (such forecasts, the “CP Forecasts”);

(4)

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the managements of KCS and CP to result from the Transaction;

(5)

discussed the past and current business, operations, financial condition and prospects of KCS with members of senior managements of KCS and CP, and discussed the past and current business, operations, financial condition and prospects of CP with members of senior managements of KCS and CP;

(6)	reviewed the trading histories for KCS Common Stock and CP Common Stock and a comparison of such trading histories with the trading histories of other companies we deemed relevant;

(7)	compared certain financial and stock market information of KCS and CP with similar information of other companies we deemed relevant;

(8)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(9)

reviewed a draft dated September 10, 2021 of the Merger Agreement (the “Draft Agreement”), commitment letters from certain lenders, dated as of September 12, 2021 (collectively, the “Commitment Letters”), Decision No. 5 (Docket No. FD 36500) of the Surface Transportation Board (the “STB Voting Trust Approval”) and the form of Voting Trust Agreement to be entered into among CP, Cygnus Holding Corporation, a wholly owned subsidiary of CP, and the Trustee (the “Voting Trust Agreement”), and certain related documents; and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of KCS and CP that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the KCS Forecasts, we have been advised by KCS, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of KCS as to the future financial performance of KCS. With respect to the CP Forecasts and Synergies, we have been advised by KCS, and have assumed, with the consent of KCS, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of KCS as to the future financial performance of CP and other matters covered thereby. We have relied, at the direction of KCS, on the assessments of the managements of KCS and CP, respectively, as to CP’s ability to achieve the Synergies and have been advised by KCS and CP, and have assumed, with the consent of KCS, that the Synergies will be realized in the amounts and at the times projected.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Kansas City Southern

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KCS or CP, nor have we made any physical inspection of the properties or assets of KCS or CP. We have not evaluated the solvency or fair value of KCS or CP under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of KCS, that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or other agreement contemplated therein or thereby and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on KCS, CP or the contemplated benefits of the Transaction. We have also assumed, at the direction of KCS, that (i) the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, (ii) CP will obtain financing in accordance with the terms set forth in the Commitment Letters, (iii) the Surface Transportation Board will permit the Transaction to close into a Voting Trust in accordance with the terms of the STB Voting Trust Approval and the Voting Trust Agreement and (iv) the final executed Merger Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of shares of KCS Common Stock (other than Excluded Shares) in the Transaction and no opinion or view is expressed with respect to any consideration to be received by the holders of the preferred stock, par value $25 per share, of KCS or any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to KCS or in which KCS might engage or as to the underlying business decision of KCS to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of CP Common Stock actually will be when issued or the prices at which KCS Common Stock or CP Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to KCS in connection with the Transaction and will receive a fee for our services, a portion of which was paid to us upon delivery of our opinion in connection with the previously proposed acquisition of KCS by CP announced in March 2021, a portion of which was paid upon delivery of our opinion in connection with the alternate proposed transaction involving Canadian National Railway Company announced in May 2021, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, KCS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Kansas City Southern

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of KCS, CP and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to KCS and have received, or in the future may receive, compensation for the rendering of these services, including (i) having acted as a joint bookrunner on certain debt capital markets transactions for KCS, (ii) having acted as a dealer-manager on an accelerated share repurchase transaction for KCS and (iii) having acted or acting as administrative agent, co-lead arranger and joint bookrunner for, and as a lender (including a letter of credit lender) under, KCS’s $600 million senior unsecured revolving credit facility due March 8, 2024.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to CP and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a bookrunning manager and/or co-manager on certain debt capital markets transactions for CP, (ii) having acted or acting as a lender under CP’s $1.3 billion revolving credit facility, which consists of a $1.0 billion tranche due September 27, 2024 and a $300 million tranche due September 27, 2021, and (iii) having provided or providing certain treasury services and products to CP.

It is understood that this letter is for the benefit and use of the Board of Directors of KCS (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on KCS, CP or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Kansas City Southern

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by the holders of KCS Common Stock (other than Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

Section 262 Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Section 7.02 of By-law No. 1 of CPRL, as amended, provides, with regard to indemnity under the CBCA, as follows:

“The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives thereof, to the extent permitted by the [CBCA] or otherwise by law.”

The CBCA provides that a corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (which we refer to collectively as an Indemnified Person) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than an action by or on behalf of CPRL to procure a judgment in its favor) in which the Indemnified Person is involved because of that association with CPRL or other entity, if the Indemnified Person:

a)

acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

In respect of an action by or on behalf of CPRL or other entity to procure a judgment in its favor, CPRL, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by an Indemnified Person in connection with such action, if the Indemnified Person satisfies the conditions set forth above in clauses (a) and (b) above. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from CPRL in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Person is made a party by reason of such Indemnified Person’s association with CPRL or such other entity, if such Indemnified Person satisfies the conditions set forth above in clauses (a) and (b) above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such Indemnified Person ought to have done.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the U.S. Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5)

That, for the purpose of determining liability under the US. Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free-writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free-writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the U.S. Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	The undersigned registrant hereby undertakes as follows:

(1)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S Securities Act and will be governed by the final adjudication of such issue.

(E)

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of September 15, 2021, by and among Canadian Pacific Railway Limited, Kansas City Southern, Cygnus Merger Sub 1 Corporation and Cygnus Merger Sub 2 Corporation (attached as Annex A to the proxy statement/prospectus included in this Registration Statement) (schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request)

4.1	Indenture dated as of May 8, 2007 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.2	First Supplemental Indenture dated as of May 8, 2007 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.2 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.3	Second Supplemental Indenture dated as of May 20, 2008 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.3 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.4	Third Supplemental Indenture dated as of May 15, 2009 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.4 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.5	Fourth Supplemental Indenture dated as of September 23, 2010 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.5 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.6	Fifth Supplemental Indenture dated as of December 1, 2011 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.6 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.7	Sixth Supplemental Indenture dated as of February 2, 2015 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.7 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.8	Seventh Supplemental Indenture dated as of August 3, 2015 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.8 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.9	Eighth Supplemental Indenture dated as of November 24, 2015 among Canadian Pacific Railway Limited, Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.9 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.10	Indenture dated as of October 30, 2001 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.10 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.11	First Supplemental Indenture dated as of April 23, 2004 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.11 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.12	Second Supplemental Indenture dated as of October 12, 2011 between Canadian Pacific Railway Limited and The Bank of New York Mellon (incorporated by reference to Exhibit 4.12 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

Exhibit Number	Exhibit Description

4.13	Third Supplemental Indenture dated as of October 13, 2011 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.13 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.14	Fourth Supplemental Indenture dated as of November 24, 2015 among Canadian Pacific Railway Limited, Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.14 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.15	Indenture dated as of July 15, 1991 between Canadian Pacific Railway Company and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.15 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed on February 29, 2016)*

4.16	First Supplemental Indenture dated as of July 1, 1996 between Canadian Pacific Railway Company and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.16 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.17	Second Supplemental Indenture dated as of November 24, 2015 among Canadian Pacific Railway Limited, Canadian Pacific Railway Company and The Bank of New York Mellon (as successor in interest to Harris Trust and Savings Bank) (incorporated by reference to Exhibit 4.17 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.18	Indenture dated as of May 23, 2008 between Canadian Pacific Railway Company and Computershare Trust Company of Canada (incorporated by reference to Exhibit 4.18 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.19	First Supplemental Indenture dated as of November 24, 2015 among Canadian Pacific Railway Limited, Canadian Pacific Railway Company and Computershare Trust Company of Canada (incorporated by reference to Exhibit 4.19 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.20	Indenture dated as of September 11, 2015, from Canadian Pacific Railway Company to Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 99.1 to Canadian Pacific Railway Limited’s Registration Statement on Form 6-K filed September 14, 2015)*

4.21	First Supplemental Indenture dated as of September 11, 2015 between Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.21 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.22	Second Supplemental Indenture dated as of November 24, 2015 among Canadian Pacific Railway Limited, Canadian Pacific Railway Company and The Bank of New York Mellon (incorporated by reference to Exhibit 4.22 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.23	Guarantee of Canadian Pacific Railway Company’s Perpetual 4% Consolidated Debenture Stock dated as of December 18, 2015, between Canadian Pacific Railway Limited and Canadian Pacific Railway Company (incorporated by reference to Exhibit 4.23 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 29, 2016)*

4.24	Third Supplemental Indenture dated as of May 16, 2018 among Canadian Pacific Railway Limited, Canadian Pacific Railway Company and Wells Fargo Bank (incorporated by reference to Exhibit 4.2 to Canadian Pacific Railway Limited’s Current Report on Form 8-K filed May 16, 2018)*

4.25	Officers’ Certificate of Canadian Pacific Railway Company dated March 13, 2019 (incorporated by reference to Exhibit 4.1 to Canadian Pacific Railway Limited’s Quarterly Report on Form 10-Q filed April 24, 2019)*

Exhibit Number	Exhibit Description

4.26	Description of Securities—Equity Securities (incorporated by reference to Exhibit 4.26 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 20, 2020)*

4.27	Form of 2.050% Note due 2030 (incorporated by reference to Exhibit 4.1 to Canadian Pacific Railway Limited’s Current Report on Form 8-K filed March 6, 2020)*

4.28	Fourth Supplemental Indenture dated as of March 5, 2020, by and among Canadian Pacific Railway Company, as issuer, Canadian Pacific Railway Limited, as guarantor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Canadian Pacific Railway Limited’s Current Report on Form 8-K filed March 6, 2020)*

4.29	Second Supplemental Indenture dated as of March 9, 2020, by and among Canadian Pacific Railway Company, as issuer, Canadian Pacific Railway Limited, as guarantor, and Computershare Trust Company of Canada, as trustee (incorporated by reference to Exhibit 4.3 to Canadian Pacific Railway Limited’s Quarterly Report on Form 10-Q filed April 21, 2020)*

5.1	Opinion of Bennett Jones LLP as to the validity of the common shares of Canadian Pacific Railway Limited being registered

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain federal income tax matters

9.1	Form of Voting Trust Agreement, dated as of [—], by and among Canadian Pacific Railway Limited, Cygnus Holding Corp. and David L. Starling (included in Exhibit 2.1 as Exhibit A to the Agreement and Plan of Merger)

10.1	Stock Option Agreement and Amendment to the Executive Employment Agreement, dated as of March 21, 2021, by and between Canadian Pacific Railway Limited and Keith Creel (incorporated by reference to Exhibit 10.1 to Canadian Pacific Railway Limited’s Current Report on Form 8-K filed March 22, 2021)*

10.2	First Amending Agreement, dated as of April 9, 2021 among Canadian Pacific Railway Company, as Borrower, Canadian Pacific Railway Limited, as Covenantor, Royal Bank of Canada, a Canadian chartered bank, as administrative agent of the Lenders, and the Consenting Lenders (incorporated by reference to Exhibit 10.2 to Canadian Pacific Railway Limited’s Quarterly Report on Form 10-Q filed April 22, 2021)*

10.3	Second Amending Agreement, dated as of September 24, 2021 among Canadian Pacific Railway Company, as Borrower, Canadian Pacific Railway Limited, as Covenantor, Royal Bank of Canada, a Canadian chartered bank, as administrative agent of the Lenders, and the Lenders*

10.4	Third Amending Agreement, dated as of September 29, 2021 among Canadian Pacific Railway Company, as Borrower, Canadian Pacific Railway Limited, as Covenantor, Royal Bank of Canada, a Canadian chartered bank, as administrative agent of the Lenders, and the Consenting Lenders*

10.5	Credit Agreement, dated as of September 15, 2021, by and among Canadian Pacific Railway Limited, Canadian Pacific Railway Limited, Bank of Montreal and the other lenders and financial institutions party thereto and Bank of Montreal, as administrative agent*

21.1	List of significant subsidiaries of Canadian Pacific Railway Limited (incorporated by reference to Exhibit 21.1 to Canadian Pacific Railway Limited’s Annual Report on Form 10-K filed February 18, 2021)*

22.1	List of issuers and guarantor subsidiaries (incorporated by reference to Exhibit 22.1 to Canadian Pacific Railway Limited’s Quarterly Report on Form 10-Q filed October 20, 2021)*

23.1	Consent of PricewaterhouseCoopers LLP relating to the financial statements of Kansas City Southern

23.2	Consent of Deloitte LLP relating to the financial statements of Canadian Pacific Railway Limited

Exhibit Number	Exhibit Description

23.3	Consent of Bennett Jones LLP (included in Exhibit 5.1)

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)

24.1	Power of Attorney of Officers and Directors*

99.1	Form of Proxy Voting Card of Kansas City Southern

99.2	Consent of BofA Securities, Inc.

99.3	Consent of Morgan Stanley & Co. LLC

*	Previously filed

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada, on November 1, 2021

CANADIAN PACIFIC RAILWAY LIMITED

By:	/s/ KEITH CREEL
Name:	Keith Creel
Title:	President and Chief Executive Officer

Pursuant to the requirements of the U.S. Securities Act, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date
* Keith Creel	President, Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2021

* Nadeem Velani	Executive Vice-President and Chief Financial Officer (Principal Financial Officer)	November 1, 2021

* Isabelle Courville	Chair of the Board of Directors	November 1, 2021

* John R. Baird	Director	November 1, 2021

* Gillian H. Denham	Director	November 1, 2021

* Edward R. Hamberger	Director	November 1, 2021

* Rebecca MacDonald	Director	November 1, 2021

* Edward Monser	Director	November 1, 2021

* Matthew H. Paull	Director	November 1, 2021

* Jane L. Peverett	Director	November 1, 2021

* Andrea Robertson	Director	November 1, 2021

* Gordon T. Trafton	Director	November 1, 2021

*By:	/s/ JEFF ELLIS
Name:	Jeff Ellis
Title	Attorney-in-fact

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Canadian Pacific Railway Limited in the City of Minneapolis, State of Minnesota, on November 1, 2021.

By:	/s/ JOHN BROOKS
Name:	John Brooks
Title:	Executive Vice-President & Chief Marketing Officer, Soo Line Railroad Authorized Representative in the United States